                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-50027

RED LION INNS

LIMITED PARTNERSHIP
                                                                   [BOYKIN LOGO]

                  MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

    The Boards of Directors of the general partner of Red Lion Inns Limited Partnership and Boykin Lodging Company have agreed on a merger that will enhance the national presence of Boykin Lodging Company as a hotel real estate investment trust ("REIT"). Each of Red Lion and Boykin believes the Merger will benefit its equity investors. After completion of the Merger, the Red Lion Operating Partnership will become a wholly owned subsidiary of Boykin.

    If the Merger is completed, Red Lion Unitholders will receive Boykin Common Shares and cash in exchange for the Red Lion Units that they own. Boykin will pay the Red Lion Unitholders and the general partner of Red Lion and of the Red Lion Operating Partnership aggregate cash consideration of approximately $35.3 million and 3,110,048 Boykin Common Shares. Based on the closing price on the New York Stock Exchange of Boykin Common Shares on April 13, 1998, the aggregate value of the consideration for each Red Lion Unit would equal $25.61. Because the number of Boykin Common Shares to be issued is fixed, the actual value that Red Lion Unitholders receive will depend on the price of Boykin Common Shares at the time of the Merger. We have included a table on page 80 that shows the value of the consideration that Red Lion Unitholders would receive based on a range of Boykin Common Share prices.

    In addition, Red Lion will pay a special distribution for the fiscal quarter in which the Merger occurs. The special distribution plus the pre-Merger portion of the dividend on the Boykin Common Shares to be received by the Red Lion Unitholders (but only if the Red Lion Unitholders hold the Boykin Common Shares on Boykin's dividend record date for those shares) for the fiscal quarter in which the Merger occurs will approximate a quarterly distribution at Red Lion's existing distribution rate prorated to the Effective Time.

    We estimate that, following the Merger, the Red Lion General Partner will own approximately 1% and the Red Lion Unitholders will effectively own approximately 17% of the outstanding Boykin Common Shares.

    The Merger cannot be completed unless the required number of Red Lion Unitholders and Boykin Shareholders approve it. We have scheduled special meetings of the unitholders and the shareholders to vote on the Merger.

YOUR VOTE IS VERY IMPORTANT.

    Whether or not you plan to attend a meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger. Failure to return your proxy card will have the same effect as a vote against the Merger.

    The dates, times and places of the meetings are as follows:

For Red Lion Unitholders:
Wednesday, May 20, 1998
10 a.m.
Memphis Embassy Suites
1022 Shady Grove Road
Memphis, Tennessee 38120

For Boykin Shareholders:
Wednesday, May 20, 1998
9 a.m.
Shoreby Club
40 Shoreby Drive
Bratenahl, Ohio 44108

This Joint Proxy Statement/Prospectus provides you with detailed information about the Merger. In addition, you may obtain information about Red Lion and Boykin from documents that we have filed with the Securities and Exchange

Commission. We encourage you to read this entire document carefully.

[/s/ Richard M. Kelleher]                               [/s/ Robert W. Boykin]
-------------------------------------------------       -------------------------------------------------
Richard M. Kelleher                                     Robert W. Boykin
Red Lion Properties, Inc.,                              Chairman, President and Chief Executive Officer
General Partner of Red Lion Inns Limited                Boykin Lodging Company
  Partnership

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE BOYKIN COMMON SHARES TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED WHETHER THIS JOINT PROXY
STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Joint Proxy Statement/Prospectus is dated April 15, 1998 and will be first mailed to unitholders and shareholders on or about April 17, 1998.

                       RED LION INNS LIMITED PARTNERSHIP
                             410 NORTH 44TH STREET
                                   SUITE 700
                             PHOENIX, ARIZONA 85008

                            ------------------------

                    NOTICE OF SPECIAL MEETING OF UNITHOLDERS
                           TO BE HELD ON MAY 20, 1998
                            ------------------------

To the Unitholders of Red Lion Inns Limited Partnership:

     A Special Meeting of the Unitholders of Red Lion Inns Limited Partnership ("Red Lion") will be held on May 20, 1998, at 10:00 a.m., Memphis time, at the Memphis Embassy Suites, 1022 Shady Grove Road, Memphis, Tennessee 38120 (the "Red Lion Special Meeting"), for the following purposes:

     (a) To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated as of December 30, 1997 (the "Merger Agreement") by and among Boykin Lodging Company, an Ohio corporation ("Boykin"), Boykin Hotel Properties, L.P., an Ohio limited partnership (the "Boykin Operating Partnership"), Boykin Acquisition Corporation I, Inc., an Ohio corporation and a wholly owned subsidiary of Boykin, Boykin Acquisition Corporation II, Inc., an Ohio corporation and a wholly owned subsidiary of Boykin, Boykin Acquisition Partnership, L.P., a Delaware limited partnership, Red Lion, Red Lion Properties, Inc., a Delaware corporation (the "Red Lion General Partner") and Red Lion Inns Operating L.P., a Delaware limited partnership (the "Red Lion Operating Partnership"), pursuant to which, among other things, Red Lion will become an indirect wholly owned subsidiary of Boykin and the outstanding units of limited partnership interest in Red Lion and the interest of the Red Lion General Partner in Red Lion will be converted into the right to receive a number of Boykin Common Shares and cash as described in the accompanying Joint Proxy Statement/Prospectus.

     (b) To consider and vote on a proposal to approve and adopt the Partnership Interest Assignment Agreement dated as of December 30, 1997 (the "Assignment Agreement") by and among the Red Lion General Partner, Boykin, the Boykin Operating Partnership and West Doughboy LLC, an Ohio limited liability company ("West Doughboy LLC"), pursuant to which, among other things, the Red Lion General Partner will assign its general partnership interest in the Red Lion Operating Partnership to West Doughboy LLC in exchange for a number of Boykin Common Shares and cash as described in the accompanying Joint Proxy Statement/Prospectus.

     (c) To approve and adopt certain amendments to the agreements of limited partnership of Red Lion and of the Red Lion Operating Partnership (the "Amendments"), which will facilitate the consummation of the transactions contemplated by the Merger Agreement and the Assignment Agreement. The proposals to approve and adopt the Merger Agreement, the Assignment Agreement and the Amendments are collectively referred to herein as the "Merger Proposals."

     (d) To transact such other business as may properly come before the Red Lion Special Meeting and any or all adjournments thereof.

     EACH OF THE BOARD OF DIRECTORS OF THE RED LION GENERAL PARTNER AND THE RED LION SPECIAL COMMITTEE HAS APPROVED THE MERGER AGREEMENT, THE ASSIGNMENT AGREEMENT, THE AMENDMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT UNITHOLDERS VOTE FOR APPROVAL OF EACH OF THE MERGER PROPOSALS. THE IMPLEMENTATION OF EACH OF THE MERGER PROPOSALS IS CONDITIONED UPON THE APPROVAL OF ALL OF THE MERGER PROPOSALS. ACCORDINGLY, THE RED LION UNITHOLDERS' FAILURE TO APPROVE ANY OF THE MERGER PROPOSALS WILL HAVE THE SAME EFFECT AS THEIR FAILURE TO APPROVE ALL OF THE MERGER PROPOSALS.

     The Merger Agreement, the Assignment Agreement, the Amendments and other important matters are explained in the accompanying Joint Proxy
Statement/Prospectus, which we urge you to read carefully. Copies of the Merger Agreement, the Assignment Agreement and the Amendments are attached as Annexes A, B and E, respectively, to the Joint Proxy Statement/Prospectus.

     The Board of Directors of the Red Lion General Partner has fixed the close of business on March 23, 1998 as the record date for determining the unitholders entitled to receive notice of and to vote at the Red Lion Special Meeting and at any and all adjournments or postponements thereof.

     Management welcomes your attendance at the Red Lion Special Meeting. Whether or not you expect to attend the Red Lion Special Meeting in person, however, we ask that you complete, sign, date and promptly return the enclosed proxy in the accompanying postage-paid envelope. The prompt return of your proxy will save expenses involved in further communication. Your proxy will not affect your right to vote in person if you attend the Red Lion Special Meeting. Failure to return a properly executed proxy card or to vote in person at the Red Lion Special Meeting will have the effect of a vote against the Merger Proposals.

                                        By: /s/ David L. Stivers

                                         ---------------------------------------
                                         David L. Stivers
                                         Vice President and Secretary
                                         Red Lion Properties, Inc.,
                                         General Partner of Red Lion Inns
Phoenix, Arizona                            Limited Partnership
April 15, 1998

                            YOUR VOTE IS IMPORTANT.
               TO VOTE YOUR UNITS, PLEASE SIGN, DATE AND COMPLETE
    THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

          UNITHOLDERS SHOULD NOT SEND CERTIFICATES WITH THEIR PROXIES.

                             BOYKIN LODGING COMPANY
                         GUILDHALL BUILDING, SUITE 1500
                            45 WEST PROSPECT AVENUE
                             CLEVELAND, OHIO 44115

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 20, 1998
                             ---------------------

To the Shareholders of Boykin Lodging Company:

     A Special Meeting of Shareholders of Boykin Lodging Company ("Boykin") will be held on May 20, 1998, at 9:00 a.m., Cleveland time, at the Shoreby Club, 40 Shoreby Drive, Bratenahl, Ohio 44108 (the "Boykin Special Meeting"), for the following purpose:

     To consider and vote on a proposal to approve the issuance of 3,110,048 Boykin Common Shares (the "Share Issuance Proposal") in accordance with: (i) the Agreement and Plan of Merger dated as of December 30, 1997 (the "Merger Agreement") by and among Boykin, Boykin Hotel Properties, L.P., an Ohio limited partnership (the "Boykin Operating Partnership"), Boykin Acquisition Corporation I, Inc., an Ohio corporation and a wholly owned subsidiary of Boykin, Boykin Acquisition Corporation II, Inc., an Ohio corporation and a wholly owned subsidiary of Boykin, Boykin Acquisition Partnership, L.P., a Delaware limited partnership, Red Lion Inns Limited Partnership, a Delaware limited partnership ("Red Lion"), Red Lion Properties, Inc., a Delaware corporation (the "Red Lion General Partner"), and Red Lion Inns Operating L.P., a Delaware limited partnership (the "Red Lion Operating Partnership"), pursuant to which, among other things, Red Lion will become an indirect wholly owned subsidiary of Boykin and the outstanding units of limited partnership interest in Red Lion and the interest of the Red Lion General Partner in Red Lion will be converted into the right to receive a number of Boykin Common Shares and cash as described in the accompanying Joint Proxy Statement/Prospectus; and (ii) the Partnership Interest Assignment Agreement dated as of December 30, 1997 (the "Assignment Agreement") by and among the Red Lion General Partner, Boykin, the Boykin Operating Partnership and West Doughboy LLC, an Ohio limited liability company ("West Doughboy LLC"), pursuant to which, among other things, the Red Lion General Partner will assign its general partnership interest in the Red Lion Operating Partnership to West Doughboy LLC in exchange for a number of Boykin Common Shares and cash as described in the accompanying Joint Proxy Statement/Prospectus.

     The Board of Directors of Boykin has approved the Share Issuance Proposal and the transactions contemplated thereby and recommends that shareholders vote FOR approval of the Share Issuance Proposal.

     The Share Issuance Proposal, the Merger Agreement and other important matters are explained in the accompanying Joint Proxy Statement/Prospectus, which we urge you to read carefully. Copies of the Merger Agreement and the Assignment Agreement are attached as Annexes A and B to this Joint Proxy Statement/Prospectus.

     The Board of Directors of Boykin has fixed the close of business on March 23, 1998 as the record date for determining the shareholders entitled to receive notice of and to vote at the Boykin Special Meeting and at any and all adjournments or postponements thereof.

     Management welcomes your attendance at the Boykin Special Meeting. Whether or not you expect to attend the Boykin Special Meeting in person, however, we ask that you complete, sign, date and promptly return the enclosed proxy in the accompanying postage-paid envelope. The prompt return of your proxy will save expenses involved in further communication. Your proxy will not affect your right to vote in person if you attend the Boykin Special Meeting. You can revoke your proxy at the Boykin Special Meeting as described under the caption "The Boykin Special Meeting" on page 39 of this Joint Proxy Statement/Prospectus. Simply attending the Boykin Special Meeting, however, will not revoke your proxy. Failure to return a properly executed proxy card or to vote in person at the Boykin Special Meeting will have the effect of a vote against the Share Issuance Proposal.

                                        [/s/ Raymond P. Heitland]

                                        ----------------------------------------
                                        Raymond P. Heitland

                                        Chief Financial Officer and Secretary
                                        Boykin Lodging Company
Cleveland, Ohio
April 15, 1998

                            YOUR VOTE IS IMPORTANT.
              TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE
                 THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE
                           ENCLOSED RETURN ENVELOPE.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE BOYKIN/RED LION MERGER......    1
WHO CAN HELP ANSWER YOUR QUESTIONS..........................    4
SUMMARY.....................................................    5
RISK FACTORS................................................   26
FORWARD-LOOKING STATEMENTS..................................   36
THE RED LION SPECIAL MEETING................................   37
  General...................................................   37
  Record Date and Voting....................................   37
  Vote Required.............................................   37
  Voting and Revocation of Proxies..........................   37
  No Red Lion Dissenters' Rights............................   38
THE BOYKIN SPECIAL MEETING..................................   39
  General...................................................   39
  Record Date and Voting....................................   39
  Vote Required.............................................   39
  Voting and Revocation of Proxies..........................   39
  No Boykin Dissenters' Rights..............................   40
THE MERGER..................................................   41
  Background of the Merger..................................   41
  Recommendations of the Red Lion Special Committee and the
     Red Lion Board; Reasons for the Merger.................   48
  Recommendation of the Boykin Board; Reasons for the
     Merger.................................................   52
  Opinions of Financial Advisors to Red Lion................   54
  Opinion of Financial Advisor to Boykin....................   62
  Regulatory Approval.......................................   66
  Interests of Certain Persons in the Merger................   66
  No Red Lion Dissenters' Rights............................   68
  No Boykin Dissenters' Rights..............................   68
  Resales of Boykin Common Shares Issued in Connection with
     the Merger.............................................   68
RED LION....................................................   69
  Background................................................   69
  Recent Developments.......................................   69
  The Red Lion Hotels.......................................   70
BOYKIN......................................................   71
  Background................................................   71
  Recent Developments.......................................   71
  Lessees...................................................   72
  Franchise Agreements......................................   73
  The Boykin Hotels.........................................   74
THE COMBINED COMPANY........................................   76

THE MERGER AGREEMENT........................................   78
  The Merger................................................   78
  Conversion of Units and General Partnership Interest......   78
  Value of Merger Consideration.............................   80
  Special Distribution; Exchange of Unit Certificates.......   80
  Representations and Warranties............................   82
  Certain Covenants.........................................   83
  Conditions to Obligations to Effect the Merger............   86
  Termination; Termination Fees and Expenses................   87
  Amendment and Waiver......................................   88
ASSIGNMENT AGREEMENT........................................   88
AMENDMENTS TO THE RED LION PARTNERSHIP AGREEMENT AND RED
  LION OPERATING PARTNERSHIP AGREEMENT......................   88
DESCRIPTION OF OTHER MATERIAL CONTRACTS.....................   89
  The Red Lion Percentage Lease.............................   89
  The Red Lion Management Agreement.........................   90
  The Red Lion Owner Agreement..............................   91
  Termination Agreement.....................................   92
COMPARATIVE MARKET PRICES AND DIVIDENDS.....................   93
CAPITALIZATION..............................................   94
MANAGEMENT OF BOYKIN........................................   95
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   96
DESCRIPTION OF BOYKIN COMMON SHARES.........................   97
COMPARISON OF SHAREHOLDER/UNITHOLDER RIGHTS.................   99
FEDERAL INCOME TAX CONSIDERATIONS...........................  105
  Federal Income Tax Consequences of the Merger to Red Lion
     Unitholders............................................  105
  Federal Income Tax Consequences of the Merger to Red
     Lion...................................................  106
  Federal Income Tax Considerations Related to Holding
     Boykin Common Shares...................................  107
ACCOUNTING TREATMENT OF THE MERGER..........................  121
UNAUDITED PRO FORMA FINANCIAL INFORMATION...................  122
UNITHOLDER AND SHAREHOLDER PROPOSALS........................  132
OTHER MATTERS...............................................  132
LEGAL MATTERS...............................................  132
EXPERTS.....................................................  132
WHERE YOU CAN FIND MORE INFORMATION.........................  134
GLOSSARY....................................................  136
ANNEX A -- MERGER AGREEMENT
ANNEX B -- ASSIGNMENT AGREEMENT
ANNEX C -- RED LION PARTNERSHIP AGREEMENT
ANNEX D -- RED LION OPERATING PARTNERSHIP AGREEMENT
ANNEX E -- AMENDMENTS TO PARTNERSHIP AGREEMENTS
ANNEX F -- FAIRNESS OPINION OF MORGAN STANLEY
ANNEX G -- FAIRNESS OPINION OF LEGG MASON
ANNEX H -- FAIRNESS OPINION OF LEHMAN BROTHERS

                             QUESTIONS AND ANSWERS
                        ABOUT THE BOYKIN/RED LION MERGER

Q: WHAT AM I VOTING ON?

A: The Red Lion Unitholders are being asked to approve each of the Merger Proposals, which include: (i) the Merger Agreement, under which a subsidiary of Boykin will merge into Red Lion and, following completion of the Merger, the Red Lion Operating Partnership will become an indirect subsidiary of Boykin; (ii) the Assignment Agreement, under which the Red Lion General Partner will assign its general partnership interest in the Red Lion Operating Partnership to West Doughboy LLC, an affiliate of Boykin; and (iii) certain amendments to the partnership agreements of Red Lion and the Red Lion Operating Partnership that will facilitate the consummation of the transactions contemplated by the Merger Agreement and the Assignment Agreement. THE IMPLEMENTATION OF EACH OF THE MERGER PROPOSALS IS CONDITIONED UPON THE APPROVAL OF ALL OF THE MERGER PROPOSALS. ACCORDINGLY, THE RED LION UNITHOLDERS' FAILURE TO APPROVE ANY OF THE MERGER PROPOSALS WILL HAVE THE SAME EFFECT AS THEIR FAILURE TO APPROVE ALL OF THE MERGER PROPOSALS.

     The Boykin Shareholders are being asked to approve the Share Issuance Proposal, which includes the issuance of 3,110,048 Boykin Common Shares in accordance with the Merger Agreement and the Assignment Agreement. These Boykin Common Shares will be issued to the Red Lion Unitholders and the Red Lion General Partner in exchange for the outstanding units of limited partnership interest in Red Lion and the general partnership interests of the Red Lion General Partner in Red Lion and in the Red Lion Operating Partnership.

Q: WHY ARE THE COMPANIES PROPOSING TO MERGE?

A: Each of Boykin and Red Lion believes the Merger will benefit its equity investors.

     Red Lion has determined that the Merger is in the best interest of the Red Lion Unitholders, in light of changes in the tax laws that became effective with respect to Red Lion on January 1, 1998 that could adversely affect Red Lion's tax status, and Red Lion's consideration of various alternatives to the Merger. The Red Lion Board and the Red Lion Special Committee believe that the Merger provides the Red Lion Unitholders with the best available opportunity to realize value and continue with an equity position that could result in future growth. The Red Lion Board and the Red Lion Special Committee also believe that, absent the Merger, Red Lion will face the need to make significant capital expenditures on its own in order for the Red Lion Hotels to remain competitive in their respective markets and will likely be required to pay a 3.5% excise tax on its gross income after January 1, 1999 (and a similar tax on any gain realized in any future sale of the Red Lion Hotels). See "What If The Merger Is Not Approved?", below.

     Boykin believes the Merger, which will increase its hotel portfolio from 19 to 29 hotels, presents Boykin with a strong growth opportunity. In addition, the Red Lion Management Agreement will create a continuing, long-term working relationship with Promus Hotel Corporation, the owner of the Doubletree brand and the Red Lion Manager, and one of the nation's largest owners, operators and franchisors of hotels. Boykin believes that this relationship presents opportunities to further the mutual economic interests of both Boykin and Promus in connection with possible acquisitions, as well as opportunities based on the licensing and operation of Boykin's hotels.

Q:  WHAT IF THE MERGER IS NOT APPROVED?

A: Red Lion has elected to pay a 3.5% tax on its gross income from the active conduct of a trade or business, effective January 1, 1998. However, to avoid the obligation to pay that excise tax, Red Lion (through the Red Lion Operating Partnership) leased the Red Lion Hotels to Westboy LLC, an affiliate of Boykin, as of January 1, 1998 and, therefore, its income from the Red Lion Hotels should be treated as passive rent rather than income from the active conduct of a trade or business. If the Merger is not completed for any reason, Red Lion may require Westboy LLC to assign the lease to a Red Lion designee. If no such assignment is completed, Westboy LLC has the right to terminate the lease effective December 31, 1998, and there can be no assurance that Westboy LLC will not exercise this right. If the lease is terminated and not assigned to a new lessee, Red Lion will be required to pay a 3.5% excise tax beginning January 1, 1999 on its annual gross income. If the lease is terminated, there can be no assurance that a satisfactory lessee will be found. Red Lion believes that the resulting excise tax would impair Red Lion's ability to maintain its current annual distribution of $2.20 per Red Lion Unit. Red Lion may also be required to pay a 3.5% excise tax on the gain from any future sale of all or a part of the Red Lion Hotels sold after termination of the lease.

Q: WHY IS MY VOTE IMPORTANT?

A: For Red Lion, each of the Merger Proposals must be approved by a majority of the outstanding Red Lion Units. For Boykin, the Share Issuance Proposal must be approved by a majority of the Boykin Common Shares present at the Boykin Special Meeting, at which a quorum must be present. Failure to return your proxy card will have the same effect as a vote against the Merger. Failure of enough Red Lion Unitholders and Boykin Shareholders to vote will result in the Merger not being approved.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Boykin will pay to the Red Lion Unitholders and the general partner of Red Lion and of the Red Lion Operating Partnership 3,110,048 Boykin Common Shares and aggregate cash consideration of approximately $35.3 million. The Red Lion Unitholders will receive for each Red Lion Unit a pro rata portion of the cash and of the Boykin Common Shares allocated to the Red Lion Unitholders under the Merger Agreement's Allocation Schedule. The Red Lion General Partner will receive one percent of the total consideration to be paid by Boykin, minus deferred capital contributions to the Red Lion Operating Partnership of $987,901, for its general partnership interest in Red Lion Operating Partnership. The remaining 99% plus such capital contributions will be allocated to the Red Lion Unitholders and the Red Lion General Partner pursuant to the Allocation Schedule. The Allocation Schedule is derived from the formula contained in the Red Lion Partnership Agreement for a liquidation of Red Lion. See "The Merger Agreement--Conversion of Units and General Partnership Interest" on page 78 for an explanation of the Allocation Schedule.

     Because the number of Boykin Common Shares to be issued is fixed, the actual value that Red Lion Unitholders receive will depend on the closing price of Boykin Common Shares on the last trading day before the Effective Time of the Merger. We have included a table on page 80 that shows the value of the consideration that Red Lion Unitholders would receive based on a range of Boykin Common Share prices. Assuming a $24.19 Boykin Common Share closing price (the closing price on the NYSE of a Boykin Common Share on April 13, 1998), the aggregate value of the consideration for each Red Lion Unit would equal $25.61 and the aggregate value of the consideration received by the Red Lion General Partner would equal approximately $4.6 million.

     As to Boykin Shareholders, the issued and outstanding Boykin Common Shares are not affected by the Merger; each such Boykin Common Share will remain issued and outstanding, without alteration, after the Merger.

Q: WILL RED LION UNITHOLDERS RECEIVE A DISTRIBUTION FOR THE QUARTER IN WHICH THE MERGER OCCURS?

A: Yes. Any accrued and unpaid distribution for the first fiscal quarter of 1998 will be paid by Red Lion to Red Lion Unitholders of record on March 31, 1998. In addition, Red Lion will pay to the Red Lion Unitholders a special distribution for the fiscal quarter in which the Merger occurs. The special distribution plus the pre-Merger portion of the dividend on the Boykin Common Shares to be received by Red Lion Unitholders for the fiscal quarter in which the Merger occurs will approximate a distribution at Red Lion's existing distribution rate, prorated to the Effective Time. The amount of the special distribution depends in part on the closing price of the Boykin Common Shares on the last trading day before the Effective Time. We have included a table on page 80 that shows the value of the special distribution per Red Lion Unit based on a range of Boykin Common Share prices. Red Lion Unitholders must hold the Boykin Common Shares they receive in the Merger until the next Boykin dividend record date to receive a dividend on those Boykin Common Shares.

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The Merger will be a taxable transaction under which Red Lion Unitholders will recognize taxable gain or loss. The Merger will not be a taxable transaction to Boykin or the Boykin Shareholders. See "Federal Income Tax Considerations--Federal Income Tax Consequences of the Merger to Red Lion Unitholders" on page 105 for a more complete description of the tax consequences of the Merger.

Q:  HOW WILL BOYKIN COMMON SHARES DIFFER FROM RED LION UNITS?

A: Boykin Common Shares differ significantly from Red Lion Units. For instance, distributions by Red Lion are often tax-deferred as a return on capital while Boykin expects its dividends to be fully taxable. In addition, Boykin has historically paid an annual dividend of $1.80 per Boykin Common Share, while Red Lion has historically paid an annual distribution of $2.20 per Red Lion Unit. For the quarter ended March 31, 1998, Boykin raised its quarterly dividend to $0.47 per Boykin Common Share, equivalent to an annual dividend of $1.88 per share. Boykin intends to continue paying dividends at this rate following the Merger. See "Comparative Market Prices and Dividends" on page 93, "Comparison of Shareholder/Unitholder Rights" on page 99 and "Federal Income Tax Considerations" on page 105 for a detailed discussion of these differences.

Q:  HOW DO I VOTE?

A: Complete and sign the enclosed proxy card and return it in the enclosed return envelope. We urge you to read this entire document carefully and to call Red Lion or Boykin, as applicable, with any questions. See "Who Can Help Answer Your Questions," below.

Q:  WHAT DO I NEED TO DO NOW?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your units, in the case of Red Lion Unitholders, and shares, in the case of Boykin Shareholders, will be represented at the applicable special meeting. The Red Lion Special Meeting will be held on May 20, 1998 and the Boykin Special Meeting will be held on May 20, 1998. If no vote is indicated on your returned proxy, the proxy will be voted for approval of the applicable proposals.

Q: IF MY SHARES OR UNITS ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES OR UNITS FOR ME?

A: No, unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares or units.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Red Lion at the address on page 38, if you are a Red Lion Unitholder and to Boykin at the address on page 40, if you are a Boykin Shareholder. Third, if you are a Red Lion Unitholder you can attend the special meeting and vote in person, and if you are a Boykin Shareholder you can revoke your proxy at the special meeting, as described under the caption "The Boykin Special Meeting" on page 39; simply attending the Red Lion Special Meeting or the Boykin Special Meeting will not revoke your proxy. If you have instructed a broker to vote your shares or units, you must follow directions received from your broker to change your vote.

Q: WHAT WILL HAPPEN TO UNITHOLDERS OR SHAREHOLDERS WHO DO NOT VOTE, IF THE MERGER IS APPROVED?

A. The consequences of the Merger are no different for nonvoting unitholders and shareholders than they are for voting unitholders and shareholders. Neither Red Lion Unitholders nor Boykin Common Shareholders have any dissenters' rights in connection with the Merger. See "What Will I Receive in the Merger?", above.

Q:  SHOULD I SEND IN MY RED LION UNITS NOW?

A. No. If the Merger is completed, we will send you written instructions for exchanging your Red Lion Units. You should wait until you receive those instructions. For now, you should just mail your signed proxy card in the enclosed return envelope.

Q:  CAN I SELL BOYKIN COMMON SHARES RECEIVED IN THE MERGER IMMEDIATELY?

A: Yes, unless you control, are controlled by or are under common control with Red Lion. If you think you may fall within this restriction, you should consult with your legal advisor.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the Merger as quickly as possible. We expect to complete the Merger in the middle of the second quarter of 1998.

Q:  WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETINGS?

A: We do not expect to ask you to vote on any other matter at either special meeting.

                       WHO CAN HELP ANSWER YOUR QUESTIONS

            RED LION UNITHOLDERS                            BOYKIN SHAREHOLDERS
            --------------------                            -------------------
Red Lion Inns Limited Partnership               Boykin Lodging Company
410 North Street, Suite 700                     Guildhall Building, Suite 1500
Phoenix, Arizona 85008                          45 West Prospect Avenue
Attention: Anupam Narayan                       Cleveland, Ohio 44115
           Vice President of the                Attention: Paul A. O'Neil
           Red Lion General Partner             Treasurer
Telephone: (602) 220-6666                       Telephone: (216) 430-1200

     If you would like additional copies of the Joint Proxy Statement/Prospectus or if you have questions about the Merger, you should contact:

            RED LION UNITHOLDERS                            BOYKIN SHAREHOLDERS
            --------------------                            -------------------
D.F. King & Co, Inc.                            Boykin Lodging Company
77 Water Street                                 Guildhall Building, Suite 1500
New York, New York 10005                        45 West Prospect Avenue
Attention: John L. Bibas                        Cleveland, Ohio 44115
Telephone: (800) 755-3107                       Attention: Paul A. O'Neil
                                                Treasurer
                                                Telephone: (216) 430-1200

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents we have referred you to. For purposes of the financial and statistical data presented herein, all references to Red Lion and Boykin include their subsidiaries and affiliated partnerships unless the context indicates otherwise. A glossary defining certain of the capitalized terms used in this document begins on page 136.

                                 THE COMPANIES

RED LION INNS LIMITED PARTNERSHIP
410 North 44th Street
Suite 700
Phoenix, Arizona 85008
(602) 681-3601

     Red Lion is a publicly-traded partnership that, through its 99% interest in the Red Lion Operating Partnership, owns 10 hotels bearing the Doubletree brand with 3,062 rooms located in the western United States (the "Red Lion Hotels"). The general partner of each of Red Lion and the Red Lion Operating Partnership is Red Lion Properties, Inc. (the "Red Lion General Partner"). The Red Lion Hotels are managed by Red Lion Hotels, Inc. (the "Red Lion Manager"), as part of Doubletree's chain of 169 Doubletree hotels (as of December 31, 1997). The Red Lion General Partner and the Red Lion Manager are wholly-owned subsidiaries of Doubletree Corporation ("Doubletree"). On December 19, 1997, Doubletree became a wholly owned subsidiary of Promus Hotel Corporation ("Promus") in a merger transaction in which all of the outstanding shares of Doubletree common stock were converted into shares of Promus common stock. As of December 31, 1997, Promus owned, operated or franchised 1,199 hotels with approximately 179,000 rooms.

BOYKIN LODGING COMPANY
Guildhall Building, Suite 1500
45 West Prospect Avenue
Cleveland, Ohio 44115
(216) 430-1200

     Boykin is a self-administered real estate investment trust ("REIT") that currently owns 19 hotels (the "Boykin Hotels" and, together with the Red Lion Hotels, the "Hotels"). Serving both business and leisure travelers in the upscale-to-moderate price segment of the hospitality market, the Boykin Hotels contain an aggregate of 5,136 guest rooms and are located in ten states. The Boykin Hotels are leased to four separate operating companies and generally operate under franchise agreements with premier nationally recognized hotel chains, including Doubletree(R), Marriott(R), Radisson(R), Holiday Inn(R), and Hilton(R).

     Boykin's business strategies include acquiring full-service commercial and resort hotels on an accretive basis and at a discount to replacement cost, developing strategic alliances and relationships with a network of high quality lessees and franchisors of the hotel industry's premier upscale brands, and achieving revenue growth in its hotels through selective renovation and its lessees' strong management performance. Boykin focuses on owning hotel properties that are, or can be, associated with brands that will lead the hospitality industry in revenue per available room ("REVPAR").

                     DESCRIPTION OF THE MERGER TRANSACTIONS

     Under the Merger Agreement, a newly formed limited partnership owned by two wholly owned subsidiaries of Boykin will merge into Red Lion. The Red Lion Unitholders and the Red Lion General Partner, as the general partner of Red Lion, will receive Boykin Common Shares and cash in the Merger, and the two Boykin subsidiaries will become the sole Red Lion partners. Immediately after the Effective Time, the Boykin subsidiaries will contribute their Red Lion partnership interests to the Boykin Operating Partnership (in exchange for Boykin Operating Partnership Units), which will result in the Boykin Operating Partnership being the sole limited partner of the Red Lion Operating Partnership. At the Effective Time, pursuant to the Assignment Agreement, the Red Lion General Partner, as the general partner of the Red Lion Operating Partnership, will assign to West Doughboy LLC ("West Doughboy LLC"), a wholly owned subsidiary of the Boykin Operating Partnership, its one percent general partnership interest in the Red Lion Operating Partnership, in exchange for Boykin Common Shares and cash. Certain amendments will also be made to the partnership agreements of Red Lion and the Red Lion Operating Partnership to facilitate consummation of the transactions contemplated by the Merger Agreement and the Assignment Agreement.

     Beginning January 1, 1998, an "electing 1987 partnership," such as Red Lion, became subject to a 3.5% federal excise tax on its annual gross income from the "active conduct of a trade or business." In order to not be engaged in the active conduct of a trade or business, effective January 1, 1998, the Red Lion Operating Partnership leased the Red Lion Hotels to Westboy LLC ("Westboy"), an affiliate of Boykin, under a percentage lease (the "Red Lion Percentage Lease") which may terminate under certain circumstances as of December 31, 1998 if the Merger is not consummated. At the same time, the management agreement between the Red Lion Operating Partnership and the Red Lion Manager (the "Old Management Agreement") was terminated, and Westboy and the Red Lion Manager entered into a new management agreement (the "Red Lion Management Agreement") under which the Red Lion Manager continues to manage the Red Lion Hotels on substantially similar economic terms to those set forth in the Old Management Agreement, which prohibited the transfer of the Red Lion Hotels without the simultaneous execution of a management agreement substantially similar to the Old Management Agreement. Following consummation of the Merger, Westboy will continue to lease the Red Lion Hotels from the Red Lion Operating Partnership under the Red Lion Percentage Lease and the Red Lion Manager will continue to manage the Red Lion Hotels under the Red Lion Management Agreement.

     The following diagrams depict the pre-Merger and post-Merger ownership structure for the Red Lion Hotels.

                    RED LION PRE-MERGER OWNERSHIP STRUCTURE

                          RED LION PRE-MERGER GRAPHIC

                    RED LION POST-MERGER OWNERSHIP STRUCTURE

                          RED LION POST-MERGER GRAPHIC

                             REASONS FOR THE MERGER

     Each of Red Lion and Boykin believes the Merger will benefit its equity investors.

RED LION

     In light of the changes in the tax law which became effective with respect to Red Lion on January 1, 1998, the Red Lion Special Committee was appointed in May 1997 to evaluate the strategic alternatives available to Red Lion (the "Strategic Alternatives"). After considering the Strategic Alternatives, the Red Lion Special Committee concluded that a sale of the assets or business of Red Lion in a transaction designed to maximize value to the Red Lion Unitholders (a "Sale Transaction") was in the best interests of the Red Lion Unitholders because it appeared to be the alternative that would address (i) the tax considerations, (ii) the need for significant capital investments to improve the Red Lion Hotels in the increasingly competitive markets in which they operate, and (iii) the lack of a significant growth opportunity for Red Lion on a stand-alone basis. Red Lion believes that the Merger represents the best alternative available to maximize Red Lion Unitholder value. In arriving at this conclusion, the Red Lion Special Committee and the Red Lion Board considered, among other things, (i) the extensive sale process conducted by Morgan Stanley Realty Incorporated on behalf of the Red Lion Special Committee, (ii) that the merger consideration to be paid by Boykin represented an attractive value for the Red Lion Hotels, (iii) the fact that no alternative, other than the Boykin Proposal, was available to preserve Red Lion's tax status as a partnership after January 1, 1998, (iv) the strength of the Boykin management team and the possibility that, based on Boykin's recent trends and future prospects, the Merger would provide the Red Lion Unitholders with potential for equity growth,
(v) the fact that the number of Boykin Common Shares to be issued to the Red Lion Unitholders in the Merger would be fixed and would not be adjusted if there were any increases or decreases in the price of the Boykin Common Shares and that the Red Lion Unitholders would therefore bear the risks and rewards of any change in the price of the Boykin Common Shares after the date of execution of the Merger Agreement, (vi) the fairness opinions issued by the Red Lion Financial Advisors, (vii) the fact that the Red Lion Unitholders would not have dissenters' rights under the Merger Agreement, which rights are not mandated by the Red Lion Partnership Agreement or by applicable Delaware law, (viii) the potential conflicts of interest relating to certain officers and directors of the Red Lion General Partner, and (ix) the structure and terms of the Merger. See "The Merger--Recommendation of the Red Lion Special Committee and the Red Lion Board; Reasons for the Merger" for a detailed discussion of these reasons.

BOYKIN

     Boykin believes that the Merger, which will increase its hotel portfolio from 19 to 29 hotels, presents Boykin a strong growth opportunity. Boykin believes that the Merger will (i) be immediately accretive to its funds from operations per share, (ii) give Boykin a significant brand alliance, (iii) substantially enhance Boykin's geographic diversity and (iv) represent an acquisition of full service hotels at a discount to replacement cost. Boykin also considered, among other things, that it would be paying a premium over the Red Lion Unit trading price based on Boykin's and Red Lion's respective trading prices at the time the Merger Agreement was executed, and that, because of purchase accounting and the impact of the Boykin Common Shares to be issued in connection with the Merger, the Merger would decrease Boykin's earnings per share. See "The Merger--Recommendation of the Boykin Board; Reasons for the Merger--Countervailing Considerations." Boykin also believes that the Red Lion Hotels have significant potential for increased revenues and REVPAR.

                              THE SPECIAL MEETINGS

     The Red Lion Special Meeting will be held on May 20, 1998, at 10 a.m., Memphis time, at the Memphis Embassy Suites, 1022 Shady Grove Road, Memphis, Tennessee 38120.

     The Boykin Special Meeting will be held on May 20, 1998, at 9 a.m., Cleveland time, at the Shoreby Club, 40 Shoreby Drive, Bratenahl, Ohio 44108.

      RECOMMENDATIONS TO RED LION UNITHOLDERS AND TO BOYKIN SHAREHOLDERS:

TO RED LION UNITHOLDERS:

     The Red Lion Board and the Red Lion Special Committee believe that the Merger is in your best interests and recommend that you vote FOR the Merger Agreement, the Assignment Agreement and the transactions contemplated thereby, and the amendments to the Red Lion Partnership Agreement and the Red Lion Operating Partnership Agreement (collectively, the "Merger Proposals"). THE IMPLEMENTATION OF EACH OF THE MERGER PROPOSALS IS CONDITIONED UPON THE APPROVAL OF ALL OF THE MERGER PROPOSALS. ACCORDINGLY, THE RED LION UNITHOLDERS' FAILURE TO APPROVE ANY OF THE MERGER PROPOSALS WILL HAVE THE SAME EFFECT AS THEIR FAILURE TO APPROVE ALL OF THE MERGER PROPOSALS.

TO BOYKIN SHAREHOLDERS:

     The Boykin Board believes that the Merger is in your best interests and recommends that you vote FOR the proposal to approve the issuance of 3,110,048 Boykin Common Shares under the Merger Agreement and the Assignment Agreement (the "Share Issuance Proposal").

                                 VOTES REQUIRED

RED LION

     The affirmative vote, either in person or by properly executed proxy, of a majority of the outstanding Red Lion Units entitled to vote at the Red Lion Special Meeting is required to approve each of the Merger Proposals. The Red Lion General Partner's directors and officers do not own any Red Lion Units. The implementation of each of the Merger Proposals is conditioned upon the approval of all of the Merger Proposals. Accordingly, the Red Lion Unitholders' failure to approve any of the Merger Proposals will have the same effect as their failure to approve all of the Merger Proposals. See "The Red Lion Special Meeting -- Vote Required."

BOYKIN

     At least a majority of the outstanding Boykin Common Shares must be present at the Boykin Special Meeting, either in person or by properly executed proxy, to constitute a quorum for the meeting. The affirmative vote of a majority of the Boykin Common Shares present at a meeting at which a quorum is present is required to approve the Share Issuance Proposal. See "The Boykin Special
Meeting -- Vote Required."

     Boykin's directors and officers and the directors and officers of Boykin Management Company, a Boykin affiliate, collectively own less than one percent (1%) of the outstanding Boykin Common Shares. All of these persons have expressed their intent to vote for the Share Issuance Proposal.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

RED LION

     The Red Lion General Partner is a wholly owned subsidiary of the Red Lion Manager, which is a subsidiary of Promus, and all of the officers and four of the six directors of the Red Lion General Partner are, or were during the period in which the Red Lion Special Committee was negotiating the Merger Agreement, also officers or directors of the Red Lion Manager or other Promus-controlled entities. As discussed below, the Red Lion Manager and the Red Lion General Partner have certain interests in the Merger and the related transactions; therefore, the officers and directors of the Red Lion General Partner may be deemed to have an actual or potential conflict of interest with respect to the Merger and the transactions contemplated thereby. To ensure a fair and unbiased evaluation of (i) the Strategic Alternatives available to Red Lion in light of changes in the federal tax laws that became effective January 1, 1998 that could adversely affect Red Lion's tax status and (ii) the ensuing sales process that led to the Merger Proposals, the Red Lion Board appointed a special committee consisting of two independent board members (the "Red Lion Special Committee"). The Red Lion Special Committee, with advice from its financial advisors and legal counsel, evaluated the Strategic Alternatives, conducted the sale process, negotiated the terms of the Merger Agreement and the Assignment Agreement, and independently recommended to the Red Lion Board that the Merger be approved.

     The Red Lion General Partner, which in its capacity as the general partner of Red Lion approved the Merger Proposals, will receive in the Merger a portion of the merger consideration for its general partnership interests in Red Lion and the Red Lion Operating Partnership. In addition, the Merger Agreement requires payment in full by the Red Lion Operating Partnership, as an indirect subsidiary of Boykin, at the Effective Time, of certain obligations of Red Lion and the Red Lion Operating Partnership to the Red Lion General Partner and the Red Lion Manager. These obligations aggregated approximately $28.9 million as of December 31, 1997, and primarily reflect funds advanced to Red Lion by the Red Lion General Partner for capital improvements in excess of the FFE reserve, advances made by the Red Lion General Partner, and incentive management fees deferred pursuant to the Old Management Agreement. The Merger Agreement and the Assignments Agreement also provide that, following the Effective Time, the Red Lion General Partner will not have any liability to Red Lion or the Red Lion Operating Partnership in connection with the partnership agreements or in its capacity as general partner of Red Lion or the Red Lion Operating Partnership, except for claims relating to the allocation of the Aggregate Merger Consideration or claims arising out of fraud or willful misconduct by the Red Lion General Partner. Boykin has also agreed to assume all of Red Lion's indemnification obligations under the Red Lion Partnership Agreement. Finally, the Red Lion Management Agreement will remain in place following completion of the Merger and may result in certain benefits to the Red Lion Manager.

     As a result of these matters, the Red Lion General Partner has interests in the Merger that are different from, and may conflict with, the Red Lion Unitholders' interests in the Merger. See "The Merger--Background of the Merger" and "--Interests of Certain Persons in the Merger--Red Lion."

BOYKIN

     Robert Boykin, the President and Chief Executive Officer of Boykin, owns 53% of Boykin Management Company, which owns Westboy. John Boykin, Robert Boykin's brother, owns the remaining 47% of Boykin Management Company. As described above, Westboy entered into the Red Lion Percentage Lease with the Red Lion Operating Partnership. Robert Boykin has faced, and will in the future face, conflicts of interest in connection with the negotiation and enforcement of the Red Lion Percentage Lease and in Westboy's operation of the Red Lion Hotels in a manner that may maximize profits for Westboy and Boykin Management Company without necessarily benefiting Boykin Shareholders.

     Robert Boykin and certain members of the management of Boykin own approximately 7.1% of the Boykin Operating Partnership. As a result, they have a significant direct ownership interest in the Boykin Operating Partnership, the partnership through which Boykin owns the Boykin Hotels and that, if the Merger is consummated, will own the Red Lion Hotels.

                                   THE MERGER

     THE MERGER AGREEMENT, THE ASSIGNMENT AGREEMENT AND THE AMENDMENTS ARE ATTACHED AS ANNEXES A, B, AND E RESPECTIVELY, TO THIS JOINT PROXY
STATEMENT/PROSPECTUS. WE ENCOURAGE YOU TO READ THESE AGREEMENTS BECAUSE THEY ARE THE LEGAL DOCUMENTS THAT GOVERN THE MERGER AND THE RELATED TRANSACTIONS.

WHAT RED LION UNITHOLDERS WILL RECEIVE (SEE PAGE 78)

     Under the Merger Agreement and the Assignment Agreement, Boykin will pay to the Red Lion Unitholders and the Red Lion General Partner total cash consideration of approximately $35.3 million plus a total of 3,110,048 Boykin Common Shares (that amount of cash plus the value of those shares, based on the closing price of the Boykin Common Shares on the last trading day before the Effective Time, the "Aggregate Merger Consideration"). One percent of the Aggregate Merger Consideration, less $987,901 (representing certain deferred capital contributions by the Red Lion General Partner to the Red Lion Operating Partnership), will be paid to the Red Lion General Partner for its one percent general partnership interest in the Red Lion Operating

Partnership. Ninety-nine percent of the Aggregate Merger Consideration plus that $987,901 (the "Net Merger Consideration") will be allocated among the Red Lion Unitholders and the Red Lion General Partner in accordance with the allocation schedule attached to the Merger Agreement (the "Allocation Schedule"). See "The Merger Agreement--Conversion of Units and General Partnership Interest" on page 78 for a description of the Allocation Schedule. The Allocation Schedule is derived from the formula contained in the Red Lion Partnership Agreement to be used on the liquidation of Red Lion.

     Because the number of Boykin Common Shares to be issued is fixed, the actual value that Red Lion Unitholders receive will depend on the closing price of Boykin Common Shares on the last trading day before the Effective Time. Assuming a $24.19 Boykin Common Share closing price (the closing price on the NYSE of a Boykin Common Share on April 13, 1998), the aggregate value of the consideration for each Red Lion Unit would equal $25.61 and the aggregate value of the consideration received by the Red Lion General Partner would equal approximately $4.6 million. We have included a table on page 80 that shows what Red Lion Unitholders and the Red Lion General Partner would receive based on a range of Boykin Common Share prices.

     Any accrued and unpaid distribution for the first fiscal quarter of 1998 will be paid by Red Lion to unitholders of record on March 31, 1998. In addition, Red Lion will pay a special distribution for the fiscal quarter in which the Merger occurs to the Red Lion Unitholders and the Red Lion General Partner. The amount of the special distribution depends in part on the closing price of the Boykin Common Shares on the last trading day before the Effective Time. The special distribution plus the pre-Merger portion of the dividend on the Boykin Common Shares to be received by Red Lion Unitholders and the Red Lion General Partner for the fiscal quarter in which the Merger occurs will approximate a distribution at Red Lion's existing distribution rate, prorated to the Effective Time (the "Special Distribution"). We have included a table on page 80 that shows the value of the Special Distribution per Red Lion Unit based on a range of Boykin Common Share prices. Assuming a $24.19 Boykin Common Share closing price and an Effective Time of April 30, 1998, the amount of the Special Distribution per Red Lion Unit would equal $.076. Red Lion Unitholders and the Red Lion General Partner must hold the Boykin Common Shares they receive in the Merger until the next Boykin dividend record date to receive a dividend on those Boykin Common Shares.

WHAT BOYKIN SHAREHOLDERS WILL RECEIVE

     The issued and outstanding Boykin Common Shares are not affected by the Merger; each such Boykin Common Share will remain issued and outstanding, without alteration, after the Merger.

DIFFERENCES BETWEEN BOYKIN COMMON SHARES AND RED LION UNITS (SEE PAGE 99)

     In considering the recommendation to vote on the Merger Proposals, Red Lion Unitholders should be aware that the rights of Boykin Shareholders differ significantly from the rights of Red Lion Unitholders.

OWNERSHIP OF BOYKIN FOLLOWING THE MERGER (SEE PAGE 78)

     Red Lion Unitholders will own approximately 17%, the Red Lion General Partner will own approximately 1%, and pre-Merger Boykin Shareholders will own approximately 82%, of the Boykin Common Shares after the Merger. The exact percentages owned by the Red Lion Unitholders and the Red Lion General Partner may vary slightly based on the Boykin Common Share Price as of the Effective Time, the Assignment Agreement and the Allocation Schedule discussed on page 78 under the caption "The Merger--Conversion of Units and General Partnership Interest."

FINANCING OF THE MERGER (SEE PAGE 71)

     Boykin expects to finance the cash consideration and payment of the Red Lion and Red Lion Operating Partnership debt and other obligations to be outstanding at the time of the Merger (expected to total approximately $156 million), by borrowing $130 million under a fixed rate 10-year term loan to be funded at the Effective Time and secured by mortgages on the Red Lion Hotels, and borrowing the balance under a $250 million unsecured revolving credit facility (which will replace Boykin's existing $150 million credit facility) expected to be entered into immediately prior to the Effective Time. Boykin sold 4,500,000 Boykin

Common Shares to the public on February 24, 1998 and used approximately $96.8 million of the $106.3 million in net proceeds from that sale to pay the indebtedness outstanding on its existing revolving credit facility.

BOARD OF DIRECTORS AND MANAGEMENT OF BOYKIN (SEE PAGE 95)

     The Boykin Board and management of Boykin will not change in connection with the Merger. Robert W. Boykin will remain Chairman of the Board, President and Chief Executive Officer. Raymond P. Heitland will remain a director and Chief Financial Officer. Each of Mark L. Bishop and Michael D. Murphy will remain Senior Vice President--Acquisitions. Paul A. O'Neil will remain Treasurer. Andrew C. Alexander will remain Vice President--Corporate Counsel. Albert T. Adams, Lee C. Howley, Jr., Frank E. Mosier, William H. Schecter and Ivan J. Winfield will remain directors. The Red Lion Manager will continue to manage the Red Lion Hotels pursuant to the Red Lion Management Agreement and will continue to employ the personnel that manage and operate the Red Lion Hotels on a day to day basis.

CONDITIONS TO THE MERGER (SEE PAGE 86)

     There are a number of conditions that must be met for the Merger to be completed. They include, among others:

     (a) obtaining the approval of the holders of a majority of the Red Lion Units and of a majority of a quorum of the Boykin Common Shares;

     (b) the absence of any legal requirement that would prevent consummation of the Merger;

     (c) the Merger parties' performance of their respective preclosing obligations, and the continued accuracy of their respective representations and warranties; and

     (d) the receipt of legal opinions regarding certain tax matters.

     Any Merger condition may be waived by the party for whose benefit it exists.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 87)

     Red Lion and Boykin can agree to terminate the Merger Agreement without completing the Merger. Either Red Lion or Boykin can also terminate the Merger Agreement if:

     (a) a court or other governmental authority prohibits the Merger;

     (b) the Merger is not completed by June 30, 1998, subject to certain conditions;

     (c) the approval of the holders of a majority of the Red Lion Units or of a majority of a quorum of the Boykin Common Shares is not obtained; or

     (d) the other party commits a breach of the Merger Agreement that cannot be cured by June 30, 1998.

     Red Lion can also terminate the Merger Agreement if Red Lion receives an acquisition proposal that the Red Lion Board determines is more favorable to Red Lion and the Red Lion Unitholders than the Merger.

     Boykin can also terminate the Merger Agreement if the Red Lion Board or the Red Lion Special Committee withdraws or changes, in a manner adverse to Boykin, its approval or recommendation of the Merger or recommends an alternative transaction, or if Red Lion enters into any agreement (whether definitive or in principle) providing for an alternative transaction.

TERMINATION CONSEQUENCES (SEE PAGE 87)

     If the Merger Agreement is terminated in a circumstance described under either of the last two paragraphs of the immediately preceding subsection of this Summary, Red Lion must pay up to $2 million of Boykin's Merger-related expenses.

     In addition, if an alternative transaction for Red Lion has been proposed or publicly announced by the time any such circumstance occurs, and Red Lion executes within 12 months after the termination a definitive agreement providing for an alternative transaction, Red Lion must pay Boykin a termination fee of up to $5.5 million.

     If the Merger Agreement is terminated in any circumstance other than one described under either of the last two paragraphs of the immediately preceding subsection, either party will have liability to the other only if it has willfully breached the Merger Agreement or was negligent in making any representation or warranty when the Merger Agreement was executed.

     Red Lion (through the Red Lion Operating Partnership) leased the Red Lion Hotels to Westboy, an affiliate of Boykin, as of January 1, 1998 under the Red Lion Percentage Lease. If the Merger is not completed for any reason, Red Lion may require Westboy to assign the Red Lion Percentage Lease to a Red Lion designee. If no such request for assignment is made, Westboy may terminate the Red Lion Percentage Lease effective December 31, 1998. If the Red Lion Percentage Lease is terminated, Red Lion will be required to pay a 3.5% excise tax, beginning January 1, 1999, on its annual gross income and possibly on the gain from any future Sale Transaction after termination of the Red Lion Percentage Lease. This excise tax may impair Red Lion's ability to maintain its current level of distributions. If the Red Lion Percentage Lease is terminated, the Red Lion Management Agreement will automatically terminate and the Old Management Agreement will be automatically reinstated.

ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 121)

     The Merger will be accounted for as a purchase in accordance with generally accepted accounting principles, with Boykin being the acquiror for accounting purposes. The historical carrying values of the assets and liabilities of Red Lion will be adjusted to their respective fair values as of the date of consummation of the Merger, based on the aggregate value of cash and Boykin Common Shares paid or issued by Boykin in connection with the Merger. The value, for accounting purposes, of the Boykin Common Shares to be issued will be based on the average closing price on the NYSE of Boykin Common Shares during the period three days before and three days after the announcement of the Merger ($25.83). No adjustment will be made to the historical carrying values of Boykin's assets and liabilities in connection with the Merger.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE 54)

     In deciding to approve the Merger, Red Lion and Boykin considered opinions from their respective financial advisors as to the fairness of the merger consideration to the Red Lion Unitholders and Boykin. Red Lion considered opinions received from Morgan Stanley Realty Incorporated and Legg Mason Wood Walker, Incorporated, financial advisors to the Red Lion Special Committee, and Boykin received an opinion from its financial advisor, Lehman Brothers Inc. These opinions are attached as Annexes F, G and H to this Joint Proxy Statement/Prospectus. We encourage you to read them.

     The financial advisors performed several analyses in connection with delivering their opinions. These analyses included, among others, comparing Red Lion Unit and Boykin Common Share prices, comparing Red Lion and Boykin to other publicly traded companies, and estimating the value of Red Lion based on past performance and the respective managements' estimates of future performance.

FEDERAL INCOME TAX CONSIDERATIONS (SEE PAGE 105)

     The Merger will be a taxable transaction in which Red Lion Unitholders will recognize taxable gain or loss. See "Federal Income Tax Considerations--Federal Income Tax Consequences of the Merger to Red Lion Unitholders" for a more complete description of the tax consequences of the Merger. Red Lion Units differ significantly from Boykin Common Shares. For instance, Red Lion distributions are often tax-deferred as a return on capital while Boykin expects its dividends to be fully taxable. See "Comparative Market Prices and Dividends" on page 93, "Comparison of Shareholder/Unitholder Rights" on page 99 and "Federal Income Tax Considerations" on page 105 for a detailed discussion of these differences.

NO APPRAISAL RIGHTS (SEE PAGES 38 AND 40)

     Under Delaware law and the Red Lion Partnership Agreement, Red Lion Unitholders have no right to an appraisal of the value of their Red Lion Units in connection with the Merger. Under Ohio law and Boykin's Articles and Code of Regulations, Boykin Shareholders have no right to an appraisal of the value of their Boykin Common Shares in connection with the Merger or the Share Issuance Proposal.

         FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (SEE PAGE 36)

     This document (including the documents incorporated in it by reference) contains forward-looking statements. The information concerning possible or assumed results of operations of Red Lion or Boykin, including the anticipated benefits of the Merger, constitutes forward-looking statements. Also, words such as "believes," "expects," and "anticipates," and similar words and expressions, signify forward-looking statements.

     Many factors may affect the operating and financial results of Red Lion and Boykin and may cause those results to differ materially from those expressed in our forward-looking statements. Those factors include:

     (a) operating, regulatory and other legal risks;

     (b) economic, political and competitive forces;

     (c) the risk that the parties will be unable to achieve the revenue growth and other anticipated benefits of the Merger in the amounts and at the times contemplated; and

     (d) the risk that the parties' analyses of these risks and forces may be incorrect or that their strategies to address them may be unsuccessful.

               COMPARATIVE MARKET PRICE INFORMATION (SEE PAGE 93)

     Boykin Common Shares are listed on the NYSE. Red Lion Units are listed on the AMEX. On December 30, 1997, the last trading day before the public announcement of the signing of the Merger Agreement, the high and low sales prices on the NYSE were $26.00 and $25.38 per share, respectively, for Boykin Common Shares, and on the AMEX were $26.13 and $25.88 per unit, respectively, for Red Lion Units. The average closing prices for the 30 consecutive trading days ending December 30, 1997 were $25.60 per Boykin Common Share and $25.51 per Red Lion Unit. On April 13, 1998, the high and low sales prices and last reported price on the NYSE were $24.38, $24.19 and $24.19 per Boykin Common Share, and on the AMEX were $24.63, $24.38 and $24.38 per Red Lion Unit. WE URGE RED LION UNITHOLDERS AND BOYKIN SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THEIR RED LION UNITS AND BOYKIN COMMON SHARES.

          LISTING OF BOYKIN COMMON SHARES; DELISTING OF RED LION UNITS

     The Boykin Common Shares to be issued in the Merger will be approved for listing on the NYSE, subject to official notice of issuance. Upon consummation of the Merger, the Red Lion Units will be delisted from the AMEX.

                                     BOYKIN

                       UNAUDITED PRO FORMA FINANCIAL DATA
                     GIVING PRO FORMA EFFECT TO THE MERGER

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The Merger will be accounted for as a purchase in accordance with generally accepted accounting principles, with Boykin being the acquirer for accounting purposes. The historical carrying values of the assets and liabilities of Red Lion will be adjusted to their respective fair values as of the date of consummation of the Merger, based upon the aggregate value of cash and Boykin Common Shares to be paid or issued by Boykin in connection with the Merger. The value of the Boykin Common Shares to be issued will be based on the average sale price for Boykin Common Shares during the period three days before and three days after the announcement of the Merger ($25.83). No adjustments will be made to the historical carrying values of Boykin's assets and liabilities in connection with the Merger.

     The reported income of Boykin in the first financial reporting period following consummation of the Merger will include results of operations of Red Lion from the date of consummation of the Merger forward. See "Accounting Treatment of the Merger" on page 121.

     We have presented below unaudited pro forma financial information that is intended to give you a better picture of what our businesses might have looked like had they been combined (i) on January 1, 1996 for purposes of the pro forma income statement items, and (ii) as of December 31, 1997 for purposes of the pro forma balance sheet items. We prepared the pro forma income statement and balance sheet by adding or combining the pro forma results of operations for Boykin with the historical operating results for Red Lion and making estimated adjustments resulting from the Merger. You should not rely on the pro forma information as being indicative of the historical results that we would have had or of the future results that we will experience after the Merger. See "Boykin Unaudited Pro Forma Information" on page 122.

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                           1996          1997
                                                         ---------     ---------
PRO FORMA STATEMENT OF INCOME DATA:
  Lease revenues.......................................  $ 69,404      $ 72,253
  Real estate related depreciation and amortization....    22,672        23,400
  Real estate and personal property taxes, insurance
     and rent..........................................    10,468        10,744
  General and administrative expenses..................     1,950         2,904
  Interest expense.....................................    13,324        13,218
  Amortization of deferred financing costs.............       695           695
  Minority interest....................................     1,363         1,437
                                                         --------      --------
  Income before extraordinary items....................  $ 18,932      $ 19,855
                                                         ========      ========
  Income before extraordinary items per common share:
  Basic................................................  $   1.11      $   1.16
  Diluted..............................................  $   1.10      $   1.15
  Weighted average number of Boykin Common Shares
     outstanding.......................................    17,126        17,133
                                                         ========      ========

PRO FORMA BALANCE SHEET DATA:
  Investment in hotel properties, net..................                $506,505
  Total assets.........................................                 515,510
  Total debt...........................................                 180,978
  Minority interest in Boykin Operating Partnership....                  12,652
  Shareholders' equity.................................                 298,747

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                           1996          1997
                                                         ---------     ---------
OTHER DATA:
  Funds from operations (1)............................    42,927        44,635
  Net cash provided by operating activities (2)........    43,622        45,330
  Net cash used for investing activities (3)...........    (9,601)       (9,877)
  Net cash used for financing activities (4)...........   (33,233)      (33,214)
  Weighted average number of Boykin Common Shares and
     Boykin Operating Partnership Units outstanding....    18,463        18,452

(1) The White Paper on funds from operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines funds from operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes funds from operations in accordance with standards established by NAREIT, which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from operations does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. Funds from operations may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties. The following is a reconciliation between net income(loss) and funds from operations (in thousands).

                                                           YEAR ENDED DECEMBER 31,
                                                           -----------------------
                                                             1996          1997
                                                           ---------     ---------
Net income...............................................   $18,932       $19,855
Real estate related depreciation and amortization........    22,672        23,400
Minority interest........................................     1,363         1,437
FFO applicable to joint venture minority interest........       (40)          (57)
                                                            -------       -------
Funds from operations....................................   $42,927       $44,635
                                                            =======       =======

(2) For pro forma purposes, net cash provided by operating activities represents net income before depreciation of real estate assets, amortization of deferred financing costs and minority interest, including adjustments for the joint venture minority interest therein. For pro forma purposes no effect has been given to changes in working capital assets and liabilities.

(3) For pro forma purposes, net cash used for investing activities represents 4% of hotel revenues for the applicable period. For those hotels which are owned through a joint venture, only Boykin's percentage interest in such hotel revenues is considered in the calculation.

(4) For pro forma purposes, net cash used for financing activities represents estimated dividends and distributions based upon Boykin's historical annual dividend rate of $1.80 per Boykin Common Share and the pro forma weighted average number of Boykin Common Shares and Boykin Operating Partnership Units outstanding during the applicable period.

                                     BOYKIN

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA
                  BEFORE GIVING PRO FORMA EFFECT TO THE MERGER

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     Boykin is providing the following financial information to aid you in your analysis of the financial aspects of the Merger. The historical information of Boykin and Boykin Management Company was derived from audited financial statements for the period November 4, 1996 (inception of operations) through December 31, 1996 and for the year ended December 31, 1997.

     The summary pro forma financial information of Boykin is unaudited and is presented as if Boykin's initial public offering (the "Boykin Initial Offering"), which was consummated as of November 4, 1996, and related formation transactions, Boykin's follow-on equity offering in February 1998 and the acquisitions of certain hotel properties as discussed in Note (1) hereto all had been consummated as of January 1, 1996. The summary pro forma financial information of Boykin Management Company is unaudited and is presented as if Boykin Management Company leased and operated from January 1, 1996 all of the hotels which it leased and operated as of December 31, 1997.

     The summary financial information included under the caption "Boykin Initial Hotels" represents the combined historical financial information of the nine hotel properties (the "Boykin Initial Hotels") owned by Boykin at its inception on November 4, 1996. The summary financial information of the Boykin Initial Hotels is presented separately as the Boykin Initial Hotels represent the predecessor to the business of Boykin. The historical information of the Boykin Initial Hotels was derived from audited combined financial statements for the years ended December 31, 1993 through 1995 and for the period January 1, 1996 through November 3, 1996.

     The information presented is only a summary, and you should read it in conjunction with the historical financial statements (and related notes) contained in Boykin's Annual Report on Form 10-K for the year ended December 31, 1997 and other information filed with the Commission. See "Where You Can Find More Information" on page 134.

                                                                       BOYKIN
                                              ---------------------------------------------------------
                                                     HISTORICAL (1)                 PRO FORMA (2)
                                              -----------------------------   -------------------------
                                               NOVEMBER 4,                           (UNAUDITED)
                                                   1996
                                              (INCEPTION OF
                                              OPERATIONS) TO    YEAR ENDED     YEAR ENDED DECEMBER 31,
                                               DECEMBER 31,    DECEMBER 31,   -------------------------
                                                   1996            1997          1996          1997
                                              --------------   ------------   -----------   -----------
OPERATING DATA:
  Total revenues............................     $  3,378        $ 38,266      $ 39,730      $ 42,789
                                                 ========        ========      ========      ========
  Income before extraordinary item..........     $    801        $ 15,224      $ 19,593      $ 20,575
                                                 ========        ========      ========      ========
  Net income (loss) applicable to common
     shares.................................     $ (4,107)       $ 14,342
                                                 ========        ========
EARNINGS PER SHARE:
  Basic:
     Income before extraordinary item.......     $   0.09        $   1.60      $   1.40      $   1.47
                                                                               ========      ========
     Extraordinary item, net................         (.55)           (.09)
                                                 --------        --------
          Net income (loss) per common
            share...........................     $   (.46)       $   1.51
                                                 ========        ========
  Diluted:
     Income before extraordinary item.......     $    .09        $   1.59      $   1.39      $   1.46
                                                                               ========      ========
     Extraordinary item, net................         (.54)           (.10)
                                                 --------        --------
          Net income (loss) per common
            share...........................     $   (.45)       $   1.49
                                                 ========        ========
  Weighted average number of Boykin Common
     Shares outstanding.....................        8,981           9,523        14,016        14,023

                                                                       BOYKIN
                                              ---------------------------------------------------------
                                                     HISTORICAL (1)                 PRO FORMA (2)
                                              -----------------------------   -------------------------
                                               NOVEMBER 4,                           (UNAUDITED)
                                                   1996
                                              (INCEPTION OF
                                              OPERATIONS) TO    YEAR ENDED     YEAR ENDED DECEMBER 31,
                                               DECEMBER 31,    DECEMBER 31,   -------------------------
                                                   1996            1997          1996          1997
                                              --------------   ------------   -----------   -----------
OTHER DATA:
  Funds from operations (3).................     $  2,185        $ 27,381      $ 32,336      $ 34,130
  Net cash provided by operating activities
     (4)....................................          329          29,503        32,772        34,584
  Net cash used for investing activities
     (5)....................................       (1,824)       (110,554)       (5,168)       (5,463)
  Net cash provided by (used for) financing
     activities (6).........................       22,857          61,544       (27,635)      (27,607)
  Dividends declared (7)....................     $  2,700        $ 17,150      $ 25,229      $ 25,232
  Weighted average number of Boykin Common
     Shares and Boykin Operating Partnership
     Units outstanding......................       10,359          10,883        15,353        15,337

BALANCE SHEET DATA:
  Investment in hotel properties, net.......     $113,322        $231,651           N/A      $232,217
  Total assets..............................      137,271         238,855           N/A       251,891
  Total debt................................           --          91,750           N/A            --
  Minority interest in Boykin Operating
     Partnership............................       14,045          13,054           N/A        12,652
  Shareholders' equity......................      117,021         114,815           N/A       220,003

(1) Includes the operating results of the following acquisitions (all accounted for using the purchase method) since their respective acquisition dates:
    Melbourne Hilton Oceanfront (March 1997), Holiday Inn Crabtree (March 1997), French Lick Springs Resort (April 1997), Holiday Inn Minneapolis West (July
    1997), Marriott's Hunt Valley Inn (July 1997), Hampton Inn San Diego Airport/Sea World (November 1997) and Doubletree Hotel Kansas City (November
    1997).

(2) The unaudited pro forma information is presented as if the Boykin Initial Offering and related formation transactions, Boykin's follow-on equity offering in February 1998, and the acquisitions of the hotel properties discussed in (1) above all had been consummated as of January 1, 1996. The pro forma information excludes pro forma results of the Daytona Beach Radisson Resort and the Doubletree Hotel Kansas City, as these hotels were not operating during the entire twelve month pro forma periods.

(3) The White Paper on funds from operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 defines funds from operations as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after comparable adjustments for the Company's portion of these items related to unconsolidated entities and joint ventures. The Company believes that funds from operations is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating activities, financing activities and investing activities, it provides investors with an indication of the ability of the Company to incur and service debt, to make capital expenditures and to fund other cash needs. The Company computes funds from operations in accordance with standards established by NAREIT, which may not be comparable to funds from operations reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company. Funds from operations does not represent cash generated from operating activities determined in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions. Funds from operations may include funds that may not be available for management's discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions, and other commitments and uncertainties. The following is a reconciliation between net income(loss) and funds from operations (in thousands).

                                                                            PRO FORMA FOR YEAR ENDED
                                                      HISTORICAL                  DECEMBER 31,
                                              ---------------------------   -------------------------
                                                 PERIOD
                                                 ENDED        YEAR ENDED
                                              DECEMBER 31,   DECEMBER 31,
                                                  1996           1997          1996          1997
                                              ------------   ------------   -----------   -----------
Net income (loss)...........................    $(4,107)       $14,342        $19,593       $20,575
Real estate related depreciation and
  amortization..............................      1,344         10,148         10,999        11,727
Minority interest...........................         40          2,210          1,784         1,885
Extraordinary item..........................      4,908            882             --            --
FFO applicable to joint venture minority
  interest..................................         --           (201)           (40)          (57)
                                                -------        -------        -------       -------
Funds from operations.......................    $ 2,185        $27,381        $32,336       $34,130
                                                =======        =======        =======       =======

(4) For pro forma purposes, net cash provided by operating activities represents net income before depreciation of real estate assets, amortization of deferred financing costs and minority interest, including adjustments for the joint venture minority interest therein. For pro forma purposes, no effect has been given to changes in working capital assets and liabilities.

(5) For pro forma purposes, net cash used for investing activities represents 4% of hotel revenues for the applicable period. For those hotels which are owned through a joint venture, only Boykin's percentage interest in such hotel revenues is considered in the calculation.

(6) For pro forma purposes, net cash used for financing activities represents annual estimated dividends and distribution based upon Boykin's historical dividend rate of $1.80 per Boykin Common Share and the pro forma weighted average number of Boykin Common Shares and Boykin Operating Partnership Units outstanding during the applicable period.

(7) For pro forma purposes, represents estimated dividends based upon Boykin's historical annual dividend rate of $1.80 per Boykin Common Share and the pro forma weighted average number of Boykin Common Shares outstanding for the applicable period.

                             BOYKIN INITIAL HOTELS

                                                                                      JANUARY 1,
                                                      YEAR ENDED DECEMBER 31,           1996 TO
                                                  --------------------------------    NOVEMBER 3,
                                                    1993        1994        1995        1996(1)
                                                  --------    --------    --------    -----------
OPERATING DATA:
  Total revenues................................  $ 72,087    $ 75,555    $ 78,204     $ 75,837
                                                  ========    ========    ========     ========
  Income (loss) before extraordinary item.......  $ (2,464)   $    172    $    (48)    $    536
                                                  ========    ========    ========     ========
  Net income (loss).............................  $ (2,464)   $    172    $    508     $   (779)
                                                  ========    ========    ========     ========
BALANCE SHEET DATA:
  Investment in hotel properties, net...........  $ 59,457    $ 58,527    $ 70,577     $ 76,601
  Total assets..................................    68,757      68,688      83,332       93,040
  Mortgage notes payable........................   112,660     111,788     122,203      132,588
  Total partner's deficit.......................   (66,795)    (67,197)    (56,260)     (57,499)
CASH FLOW DATA:
  Net cash provided by operating activities.....     3,723       7,700       7,175        8,314
  Net cash used for investing activities........    (2,771)     (4,746)     (4,244)     (12,462)
  Net cash provided by (used for) financing
     activities.................................      (635)     (1,488)     (4,018)       6,541

---------------

(1) On February 8, 1996, the Lake Norman Holiday Inn and Lake Norman Hampton Inn were acquired by an affiliate of Boykin. The acquisition was accounted for as a purchase and, accordingly, the operating results of the Holiday Inn and Hampton Inn have been included in the above operating data commencing February 8, 1996.

                           BOYKIN MANAGEMENT COMPANY

                                                        HISTORICAL                    PRO FORMA(1)
                                              ------------------------------    ------------------------
                                               NOVEMBER 4,                            (UNAUDITED)
                                                   1996
                                              (INCEPTION OF
                                              OPERATIONS) TO     YEAR ENDED     YEAR ENDED DECEMBER 31,
                                               DECEMBER 31,     DECEMBER 31,    ------------------------
                                                   1996             1997           1996          1997
                                              --------------    ------------    ----------    ----------
OPERATING DATA:
  Total revenues............................     $12,662          $113,025       $110,416      $116,233
                                                 =======          ========       ========      ========
  Percentage lease expense..................     $ 3,258          $ 34,834       $ 33,268      $ 35,924
                                                 =======          ========       ========      ========
  Net income (loss).........................     $  (446)         $  1,681       $  1,170      $  1,344
                                                 =======          ========       ========      ========

---------------

(1) The unaudited pro forma information is presented as if Boykin Management Company leased and operated from January 1, 1996 all of the hotels which it leased and operated as of December 31, 1997.

                                    RED LION

                       SUMMARY HISTORICAL FINANCIAL DATA

      (IN THOUSANDS, EXCEPT FOR OPERATING STATISTICS AND PER UNIT AMOUNTS)

     Red Lion is providing the following financial information to aid you in your analysis of the financial aspects of the Merger.

     The selected data below the captions "Financial Data" and "Balance Sheet Data" for, and as of the end of each of the years in the five-year period ended December 31, 1997 have been derived from the consolidated financial statements of Red Lion, which consolidated financial statements have been audited.

     The information is only a summary and you should read it in conjunction with the historical consolidated financial statements (and related notes) of Red Lion, including the information contained in the Annual Report on Form 10-K for the year ended December 31, 1997 and other information filed with the Commission. See "Where You Can Find More Information" on page 134.

                                                                  YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------------
                                                  1993        1994        1995      1996(1)(2)    1997(1)(2)
                                                --------    --------    --------    ----------    ----------
FINANCIAL DATA:
  Gross operating profit of hotels............  $ 32,510      35,620    $ 39,142     $ 40,903      $ 40,000
  Income before cumulative effect of change in
     accounting principle.....................     3,206       2,929       4,517        4,037         3,435
     Per Red Lion Unit--basic and diluted.....      0.69        1.07        0.76         0.96          0.81
  Cumulative effect of change in accounting
     principle................................    (1,351)         --          --           --            --
     Per Red Lion Unit--basic and diluted.....     (0.32)         --          --           --            --
  Net income..................................     1,855       2,929       4,517        4,037         3,435
     Per Red Lion Unit--basic and diluted.....      0.44        0.69        1.07         0.96          0.81
  Cash flow available for distribution and
     incentive management fees................    10,456      13,752      16,122       15,434        13,934
     Per Red Lion Unit--basic and diluted.....      2.47        3.25        3.81         3.65          3.30
  Cash distribution per Red Lion Unit.........  $   2.20    $   2.20    $   2.20     $   2.20      $   2.20
HOTEL OPERATING DATA:
  Gross revenues of the hotels................  $ 96,237    $100,603    $105,829     $110,827      $110,358
  Hotel gross operating profit as a percentage
     of gross revenues........................        34%         35%         37%          37%           36%
  Number of rooms at end of period............     3,069       3,063       3,063        3,062         3,062
  Occupancy percentage........................      73.3%       72.8%       73.5%        71.9%         70.3%
  Average room rate...........................  $  66.67    $  70.22    $  74.79     $  80.97      $  83.90

                                                                   AS OF DECEMBER 31,
                                                --------------------------------------------------------
                                                  1993        1994        1995        1996        1997
                                                --------    --------    --------    --------    --------
BALANCE SHEET DATA:
  Total assets................................  $168,043    $165,205    $166,267    $166,476    $158,405
  Long-term obligations, net of current
     portion..................................   125,374     124,831     118,939     127,438     125,067
  Partners' capital...........................    29,416      23,031      18,234      12,957       7,105

------------------------
(1) Effective January 1, 1998, Red Lion Operating Partnership entered into the Red Lion Percentage Lease with Westboy, an affiliate of Boykin, pursuant to which Red Lion Operating Partnership leased or subleased all of the Red Lion Hotels to Westboy. Concurrently, Red Lion Operating Partnership terminated the Old Management Agreement with the Red Lion Manager and entered into the Red Lion Management Agreement with the Red Lion Manager on substantially similar economic terms as the Old Management Agreement. Pursuant to the Red Lion Percentage Lease, Red Lion Operating Partnership receives a base monthly rental of $1.7 million plus a percentage rental. Red Lion Operating Partnership is also responsible for certain costs of the Red Lion Hotels, including property taxes, property insurance, capital expenditures, depreciation expense and ground lease rental. Had the Red Lion Operating Partnership not entered into the Red Lion Percentage Lease, it would have been subject to a 3.5% gross income tax, effective January 1, 1998. See "Background of the Merger -- Overview of Red Lion Tax Status."

(2) The following unaudited pro forma summary presents the consolidated results of operations and related cash available for distribution to Red Lion Unitholders ("Distributable Cash") of Red Lion as if (i) the Red Lion Percentage Lease had been entered into effective January 1, 1996, and no corporate or excise tax was payable and (ii) Red Lion had made the excise tax election effective January 1, 1996 and did not enter into the Red Lion Percentage Lease. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations and Distributable Cash that would actually have resulted had the Red Lion Percentage Lease or excise tax election been in place on the dates indicated.

     Pro Forma with Red Lion Percentage Lease

     The following pro forma data reflects the consolidated results of operations of Red Lion for the year ended December 31, 1996 and 1997 as if the Red Lion Percentage Lease had been entered into effective January 1, 1996 and no excise tax was payable. Pro forma adjustments have been made to
     (a) eliminate gross operating profit of the Red Lion Hotels, (b) record lease income under the Red Lion Percentage Lease, and (c) eliminate expenses of the Red Lion Hotels which are the responsibility of Westboy, including liability insurance and management fees:

                                                            1996       1997
                                                           -------    -------
Red Lion Percentage Lease income.........................  $29,674    $29,464
Operating income.........................................   15,146     14,572
Income before income taxes...............................    3,126      2,241
Net income...............................................    3,126      2,241
Net income per Red Lion Unit--basic and diluted..........  $  0.74    $  0.53

     Pro Forma with Excise Tax

     The following pro forma data reflects the consolidated results of operations of Red Lion for the year ended December 31, 1996 and 1997 as if Red Lion were subject to an excise tax equal to 3.5% of gross income effective January 1, 1996, but did not enter into the Red Lion Percentage
     Lease:

                                                            1996       1997
                                                           -------    -------
Revenues.................................................  $40,903    $40,000
Operating income.........................................   16,460     15,796
Income before excise tax.................................    4,414      3,435
Net income...............................................      958         (7)
Net income per Red Lion Unit--basic and diluted..........  $  0.23    $ (0.01)

     Pro Forma Distributable Cash

     The following table presents historical Distributable Cash and pro forma Distributable Cash for the years ended December 31, 1996 and 1997 as if (i) the Red Lion Percentage Lease had been entered into effective January 1, 1996 and no excise tax was payable and (ii) Red Lion elected to pay the excise tax equal to 3.5% of gross income and did not enter into the Red Lion Percentage Lease:

                                                              PRO FORMA WITH
                                                           RED LION PERCENTAGE      PRO FORMA WITH
                                          HISTORICAL              LEASE               EXCISE TAX
                                       ----------------    --------------------    ----------------
                                        1996      1997       1996        1997       1996      1997
                                       ------    ------    --------    --------    ------    ------
    Income before excise tax.........  $4,414    $3,435     $3,126      $2,241     $4,414    $3,435
    Add (deduct):
    Depreciation.....................  10,046    10,176     10,046      10,176     10,046    10,176
    Amortization of deferred loan
      costs..........................     536       436        536         436        536       436
    Cash reserved for capital
      expenditures...................  (3,325)   (3,311)    (3,325)     (3,311)    (3,325)   (3,311)
    Repayments on term loan..........  (2,031)   (2,375)    (2,031)     (2,375)    (2,031)   (2,375)
    Excise tax.......................      --        --         --          --     (3,456)   (3,442)
                                       ------    ------     ------      ------     ------    ------
    Distributable Cash...............  $9,640    $8,361     $8,352      $7,167     $6,184    $4,919
                                       ======    ======     ======      ======     ======    ======
    Distributable Cash per Red Lion
      Unit...........................  $ 2.29    $ 1.98     $ 1.98      $ 1.70     $ 1.47    $ 1.17
                                       ======    ======     ======      ======     ======    ======

                       COMPARATIVE PER SHARE INFORMATION

     We have summarized below the per share information for our respective companies on a historical, pro forma combined and pro forma equivalent basis. The Red Lion Per Share Equivalents are calculated by multiplying the pro forma combined per share amounts by 0.71. The actual value of the consideration that the Red Lion Unitholders will receive depends on the price of Boykin Common Shares at the Effective Time. For purposes of presenting pro forma equivalent information, we have assumed that Red Lion Unitholders will receive 0.71 Boykin Common Shares in exchange for each Red Lion Unit.

                                                        HISTORICAL                      RED LION
                                                    ------------------    PRO FORMA     PER SHARE
                                                    BOYKIN    RED LION    COMBINED     EQUIVALENTS
                                                    ------    --------    ---------    -----------
INCOME PER SHARE/UNIT FROM CONTINUING OPERATIONS
  AND BEFORE EXTRAORDINARY ITEMS:
  Basic--
     Period ended December 31, 1996 (1)...........  $  .09     $ .96       $ 1.11        $  .79
     Year ended December 31, 1997.................    1.60       .81         1.16           .82
  Diluted--
     Period ended December 31, 1996 (1)...........  $  .09     $ .96       $ 1.10        $  .78
     Year ended December 31, 1997.................    1.59       .81         1.15           .82
BOOK VALUE PER SHARE/UNIT:
     December 31, 1996............................  $12.30     $3.52       $17.59        $12.49
     December 31, 1997............................   12.03      2.13        17.42         12.37
CASH DIVIDENDS/DISTRIBUTIONS DECLARED PER
  SHARE/UNIT:
     Period ended December 31, 1996 (1)...........  $  .28     $2.20       $ 1.80        $ 1.28
     Year ended December 31, 1997.................    1.80      2.20         1.80          1.28

---------------

(1) For Boykin, historical amounts are for the period November 4, 1996 (inception of operations) to December 31, 1996. Boykin's cash dividend per share for the period ended December 31, 1996, was based on Boykin's quarterly dividend rate of $0.45 per share prorated for the 58 days that Boykin was in operation.

                                  RISK FACTORS

     In addition to general investment risks and those factors set forth elsewhere herein (including under the caption "The Merger--Cautionary Statement Concerning Forward-Looking Statements"), the following risks should be considered by Red Lion Unitholders in deciding whether to approve and adopt the Merger Proposals, and by Boykin Shareholders in deciding whether to approve the Share Issuance Proposal. A glossary defining certain of the capitalized terms used in this document begins on page 136.

RISKS ARISING FROM THE MERGER

     NO ASSURANCE OF BENEFIT. There is no assurance that the benefits of the Merger anticipated by Boykin and Red Lion will be realized, that the Red Lion Hotels acquired in the Merger will not have an adverse effect on Boykin's operating or financial performance or that any of the Red Lion Hotels will perform profitably following the Merger.

     VALUE OF MERGER CONSIDERATION DEPENDS ON PRICE OF BOYKIN COMMON SHARES. On completion of the Merger, each Red Lion Unit will be converted into the right to receive a number of Boykin Common Shares and cash as illustrated in the table on page 80 under the caption "The Merger Agreement--Value of Merger Consideration." The aggregate number of Boykin Common Shares to be issued in the Merger is fixed and will not be adjusted for any increase or decrease in the price of Boykin Common Shares or Red Lion Units. As a result, the aggregate value received by Red Lion Unitholders in the Merger will vary depending on fluctuations in the value of Boykin Common Shares. Such fluctuations may be the result of changes in the business, operations or prospects of Boykin, market assessments of the likelihood that the Merger will be consummated, the timing thereof, regulatory considerations, general market and economic conditions and other factors. Accordingly, there is no assurance that the value of the Net Merger Consideration at the Effective Time will be the same as on the date on which the Merger Agreement was signed or on the date of this Joint Proxy Statement/Prospectus.

     EARNINGS DILUTION; HIGH DISTRIBUTION PAYOUT PERCENTAGE. The Merger would have resulted in an increase in Boykin's pro forma net tangible book value per share from $15.52 to $17.19 on an as adjusted pro forma basis, giving effect to the Merger as of December 31, 1997. Similarly, because of the application of purchase accounting adjustments and the impact of Boykin Common Shares to be issued in connection with the Merger and increased borrowing levels, Boykin's pro forma basic net income before extraordinary item per share would have decreased from $1.47 to $1.16 on an as adjusted pro forma basis, giving effect to the Merger for the year ended December 31, 1997.

     Without giving effect to the Merger, Boykin's pro forma annual dividends and distributions for the year ended December 31, 1997 would have been 94.8% of its cash available for distribution. The Merger would have decreased this percentage to 93.7% for the same period. See "Selected Financial Information." Should actual cash available for distribution be lower following completion of the Merger, Boykin's ability to maintain its current annual dividend rate may be impaired.

     DOUBLETREE BRAND PERFORMANCE MAY AFFECT BOYKIN FINANCIAL PERFORMANCE. If the Merger is consummated, 11 of Boykin's 29 hotels will bear the Doubletree brand. On a pro forma basis, these 11 hotels would have represented 40.8% of Boykin's total revenues for the year ended December 31, 1997. Accordingly, these hotels and the continued viability of the Doubletree brand will have a material effect on Boykin's revenues. Any material adverse change in the popularity of the Doubletree brand or in the financial performance of these hotels could adversely affect Boykin's financial results and condition and its ability to make distributions to its shareholders.

     MATERIAL DIFFERENCES BETWEEN RED LION UNITS AND BOYKIN COMMON
SHARES. There are certain material differences between the rights of the Red Lion Unitholders and the Boykin Shareholders that arise generally from the laws governing limited partnerships and corporations, as well as the respective governing documents of Red Lion and Boykin. These differences relate to, among other things, management and voting rights. For instance, subject to the procedure prescribed in the Red Lion Partnership Agreement, the Red Lion General Partner may be removed by a vote of (i) 75% of the outstanding Red Lion Units, if the removal is not for cause or (ii) 60% of the outstanding Red Lion Units, if the removal is for cause, whereas removal of the Boykin Board requires a majority vote of all of the outstanding Boykin Common Shares. See "Comparison of Shareholder/Unitholder Rights."

     ABSENCE OF APPRAISAL RIGHTS. Under Delaware law and the Red Lion Partnership Agreement, Red Lion Unitholders have no right to an appraisal of the value of their Red Lion Units in connection with the Merger, nor will such rights be voluntarily accorded to the Red Lion Unitholders by Red Lion. Under Ohio law and Boykin's governing documents, Boykin Shareholders have no right to an appraisal of the value of their Boykin Common Shares in connection with the Merger or the Share Issuance Proposal, nor will such rights be voluntarily accorded to the Boykin Shareholders by Boykin. See "The Merger--No Boykin Dissenters' Rights" and "--No Red Lion Dissenters' Rights."

     SALES OF SUBSTANTIAL AMOUNTS OF BOYKIN SHARES MAY NEGATIVELY AFFECT SHARE PRICE. Boykin will issue 3,110,048 Boykin Common Shares in the Merger. No prediction can be made as to the effect, if any, that future sales, or the availability of preferred shares of Boykin ("Boykin Preferred Shares") or Boykin Common Shares for future sale, will have on the market price of the Boykin Common Shares prevailing from time to time. Sales of substantial amounts of Boykin Common Shares or Boykin Preferred Shares (including shares issued on the exercise of options or on the conversion of Boykin Operating Partnership Units and the shares issued in the Merger), or the perception that such sales could occur, could adversely affect prevailing market prices for the Boykin Common Shares. Certain affiliates and former employees of Boykin and its predecessor entity (the "Boykin Group Affiliates") have agreed, subject to certain limited exceptions, not to offer, sell, contract to sell or otherwise dispose of any Boykin Common Shares before November 1999.

UNCERTAINTY OF TAX TREATMENT

     The Federal income tax consequences of the Merger to Red Lion Unitholders are somewhat uncertain and legal counsel to Red Lion and Boykin cannot opine to the tax consequences of the Merger to the Red Lion Unitholders. Red Lion intends to take the position that the Merger will be treated as a taxable sale by each Red Lion Unitholder of its partnership interest in exchange for cash and Boykin Common Shares. It is possible, however, that the Internal Revenue Service (the "IRS") will seek to recharacterize the Merger as a sale by Red Lion of its assets, followed by a deemed liquidation of Red Lion. If the IRS were successful in recasting the transaction in this manner, a Red Lion Unitholder whose adjusted tax basis in its partnership interest, exceeds Red Lion's adjusted tax basis in the assets corresponding to such partnership interests would recognize additional gain in the Merger (but would receive a correspondingly higher tax basis in the Boykin Common Shares received in the Merger). See "Federal Income Tax Considerations--Federal Income Tax Consequences of the Merger to Red Lion Unitholders" for a more detailed discussion of the tax consequences of the Merger to Red Lion Unitholders.

DEMANDS ON MANAGEMENT DUE TO RAPID GROWTH

     Boykin is experiencing rapid growth. If the Merger is completed, Boykin's portfolio will include interests in 29 hotels, containing an aggregate of 8,198 guest rooms. This represents an approximate increase in Boykin's room count since the Boykin Initial Offering in November 1996 of 240%. As a result of Boykin's acquisitions since the Boykin Initial Offering and the Merger, Boykin is operating in, and will be operating in, geographic markets where Boykin previously did not have any hotel properties.

     Although Boykin's management has experience in integrating acquisitions, none of Boykin's prior acquisitions have been of comparable magnitude to, or included the breadth of operations involved in, the Merger. The diversion of management attention, as well as other difficulties that may be encountered in the transition and integration process, could have an adverse impact on Boykin's revenue and operating results.

CONFLICTS OF INTEREST OF MERGER PARTICIPANTS

     RED LION. The Red Lion General Partner is a wholly owned subsidiary of the Red Lion Manager, which is a subsidiary of Promus, and all of the officers and four of the six directors of the Red Lion General Partner are, or were during the period in which the Red Lion Special Committee was negotiating the Merger Agreement, also officers or directors of the Red Lion Manager or other Promus-controlled entities. As discussed below, the Red Lion Manager and the Red Lion General Partner have certain interests in the Merger and the related transactions; therefore, the officers and directors of the Red Lion General Partner may be deemed to have an actual or potential conflict of interest with respect to the Merger and the transactions contemplated thereby. To ensure a fair and unbiased evaluation of (i) the strategic alternatives available to Red Lion in light of changes in the federal tax laws that became effective January 1, 1998 that could adversely affect Red Lion's tax status and (ii) the ensuing sales process that led to the Merger Proposals, the Red Lion Board appointed the Red Lion Special Committee. The Red Lion Special Committee, with advice from its financial advisors and legal counsel, evaluated the strategic alternatives, conducted the sale process, negotiated the terms of the Merger Agreement and the Assignment Agreement, and independently recommended to the Red Lion Board that the Merger be approved.

     The Red Lion General Partner, which in its capacity as the general partner of Red Lion approved the Merger Proposals, will receive in the Merger a portion of the merger consideration for its general partnership interests in Red Lion and the Red Lion Operating Partnership. In addition, the Merger Agreement requires payment in full by the Red Lion Operating Partnership, as an indirect subsidiary of Boykin, at the Effective Time, of certain obligations of Red Lion and the Red Lion Operating Partnership to the Red Lion General Partner and the Red Lion Manager. These obligations aggregated approximately $28.9 million as of December 31, 1997, and primarily reflect funds advanced to Red Lion by the Red Lion General Partner for capital improvements in excess of the FFE reserve, advances made by the Red Lion General Partner, and incentive management fees deferred pursuant to the Old Management Agreement. The Merger Agreement and the Assignment Agreement also provide that, following the Effective Time, the Red Lion General Partner will not have any liability to Red Lion or the Red Lion Operating Partnership in connection with the partnership agreements or in its capacity as general partner of Red Lion or the Red Lion Operating Partnership, except for claims relating to the allocation of the Aggregate Merger Consideration or claims arising out of fraud or willful misconduct by the Red Lion General Partner. Boykin has also agreed to assume all of Red Lion's indemnification obligations under the Red Lion Partnership Agreement. Finally, the Red Lion Management Agreement will remain in place following completion of the Merger, consistent with the Old Management Agreement, which prohibited the transfer of the Red Lion Hotels without the simultaneous execution of a new management agreement substantially similar to the Old Management Agreement. The Red Lion Management Agreement may result in certain benefits to the Red Lion Manager.

     As a result of these matters, the Red Lion General Partner has interests in the Merger that are different from, and may conflict with, the Red Lion Unitholders' interests in the Merger. See "The Merger--Background of the Merger" and "--Interests of Certain Persons in the Merger--Red Lion."

     BOYKIN. Robert Boykin, the President and Chief Executive Officer of Boykin, owns 53% of Boykin Management Company, which owns Westboy. John Boykin, Robert Boykin's brother, owns the remaining 47% of Boykin Management Company. As described above, Westboy entered into the Red Lion Percentage Lease with the Red Lion Operating Partnership. Robert Boykin has faced, and will in the future face, conflicts of interest in connection with the negotiation and enforcement of the Red Lion Percentage Lease and in Westboy's operation of the Red Lion Hotels in a manner that may maximize profits for Westboy and Boykin Management Company without necessarily benefiting Boykin Shareholders.

     Robert Boykin and certain members of the management of Boykin own approximately 7.1% of the Boykin Operating Partnership. As a result, they have a significant direct ownership interest in the Boykin Operating Partnership, the partnership through which Boykin owns the Boykin Hotels and that, if the Merger is consummated, will own the Red Lion Hotels.

OTHER CONFLICTS OF INTEREST

     CONFLICTS BETWEEN BOYKIN MANAGEMENT COMPANY'S INTERESTS AND BOYKIN'S INTERESTS. Robert and John Boykin (who are brothers) derive benefits from the operation by Boykin Management Company of 15 of the Boykin Hotels and, effective January 1, 1998 (through Westboy), the Red Lion Hotels. Accordingly, Robert and John Boykin faced conflicts of interest in connection with the structuring of the percentage leases for the Boykin Hotels (the "Boykin Percentage Leases," and, together with the Red Lion Percentage Lease, the "Percentage Leases") and the Red Lion Hotels and may face such conflicts upon renewals thereof. They will also face conflicts of interest in connection with the structuring of leases for hotels Boykin may acquire in the future and lease to Boykin Management Company or an affiliate of Boykin Management Company, such as Westboy, and in operating their leased hotels in a manner that may maximize profits for Boykin Management Company without necessarily benefiting Boykin. The Boykin independent directors are required to make the determinations to be made on behalf of Boykin in connection with any such conflict.

     DIFFERING CONSEQUENCES TO BOYKIN GROUP AFFILIATES AND OTHER BOYKIN SHAREHOLDERS OF FINANCING OR SALE OF HOTELS. Unlike the other Boykin Shareholders, Boykin Group Affiliates own interests in the Boykin Operating Partnership. As a result, the sale of hotels by the Boykin Operating Partnership may result in different and more adverse tax consequences to these Boykin Group Affiliates than would be experienced by Boykin and the other Boykin Shareholders, and they may seek to influence Boykin not to sell a hotel even though that sale might otherwise be financially advantageous to Boykin and the other Boykin Shareholders. In addition, if Boykin sells to a nonaffiliate a hotel leased to Boykin Management Company (or Westboy) and terminates the related Percentage Lease in connection therewith, Boykin must pay Boykin Management Company (or Westboy) the fair market value of its leasehold interest in the remaining term of that Percentage Lease. Also, certain Boykin Group Affiliates and certain other partners of the Boykin Operating Partnership may seek to influence the Boykin Operating Partnership to incur debt on the Hotels or on any acquired hotels on any prepayment or conversion of an intercompany convertible note entered into in connection with the Boykin Initial Offering (the "Boykin Intercompany Note"), to continue the tax deferral inherent in the assets they contributed to the Boykin Operating Partnership.

     CONFLICTING INTERESTS IN ENFORCEMENT OF TERMS OF CERTAIN AGREEMENTS; TIME ALLOCATION CONFLICTS. Robert W. Boykin has a conflict of interest with respect to his obligations as an executive officer and director of Boykin to enforce the terms of certain agreements entered into in connection with the formation of Boykin, including the Percentage Leases, his and certain Boykin Group Affiliates' noncompetition agreements with Boykin, the agreements relating to the conveyance to Boykin of the Initial Hotels acquired by Boykin at the time of the Boykin Initial Offering and certain related assets, and the Boykin Intercompany Note. Any failure to enforce the material terms of any of these agreements, including the indemnification provisions for breaches of representations and warranties contained in the agreements governing the contribution of the Initial Hotels, could have a material adverse effect on Boykin. Mr. Boykin, who is an officer and director of Boykin and a director of Boykin Management Company, also faces conflicts of interest with respect to the allocation of his time and resources.

CONTROL BY ROBERT AND JOHN BOYKIN

     Robert and John Boykin have the ability to acquire in the aggregate 6.9% (5.8% if the Merger is consummated) of Boykin through their direct or indirect ownership of units of limited partnership interest in the Boykin Operating Partnership ("Boykin Operating Partnership Units") that they may exchange for Boykin Common Shares on a one-for-one-basis (subject to Boykin's right to pay cash in lieu of issuing shares), commencing in November 1999. Robert Boykin also has significant control over Boykin's operations as a result of his senior management position with Boykin. Robert and John Boykin have significant control over the operations of Boykin Management Company as a result of their ownership interests and directorships in Boykin Management Company and John Boykin's senior management position with Boykin Management Company. Accordingly, Robert and John Boykin and their affiliates have substantial influence over Boykin, which influence may not necessarily be consistent with the interests of the other Boykin Shareholders.

UNANTICIPATED COSTS AND EXPENSES RELATED TO FUTURE ACQUISITIONS

     Boykin competes for investment opportunities with other entities. Boykin incurs certain risks as a result of these investment opportunities, including the expenditure of funds on, and the devotion of management time to, transactions that may not come to fruition. Additional risks include the risk that acquired properties will not achieve anticipated operating results, or will take longer than anticipated to achieve those results, and that judgments with respect to the cost of improvements to bring acquired properties to the requisite standards will prove inaccurate.

DEPENDENCE ON KEY PERSONNEL

     Boykin is, and after the Merger will continue to be, dependent on the efforts of Robert W. Boykin, its Chairman of the Board, President and Chief Executive Officer. The loss of Mr. Boykin's services could have a material adverse effect on Boykin's performance. Boykin does not maintain a "key-man" life insurance policy covering Mr. Boykin.

POSSIBILITY OF FRANCHISE DEFAULTS; FRANCHISE AGREEMENT LIMITATIONS

     Eighteen of the Boykin Hotels are subject to franchise agreements. Boykin expects that hotels that it acquires will also generally be subject to franchise agreements. The failure of a hotel, Boykin, or a lessee or third party manager to meet standards imposed by a franchisor or otherwise to adhere to a franchise agreement could result in the loss or cancellation of the franchise agreement. The loss of a franchise could have a material adverse effect on the operations or the underlying value of the hotel covered by the franchise agreement.

     Certain of Boykin's franchise agreements prohibit or limit Boykin's right to sell the Boykin Hotel subject to the agreement. These provisions may inhibit Boykin's ability to sell or refinance certain of the Boykin Hotels. See "Boykin--Franchise Agreements."

RED LION MANAGEMENT AGREEMENT AND OWNER AGREEMENT LIMITATIONS

     DEPENDENCE ON THE RED LION MANAGER; INABILITY TO TERMINATE. The Red Lion Hotels are managed under the Red Lion Management Agreement by the Red Lion Manager, a wholly owned subsidiary of Promus. The Red Lion Management Agreement has an initial term expiring April 5, 2012, which may be extended at the option of the Red Lion Manager for up to 10 additional terms of five years each. Accordingly, the financial performance of the Red Lion Hotels will be significantly dependent upon management by the Red Lion Manager for most or all of the useful life of the Red Lion Hotels. Neither Westboy nor Boykin may terminate the Red Lion Manager for poor performance of the Red Lion Hotels if there has been no breach of the Red Lion Management Agreement.

     LIMITATION ON BORROWING. The Red Lion Management Agreement limits the amount of mortgage debt that may be placed on the Red Lion Hotels. This limitation could adversely affect Boykin's ability to maximize the leverage of the Red Lion Hotels. See "Description of Other Material Contracts--Red Lion Management Agreement."

     RESTRICTIONS ON SALE; RIGHT OF FIRST REFUSAL. If the Merger is consummated, Boykin will be prohibited from conveying its interest in a Red Lion Hotel unless the conveyance is subject to the Red Lion Management Agreement or a similar management agreement with the Red Lion Manager or, with respect to certain hotels, the Red Lion Manager is provided a substitute hotel to manage. The Red Lion Manager will also have a right of first refusal if Boykin proposes to sell any of the Red Lion Hotels. These restrictions were also contained in the Old Management Agreement. Boykin's ability to sell its interest in the Red Lion Hotels, and the price it may receive for that interest, could be adversely affected by the right of first refusal and certain other restrictions in the Red Lion Management Agreement.

POTENTIAL CONFLICTING INTERESTS OR FINANCIAL DIFFICULTIES OF JOINT VENTURE PARTICIPANTS

     Four of the Boykin Hotels are owned by joint ventures in which Boykin has controlling interests. Boykin anticipates entering into similar joint ventures in the future. Any joint venture investment involves risks such as the possibility that the co-venturer may seek relief under federal or state insolvency laws, become bankrupt, or have economic or business interests or goals that are inconsistent with the business interests or goals of Boykin. While the bankruptcy or insolvency of Boykin's co-venturer generally should not disrupt the operations of the joint venture, Boykin could be forced to purchase the co-venturer's interest in the joint venture or such interest could be sold to a third party.

DEPENDENCE ON LESSEES AND MANAGERS

     Boykin leases the Boykin Hotels to lessees under the Boykin Percentage Leases and expects to lease any hotels acquired in the future to lessees under similar leases. The Red Lion Hotels are leased to Westboy under the

Red Lion Percentage Lease and are operated by the Red Lion Manager. As a result, Boykin is and will continue to be dependent on lessees (particularly Boykin Management Company, as the lessee, either directly or through Westboy, of 25 of the 29 Hotels) and managers for all of its operating income. Lessees and managers may be subject to obligations to, and possible claims of, third parties arising out of such lessees' and managers' separate operating activities. The incurrence of any such liabilities could have a material adverse effect on a lessee's or manager's ability to perform under the applicable lease or management agreement. The lessees' obligations under the Percentage Leases are, and the Red Lion Manager's obligations under the Red Lion Management Agreement will be, unsecured.

     If Boykin terminates any Percentage Lease following a default by a lessee, Boykin will have to re-lease the affected property in order to maintain its qualification as a REIT. There can be no assurance that Boykin would be able to do so on terms as favorable to it as those contained in the terminated lease. Boykin also may have to incur substantial expenditures in connection with any such re-leasing. Moreover, on a bankruptcy of a lessee, Boykin's ability to re-lease the affected hotels or recover damages based on the default under or rejection of the relevant leases by the lessee would be adversely affected.

BOYKIN'S LIMITED OPERATING HISTORY

     While the predecessor entity of Boykin has been in the lodging business for 39 years, Boykin has only operated since November 1996 and accordingly has limited experience in operating in accordance with the requirements for maintaining its qualification as a REIT.

POTENTIAL ADVERSE EFFECT ON THE VALUE OF THE BOYKIN COMMON SHARES OF FLUCTUATIONS IN INTEREST RATES OR EQUITY MARKETS

     The market price of equity securities of a publicly traded REIT is determined in part by the attractiveness of the yield from distributions on those securities in relation to prevailing interest rates. Accordingly, an increase in interest rates generally may lead holders of the Boykin Common Shares to seek a higher annual yield, which could adversely affect the market price of the Boykin Common Shares. Moreover, the market value of the Boykin Common Shares can be substantially and adversely affected by changes in general securities market conditions or fluctuations in the markets for equity securities.

RISK OF INVESTMENT IN REAL ESTATE AND THE HOTEL INDUSTRY

     The risks discussed under this heading apply to each of Red Lion and Boykin as separate entities, and will apply to Boykin and its operations after the Merger is completed.

     OPERATING RISKS. Hotel properties are subject to certain operating risks. These risks include competition from other hotels; overbuilding in the hotel industry, which adversely affects occupancy and room rates; increases in operating costs attributable to inflation and other factors; significant dependence on business and commercial travelers and tourism; and adverse effects of general and local economic conditions.

     RENOVATION AND CAPITAL IMPROVEMENTS REQUIREMENTS. Hotel properties require continuing renovation and capital improvements, including periodic refurbishment and replacement of FFE, to remain competitive. While each of Red Lion and Boykin maintains a capital expenditures reserve, required expenditures could exceed expectations. If that occurs, the incremental costs could adversely affect cash flow available for distribution.

     VALUE AND ILLIQUIDITY OF REAL ESTATE. Real estate investments are relatively illiquid. In addition, certain significant expenditures associated with each equity investment (such as mortgage payments, real estate taxes and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment.

     UNINSURED AND UNDERINSURED LOSSES. There are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, a hotel owner could lose its investment in the affected hotel as well as the anticipated future revenues from that hotel, while remaining obligated for any mortgage indebtedness or other financial obligations related to that hotel.
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

     DEVELOPMENT AND REDEVELOPMENT FINANCING AND OPERATING RISKS. New and continued project development is subject to a number of risks: financing may not be available on favorable terms, construction costs of a property may exceed original estimates, and operating results may not achieve anticipated levels, or will take longer to achieve those levels than anticipated.

     PROPERTY TAX INCREASES. If real or personal property taxes increase or assessments are levied, a hotel owner's ability to make distributions to its equityholders could be adversely affected.

     COSTS OF COMPLIANCE WITH CERTAIN LAWS. All hotels that are "public accommodations" or "commercial facilities," as defined in the Americans With Disabilities Act (the "ADA"), must comply with Title III of the ADA. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. If changes in these laws involve substantial expenditures or must be made on an accelerated basis, a hotel owner's ability to make distributions to its equityholders could be adversely affected.

     REAL ESTATE FINANCING RISKS. Boykin commonly finances acquisitions through debt financing. The risks normally associated with debt financing include the risk that cash flow will be insufficient to make required payments of principal and interest, the risk of an inability to refinance indebtedness or that the terms of a refinancing will not be as favorable as the terms of the existing indebtedness, and the risk that necessary capital expenditures for such purposes as renovations and other improvements cannot be financed on favorable terms, if at all. Any inability to secure refinancing of indebtedness on acceptable terms could result in a disposition of properties on disadvantageous terms, which could result in losses to Boykin and could adversely affect its cash flow available for distribution. In addition, an increase in interest rates would increase the amount payable under any outstanding variable rate indebtedness.

     Boykin's existing credit facility is secured by mortgages on 13 of the Boykin Hotels, and all of those hotels are subject to foreclosure if Boykin defaults under the credit facility. To obtain a portion of the cash consideration for the Merger, Boykin will enter into a $130 million term loan, to be funded at the Effective Time, secured by mortgages on the Red Lion Hotels. The Red Lion Hotels would be subject to foreclosure if Boykin defaulted on those mortgages. In addition, Boykin's need to distribute 95% of its REIT taxable income in order to maintain its qualification as a REIT will limit its ability to rely on cash flow from operations to finance new development or acquisitions.

     POTENTIAL ENVIRONMENTAL COSTS. Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances or petroleum on, under or in the property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of the substances. Other laws and the common law impose on owners and operators certain requirements regarding conditions and activities that may affect human health or the environment. Failure to comply with applicable requirements could result in difficulty in the lease or sale of any affected property or the imposition of monetary penalties, in addition to the costs required to achieve compliance and potential liability to third parties.

     Neither Red Lion nor Boykin is aware of any material noncompliance, liability or claim relating to hazardous or toxic substances or to other environmental matters in connection with any of the Hotels. Nonetheless, it is possible that material environmental contamination or conditions exist, or could arise in the future, in the Hotels or on the land upon which they are located or with respect of any property Boykin may acquire in the future.

     SEASONAL REVENUE FLUCTUATIONS. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters of the calendar year. This can be expected to cause quarterly fluctuations in Red Lion's and Boykin's hotel revenues and lease revenues.

TAX RISKS

     NEGATIVE EFFECT ON DISTRIBUTIONS FROM FAILURE TO QUALIFY AS A REIT. Boykin has operated as a REIT under the Code commencing with its taxable year ended December 31, 1996. Boykin has not requested, and does not expect to request, a ruling from the IRS regarding its status as a REIT. Qualification as a REIT involves the application of technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within Boykin's control may affect its ability to continue to qualify as a REIT, including default by a lessee under, and a termination of, an operating lease. In addition, no assurance can be given that legislation, regulations, administrative interpretations or court decisions will not significantly change the rules applicable to Boykin with respect to its qualification as a REIT or the federal income tax consequences of such qualification.

     Boykin has received an opinion of Baker & Hostetler LLP that, based on the assumption that the Percentage Leases, the partnership agreement of the Boykin Operating Partnership (the "Boykin Operating Partnership Agreement"), Boykin's organizational documents, and all other documents to which Boykin is a party will be complied with by all parties thereto, and based upon certain representations of Boykin, Boykin has qualified as a REIT under the Code for 1996 and 1997, Boykin is organized in conformity with the requirements for qualification and taxation as a REIT and its method of operation has enabled and will enable it, whether the Merger occurs or not, to continue to meet the requirements for taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding on the IRS or the courts. Both the opinion and the continued qualification of Boykin as a REIT depend on Boykin's ability to meet and continue to meet various requirements concerning, among other things, the ownership of its outstanding shares, the nature of its assets, the sources of its income and the amount of its distributions to shareholders. See "Federal Income Tax Considerations--Federal Income Tax Considerations Related to Holding Boykin Common Shares--Taxation of Boykin."

     If Boykin were to fail to qualify as a REIT in any taxable year, Boykin would not be allowed a deduction for distributions to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, Boykin also would be disqualified from treatment as a REIT for the four taxable years following the year during which REIT qualification was lost. As a result, the cash available for distribution to shareholders could be reduced or eliminated for each of the years involved. Although Boykin currently intends to operate in a manner designed to continue to qualify it as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Boykin Board, with the consent of a majority of the Boykin Shareholders, to revoke the REIT election.

     INABILITY TO PAY MINIMUM REIT DISTRIBUTIONS. In order to qualify as a REIT, Boykin generally is required each year to distribute to its shareholders at least 95% of its net taxable income (excluding any net capital gain). Further, Boykin is subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, plus 95% of its capital gain net income for that year, plus amounts not distributed in prior years.

     Boykin intends to continue to make distributions to its shareholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Boykin's income consists primarily of its share of the income of the Boykin Operating Partnership, which upon consummation of the Merger will include income from the Red Lion Operating Partnership. Boykin's cash available for distribution consists primarily of cash distributions from the Boykin Operating Partnership. Differences in timing between taxable income and receipt of cash available for distribution and the seasonality of the hospitality industry could require Boykin, through the Boykin Operating Partnership, to borrow funds on a short-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. Under certain circumstances, Boykin may be required from time to time to accrue certain income items for tax purposes prior to their receipt in cash (for example, rent earned but not yet received). These differences in timing between the accrual of certain income items for tax purposes and the receipt thereof could cause Boykin to have taxable income without sufficient cash to make the annual distributions required of a REIT under the Code. In such cases, Boykin may be compelled to borrow funds or liquidate investments on terms that are disadvantageous to Boykin in order to meet the distribution requirements. See "Federal Income Tax Considerations."

     Distributions by the Boykin Operating Partnership are determined by the Boykin Board and are dependent on a number of factors, including the amount of cash in the Boykin Operating Partnership available for distribution, the Boykin Operating Partnership's financial condition, any decision by the Boykin Board to reinvest funds rather than distributing such funds, the Boykin Operating Partnership's capital expenditures, the annual distribution requirements under the REIT provisions of the Code, and other factors the Boykin Board believes are relevant. See "Federal Income Tax Considerations--Federal Income Tax Considerations Related to Holding Common Shares--Requirements for
Qualification -- Annual Distribution Requirements."

     NEGATIVE EFFECT ON DISTRIBUTIONS ARISING FROM FAILURE OF THE BOYKIN OPERATING PARTNERSHIP TO BE CLASSIFIED AS A PARTNERSHIP FOR FEDERAL INCOME TAX PURPOSES. Boykin has received an opinion from Baker & Hostetler LLP stating that the Boykin Operating Partnership, and Boykin's joint ventures, which upon consummation of the Merger will include the Red Lion Operating Partnership, will be classified as partnerships for federal income tax purposes and not as publicly traded partnerships. If the IRS were to challenge successfully the tax status of the Boykin Operating Partnership or any of the joint ventures as a partnership for federal income tax purposes, the entity would be taxable as a corporation. In that event, because the value of Boykin's ownership interest in the Boykin Operating Partnership and, through its ownership interest in the Boykin Operating Partnership, each of the joint ventures, constitutes more than 10% of each entity's voting securities (and, with regard to the Boykin Operating Partnership, exceeds 5% of Boykin's assets), Boykin would cease to qualify as a REIT. Further, the imposition of a corporate-level tax on the Boykin Operating Partnership or on a joint venture would substantially reduce the amount of cash available for distribution to Boykin and its shareholders. See "Federal Income Tax Considerations -- Federal Income Tax Considerations Related to Holding Boykin Common Shares -- Tax Aspects of Boykin's Investments in the Boykin Operating Partnership."

     TAX ON NET INCOME FROM FORECLOSURE PROPERTY. Boykin is subject to a tax at the highest rate applicable to corporations (currently 35%) on any "net income from foreclosure property." "Foreclosure property" is property acquired by Boykin upon a lease default or mortgage foreclosure. "Net income from foreclosure property" is the gross income derived during the taxable year from foreclosure property, less applicable deductions, but only to the extent such income does not qualify under the 75% income test and 95% income test. As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a Percentage Lease for a Hotel, Boykin terminates the Percentage Lease and Boykin is unable to find a replacement lessee for that Hotel within 90 days of that foreclosure, gross income from hotel operations conducted by Boykin from that Hotel would cease to qualify for the 75% and 95% gross income tests and thus Boykin would fail to qualify as a REIT; however, although it is unclear under the Code, if the hotel operations were conducted by an independent contractor, it might be possible for the Hotel to be foreclosure property for two years after that foreclosure (the "Grace Period," which period could be extended an additional four years) without disqualifying Boykin as a REIT. For taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 (the "1997 Relief Act") extends the Grace Period for foreclosure property to three years for the initial period, with one additional extension of three years.

NEGATIVE EFFECT ON DISTRIBUTIONS FROM ABSENCE OF DEBT LIMITATION AND ABILITY TO ISSUE PREFERRED SHARES

     Boykin currently has a policy of maintaining a ratio of debt-to-total market capitalization (i.e., total third-party debt of Boykin as a percentage of the market value of issued and outstanding Boykin Common Shares, including Boykin Common Shares issuable on exchange of outstanding Boykin Operating Partnership Units, plus total debt, measured at the time the debt is incurred) of not more than 45%. Boykin's organizational documents, however, do not contain any limitation on the amount or percentage of indebtedness Boykin may incur, and the Boykin Board could alter or eliminate Boykin's current borrowing policy. If this policy were changed or eliminated, Boykin could become more highly leveraged, resulting in an increase in debt service, which could adversely affect Boykin's funds from operations and its ability to make expected distributions to its shareholders, and in an increased risk of default on Boykin's obligations. The more leveraged a company is, the more likely it is that a decrease in cash flow would impair its ability to make debt service payments in the normal course of business. Boykin's Articles of Incorporation (the "Boykin Articles") authorize the Board of Directors of Boykin (the "Boykin Board") to issue up to 10,000,000 preferred shares and to establish certain preferences and rights of any such shares issued. The issuance of preferred shares with preferential dividend rights could diminish the cash available for distribution to the holders of Boykin Common Shares. In addition, the issuance of such shares could have the effect of delaying or preventing a change in control of Boykin even if a change in control were in the shareholders' interest.

LIMITATIONS ON INCREASING OWNERSHIP OF COMMON SHARES

     In order for Boykin to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of Boykin may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year. Accordingly, the Boykin Articles prohibit ownership of more than 9.0% of the Boykin Common Shares by any single shareholder, with certain exceptions. The Boykin Board may waive this restriction if evidence satisfactory to it and to Boykin's tax counsel is presented showing that ownership in excess of this limit will not jeopardize Boykin's status as a REIT. Accordingly, a holder of Boykin Common Shares may be prohibited from increasing his or her holdings of Boykin Common Shares.

ANTI-TAKEOVER EFFECT OF OWNERSHIP LIMIT

     Generally prohibiting any shareholder from owning more than 9.0% of the Boykin Common Shares may (i) discourage a change in control of Boykin, (ii) deter tender offers for the Boykin Common Shares, which may otherwise be attractive to the Boykin Shareholders, or (iii) limit the opportunity for shareholders to receive a premium for their Boykin Common Shares that may otherwise exist if an investor attempted to assemble a block of the Boykin Common Shares in excess of 9.0% of the outstanding Boykin Common Shares or to effect a change in control of Boykin. The ownership limitation exists to enable Boykin to meet the REIT qualification requirement that not more than 50% in value of its outstanding shares be owned by five or fewer individuals, while providing the Boykin Board the flexibility to allow an individual to own more than 10% of Boykin's outstanding shares, so long as that ownership does not violate other REIT qualification requirements. Certain tender offers and invitations for tenders for more than 10% of the Boykin Common Shares are also subject to certain advance filing and notification requirements under Section 1707.041 of the Ohio Code.

                           FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus contains statements that constitute forward-looking statements. Those statements appear in a number of places in this Joint Proxy Statement/Prospectus and in the documents incorporated by reference herein and include statements regarding the intent, belief or current expectations of Red Lion or Boykin, or their directors, officers, or partners with respect to (i) the declaration or payment of distributions or dividends;
(ii) the leasing, management or operation of the Red Lion Hotels and Boykin Hotels; (iii) the adequacy of reserves for renovation and refurbishment; (iv) potential acquisitions by Boykin; (v) Boykin's financing plans; (vi) Boykin's policies regarding investments, dispositions, financings, conflicts of interest and other matters; (vii) Boykin's qualification and continued qualification as a REIT; and (viii) trends affecting Boykin's, Red Lion's or any Hotel's financial condition or results of operations.

     We caution any prospective investor that any forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those in the forward-looking statement as a result of various factors. The information contained in this Joint Proxy Statement/Prospectus and in the documents incorporated by reference herein, including without limitation the information set forth above and the information herein and under the caption "Federal Income Tax Considerations," identifies important factors that could cause such differences. With respect to any such forward-looking statement that includes a statement of its underlying assumptions or bases, we caution that, while we believe such assumptions or bases to be reasonable and have formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished.

                          THE RED LION SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to the Red Lion Unitholders as part of the solicitation of proxies by the Red Lion Board for use at the Special Meeting of the Red Lion Unitholders (the "Red Lion Special Meeting") to be held on May 20, 1998, at 10:00 a.m. Memphis time, at the Memphis Embassy Suites, 1022 Shady Grove Road, Memphis, Tennessee 38120. This Joint Proxy Statement/Prospectus and the enclosed form of proxy are first being mailed to the Red Lion Unitholders on or about April 17, 1998.

     The purpose of the Red Lion Special Meeting is to consider and vote on each of the Merger Proposals, and to conduct such other business as may properly come before the Red Lion Special Meeting. THE IMPLEMENTATION OF EACH OF THE MERGER PROPOSALS IS CONDITIONED UPON THE APPROVAL OF ALL OF THE MERGER PROPOSALS. ACCORDINGLY, THE RED LION UNITHOLDERS' FAILURE TO APPROVE ANY OF THE MERGER PROPOSALS WILL HAVE THE SAME EFFECT AS THEIR FAILURE TO APPROVE ALL OF THE MERGER PROPOSALS.

     Each copy of this Joint Proxy Statement/Prospectus mailed to Red Lion Unitholders is accompanied by a form of proxy for use at the Red Lion Special Meeting.

     Representatives of KPMG Peat Marwick LLP are not expected to be present at the Red Lion Special Meeting.

     EACH OF THE RED LION BOARD AND THE RED LION SPECIAL COMMITTEE RECOMMENDS THAT THE RED LION UNITHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF EACH OF THE MERGER PROPOSALS.

RECORD DATE AND VOTING

     The Red Lion General Partner has fixed the close of business on March 23, 1998 as the record date for the determination of the Red Lion Unitholders entitled to notice of and to vote at the Red Lion Special Meeting. Only holders of record of Red Lion Units on the record date will be entitled to notice of and to vote at the Red Lion Special Meeting. As of March 23, 1998, there were outstanding and entitled to vote 4,133,500 Red Lion Units, each of which is entitled to one vote, which may be cast either in person, or by properly executed proxy, at the Red Lion Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the Red Lion Units entitled to vote at the Red Lion Special Meeting is necessary to constitute a quorum at the Red Lion Special Meeting.

VOTE REQUIRED

     The affirmative vote, in person or by proxy, of the majority of the Red Lion Units outstanding on the record date for the Red Lion Special Meeting is required to approve and adopt the Merger Proposals.

     The Red Lion Units represented in person or by properly executed proxy will be counted for purposes of determining whether a quorum is present at the Red Lion Special Meeting. Red Lion Units that are represented at the Red Lion Special Meeting and that abstain from voting will be treated as Red Lion Units that are present for purposes of determining whether a quorum exists, but will not be counted as votes cast on the Merger Proposals. If a broker or nominee holding Red Lion Units in "street name" indicates on a proxy that it does not have discretionary authority to vote on a particular matter ("Red Lion broker non-votes"), those Red Lion Units will be treated as present for purposes of determining whether a quorum exists, but will not be counted as votes cast on the Merger Proposals. Accordingly, abstentions and Red Lion broker non-votes will have the same effect as votes against approval of each of the Merger Proposals.

     As of the record date for the Red Lion Special Meeting, directors and officers of the Red Lion General Partner did not own any Red Lion Units.

VOTING AND REVOCATION OF PROXIES

     All Red Lion Units that are entitled to vote and are represented at the Red Lion Special Meeting by a properly executed proxy received before or at the Red Lion Special Meeting, and not revoked, will be voted at the meeting in accordance with the instructions indicated on the proxy. If no instructions are indicated (other than in the case of Red Lion broker non-votes), the proxy will be voted for approval and adoption of the Merger Transactions.

     A Red Lion Unitholder's execution of the enclosed proxy will not affect the unitholder's right as a Red Lion Unitholder to attend the Red Lion Special Meeting and to vote in person. However, a Red Lion Unitholder's presence at the Red Lion Special Meeting, without more, will not operate to revoke his or her proxy. The proxy is revocable by a Red Lion Unitholder at any time, insofar as it has not been exercised, by (i) filing with the Secretary of the Red Lion General Partner, at or before the taking of the vote at the Red Lion Special Meeting, a written notice of revocation bearing a later date than the proxy,
(ii) duly executing a later-dated proxy relating to the same Red Lion Units and delivering it to the Secretary of the Red Lion General Partner before the taking of the vote at the Red Lion Special Meeting; or (iii) voting in person at the Red Lion Special Meeting. Any written notice of revocation or subsequent proxy should be sent to Red Lion Properties, Inc., 410 North 44th Street, Suite 700, Phoenix, Arizona 85008, Attention: Secretary, or hand delivered to the Secretary of the Red Lion General Partner at or before the taking of the vote at the Red Lion Special Meeting.

     The solicitation of proxies is made by and on behalf of the Red Lion Board. All expenses of Red Lion's solicitation of proxies for the Red Lion Special Meeting will be borne by Red Lion. In addition to solicitation by use of the mails, proxies may be solicited from Red Lion Unitholders by directors, officers and employees of the Red Lion General Partner in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses. Red Lion has retained D. F. King & Co., Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the Red Lion Special Meeting at a cost of approximately $7,000 plus reimbursement of reasonable out of pocket expenses. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Red Lion Units held of record by such brokerage houses, custodians, nominees and fiduciaries, and Red Lion will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in that connection.

NO RED LION DISSENTERS' RIGHTS

     Red Lion Unitholders who object to the Merger Proposals have no dissenters' rights (that is, the right, instead of receiving the merger consideration, to seek a judicial determination of the "fair value" of their Red Lion Units and to compel Red Lion to purchase those Red Lion Units for cash in that amount) under applicable Delaware law or the Red Lion Partnership Agreement, nor will such rights be voluntarily accorded to the Red Lion Unitholders. Approval of the Merger Proposals by the holders of a majority of the Red Lion Units outstanding on the Red Lion record date will bind all Red Lion Unitholders, and objecting Red Lion Unitholders will have no alternative to receipt of their respective portion of the merger consideration other than selling their Red Lion Units on the market before the Effective Time.

                           THE BOYKIN SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is furnished to Boykin Shareholders as part of the solicitation of proxies by the Boykin Board for use at the Special Meeting of Shareholders of Boykin (the "Boykin Special Meeting"), to be held at the Shoreby Club, 40 Shoreby Drive, Bratenahl, Ohio 44108, on May 20, 1998, at 9:00 a.m., Cleveland time, and at any adjournment thereof. This Joint Proxy Statement/Prospectus and the enclosed form of proxy will first be sent to Boykin Shareholders by mail on or about April 17, 1998.

     The purpose of the Boykin Special Meeting is to consider and vote on the Share Issuance Proposal. Approval of the Share Issuance Proposal by the Boykin Shareholders is being sought pursuant to the rules of the NYSE. The Ohio Code does not require shareholder approval of the Share Issuance Proposal.

     Each copy of this Joint Proxy Statement/Prospectus mailed to Boykin Shareholders is accompanied by a form of proxy for use at the Boykin Special Meeting.

     A representative of Arthur Andersen LLP is expected to be present at the Boykin Special Meeting with an opportunity to make a statement if he desires to do so. The representative is expected to be available to respond to appropriate questions.

     THE BOYKIN BOARD RECOMMENDS THAT THE BOYKIN SHAREHOLDERS VOTE FOR THE SHARE ISSUANCE PROPOSAL.

RECORD DATE AND VOTING

     Boykin has fixed the close of business on March 23, 1998, as the record date for the determination of Boykin Shareholders entitled to notice of and to vote at the Boykin Special Meeting. On that date, Boykin's outstanding voting securities consisted of 14,042,251 Boykin Common Shares, each of which is entitled to one vote, which may be cast at the Boykin Special Meeting either in person or by properly executed proxy. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding Boykin Common Shares entitled to vote at the Boykin Special Meeting is necessary to constitute a quorum at the Boykin Special Meeting.

VOTE REQUIRED

     The affirmative vote of a majority of the Boykin Common Shares present at the Boykin Special Meeting, either in person or by properly executed proxy, is required to approve the Share Issuance Proposal.

     Boykin Common Shares represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the Boykin Special Meeting. Boykin Common Shares that are represented but abstain from voting will be treated as present, but will not be counted as votes cast on the Share Issuance Proposal. If a broker or nominee holding Boykin Common Shares in "street name" indicates on a proxy that it does not have discretionary authority to vote on the Share Issuance Proposal ("Boykin broker non-votes"), those Boykin Common Shares will be treated as present at the Boykin Special Meeting for purposes of determining whether a quorum exists, but will not be counted as votes cast on the proposal. Accordingly, abstentions and Boykin broker non-votes will have the same effect as votes against the Share Issuance Proposal.

     As of the record date for the Boykin Special Meeting, directors and executive officers of Boykin and their affiliates held less than one percent (1%) of the outstanding Boykin Common Shares. All of these persons have expressed their intention to vote for the Share Issuance Proposal.

VOTING AND REVOCATION OF PROXIES

     If the enclosed proxy is executed and returned to Boykin, the persons named in it will vote the Boykin Common Shares represented by that proxy at the Boykin Special Meeting. When a choice has been specified in the proxy, the Boykin Common Shares represented will be voted in accordance with that specification. If no specification is made (other than in the case of Boykin broker non-votes), those shares will be voted at the Boykin Special Meeting for approval of the Share Issuance Proposal.

     Your execution of the enclosed proxy will not affect your right as a Boykin Shareholder to attend the Boykin Special Meeting and to vote in person. However, a shareholder's presence at the Boykin Special Meeting, without more, will not operate to revoke his or her proxy. The proxy is revocable by a shareholder by
(i) giving written notice to Boykin, before the Boykin Special Meeting, (ii) duly executing a later-dated proxy relating to the same Boykin Common Shares and delivering it to Boykin before the taking of the vote at the Boykin Special Meeting, or (iii) giving notice of the revocation to Boykin at the Boykin Special Meeting before the taking of the vote. Any written notice of revocation or subsequent proxy should be sent to Boykin Lodging Company, Guildhall Building, Suite 1500, 45 West Prospect Avenue, Cleveland, Ohio 44115, Attention:
Raymond P. Heitland, Secretary, or hand delivered to the Secretary of Boykin at or before the taking of the vote at the Boykin Special Meeting.

     This solicitation of proxies is made by and on behalf of the Boykin Board. All expenses of the solicitation of proxies for the Boykin Special Meeting will be borne by Boykin. In addition to solicitation by use of the mails, proxies may be solicited from Boykin Shareholders by directors, officers and employees of Boykin or its affiliates in person or by telephone, facsimile, telegram, or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with that solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Boykin Common Shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Boykin will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in that connection.

NO BOYKIN DISSENTERS' RIGHTS

     Boykin Shareholders who object to the Share Issuance Proposal or the Merger have no dissenters' rights (that is, the right to seek a judicial determination of the "fair value" of their Boykin Common Shares and to compel Boykin to purchase those shares for cash in that amount) under applicable Ohio law, the Boykin Articles or the Boykin Code of Regulations, nor will such rights be voluntarily accorded to the Boykin Shareholders. Approval of the Share Issuance Proposal by the holders of a majority of the Boykin Common Shares at the Boykin Special Meeting, if a quorum is present at that meeting, will bind all Boykin Shareholders.

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

                                   THE MERGER

BACKGROUND OF THE MERGER

     Overview of Red Lion Tax Status. Red Lion, as a Grandfathered Partnership (as defined below), has been treated as a partnership for United States federal income tax purposes and, as such, has not been required to pay federal taxes on its income. The Revenue Reconciliation Act of 1987 (the "Revenue Act of 1987") provided, among other things, that beginning in 1988 publicly traded partnerships would be taxed as corporations. The Revenue Act of 1987 provides certain exceptions to this rule, including an exception for partnerships that meet certain gross income limitations. These limitations include a requirement that the partnership derive at least 90% of its gross income from certain "qualifying" sources, including "real property rents" for all tax years beginning with the first taxable year in which the partnership (or its "predecessor") was a publicly traded partnership ("PTP"). Income from the operation of a hotel is not "qualifying" income for this purpose, while income from a lease of the same property would qualify.

     In addition to the "passive income" exception described above, the Revenue Act of 1987 provided that, under certain circumstances, PTPs in existence prior to the enactment of the Revenue Act of 1987 ("Grandfathered Partnerships") could continue to be taxed as partnerships until December 31, 1997, without regard to whether the passive income requirements had been satisfied. Because Red Lion was publicly traded prior to the effective date of the Revenue Act of 1987, it qualified for this transitional relief. As Red Lion has disclosed in its annual reports and other public statements, this transitional relief enabled Red Lion to continue to enjoy partnership status (and not be treated as a corporation) through, but not beyond, December 31, 1997.

     The 1997 Relief Act, enacted in August 1997, extended the transitional relief afforded by the Revenue Act of 1987 for an "electing 1987 partnership." An "electing 1987 partnership" is exempt from the application of the PTP rules and therefore will continue to be taxed as a partnership and not as a corporation. An "electing 1987 partnership" is, however, subject to a 3.5% excise tax on its annual gross income from the active conduct of a trade or business beginning with its 1998 tax year. A Grandfathered Partnership, which does not become an "electing 1987 partnership," will be taxed as a corporation beginning in 1998 unless the partnership meets the "passive income" requirements beginning with its 1998 tax year. Therefore, to avoid taxation as a corporation in 1998, (i) Red Lion would be required to make an election to be subject to the 3.5% excise tax beginning with its 1998 tax year or (ii) Red Lion would have to restructure its operations by entering into a lease of the Red Lion Hotels to a third party lessee in order to satisfy the "passive income" requirements of the Code.

     If Red Lion were taxed as a corporation, Red Lion would have to pay federal income taxes at regular corporate rates on its taxable income, and any distributions to the Red Lion Unitholders would be taxable to the Red Lion Unitholders as dividends in the year received, to the extent of the current or accumulated earnings and profits of Red Lion. For example, if Red Lion had been taxed as a corporation in 1997, it would have paid federal and state corporate income taxes on its taxable income of approximately $1.2 million ($0.28 per Red Lion Unit). In addition, if Red Lion had elected to remain a PTP and be taxed as a corporation it would also have been required to pay an additional corporate tax at regular corporate rates on the gain recognized on a sale of any or all of the Red Lion Hotels.

     If Red Lion had not restructured its operations by leasing the Red Lion Hotels in order to satisfy the "passive income" requirements of the Code, but had made the election to be subject to the excise tax, Red Lion would have been liable for the federal excise tax at a rate of 3.5% on most or all of its gross income. For example, had this election been in effect in 1997, Red Lion's excise tax liability on its gross income would have been approximately $3.4 million ($0.82 per Red Lion Unit). If Red Lion had elected to remain a PTP and to pay the federal excise tax but had not restructured its operations by leasing the Red Lion Hotels to meet the passive income requirements of the Code, it might have been required to pay a federal excise tax equal to 3.5% of the gain recognized on a sale of the Red Lion Hotels.

     Being taxed as a corporation or paying the excise tax would have reduced the funds available to Red Lion by the amount of the taxes it would have been required to pay and, in the absence of increased borrowings, would have reduced by that amount the funds available to Red Lion for capital expenditures, payment of outstanding indebtedness, payment of distributions to its partners and other purposes. Management of the Red Lion General
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

Partner believes that this change in Red Lion's tax status, with the resulting reduction in the funds available to it, would impair Red Lion's ability to continue paying distributions to its partners at current levels. See
"Summary -- Comparative Per Share Information."

     Background of the Merger. In light of the prospective change in the tax status of Red Lion, on May 1, 1997 the Red Lion Board appointed the Red Lion Special Committee, consisting of newly elected independent members of the Red Lion Board, Messrs. Robert M. Melzer and Joseph E. Maroun, to evaluate the Strategic Alternatives available to Red Lion and to recommend to the Red Lion Board a strategy which maximizes Red Lion Unitholder value while addressing the tax problem. See "Recommendations of the Red Lion Special Committee and the Red Lion Board; Reasons for the Merger."

     The Red Lion Special Committee was appointed because of the conflicts of interest between the Red Lion General Partner, which, among other things, is under common ownership with the Red Lion Manager, and the Red Lion Unitholders. See "Risk Factors -- Conflicts of Interest of Merger Participants."

     At a meeting of the Red Lion Special Committee held on May 8, 1997, the Red Lion Special Committee engaged Paul, Weiss, Rifkind, Wharton & Garrison ("Paul Weiss") as its legal counsel, which was subsequently ratified by the Red Lion Board. At that meeting, Paul Weiss explained the fiduciary duties of the members of the Red Lion Special Committee in fulfilling the mandate established by the Red Lion Board on May 1, 1997.

     At a meeting of the Red Lion Special Committee held on May 13, 1997, the members of the Red Lion Special Committee and its legal counsel held discussions concerning retention of a financial advisor, including consideration of Morgan Stanley Realty Incorporated ("Morgan Stanley") prior and current relationships with Doubletree. Following those discussions, the Red Lion Special Committee resolved to engage Morgan Stanley as its financial advisor, solely to render advice with respect to the Strategic Alternatives and to assist the Red Lion Special Committee with its recommendations to the Red Lion Board with respect thereto. The Strategic Alternatives considered by the Red Lion Special Committee included (i) continuing to operate the Red Lion Hotels and being taxed as a corporation for federal income tax purposes, (ii) leasing the Red Lion Hotels to a third party and continuing to exist as a PTP, which would result in Red Lion being treated as a partnership for federal income tax purposes assuming certain income tests were met; (iii) leasing the Red Lion Hotels to a third party and converting to a REIT; and (iv) a Sale Transaction designed to maximize value to the Red Lion Unitholders. The Strategic Alternatives considered were limited by the nature of Red Lion, its business and its ownership structure.

     At a meeting of the Red Lion Special Committee held on May 28, 1997, the Red Lion Special Committee, after a detailed presentation by Morgan Stanley and considerable discussion with its legal counsel, concluded that the preferred alternative for Red Lion and the Red Lion Unitholders was a Sale Transaction. The reasons for the determination are set forth below under "Recommendations of the Red Lion Special Committee and the Red Lion Board; Reasons for the Merger." The Red Lion Special Committee also decided that a Sale Transaction should be effected in a manner that would minimize, to the extent possible, potential conflicts between the interests of the Red Lion Unitholders and those of Doubletree, the parent of both the Red Lion Manager and the Red Lion General Partner.

     At a meeting of the Red Lion Board held on June 12, 1997, the Red Lion Special Committee presented to the Red Lion Board the Strategic Alternatives and recommended (i) that Red Lion pursue a Sale Transaction and (ii) that the Red Lion Board authorize the Red Lion Special Committee to oversee the process of effecting a Sale Transaction. In addition, Morgan Stanley presented an updated analysis of the Strategic Alternatives with particular focus on the current acquisition market for hotels similar to the Red Lion Hotels, potential buyers and their strengths and weaknesses and the financial implications of the Strategic Alternatives. The Red Lion Board questioned the Red Lion Special Committee and its legal counsel and Morgan Stanley regarding various aspects of the Strategic Alternatives, the Red Lion Special Committee's recommendation, the process necessary to effectuate a Sale Transaction, timing and the related costs. The Red Lion Board then authorized the Red Lion Special Committee to pursue a Sale Transaction, including (i) determining the manner of sale and identifying potential bidders with which to negotiate, (ii) independently and fully negotiating a Sale Transaction subject to the approval of the Red Lion Board and the Red Lion Unitholders and (iii) recommending a Sale Transaction to the Red Lion Board and the Red Lion Unitholders. The Red Lion Board also authorized the Red Lion Special

Committee to explore the possibility of leasing the assets of Red Lion to a third party if a Sale Transaction could not be consummated by December 31, 1997.

     At a meeting of the Red Lion Special Committee held on June 23, 1997, the Red Lion Special Committee resolved to engage Morgan Stanley, based on its capabilities and experience in the hospitality industry as well as on the scope and methodology of its proposed services, as its financial advisor to render advice with respect to a possible Sale Transaction. In July 1997, representatives of Morgan Stanley contacted 18 potential acquirors, including Mr. Robert W. Boykin, President and Chief Executive Officer of Boykin, concerning the sale of Red Lion or the Red Lion Hotels. At a meeting of the Red Lion Board held on July 24, 1997, the Red Lion Special Committee advised the Red Lion Board of the current status of the Red Lion Special Committee's efforts regarding a Sale Transaction. In August 1997, an offering memorandum relating to a Sale Transaction involving Red Lion was prepared by Morgan Stanley on behalf of the Red Lion Special Committee. Following the execution of a confidentiality agreement, ten interested entities, including Boykin, were given the opportunity to examine the offering memorandum (which contained certain nonpublic information regarding Red Lion) and certain other nonpublic information regarding Red Lion.

     As a part of the process, Boykin received the same nonpublic information regarding Red Lion as was provided to other interested parties. Boykin immediately commenced preliminary investigations into certain matters regarding the financial performance and physical condition of the Red Lion Hotels.

     The 1997 Relief Act was enacted in August 1997 and provided Red Lion with the option to make an election to pay the 3.5% excise tax on gross income and avoid being taxed as a corporation, in lieu of pursuing a Sale Transaction. After considering that option, the Red Lion Special Committee reconfirmed its recommendation that a Sale Transaction remained the best alternative for Red Lion and the Red Lion Unitholders. Morgan Stanley solicited, and on or about September 1, 1997, received, preliminary nonbinding indications of interest from five interested parties, including an expression of interest from Boykin to purchase the Red Lion Hotels for $260 million, subject to various customary contingencies. At a meeting of the Red Lion Special Committee held on September 4, 1997 to discuss the preliminary indications of interest, the members of the Red Lion Special Committee determined, after seeking advice from its legal counsel and Morgan Stanley, that the price per Red Lion Unit yielded by each of the preliminary indications of interest was unsatisfactory. Thereafter, representatives of Morgan Stanley contacted each of the interested parties and certain other potential bidders in an effort to increase the consideration offered in the next round of proposals.

     Boykin continued its due diligence review of Red Lion by requesting, on September 12, 1997, the delivery of financial statements, capital expenditure history, environmental reports and loan documentation with respect to the Red Lion Hotels. In mid-September, Boykin engaged the services of Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor and began extensive consultations with Lehman Brothers regarding the Red Lion Hotels.

     At a meeting of the Red Lion Special Committee held on September 22, 1997, representatives of Morgan Stanley reported to the Red Lion Special Committee that one additional party had submitted an initial indication of interest and that certain of the interested parties had revised their initial indications of interest (as so revised, the "Preliminary Bids"). At a Red Lion Board meeting held on September 23, 1997, Morgan Stanley made a presentation to the Red Lion Board describing the six Preliminary Bids. Following the meeting, the Red Lion Special Committee instructed Morgan Stanley to continue to negotiate with each party that had submitted a Preliminary Bid.

     Because of the length of the term and certain other provisions of the Old Management Agreement (which would continue in effect following the closing of any Sale Transaction), and because of the outstanding amount owed by Red Lion and the Red Lion Operating Partnership to the Red Lion General Partner and the Red Lion Manager, certain of the Preliminary Bids required material economic or business concessions on the part of the Red Lion Manager and the Red Lion General Partner. On September 24, 1997, the Red Lion Special Committee submitted a written memorandum to the Red Lion Manager and the Red Lion Board summarizing those economic or business concessions. In a letter dated September 30, 1997, the Red Lion Manager and the Red Lion General Partner informed the Red Lion Special Committee that, in view of the material negative economic impact that many of the economic and business concessions proposed in certain of the Preliminary Bids would have on the Red Lion Manager and the Red Lion General Partner, and because neither the Old Management Agreement nor the Red Lion Partnership Agreement obligated or required the Red Lion Manager or the Red Lion General Partner to make such concessions, neither the Red Lion Manager nor the Red Lion General Partner was prepared to make any material concession without fair compensation.

     At a meeting of the Red Lion Special Committee held on October 6, 1997, which was attended by representatives of the Red Lion General Partner, the Red Lion Manager and legal counsel for Red Lion, representatives of Morgan Stanley reported to the Red Lion Special Committee that certain of the potential bidders had revised their Preliminary Bids to increase the net consideration per Red Lion Unit to an acceptable level, and that a new party had submitted a Preliminary Bid specifying all cash consideration, which was also acceptable. After the representatives of the Red Lion Manager and the Red Lion General Partner and legal counsel for Red Lion were excused from the meeting, the Red Lion Special Committee reviewed each of the six Preliminary Bids with the financial and legal advisors to the Red Lion Special Committee and determined that four of such Preliminary Bids, one of which was Boykin's, should be given further consideration, and that the parties presenting these bids (the "Bidders") should be invited to conduct a more complete due diligence review of Red Lion and the Red Lion Hotels and submit final proposals to the Red Lion Special Committee. Boykin's Preliminary Bid, which was based on its continuing due diligence review and the consultations described above, increased the proposed purchase price from $260 million to $270 million. The bid also provided for a purchase of all of the outstanding Red Lion Units and the Red Lion General Partner's interest in Red Lion and the Red Lion Operating Partnership, as opposed to an asset purchase of the Red Lion Hotels. Boykin's Preliminary Bid remained subject to several contingencies including Doubletree's agreement to lease and manage the Red Lion Hotels, the verification of an assumption regarding potential increases in real estate taxes and the completion of a due diligence investigation of the capital expenditure requirements for each of the Red Lion Hotels.

     By letter dated October 9, 1997, representatives from Morgan Stanley invited each of the Bidders to submit final offers for a merger transaction with Red Lion by November 17, 1997. Representatives from Morgan Stanley also delivered to each of the Bidders revised projected results of operations of the Red Lion Hotels for 1997, as provided by the Red Lion Manager. The instructions supplied by Morgan Stanley with its letter provided that the offers should be presented without any contingencies. Morgan Stanley informed the Bidders that it would engage environmental and engineering specialists to undertake environmental audits and property engineering inspections of each of the Red Lion Hotels to assist the Bidders in submitting an offer not contingent upon such matters. Each Bidder was given the opportunity to interview the management of the Red Lion General Partner and the Red Lion Manager and inspect the Red Lion Hotels.

     On October 14, 1997, Mr. Boykin met with representatives of the Red Lion Manager in Phoenix, Arizona to discuss Doubletree's management of the Red Lion Hotels and Doubletree's plans for the properties. Mr. Boykin and the Doubletree representatives also discussed management agreement issues, capital expenditure plans and other property related issues. Through the remainder of October and the first week of November, Boykin continued its legal and financial due diligence and commenced independent physical property inspections and management interviews at the Red Lion Hotels.

     In response to an earlier request made by the Red Lion Special Committee to the Red Lion General Partner, on or about October 15, 1997, the members of the Red Lion Special Committee were informed by representatives of the Red Lion General Partner that it was not in Doubletree's best interests or in the interests of any of its affiliates to enter into a lease with the Red Lion Operating Partnership because of, among other things, the potential negative effects on Doubletree's business, potentially significant adverse tax consequences, potentially higher borrowing costs and the fact that leasing was not consistent with Doubletree's business strategy. At a meeting of the Red Lion Special Committee held on October 20, 1997, the members of the Red Lion Special Committee resolved to take reasonable and appropriate steps to attempt to find an unrelated third party lessee. Such a lease, if entered into, would require the cancellation of the Old Management Agreement and the entering into of a new management agreement between the lessee and the Red Lion Manager. On or about October 23, 1997, the Red Lion Manager informed the Red Lion Special Committee that it was not willing to enter into a new management agreement with a third party lessee unless a third party lessee had sufficient financial worth to minimize any risk of bankruptcy and assure payment of any accrued fees and expenses under the Old Management Agreement.

     By letter dated October 25, 1997, legal counsel for the Red Lion Special Committee, after consultation with the Red Lion Special Committee, Morgan Stanley and legal counsel for Red Lion, delivered a draft form of merger agreement to each of the Bidders, a mark-up of which, reflecting each Bidder's comments on the draft of the merger agreement, was to be submitted by the Bidders with the final proposals. The initial draft of the merger agreement contemplated a merger transaction for either cash or stock in the acquiring company, no surviving representations and warranties and no escrow obligations on the part of Red Lion or the Red Lion Unitholders. Copies of the draft were also delivered to representatives of the Red Lion General Partner and legal counsel for Red Lion. At a Red Lion Board meeting held on October 30, 1997, the Red Lion Special Committee delivered an update on the status of the Sale Transaction process. During the week of November 10, 1997, all Bidders, including Boykin, received the environmental and engineering reports prepared by specialists engaged by Morgan Stanley. In addition, Paul Weiss provided Boykin with updated title and survey information as well as other real estate due diligence items which Boykin and its representatives immediately began to review.

     On November 14, 1997, Boykin convened a telephonic meeting of the Boykin Board to discuss approval of a formal bid for the purchase of Red Lion. During the meeting, Boykin's management recommended that, based on its due diligence review of Red Lion, the Boykin Board approve a bid of $285 million (including retained liabilities of Red Lion and the Red Lion Operating Partnership) for the purchase of Red Lion in a taxable transaction. The bid provided for the retention by Red Lion and the Red Lion Operating Partnership of not more than $148 million of liabilities and a payment by Boykin of $137 million for the limited and general partner interests in Red Lion and the Red Lion Operating Partnership, payable entirely in Boykin Common Shares based on a floating exchange ratio of Boykin Common Shares for Red Lion Units. As a result of a cap on assumed liabilities, the net consideration to be paid to the Red Lion Unitholders and the Red Lion General Partner under such bid would be reduced by the excess of the actual liabilities of Red Lion and of the Red Lion Operating Partnership as of the Effective Time over $148 million. The bid contemplated a "fiduciary out" for Boykin and Red Lion and indemnification provisions and certain representations and warranties beyond those contained in the initial draft of the merger agreement. The bid was contingent on certain assumptions made in connection with the calculation of the liabilities to be retained and was further subject to Doubletree's agreement to amend the Old Management Agreement in several ways. The requested amendments included an express agreement on (i) the capital expenditures Boykin would be required to make during the term of the agreement and (ii) Boykin's ability to sell certain of the hotels and substitute reasonably equivalent properties for a sold hotel. To facilitate the Merger, Boykin also indicated its willingness to suggest that an affiliate of Boykin Management Company enter into a lease with the Red Lion Operating Partnership before December 31, 1997. The Boykin Board approved the submission of a firm bid for the purchase of Red Lion on that basis. On November 16, 1997, Boykin submitted its bid in the form approved by the Boykin Board, together with a marked copy of the form of merger agreement. Assuming liabilities of Red Lion and the Red Lion Operating Partnership of $148 million at the Effective Time, the bid represented net per Red Lion Unit consideration of $28.92.

     Between November 16 and November 18, 1997, Morgan Stanley received final proposals (the "Final Proposals") from two of the Bidders, including Boykin, for the merger of Red Lion with the Bidder or an affiliate thereof, which proposals also set forth the Bidders' respective proposed modifications to the Old Management Agreement. The Boykin proposal reflected the terms approved by the Boykin Board on November 14, 1997. At a meeting of the Red Lion Special Committee on November 19, 1997, representatives of Morgan Stanley made a presentation to the Red Lion Special Committee comparing the terms of the Final Proposals. After discussions with its legal counsel and representatives of Morgan Stanley regarding the positive and negative aspects of the Final Proposals, the Red Lion Special Committee resolved to recommend to the Red Lion Board that the Red Lion Special Committee be authorized to negotiate a Sale Transaction with Boykin because its proposal contemplated the highest per Red Lion Unit price in the proposed merger and the fewest significant changes to the Old Management Agreement. On November 20, 1997, Morgan Stanley contacted Boykin to discuss the terms of its offer, including Boykin's revisions to the merger agreement and the Old Management Agreement and various aspects of the structure and the pricing of the proposed transaction.

     At a meeting of the Red Lion Special Committee held on November 21, 1997, the Red Lion Special Committee held discussions with its legal counsel and Morgan Stanley regarding the terms and structure of the transaction proposed by Boykin. The Red Lion Special Committee also resolved to recommend to the Red Lion

Board that, in view of Morgan Stanley's representation of Doubletree in its then pending merger transaction with Promus, Legg Mason Wood Walker Incorporated ("Legg Mason" and, with Morgan Stanley, the "Red Lion Financial Advisors") be retained as an additional financial advisor to the Red Lion Special Committee to render a fairness opinion in connection with a Sale Transaction. See "Opinions of Financial Advisors to Red Lion." At a Special Meeting of the Red Lion Board held on November 21, 1997, the Red Lion Board authorized (i) the Red Lion Special Committee to commence negotiations with Boykin regarding a merger transaction and the related documentation; (ii) the Red Lion General Partner and the Red Lion Special Committee to commence negotiations with Boykin regarding a lease of the Red Lion Hotels and (iii) the retention of Legg Mason as an additional financial advisor to the Red Lion Special Committee. At or about the same time, the Red Lion Special Committee requested that the Red Lion Manager commence negotiations with Boykin regarding the Red Lion Management Agreement.

     On November 24 and 25, 1997, representatives of Red Lion, Boykin, Doubletree, and their respective legal advisors, Morgan Stanley and Lehman Brothers met at the offices of Paul Weiss in New York City to negotiate the Merger Agreement and the Assignment Agreement. Through these negotiations, Boykin's Final Proposal was modified so that (i) the consideration to be paid under the Merger Agreement and the Assignment Agreement to the Red Lion Unitholders and the Red Lion General Partner would consist of a fixed number of Boykin Common Shares, representing approximately 70% of the total cash and share consideration, and a fixed amount of cash, representing approximately 30% of the total cash and share consideration, (ii) the Red Lion Operating Partnership, as an indirect subsidiary of Boykin on and after the Effective Time, would satisfy at the Effective Time all of its and Red Lion's outstanding debt obligations to the Red Lion Manager and to the Red Lion General Partner, and all of its obligations under its credit facility, and Red Lion and the Red Lion Operating Partnership, as indirect subsidiaries of Boykin on and after the Effective Time, would retain responsibility for all of their remaining obligations, (iii) only the Red Lion Board would be entitled to exercise a "fiduciary out," (iv) the Merger Agreement would contain agreed-upon representations and warranties that would not survive the Closing and (v) the Special Distribution would be paid to the Red Lion Unitholders and the Red Lion General Partner at the Effective Time. See "The Merger Agreement -- Special Distribution; Exchange of Unit Certificates."

     Simultaneously, the Red Lion Special Committee, together with the Red Lion Manager and the Red Lion General Partner in its capacity as general partner of the Red Lion Operating Partnership, commenced negotiations with Boykin in connection with the Red Lion Percentage Lease, the Red Lion Management Agreement, and certain other related agreements. In negotiating the Red Lion Management Agreement, Westboy proposed a number of economic and business concessions from the Red Lion Manager. To facilitate the consummation of the Merger, the Red Lion Manager agreed to a number of these concessions, including
(i) agreeing that the Red Lion Manager's sole remedy if a Red Lion Hotel failed to meet Doubletree's standards would be termination of the Red Lion Management Agreement (without payment of a termination fee) with respect to that hotel,
(ii) allowing the Bellevue Hotel to remain a Doubletree brand hotel without regard to its compliance with the Doubletree standards for a specified period of time, which could be as long as twelve years, (iii) agreeing that Westboy, rather than the entity that owns the Red Lion Hotels, would be the party to the Red Lion Management Agreement, thereby reducing the value of the assets securing the obligations owed to the Red Lion Manager under the Red Lion Management Agreement and (iv) allowing Boykin to sell up to four of the Red Lion Hotels free of the Red Lion Management Agreement, provided Boykin either permits a replacement hotel to be subjected to the Red Lion Management Agreement or pays a termination fee.

     In a number of discussions which took place over several weeks, the representatives of the Red Lion Special Committee and the Red Lion General Partner agreed upon the method to be used for allocating among the partners of Red Lion the consideration to be paid pursuant to the Merger Agreement and, in the case of the Assignment Agreement, to the Red Lion General Partner. While the Red Lion Partnership Agreement and the Red Lion Operating Partnership Agreement do not specifically contemplate a merger transaction, the Red Lion Special Committee and the Red Lion Board agreed that the allocation of the Aggregate Merger Consideration between the Red Lion General Partner's interest, on the one hand, and the Red Lion Unitholders' interests, on the other hand, was best determined by determining the amount of the Aggregate Merger Consideration that would have been distributable to the partners of Red Lion and the Red Lion Operating Partnership, as applicable, if Red Lion and the Red Lion Operating Partnership had sold in lieu of the Merger all of their assets for consideration equal to the merger consideration and liquidated, a circumstance which is provided for in both partnership agreements.

     On December 2, 1997, the Boykin Board convened a regularly scheduled meeting. Boykin management updated the Boykin Board on Boykin's November 16 proposal. Boykin management reported that the Red Lion Board was scheduled to meet to consider its proposal on December 3, 1997.

     At the Red Lion Board meeting held on December 3, 1997, Latham & Watkins, legal counsel to Red Lion, explained the fiduciary duties of the Red Lion Board in deciding whether to approve the Merger Agreement, the Assignment Agreement, the Red Lion Percentage Lease and the transactions contemplated thereby. In addition, the Red Lion Special Committee and Goulston & Storrs, legal counsel to the Red Lion General Partner, reported on the status of negotiations with Boykin, and Paul Weiss reviewed the material terms of the Merger Agreement, the Assignment Agreement, the Red Lion Percentage Lease and the other transaction documents.

     Over the next week, the parties telephonically negotiated various unresolved items on the Merger Agreement and the other transaction documents. Throughout the negotiation process, Boykin continued its due diligence review of both the financial results of Red Lion and the Red Lion Hotels and the physical condition of the properties. After the parties agreed that substantial progress had been made toward the completion of the Merger documentation, representatives of the parties reconvened in New York City on December 11 and 12, 1997 to continue the negotiation of the Merger Agreement, the Assignment Agreement, the Red Lion Management Agreement, the Red Lion Percentage Lease and the transactions contemplated thereby.

     Discussions in these meetings included, among other things, a reduction of the proposed break-up fee to be paid by Red Lion upon certain events of termination, a finalization of the Red Lion General Partner's management's estimate of the liabilities to be assumed by Boykin and a review of the operating results of the Red Lion Hotels for the months of October and November 1997. Specifically, the break-up fee was reduced from $6 million to $5.5 million, the estimated liabilities were greater than the amount proposed to be assumed by Boykin in Boykin's proposal and the operating results were lower than the projections provided to the Bidders in October 1997. See "Summary --Red Lion Summary Historical Financial Data." On reviewing the operating results with Red Lion management personnel and taking into account the higher estimate of transaction expenses and liabilities to be assumed by Boykin, on December 12, 1997, Boykin notified the Red Lion Special Committee that Boykin was going to reassess its assumptions regarding the present and future results of operations of Red Lion with a view toward revising Boykin's proposal. The Red Lion Special Committee and its legal counsel continued to negotiate the terms of the Merger Agreement with Boykin and its legal counsel until December 23, 1997. On that date, Boykin submitted to Morgan Stanley a revised oral offer comprised of $35.3 million in cash and 3,007,358 Boykin Common Shares payable to the Red Lion Unitholders and the Red Lion General Partner and retention and payment by Red Lion and the Red Lion Operating Partnership, as indirect Boykin subsidiaries, of all of their obligations (which Boykin and Red Lion management estimated would be approximately $156 million at the Effective Time) on or after the Effective Time. For purposes of its offer, Boykin assumed a value of $26.50 per Boykin Common Share and the Red Lion General Partner's management's estimate of $156 million of liabilities. Based on such assumptions, Boykin's offer represented an aggregate consideration of $271 million, which included retention and payment by Red Lion and the Red Lion Operating Partnership of all of their obligations. On receiving that proposal, representatives of Morgan Stanley conducted negotiations with Boykin, resulting in Boykin agreeing to increase the number of Boykin Common Shares to be issued to 3,110,048. Assuming a Boykin Common Share price of $25.50 (the closing price on the NYSE of a Boykin Common Share on December 29, 1997, the last trading day prior to the day the Red Lion Special Committee determined to recommend the Boykin Proposal (as defined below) to the Red Lion Board), the revised proposal contemplated net per Red Lion Unit consideration of $26.23.

     At a meeting of the Red Lion Special Committee held on December 29, 1997, each of the Red Lion Financial Advisors made a presentation to the Red Lion Special Committee of its analyses regarding the latest Boykin proposal (the "Boykin Proposal"). During those presentations, representatives from each of the Red Lion Financial Advisors responded to questions posed by the members of the Red Lion Special Committee about the Red Lion Financial Advisors' respective analyses of the Boykin Proposal, the possible impact of such an acquisition on the financial performance of Boykin and the market perception of such a transaction. Each of the

Red Lion Financial Advisors also confirmed to the Red Lion Special Committee that, at the meeting of the Red Lion Board scheduled for December 30, 1997, each of them would render its opinion that the per Unit Merger Consideration (as defined in Section 2.1 of the Merger Agreement) is fair to the Red Lion Unitholders from a financial point of view. See "-- Opinions of Financial Advisors to Red Lion."

     As part of its analysis, the Red Lion Special Committee also considered certain alternatives to the Boykin Proposal, including terminating negotiations with Boykin and waiting for the results of operations for 1998 prior to selling Red Lion. In connection with considering this alternative, Doubletree reconfirmed its position that it was not in its best interest or in the best interest of its affiliates to enter into a lease of the Red Lion Hotels. The unavailability of a lessee would have resulted in Red Lion electing to pay the 3.5% excise tax beginning January 1, 1998. The Red Lion Special Committee then evaluated the impact on Red Lion of paying such excise tax in 1998 (including any excise tax that may have become due as a result of any gain realized in a later Sale Transaction). After reviewing the alternatives and taking into account the extensive discussions with numerous potential bidders by Morgan Stanley on behalf of the Red Lion Special Committee, the Red Lion Special Committee determined that the Boykin Proposal presented the best opportunity to maximize Red Lion Unitholder value. In view of that determination, the Red Lion Special Committee resolved to recommend that the Red Lion Board approve the Boykin Proposal. The Red Lion Special Committee also considered other reasons as set forth below under the heading "-- Recommendations of the Red Lion Special Committee and the Red Lion Board; Reasons for the Merger."

     At a meeting of the Red Lion Board held on December 30, 1997, each of the Red Lion Financial Advisors made a presentation of its analysis and delivered its opinion that, based upon the considerations and subject to the assumptions and limitations set forth in its opinion, the consideration to be paid to the Red Lion Unitholders was fair to the Red Lion Unitholders from a financial point of view. Paul Weiss reviewed the material terms of the Merger Agreement and the Assignment Agreement, and Goulston & Storrs reviewed the terms of the Red Lion Management Agreement, the Red Lion Percentage Lease and the other transaction documents. The Red Lion Special Committee determined that the Merger, taken as a whole, is fair to and in the best interest of the Red Lion Unitholders and recommended that the Red Lion Board approve, and recommended that the Red Lion Unitholders approve, the Boykin Proposal, the Merger Agreement, the Assignment Agreement and the transactions contemplated thereby. After considering the recommendation of the Red Lion Special Committee and the opinions of each of the Red Lion Financial Advisors, the Red Lion Board voted unanimously to approve the Boykin Proposal, the Merger Agreement, the Assignment Agreement and the transactions contemplated thereby, determined that the Merger, taken as a whole, is fair to and in the best interest of the Red Lion Unitholders, and resolved to recommend that the Red Lion Unitholders approve the Merger. See
"-- Recommendations of the Red Lion Special Committee and the Red Lion Board; Reasons for the Merger."

     On December 30, 1997, Boykin was informed that the Red Lion Special Committee and the Red Lion Board had met and approved the Boykin Proposal. The Boykin Board convened a telephonic board meeting on that date and Lehman Brothers orally delivered its fairness opinion to the Boykin Board. Following that presentation, a review of relevant legal considerations and further discussions among the Boykin Board, the Boykin directors present at the meeting voted unanimously to approve and authorized the execution of the Merger Agreement and other related agreements and authorized Boykin's management to take all actions necessary to consummate the transactions contemplated thereby. Mr. Lee C. Howley, the only Boykin director not present at the meeting, later confirmed that he would have voted to approve the Merger Agreement and the related agreements and transactions if he had been present at the meeting. The Merger Agreement, the Assignment Agreement and the other transaction documents were executed on December 30, 1997.

     On December 31, 1997, Red Lion and Boykin issued a joint press release announcing the transaction.

RECOMMENDATIONS OF THE RED LION SPECIAL COMMITTEE AND THE RED LION BOARD; REASONS FOR THE MERGER

     After considering the Red Lion Fairness Opinions delivered by Morgan Stanley and Legg Mason and, in the case of the Red Lion Board, the unanimous recommendation of the Red Lion Special Committee, the Red Lion Board and the Red Lion Special Committee determined that the terms of the Merger Proposals are fair to, and in the best interest of, the Red Lion Unitholders. ACCORDINGLY, THE RED LION BOARD AND THE RED LION SPECIAL COMMITTEE RECOMMEND THAT THE RED LION UNITHOLDERS VOTE FOR THE MERGER PROPOSALS. In reaching their respective determinations to recommend and approve the Merger Proposals, the Red Lion Board and the Red Lion Special Committee first considered the Strategic Alternatives available to Red Lion and then, having decided on a Sale Transaction, weighed the positive and countervailing factors associated with the Merger and the related transactions with Boykin and its affiliates in particular.

     Reasons for a Sale Transaction. As discussed in "-- Background of the Merger," because of the changes in the tax laws that became effective with respect to Red Lion on January 1, 1998, the Red Lion Board appointed the Red Lion Special Committee to evaluate the Strategic Alternatives available to Red Lion and recommend to the Red Lion Board the alternative that would maximize value for Red Lion Unitholders while addressing the tax changes.

     The Red Lion Special Committee, together with Morgan Stanley, considered information with respect to the financial condition, results of operations and business of Red Lion on both an historical and prospective basis, and current industry, economic and market conditions. This consideration led the Red Lion Special Committee to reach certain conclusions, with which the Red Lion Board subsequently concurred. First, there was a lack of significant growth opportunity for Red Lion on a stand-alone basis because of Red Lion's inability to obtain financing for acquisitions. Second, competition among hospitality properties has increased substantially in recent years in the markets and segments in which Red Lion competes, as new properties have been constructed and others have been renovated to provide for more modern amenities and fresh appearances. This increasing competition had a negative impact on Red Lion's net income in 1997. Third, to improve the prospects of Red Lion, significant capital investments for renovations and improvements would be required. None of the Red Lion Manager, the Red Lion General Partner and the Red Lion Unitholders, however, are obligated to advance funds for capital investments, leaving reduced distributions or increased borrowings as the only potential source for such funds. Also, the cost of additional borrowings could affect Red Lion's ability to continue to make its distributions at current levels.

     The Red Lion Special Committee, together with Morgan Stanley, next evaluated a number of strategic alternatives available to Red Lion including:
(i) continuing to operate the Red Lion Hotels and being taxed as a corporation for federal income tax purposes; (ii) leasing the Red Lion Hotels to a third party and continuing to exist as a PTP, which would result in Red Lion's being treated as a partnership for federal income tax purposes assuming certain income tests were met; (iii) leasing the Red Lion Hotels to a third party and converting to a REIT; and (iv) a Sale Transaction designed to maximize value to the Red Lion Unitholders. After extensive evaluation, the Red Lion Special Committee and Morgan Stanley presented the results of their analysis to the Red Lion Board, including the recommendation that a Sale Transaction appeared to be the alternative that would best maximize Red Lion Unitholder value.

     Among other things, the Red Lion Special Committee considered the following factors with respect to the Strategic Alternatives referred to in the prior paragraph:

          (A) Alternative (i) would result in taxation of Red Lion's pre-tax earnings, which would reduce funds available for distribution to Red Lion Unitholders as compared to when Red Lion was treated as a partnership for tax purposes (See "-- Background of Merger--Overview of Red Lion Tax Status");

          (B) Alternatives (ii) and (iii) would also adversely affect Red Lion's net income because the rent payable by the lessee of the Red Lion Hotels would be less than the cash flow Red Lion would realize without a lease;

          (C) None of the alternatives (i) through (iii) would enable Red Lion to grow, to meet new competition or to raise funds to renovate the Red Lion Hotels (whereas, if a Sale Transaction were to be entered into involving consideration of common stock of an entity with growth potential, the growth problem would be addressed);

          (D) The market for hotels, fueled by the competition among hotel REITs, was very strong;

          (E) The adverse impact to the Red Lion Unitholders of a taxable transaction; and

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

          (F) The effects that "re-flagging" the Red Lion Hotels to the Doubletree brand might have in the near and long term.

     The foregoing considerations led the Red Lion Special Committee to recommend, and the Red Lion Board to authorize, the marketing of the Red Lion Hotels to determine if an acceptable Sale Transaction was feasible. One concern in this regard was the effect of the nature and length of the Old Management Agreement on the value of the Red Lion Hotels, which agreement, by its terms, would continue in effect after the closing of a Sale Transaction.

  REASONS FOR THE MERGER

     Best Opportunity for Maximizing Value. The Red Lion Board and the Red Lion Special Committee after consultation with the Red Lion Financial Advisors concluded that the Boykin Proposal presented the best alternative available to maximize value for the Red Lion Unitholders. The Red Lion Board and the Red Lion Special Committee determined that the consideration to be paid by Boykin represented an attractive value for the Red Lion Hotels, particularly given the length and terms of the Old Management Agreement. The Red Lion Board and the Red Lion Special Committee determined that no alternative, other than entering into the Merger Agreement and the other transaction documents, was available to preserve Red Lion's tax status as a partnership after January 1, 1998. The Red Lion Board and the Red Lion Special Committee also determined that, as noted above, because no viable growth strategy for Red Lion on a standalone basis had been identified, the Merger presented the best opportunity for equity growth. The Red Lion Board and the Red Lion Special Committee considered that terminating the merger negotiations and attempting to enter into a Sale Transaction in the future would not only require Red Lion to pay the 3.5% excise tax (on gross income and possibly the gain from any future Sale Transaction), but would also render Red Lion and the Red Lion Unitholders susceptible to general market risk and the risk of the future performance of the Red Lion Hotels. Therefore, the Red Lion Board and the Red Lion Special Committee concluded that the Merger presented the best opportunity to achieve the goals previously established in deciding to pursue a Sale Transaction.

     Boykin's Business, Condition and Prospects. Because approximately 69% of the Aggregate Merger Consideration is in the form of Boykin Common Shares, the Red Lion Special Committee and the Red Lion Board considered information with respect to the financial condition, results of operations and business of Boykin, on both a historical and prospective basis, including information provided to the Red Lion Special Committee and the Red Lion Board in presentations made by the Red Lion Financial Advisors. In particular, the Red Lion Special Committee and the Red Lion Board considered, among other things, the performance of the Boykin Hotels, the strength of Boykin's management team and the possibility that the Merger would provide the Red Lion Unitholders with a greater potential for equity growth based on Boykin's recent growth trends and Boykin's future prospects for growth, including the positive effects expected because of the Merger. The Red Lion Special Committee and the Red Lion Board also considered the fact that the number of Boykin Common Shares to be issued to Red Lion Unitholders in the Merger would be fixed and not be adjusted if there were any increases or decreases in the price of the Boykin Common Shares, and that the Red Lion Unitholders would therefore bear the risks and rewards of any change in the price of the Boykin Common Shares after the date of execution of the Merger Agreement.

     Extensive Sale Process; Termination Fee. The Red Lion Board and the Red Lion Special Committee considered the fact that, from July 1997 to October 1997, Morgan Stanley, on behalf of the Red Lion Special Committee, contacted and engaged in discussions with numerous potential acquirors regarding the possibility of a Sale Transaction. In October 1997, after evaluating all proposals received, the Red Lion Special Committee and the Red Lion Board invited four potential acquirors to complete their due diligence on the Red Lion Hotels and submit final offers. The Red Lion Special Committee, based in part on advice from the Red Lion Financial Advisors, recommended commencing exclusive negotiations with Boykin and, ultimately, entering into the Merger Agreement, because the Boykin Proposal yielded the highest price per Red Lion Unit and the most favorable terms.

     The Red Lion Special Committee and the Red Lion Board considered the provisions of the Merger Agreement that permit the Red Lion Board to respond to unsolicited written proposals by furnishing non-public information and negotiating with the entity making a proposal if the Red Lion Board determines that such action is necessary to comply with its fiduciary duties. The Merger Agreement permits each of the Red Lion Special Committee and the Red Lion Board to (i) withdraw its recommendation of the Merger for reasons unrelated to the receipt or announcement of another acquisition proposal, upon reimbursement to Boykin of up to $2 million in expenses, or (ii) withdraw its recommendation of the Merger by reason of an alternative transaction or to recommend an alternative transaction, upon reimbursement to Boykin of up to $1 million in expenses and, in the event an alternative transaction is entered into within 12 months of termination of the Merger Agreement, payment to Boykin of a termination fee of up to $5.5 million.

     Red Lion Fairness Opinions. The Red Lion Special Committee and the Red Lion Board considered the fairness opinions of Morgan Stanley and Legg Mason, each of which concluded that the consideration to be received by the Red Lion Unitholders in connection with the Merger is fair, from a financial point of view, to such holders. The Red Lion Special Committee and the Red Lion Board also reviewed the methodologies used by the Red Lion Financial Advisors in rendering the Red Lion Fairness Opinions and in valuing Red Lion. The Red Lion Fairness Opinions were received on December 30, 1997, prior to the execution of the Merger Agreement. Copies of the Red Lion Fairness Opinions are attached to this Proxy Statement as Annexes F and G, and the Red Lion Unitholders are urged to read each Red Lion Fairness Opinion in its entirety. See "-- Opinions of Financial Advisors to Red Lion."

     Recommendation of the Red Lion Special Committee. The Red Lion Board considered the recommendation of the Red Lion Special Committee, both members of which are knowledgeable and experienced business persons who are not affiliated with Doubletree. The Red Lion Board also considered the fact that the terms of the Merger Agreement and the Assignment Agreement and the transactions contemplated thereby, including the merger consideration, were determined through arm's length negotiations between Boykin and the Red Lion Special Committee, with the assistance of the Red Lion Financial Advisors and Paul Weiss.

     Historical and Recent Market Prices; Fourth Quarter Operating Results. The Red Lion Special Committee and the Red Lion Board reviewed the historical and recent market prices of the Red Lion Units as traded on the AMEX. The Red Lion Special Committee and the Red Lion Board noted that based on the closing price of Boykin Common Shares on December 29, 1997, the day before approval of the Merger Agreement, the equity portion of the merger consideration equalled $26.23 per Red Lion Unit, which represents a 10.7% premium over the $23.70 20-day average closing price on the AMEX for the Red Lion Units on August 13, 1997 (the day before Red Lion first announced it was pursuing a Sale Transaction). In addition, the Red Lion Special Committee and the Red Lion Board noted the fact that the Red Lion fourth quarter operating results had not yet been publicly announced.

     Dissenters' Rights. The Red Lion Special Committee and the Red Lion Board recognized that the Red Lion Unitholders will not have dissenters' rights under the Merger Agreement. Dissenters' rights with respect to the Merger are not mandated by the Red Lion Partnership Agreement or by applicable Delaware law. The Red Lion Special Committee and the Red Lion Board concluded that the benefits to the Red Lion Unitholders upon the consummation of the Merger were sufficient to support recommendation of the Merger, notwithstanding the lack of dissenters' rights.

     Conflicts of Interest. The Red Lion Special Committee and the Red Lion Board were each aware of the potential conflicts of interest relating to certain of the officers and directors of the Red Lion General Partner discussed below under "-- Interests of Certain Persons in the Merger -- Red Lion." The Red Lion Special Committee and the Red Lion Board were also aware of the terms of the Red Lion Partnership Agreement relating to conflicts of interest which provide, among other things, that the Red Lion Board may resolve conflicts of interest, take action or provide terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices and any applicable generally accepted accounting principles or practices. The Red Lion Special Committee and the Red Lion Board believe that the terms of the Red Lion Partnership Agreement were complied with in connection with their evaluation and negotiation of the Merger. See "Risk Factors -- Conflicts of Interest of Merger Participants" and "-- Interests of Certain Persons in the Merger -- Red Lion."

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

     The Structure and Terms of the Merger. The Red Lion Special Committee and the Red Lion Board considered the structure of the Merger and the terms of the Merger Agreement, including, without limitation, the following:

          (1) Assuming a Boykin Common Share price of $25.50 per share at the Effective Time, the merger consideration consists of approximately 69% Boykin Common Shares and 31% cash, thereby providing the Red Lion Unitholders with an equity interest in Boykin and funds to defray all or a significant portion of the taxes incurred by them in connection with the Merger. (See "-- Boykin's Business, Condition and Prospects.")

          (2) The Boykin Common Shares received by the Red Lion Unitholders will be registered shares listed on the NYSE and freely tradable by the Red Lion Unitholders.

          (3) Because the exchange ratio was fixed when the Merger Agreement was executed, any increase in the price of Boykin Common Shares prior to the Effective Time would increase the value of the merger consideration received by the Red Lion Unitholders. In contrast, any decrease in the price of the Boykin Common Shares will decrease the value of the merger consideration. It should also be noted that on the last trading day prior to the day the Red Lion Special Committee determined to recommend the Boykin Proposal to the Red Lion Board, the closing price of a Boykin Common Share was $25.50 and, as of April 13, 1998, was $24.19.

          (4) The Red Lion Unitholders will receive Special Distribution (See "The Merger Agreement -- Special Distribution; Exchange of Unit Certificates").

          (5) Boykin will effectively assume all of Red Lion's liabilities in existence at the Effective Time, and there will be no post-Effective Time liability for warranties and representations contained in the Merger Agreement, all of which will expire at the Effective Time.

          (6) Because a lease of the Red Lion Hotels was arranged with Westboy, no corporate or excise tax should be payable by Red Lion through the Effective Time.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger Proposals, each of the Red Lion Board and the Red Lion Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors it considered in reaching its determinations, although the Red Lion Board did place special emphasis on the findings and recommendations of the Red Lion Special Committee and the Red Lion Fairness Opinions.

RECOMMENDATION OF THE BOYKIN BOARD; REASONS FOR THE MERGER

     The Boykin Board has determined and believes that the terms of the Merger are fair to, and in the best interests of, Boykin and the Boykin Shareholders. Accordingly, the Boykin Board has approved and adopted the Merger Agreement and the transactions contemplated thereby and recommends the adoption of the Share Issuance Proposal by the Boykin Shareholders.

     In reaching its determination, the Boykin Board consulted with Boykin management, as well as its legal counsel and financial advisor, and considered a number of positive and negative factors, including:

          (i) Red Lion Hotel Portfolio And Boykin's Acquisition Strategies. The Boykin Board considered Boykin's growth strategies, including (i) the acquisition of full service commercial hotels at a discount to replacement cost, (ii) the acquisition of hotels with prospects of significant increases in REVPAR, (iii) geographic diversification of its hotel portfolio, (iv) the establishment of a strategic relationship with a nationally recognized premier manager and franchisor of full-service hotel properties, and (v) the acquisition of full-service hotels in growing markets with limited potential for increased competition from full-service hotels. In that light, the Boykin Board considered the following features of the Red Lion Hotel portfolio:

             (a) Full Service Hotel Properties. The Red Lion Hotels are all full service commercial hotels. The Boykin Board considered that the full service hotel sector will likely provide the greatest REVPAR increases in the next several years, in part because of impediments to increased full service hotel supply. The Boykin Board considered the per room purchase price of $89,000 and concluded that this price was a significant discount to the replacement cost for these hotels.

             (b) Effect of Reflagging. The Boykin Board considered the potential effects of the June 1997 reflagging of the hotels from "Red Lion" to "Doubletree." The Boykin Board concluded that the reflagging presents an opportunity for an increase in both the average daily rate and occupancy for each of the Red Lion Hotels because of (i) the strong national presence and superior brand management of the Doubletree brand, (ii) Doubletree hotels' historically higher average daily rates than Red Lion Hotels' average daily rates, and (iii) the travelling public's awareness of the Doubletree brand and the efficiency of Doubletree's reservations system that should be enhanced following the December 1997 merger of Doubletree and Promus.

             (c) Geographic Diversification. The Boykin Board considered the effect that the acquisition of the Red Lion Hotels would have on the geographic diversity of the Boykin hotel portfolio. The Boykin Board concluded that, because Boykin currently does not have a significant presence in the northwestern portion of the United States, the acquisition of the Red Lion Hotels would be complementary to the current distribution of the Boykin Hotels.

             (d) Alliance with Promus/Doubletree. The Boykin Board considered the likelihood that the formation of a brand alliance with Promus/Doubletree would create significant opportunities for the development and growth of Boykin's hotel portfolio. The Boykin Board further considered whether the Promus/Doubletree growth strategy and hotel brands were complementary to Boykin's growth strategy. The Boykin Board concluded that such an alliance would meet one of Boykin's stated goals for growth and could provide Boykin with additional acquisition opportunities to acquire full service hotel properties.

             (e) Growing Markets and Limitation on Increased Competition. The Boykin Board considered that even though the Red Lion Hotels have experienced increased competition in certain markets, little of that competition has come from full-service commercial hotels. Boykin management believes that the reflagging of and an infusion of capital into the Red Lion Hotels will permit the Red Lion Hotels to take full advantage of markets that are not likely to face additional full-service hotel construction. The Boykin Board concluded that the Red Lion Hotels are located in growing western and northwestern United States markets which present an opportunity for increases in both occupancy and average daily rate.

             (f) Effect of Capital Expenditures. Boykin's capacity to make significantly increased capital expenditures at the Red Lion Hotels should result in increased REVPAR at the hotels and generate rental payment growth under the Red Lion Percentage Lease.

          (ii) Financial Condition and Prospects. The Boykin Board considered information with respect to the financial condition, results of operation and business of Red Lion and each of the Red Lion Hotels on both a historical and prospective basis, and current industry, economic and market conditions. Boykin management and Boykin's legal and financial advisors made presentations and provided information to the Boykin Board regarding Red Lion's financial condition and prospects after conducting business, legal and financial due diligence. In evaluating the prospects of the Red Lion Hotels, the Boykin Board considered, among other things, the performance of the Red Lion Hotels, the strength of the Promus/Doubletree management team, the reputation of the Doubletree brand in the hotel industry, and the financial incentives to the Red Lion Manager under the Red Lion Management Agreement to maximize the profitability (and therefore revenues) of the Red Lion Hotels. The Boykin Board determined that the Merger should be accretive to Boykin's funds from operations ("FFO") in the first year.

          (iii) Opinion of Lehman Brothers. The Boykin Board considered the oral opinion delivered on December 30, 1997 by Lehman Brothers (which was subsequently confirmed in writing) that as of that date the Merger is fair, from a financial point of view, to the Boykin Shareholders. See "Opinion of Financial Advisor to Boykin." A copy of Lehman's written opinion, which sets forth the written assumptions made, matters considered and limitations on the review undertaken, is attached as Annex H to this Joint Proxy Statement/Prospectus.

          (iv) Terms of the Merger. The Boykin Board was advised concerning the terms and conditions of the Merger Agreement and the Red Lion Management Agreement, including the terms of the Merger Agreement which allow the Red Lion General Partner to terminate the Merger Agreement under certain circumstances involving an alternative transaction for Red Lion upon payment of up to a $5.5 million termination fee, and under other circumstances upon payment of Boykin's expenses up to $2 million. The Boykin Board considered such arrangements in light of the arrangements included in agreements for comparable transactions.

          (v) Countervailing Considerations. The Boykin Board considered certain factors which may be characterized as countervailing considerations, in addition to those referred to under "Risk Factors -- Risks Related to the Merger" and "-- Red Lion Management Agreement and Owner Agreement Risks." Those considerations include:

             (a) That the Red Lion Unitholders may receive a premium over the then current market price of Red Lion Units. While the Boykin Board would have preferred that the Merger not involve a premium or discount for any participant, it believes that the likelihood of realization, and the likely amount, of any premium, when viewed in the context of recent trading averages for Red Lion Units and Boykin Common Shares and the anticipated benefits to Boykin of the Merger, are not unreasonable.

             (b) The expected decrease in Boykin's earnings per share arising from the depreciation expense associated with the write-up of Red Lion's fixed assets under purchase accounting treatment.

             (c) The risks inherent in assimilating the Red Lion Hotels into the Boykin Operating Partnership and the difficulties that may be encountered in achieving the anticipated benefits from the Merger.

             (d) The voting power dilution to the pre-Merger Boykin Shareholders, resulting in their ownership of approximately 82% of the Boykin Common Shares after the consummation of the Merger (as opposed to 100% before the Merger). (This factor was not considered as significant as those referred to above.)

     The foregoing discussion of the information and factors considered and given weight by the Boykin Board is not intended to be exhaustive but is believed to include all material factors considered by the Boykin Board. In addition, in reaching the determination to approve and recommend approval and adoption of the Merger Agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the Boykin Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to the different factors. In determining that the terms of the Merger are fair to, and in the best interests of, Boykin and the Boykin Shareholders, the Boykin Board considered all of the foregoing factors and, with respect to its analysis of the fairness of the Merger from a financial point of view, the opinion of Lehman and the presentations by Boykin's executive management regarding its independent financial analysis of Red Lion and Promus/Doubletree.

THE BOYKIN BOARD HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, BOYKIN AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR APPROVAL OF THE SHARE ISSUANCE PROPOSAL.

OPINIONS OF FINANCIAL ADVISORS TO RED LION

     Morgan Stanley Realty Incorporated. Morgan Stanley was retained by the Red Lion Special Committee to act as the Red Lion Special Committee's financial advisor in connection with the Merger. Morgan Stanley is an internationally recognized investment banking firm and was selected by the Red Lion Special Committee based on Morgan Stanley's experience and expertise. On December 30, 1997, Morgan Stanley rendered to the Red Lion Special Committee and the Red Lion Board an oral opinion, which was confirmed in writing as of such date, to the effect that, as of such date and based on and subject to certain considerations stated in the opinion, the merger

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

consideration to be received by the Red Lion Unitholders pursuant to the Merger Agreement was fair from a financial point of view to such unitholders.

     THE FULL TEXT OF THE MORGAN STANLEY WRITTEN OPINION DATED AS OF DECEMBER 30, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS ANNEX F. THE RED LION UNITHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE RED LION SPECIAL COMMITTEE AND THE RED LION BOARD AND IS LIMITED TO THE MERGER CONSIDERATION TO BE RECEIVED BY THE RED LION UNITHOLDERS FROM A FINANCIAL POINT OF VIEW AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY RED LION UNITHOLDER AS TO HOW TO VOTE AT THE RED LION SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In arriving at its opinion, Morgan Stanley: (i) reviewed certain publicly available financial statements and other information of Red Lion and Boykin;
(ii) reviewed certain internal financial statements and other financial and operating data concerning Red Lion prepared by the management of the Red Lion General Partner; (iii) analyzed certain financial projections prepared by the management of the Red Lion General Partner; (iv) discussed the past and current operations and financial condition and the prospects of Red Lion with management of the Red Lion General Partner; (v) reviewed certain internal financial statements and other financial and operating data concerning Boykin prepared by the management of Boykin; (vi) analyzed certain financial projections prepared by the management of Boykin; (vii) discussed the past and current operations and financial condition and the prospects of Boykin with management of Boykin;
(viii) reviewed the reported prices and trading activity for the Red Lion Units and the Boykin Common Shares; (ix) compared the financial performance of Red Lion and the prices and trading activity of the Red Lion Units with that of certain other comparable publicly-traded companies and their securities; (x) compared the financial performance of Boykin and the prices and trading activity of the Boykin Common Shares with that of certain other comparable publicly-traded companies and their securities; (xi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions; (xii) participated in discussions and negotiations among representatives of Red Lion, Boykin and certain other parties and their financial and legal advisors; (xiii) reviewed the Merger Agreement (including the Allocation Schedule) and certain related documents, including the Red Lion Percentage Lease and the Assignment Agreement; and (xiv) performed certain other analyses as deemed appropriate by Morgan Stanley.

     In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by Morgan Stanley for purposes of its opinion. With respect to financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Red Lion and Boykin. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Red Lion or Boykin, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley also assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement. The Morgan Stanley opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date thereof.

     The following is a brief summary of all material analyses performed and factors considered by Morgan Stanley and reviewed with the Red Lion Special Committee and the Red Lion Board in connection with the preparation by Morgan Stanley of its oral presentation and its opinion to the Red Lion Special Committee and the Red Lion Board on December 30, 1997.

     Historical Stock Performance. Morgan Stanley reviewed the trading prices of Red Lion Units and Boykin Common Shares. This performance review indicated that the low and high closing prices for the Red Lion Units for the twelve months ended December 29, 1997 were $18.25 and $28.25, respectively. The review also indicated that the low and high closing prices for Boykin Common Shares for the twelve months ended December 29, 1997 were $20.13 and $27.63, respectively.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis to calculate a present value of the stand-alone cash flows for Red Lion and Boykin. With respect to Red Lion, Morgan Stanley
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

analyzed the "Red Lion Management Case" which was based on certain financial forecasts prepared by the management of the Red Lion General Partner and adjusted by Morgan Stanley with respect to certain reserves. With respect to Boykin, Morgan Stanley analyzed the "Boykin Management Case" which was based on certain financial forecasts prepared by the Boykin management. For the Red Lion analysis, Morgan Stanley discounted the estimated cash flows using a range of discount rates from 11.0% to 13.0%. The discount rate range was selected based upon the estimated expected annual rate of return for Red Lion. For the Boykin analysis, Morgan Stanley discounted the estimated cash flows using a range of discount rates from 12.0% to 14.0%. The discount rate range was selected based upon the estimated expected annual rate of return for Boykin. Morgan Stanley added to the present values of the cash flows the terminal values of Red Lion and Boykin, respectively, in the year 2001, and discounted the terminal value using the same range of discount rates as was used to discount the cash flows. The terminal values were calculated using the terminal capitalization method, assuming a range of terminal capitalization rates (based upon the estimated market capitalization rate for each of Red Lion and Boykin, respectively) ranging from 10.0% to 11.0% for Red Lion and 9.5% to 10.5% for Boykin, in each case, on the year 2002 projected cash flows prepared by the respective managements of Red Lion and Boykin. Based on this analysis, Morgan Stanley calculated an implied value of Red Lion Units (relying on certain calculations, formulas and data provided by management of the Red Lion General Partner) ranging from $19.72 to $26.31 and a per share value of Boykin ranging from $22.52 to $26.98. The results of this analysis provided support for Morgan Stanley's fairness opinion.

     Precedent Hotel Sales Per Room Analysis. Morgan Stanley reviewed and analyzed certain publicly available information relating to recent sales of selected hotels and portfolios of hotels that Morgan Stanley deemed to be comparable to the Red Lion Hotels (the "Red Lion Comparables"). The Red Lion Comparables included, without limitation, the announced sale of a portfolio of 10 hotels by Prime Hospitality and the sale of a portfolio of 14 hotels by Financial Security Assurance. Based on publicly available information, Morgan Stanley calculated the per room prices paid or announced in the sales of the Red Lion Comparables ranging from $68,966 to $89,172 per room. Based on this analysis, Morgan Stanley calculated an implied value of Red Lion Units (relying on certain calculations, formulas and data provided by management of the Red Lion General Partner) ranging from $13.50 to $26.60 for Red Lion Units. The results of this analysis provided support for Morgan Stanley's fairness opinion.

     Comparable Company Analysis. Morgan Stanley performed an analysis of the implied per share price of Boykin as a multiple of projected funds from operations for years 1997 and 1998. Morgan Stanley also analyzed the multiples of projected funds from operations as of the same date for a group of REITs that Morgan Stanley deemed to be comparable to Boykin (the "Boykin Comparables"):
American General Hospitality Corp.; Equity Inns Inc.; Felcor Suite Hotels Inc.; Hospitality Properties Trust; Innskeeper USA Trust; Jameson Inns Inc.; RFS Hotel Investors Inc.; Sunstone Hotel Investors Inc.; and Winston Hotels Inc. To calculate the trading multiples for the Boykin Comparables, Morgan Stanley used publicly available information concerning projected financial performance for the Boykin Comparables including, without limitation, estimates from First Call Investor Services and Morgan Stanley's equity research reports. The range of multiples for the Boykin Comparables ranged from 8.7x to 11.8x estimated 1997 funds from operations and from 7.6x to 9.9x estimated 1998 funds from operations.

     Morgan Stanley then applied the range of trading multiples for the Boykin Comparables to the projected funds from operations for Boykin prepared by Boykin management for 1997 and 1998. Based on this analysis, Morgan Stanley calculated an implied per share price for Boykin of $21.49 to $29.15 based on 1997 estimates and $20.90 to $27.23 based on 1998 estimates. The results of this review provided support for Morgan Stanley's fairness opinion.

     Target Stock Prices. Morgan Stanley reviewed the "target" prices for Boykin Common Shares published by research analyst reports from Morgan Keegan, Morgan Stanley and Lehman Brothers. This review indicated a range of "target" prices for Boykin Common Shares of $26.00 to $32.00. The results of this review provided support for Morgan Stanley's fairness opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting any portion of Morgan Stanley's analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley opinion. In addition, Morgan Stanley may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of any actual value of Red Lion or Boykin. With respect to calculations of the implied per unit value of Red Lion Units, Morgan Stanley relied upon and used certain calculations, formulas and data provided by management of the Red Lion General Partner with respect to debt of Red Lion and allocation of merger consideration between the Red Lion General Partner and the Red Lion Unitholders.

     In performing its analysis, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Red Lion and Boykin. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of whether the merger consideration to be received by the Red Lion Unitholders is fair from a financial point of view to the Red Lion Unitholders and were provided to the Red Lion Special Committee and the Red Lion Board in connection with the delivery of the Morgan Stanley opinion. The analyses do not purport to be appraisals or to reflect the prices at which Red Lion or Boykin might be sold. In addition, as described above, the Morgan Stanley opinion, including Morgan Stanley's presentation to the Red Lion Special Committee and the Red Lion Board, was one of many factors taken into consideration by the Red Lion Special Committee and the Red Lion Board in making their determination to approve the Merger Proposals.

     Morgan Stanley is an internationally recognized investment banking and financial advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of its trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of Red Lion and Boykin. In the past, Morgan Stanley and its affiliates have provided and are currently providing financial advisory and financing services to Red Lion and its affiliates (including Doubletree) and Boykin and have received and will receive fees for the rendering of these services.

     Pursuant to a letter agreement dated July 14, 1997, Red Lion has agreed to pay Morgan Stanley an advisory fee equal to approximately $2.3 million (based on the existing debt of Red Lion and a per share price of Boykin Common Shares of $25.50) if the Merger is consummated. In addition to the foregoing, Red Lion has agreed to reimburse Morgan Stanley for its expenses and to indemnify Morgan Stanley and its affiliates against certain liabilities and expenses arising out of Red Lion's engagement of Morgan Stanley and the transactions in that connection, including liabilities under federal securities laws.

     Legg Mason Wood Walker, Incorporated. In view of Morgan Stanley's representation of Doubletree in its then pending merger transaction with Promus, the Red Lion Special Committee retained Legg Mason to act as financial advisor to the Red Lion Special Committee and to render an opinion to it and the Red Lion Board as to whether the consideration to be received by the Red Lion Unitholders in the Merger under the Merger Agreement is fair to them, from a financial point of view. The Red Lion Special Committee retained Legg Mason based upon Legg Mason's prominence as an investment banking and financial advisory firm with experience in the valuation of businesses, their properties and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes especially with respect to REITs and other real estate companies. Legg Mason has consented to the use of its name and the summary of the Legg Mason Fairness Opinion (defined below) in this Joint Proxy Statement/ Prospectus.

     On December 30, 1997, Legg Mason delivered its oral and written opinion to the Red Lion Special Committee and to the Red Lion Board (the "Legg Mason Fairness Opinion") that, as of the date of that opinion, based on Legg Mason's review and subject to the limitations described below, the consideration to be received by the Red Lion Unitholders in the Merger under the Merger Agreement is fair to the Red Lion Unitholders from a financial point of view. The Legg Mason Fairness Opinion addresses only the fairness of the consideration to be received by the Red Lion Unitholders from a financial point of view and does not constitute a recommendation of the Merger over any other alternative transaction which may be available to Red Lion and does not address the underlying business decision of the Red Lion Board or the Red Lion Special Committee to proceed with or effect the Merger. Legg Mason was not requested to, and did not, participate in the structuring or negotiating of the Merger and did not make any recommendation to the Red Lion Board or the Red Lion Special Committee as to the form or amount of consideration to be offered to the Red Lion Unitholders in the Merger. Furthermore, Legg Mason expresses no opinion and makes no recommendation to any Red Lion Unitholder as to how such unitholder should vote on the Merger.

     RED LION UNITHOLDERS ARE URGED TO READ THE LEGG MASON FAIRNESS OPINION (A COPY OF WHICH IS ATTACHED AS ANNEX H TO THIS JOINT PROXY STATEMENT/PROSPECTUS) CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND SCOPE AND LIMITATIONS OF THE REVIEWS UNDERTAKEN AND THE PROCEDURES FOLLOWED BY LEGG MASON IN RENDERING ITS OPINION. THE FOLLOWING DESCRIPTION OF THE LEGG MASON FAIRNESS OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In rendering the Legg Mason Fairness Opinion, Legg Mason has, among other things: (i) reviewed and analyzed execution copies of the Merger Agreement, including the Allocation Schedule, the Assignment Agreement and the Red Lion Percentage Lease; (ii) reviewed and analyzed certain consolidated historical and projected financial and operating data of Red Lion and Boykin that were available from public sources or furnished to it by the Red Lion General Partner and Boykin; (iii) reviewed and analyzed certain other internal information concerning the business and operations of Red Lion and Boykin furnished to it by the Red Lion General Partner; (iv) reviewed and analyzed certain publicly available information concerning Red Lion and Boykin; (v) reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Legg Mason deemed relevant to its inquiry;
(vi) reviewed and analyzed certain publicly available financial and stock market data and operating statistics relating to Red Lion and compared them with similar information relating to Boykin and other selected public companies that Legg Mason considered relevant to its inquiry; (vii) held meetings and discussions with certain directors, officers and employees of the Red Lion General Partner and Boykin concerning the operations, financial condition and future prospects of Red Lion, Boykin and the Boykin Operating Partnership; and
(viii) conducted such other financial studies, analyses and investigations, including visits to certain of the properties owned by Red Lion and the Boykin Operating Partnership, and considered such other information as it deemed appropriate.

     In connection with its review, Legg Mason relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the Red Lion General Partner, the Red Lion Unitholders, Red Lion or Boykin and it further relied upon the assurances of management that they are unaware of any facts that would make the information provided to Legg Mason incomplete or misleading. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the managements of the Red Lion General Partner, Red Lion and Boykin as to the future performance of Red Lion and Boykin. Legg Mason relied on these forecasts and does not in any respect assume any responsibility for their accuracy or completeness. Legg Mason also assumed, with the consent of the Red Lion General Partner, Red Lion and Boykin, that any material liabilities (contingent or otherwise, known or unknown) of Red Lion or Boykin are as set forth in the respective financial statements of Red Lion and Boykin. Legg Mason also assumed the accuracy of the financial information provided by the Red Lion General Partner which Legg Mason utilized in its calculations of allocations under the Allocation Schedule. Legg Mason has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Red Lion, the Red Lion Operating Partnership, Boykin or the Boykin Operating Partnership nor has Legg Mason been furnished with any such evaluation or appraisal. Legg Mason's opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to it on or before the date of the opinion. Furthermore, Legg Mason has expressed no opinion as to the price or trading range at which the Boykin Common Shares will trade in the future. Legg Mason was not requested to, nor did it, solicit the interest of any other party in acquiring interests in Red Lion or its assets.

     In rendering its opinion with respect to the fairness to the Red Lion Unitholders of the consideration to be received by the Red Lion Unitholders in the Merger, Legg Mason has neither addressed, nor has it rendered any opinion with respect to, the fairness of any other aspect of the Merger, including any consideration to be received by the Red Lion General Partner, the allocation of the aggregate equity consideration between the Red Lion General Partner and the Red Lion Unitholders, the tax effect of any aspect of the Merger, or any other matter with respect to any specific individual partner or class of partners.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or amenable to summary description. Accordingly, Legg Mason believes that its analysis must be considered as a whole and that considering any portion of the analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete picture of the process underlying the Legg Mason Fairness Opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the values of real estate properties are not appraisals and may not reflect the prices at which such properties may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and Legg Mason does not assume responsibility for the accuracy of such analyses or estimates. The following paragraphs summarize the significant quantitative and qualitative analyses performed by Legg Mason in arriving at the Legg Mason Fairness Opinion.

     Analysis and Conclusions. As background for its analyses, Legg Mason held extensive discussions with the senior management of both the Red Lion General Partner and Boykin regarding the history, current business operations, financial condition and future prospects of Red Lion, the Red Lion Operating Partnership, Boykin and the Boykin Operating Partnership.

     In valuing Red Lion and subsequently the Red Lion Units (pursuant to the allocations described in the Allocation Schedule), Legg Mason considered a variety of valuation methodologies, including: (i) an analysis of the historical closing prices and trading volumes of the Red Lion Units; (ii) an analysis of certain transactions pursuant to which selected hotel companies have acquired a portfolio of full service hotels; (iii) a discounted cash flow analysis; (iv) an analysis of selected publicly traded hotel REITs; and (v) an analysis of selected publicly traded hotel C-corporations.

     In connection with rendering the Legg Mason Fairness Opinion, Legg Mason performed a variety of financial and comparative analyses, including those summarized below. Legg Mason's opinion is directed only to the fairness to the Red Lion Unitholders, from a financial point of view, of the consideration to be received by the Red Lion Unitholders in the Merger pursuant to the Merger Agreement, and does not address any other aspect of the Merger. The summary set forth below describes the material analyses used and factors considered by Legg Mason in rendering the Legg Mason Fairness Opinion and does not purport to be a complete description of the analyses used and factors considered.

     Consideration Analysis. For purposes of its financial analysis, Legg Mason used a dollar value range of the consideration to be paid to the Red Lion Unitholders pursuant to the Merger of approximately $107.3 million ($25.97 per Red Lion Unit) to approximately $112.2 million ($27.16 per Red Lion Unit) with a mean of approximately $109.2 million ($26.41 per Red Lion Unit). The total value of the consideration to be received by the Red Lion Unitholders was obtained by
(i) adding (a) the aggregate value of the cash consideration of approximately $35.3 million and (b) the range of the aggregate values of Boykin Common Shares issued in the Merger of approximately $77.8 million to approximately $84.7 million with a mean of $80.3 million (range calculated by multiplying the 3,110,048 Boykin Common Shares to be issued by the low ($25.00 per share), high ($27.25 per share) and mean ($25.83 per share, as weighted by daily trading volume) closing prices of Boykin Common Shares for the 45 day period ending December 26, 1997) and (ii) allocating the resulting range of aggregate equity consideration to be paid in the Merger to the Red Lion General Partner and to the Red Lion Unitholders under the Allocation Schedule.

     Although Legg Mason evaluated the financial terms of the Merger and participated in discussions concerning the consideration to be paid, Legg Mason did not recommend the specific consideration payable to the Red Lion Unitholders in the Merger.

     Public Market Analysis. Legg Mason analyzed the historical closing prices and trading volumes of the Red Lion Units for the 45 day trading period from October 23, 1997 to December 26, 1997, inclusive (the "Public Market Analysis"). Legg Mason noted that for such 45 day period, the closing price per Red Lion Unit (the "Public Market Value") ranged from $24.50 per Red Lion Unit to $27.88 per Red Lion Unit with a mean closing price (as weighted by daily trading volume) of $25.81 per Red Lion Unit.

     Given that the mean value of the consideration to be received by the Red Lion Unitholders of $26.41 per Red Lion Unit is within the range of values of the Red Lion Units derived from the Public Market Analysis, Legg Mason believes that this analysis supports the fairness of the consideration to be received by the Red Lion Unitholders in the Merger pursuant to the Merger Agreement, from a financial point of view.

     Selected Comparable Acquisition Analysis. Legg Mason analyzed selected transactions (the "Comparable Acquisition Analysis") in which certain publicly-traded hotel C-corporations and certain publicly-traded hotel REITs (the "Acquiring Companies") acquired a portfolio of full service hotels (the "Target Portfolios"). Legg Mason compared the purchase price paid in each Comparable Acquisition with the number of hotel rooms purchased and with the latest twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA") and calculated the following range of multiples: a range of purchase price to Target Portfolio hotel rooms purchased of $56,500 per room to $156,000 per room, with a mean of $88,700 per room and a range of purchase price to Target Portfolio EBITDA of 8.3x to 12.5x, with a mean of 10.4x. Applying the applicable range of these acquisition multiples to Red Lion's total number of rooms and to Red Lion's EBITDA for the trailing twelve month period ended September 30, 1997, as adjusted to reflect management's pro forma adjustments and certain additional adjustments that Legg Mason deemed appropriate (including the subtraction of approximately $150.4 million of outstanding Red Lion indebtedness as of September 30, 1997 in order to arrive at an equity value), yielded an implied range of equity values of Red Lion of approximately $22.6 million to $327.5 million, with a mean of $123.3 million. Legg Mason then allocated this implied range of equity values of Red Lion to the Red Lion General Partner and to the Red Lion Unitholders pursuant to the Allocation Schedule which yielded an implied range of values of the Red Lion Units of approximately $22.6 million ($5.46 per Red Lion Unit) to $257.4 million ($62.28 per Red Lion Unit) with a mean of $114.5 million ($27.70 per Red Lion
Unit).

     Legg Mason noted that the mean value of the consideration to be received by the Red Lion Unitholders of $26.41 per Red Lion Unit is less than the mean value (though within the overall range of values) of the Red Lion Units as derived from the Comparable Acquisition Analysis. Legg Mason also noted however, that the Comparable Acquisition Analysis (particularly the analysis of hotel room acquisition multiples) did not fully reflect the impact of the Red Lion Management Agreement and its resulting reductions of Red Lion's cash flows, and therefore of its value. As such, Legg Mason did not feel that the results of the Comparable Acquisition Analysis, when taken within the context of the other analyses performed and the conclusions reached, would in any way prevent it from arriving at its Fairness Opinion.

     Discounted Cash Flow Analysis. Legg Mason also analyzed the financial terms of the Merger using a discounted cash flow analysis (the "Discounted Cash Flow Analysis"). The Discounted Cash Flow Analysis assumes, as a basic premise, that the intrinsic value of any business or property is the current value of the future cash flow that the business or property will generate for its owners. To establish a current implied value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Legg Mason used projections and other information provided by the management of Red Lion General Partner to estimate the free cash flows, defined as total projected EBITDA less an annual replacement reserve of 5.0% of projected total hotel revenues ("Free Cash Flows"), for the fiscal year ending December 31, 1998 though the fiscal year ending December 31, 2002, inclusive. The Free Cash Flows were then discounted to the present, using discount rates ranging from 13.0% to 16.0% (14.5% midpoint) and terminal value capitalization rates applied to the Free Cash

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

Flows for the fiscal year ending December 31, 2002 ranging from 10.25% to 11.75%. These discount rates reflected Legg Mason's assessment of real estate investments in general, and the specific risks of Red Lion, in particular. Legg Mason's calculations (including the subtraction of approximately $150.4 million of outstanding Red Lion indebtedness as of September 30, 1997 in order to arrive at an equity value) yielded an implied range of equity values of Red Lion of approximately $85.2 million to $136.0 million, with a mean of $109.2 million. Legg Mason then allocated these implied equity values of Red Lion to the Red Lion General Partner and to the Red Lion Unitholders under the Allocation Schedule, which yielded an implied range of values of the Red Lion Units of approximately $85.2 million ($20.61 per Red Lion Unit) to $123.4 million ($29.86 per Red Lion Unit) with a mean of $104.7 million ($25.32 per Red Lion Unit).

     Given that the mean value of the consideration to be received by the Red Lion Unitholders of $26.41 per Red Lion Unit is within the range of values of the Red Lion Units derived from the Discounted Cash Flow Analysis, Legg Mason believes that this analysis supports the fairness of the consideration to be received by the Red Lion Unitholders in the Merger pursuant to the Merger Agreement, from a financial point of view.

     Selected Multiples Analyses (Hotel REITs). Legg Mason analyzed selected publicly traded hotel REITs (the "Selected Multiples Analyses (Hotel REITs)") engaged primarily in the ownership and acquisition of hotel portfolios (the "Hotel REITs"). Unlike the Hotel C-Corps, as defined below, the Hotel REITs cannot both own and operate their hotels and therefore must enter into a lease with a hotel lessee. The Hotel REITs include: American General Hospitality; Boykin Lodging Company; Equity Inns, Inc.; FelCor Suite Hotels, Inc.; Hospitality Properties Trust; Innkeepers USA Trust; Jameson Inns, Inc.; Patriot American Hospitality, Inc.; RFS Hotel Investors; Starwood Lodging Trust; Sunstone Hotel Investors, Inc.; and Winston Hotels, Inc.

     Legg Mason compared the stock price for each of the Hotel REITs with its 1997 and 1998 projected funds from operations per share, as determined from First Call analysts' estimates. Based on closing market trading prices as of December 26, 1997, the Hotel REITs (excluding Patriot American Hospitality, Inc. and Starwood Lodging Trust due to their unique paired-share structure) traded in the following ranges: a range of stock price to 1997 projected funds from operations per share of 8.7x to 11.8x with a mean of 10.3x and a range of stock price to 1998 projected funds from operations per share of 7.6x to 9.9x with a mean of 9.0x. Legg Mason also noted that the Hotel REITs maintained an average ratio of total indebtedness to total market capitalization (defined as total indebtedness plus total equity market capitalization) of approximately 21.8%. Applying the applicable range of these selected multiples to Red Lion's projected funds from operations for 1997 and 1998, as adjusted to reflect management's pro forma adjustments and certain additional adjustments that Legg Mason deemed appropriate (including (i) the insertion of a lessee with lease obligations substantially the same as those in the Red Lion Percentage Lease and
(ii) an assumed recapitalization to reduce Red Lion's pro forma ratio of total indebtedness to total market capitalization from approximately 60% to approximately 20%), yielded an implied range of equity values (net of the recapitalization) of Red Lion of approximately $75.3 million to $137.7 million, with a mean of $111.8 million. Legg Mason then allocated these implied equity values of Red Lion to the Red Lion General Partner and to the Red Lion Unitholders pursuant to the Allocation Schedule, which yielded an implied range of values of the Red Lion Units of approximately $75.3 million ($18.21 per Red Lion Unit) to $124.6 million ($30.14 per Red Lion Unit) with a mean of $106.4 million ($25.75 per Red Lion Unit).

     Given that the mean value of the consideration to be received by the Red Lion Unitholders of $26.41 per Red Lion Unit is within the range of values of the Red Lion Units derived from the Selected Multiples Analysis (Hotel REITs), Legg Mason believes that this analysis supports the fairness of the consideration to be received by the Red Lion Unitholders in the Merger pursuant to the Merger Agreement, from a financial point of view.

     Selected Multiples Analyses (Hotel C-Corporations). Legg Mason analyzed selected publicly-traded hotel C-corporations (the "Selected Multiples Analyses (Hotel C-Corps)") engaged primarily in the ownership, acquisition and management of hotel portfolios (the "Hotel C-Corps"). The Hotel C-Corps include: Bristol Hotel Company; CapStar Hotel Company; Hilton Hotels Corporation; Host Marriott Corp.; Interstate Hotels Company; John Q. Hammons Hotels, Inc.; La Quinta Inns, Inc.; Prime Hospitality Corp.; Promus Hotel Corporation; Red Roof Inns, Inc.; Servico, Inc.; and ShoLodge, Inc.

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

     Legg Mason compared the stock price for each of the Hotel C-Corps with its 1997 and 1998 projected earnings per share, as determined from First Call analysts' estimates. Based on closing market trading prices as of December 26, 1997, the Hotel C-Corps traded in the following ranges: a range of stock price to 1997 projected earnings per share of 12.4x to 29.4x with a mean of 21.7x, and a range of stock price to 1998 projected earnings per share of 10.3x to 24.0x with a mean of 17.6x. Applying the applicable range of these selected multiples to Red Lion's projected net income for 1997 and 1998, as adjusted to reflect management's pro forma adjustments and certain additional adjustments that Legg Mason deemed appropriate (including an assumed marginal tax rate of 40% of projected pretax income) yielded an implied range of equity values of Red Lion of approximately $27.2 million to $109.0 million, with a mean of $63.9 million. Legg Mason then allocated these implied equity values of Red Lion to the Red Lion General Partner and to the Red Lion Unitholders under the Allocation Schedule, which yielded an implied range of values of the Red Lion Units of approximately $27.2 million ($6.57 per Red Lion Unit) to $104.5 million ($25.29 per Red Lion Unit) with a mean of $63.9 million ($15.46 per Red Lion Unit).

     Given that the mean value of the consideration to be received by the Red Lion Unitholders of $26.41 per Red Lion Unit is above the range of values of the Red Lion Units derived from the Selected Multiples Analysis (Hotel C-Corporations), Legg Mason believes that this analysis supports the fairness of the consideration to be received by the Red Lion Unitholders in the Merger pursuant to the Merger Agreement, from a financial point of view. Legg Mason did note, however, that though this analysis supports its Fairness Opinion, the analysis assumes the unlikely scenario that Red Lion would restructure as a C-corporation, which would involve not only an additional level of taxation at the corporate level but would also necessitate the cancellation of the Red Lion Percentage Lease.

     Based upon and subject to the foregoing, Legg Mason rendered its opinion that, as of December 30, 1997, the consideration to be received by the Red Lion Unitholders in the Merger pursuant to the Merger Agreement is fair to them, from a financial point of view.

     Following its oral presentation on December 30, 1997, Legg Mason was requested to perform its entire analysis described above using a value of the consideration to be received by the Red Lion Unitholders pursuant to the Merger based on the closing price of the Boykin Common Shares on December 29, 1997, rather than on the range of closing prices for the Boykin Common Shares as utilized above. Though the scope of this supplemental analysis was not included in the presentation materials supporting either Legg Mason's oral or written opinions delivered on December 30, 1997, Legg Mason did conclude that the supplemental analysis further supported its conclusion as described in its Fairness Opinion.

     Pursuant to an engagement letter dated November 22, 1997, Legg Mason will receive $250,000 for its services in rendering its fairness opinion. Legg Mason will also be reimbursed for certain of its expenses, in an amount not to exceed $25,000 without the prior consent of the Red Lion Special Committee. The Red Lion General Partner and Red Lion have jointly and severally agreed to indemnify Legg Mason, its affiliates and each of its directors, officers, employees, agents, consultants and attorneys, and each person or firm, if any, controlling Legg Mason or any of the foregoing, against certain liabilities, including liabilities under federal securities law, arising out of or related to Legg Mason's engagement.

OPINION OF FINANCIAL ADVISOR TO BOYKIN

     Opinion of Lehman Brothers Inc. Boykin retained Lehman Brothers to act as its financial advisor in connection with the Merger. On December 30, 1997, Lehman Brothers delivered its oral opinion to the Boykin Board of Directors to the effect that, based upon and subject to the limitations and assumptions set forth in such opinion, and as of the date of such opinion, the consideration to be paid by Boykin in the Merger was fair to Boykin from a financial point of view. Lehman Brothers subsequently confirmed its oral opinion in a written opinion dated December 30, 1997 (the "Lehman Fairness Opinion") to the Boykin Board.

     The full text of the Lehman Fairness Opinion is incorporated by reference herein and is attached hereto as Annex H. Boykin Shareholders may read the Lehman Fairness Opinion for a discussion of the assumptions made, matters considered and limitations on the review undertaken by Lehman Brothers in rendering the Lehman Fairness Opinion. The summary set forth in this Joint Proxy Statement/Prospectus of the Lehman Fairness
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

Opinion describes the material analyses used and factors considered by Lehman Brothers in rendering the Lehman Fairness Opinion and is qualified in its entirety by reference to the full text of the Lehman Fairness Opinion attached hereto.

     No limitations were imposed by Boykin on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the Boykin Board as to the form or amount of consideration to be paid by Boykin in the Merger, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Boykin or Red Lion, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be paid by Boykin in the Merger on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the Boykin Board and was rendered to the Boykin Board in connection with its consideration of the Merger. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any Boykin Shareholder as to how such shareholder should vote with respect to the Share Issuance Proposal. Lehman Brothers was not requested to opine as to, and its opinion does not address, Boykin's underlying business decision to proceed with or effect the Merger.

     In arriving at its opinion, Lehman Brothers reviewed and analyzed: (1) the Merger Agreement and the specific terms of the Merger, (2) publicly available information concerning Boykin and Red Lion that it believed to be relevant to its analysis, (3) financial and operating information with respect to the business, operations and prospects of Boykin and Red Lion furnished to Lehman Brothers by Boykin, (4) a trading history of the Boykin Common Shares from December 30, 1996 to December 30, 1997 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, (5) a comparison of the historical financial results and present financial condition of Boykin with those of other companies that Lehman Brothers deemed relevant,
(6) a comparison of the historical financial results and present financial condition of Red Lion with those of other companies that Lehman Brothers deemed relevant, (7) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions that Lehman Brothers deemed relevant, and (8) a limited physical inspection of certain of the properties of Red Lion. In addition, Lehman Brothers had discussions with the management of Boykin and Red Lion concerning their respective businesses, operations, assets, properties, liabilities, financial conditions and prospects, and undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of Boykin that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Boykin, Red Lion and the combined company following consummation of the Merger (the "Combined Company"), Lehman Brothers assumed, upon advice of Boykin, that such projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Boykin as to the future financial performance of Boykin, Red Lion and the Combined Company and that Boykin and Red Lion would perform, and the Combined Company would perform, substantially in accordance with such projections. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties of Red Lion and did not make or obtain any evaluations or appraisals of the assets or liabilities of Boykin or Red Lion. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of the opinion.

     In connection with the preparation and delivery of its opinion to the Boykin Board, Lehman Brothers performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view
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

of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Boykin and Red Lion. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of assets or businesses did not purport to be appraisals or to reflect the prices at which the assets or businesses may actually be sold.

     Asset Valuation Analysis. Lehman Brothers conducted a valuation analysis of the assets of Red Lion. Lehman Brothers reviewed 1998 projections of earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted net operating income ("NOI") for each of the Red Lion Hotels provided by the management of the Red Lion Manager and the management of Boykin.

     Lehman Brothers considered a range of valuations based upon both multiples of EBITDA and adjusted NOI capitalization rates. The range of values was determined by applying multiples ranging from 9.0x to 11.0x to the EBITDA projections. A second range of valuations was determined by capitalizing adjusted NOI (equal to property level net cash flow after capital expenditures) capitalization rates ranging from 8.0% to 9.0%. The total consideration of $271 million represented a discount of 7.8% to 25.3% to asset valuation based on the Red Lion Manager's projections of 1998 property performance. This total consideration ranges from a discount of 9.0% to a premium of 11.3% to the asset valuations calculated using Boykin's projections of 1998 property performance.

     Selected Comparative Public Companies Analysis. Using publicly available information, Lehman Brothers compared selected financial data of Boykin and Red Lion with similar data of selected publicly-traded REITs engaged in businesses considered by Lehman to be relevant to those of Boykin and Red Lion. Specifically, Lehman Brothers included in its review American General Hospitality Corporation, Sunstone Hotel Investors, Inc., Hospitality Properties Trust, and Felcor Suite Hotels, Inc. (the "Peer Group"). Each of the companies in the Peer Group is a REIT that owns a geographically diversified portfolio of hotel properties generally in the full service or upscale sectors. Lehman Brothers focused on the trading multiples of this group of comparable companies. Lehman Brothers calculated, among other things, current market price per share (the "Market Price") as a multiple of each of the nine months ended September 30, 1997 funds from operations ("FFO") per share ("Nine Months Trailing FFO") and estimated 1998 FFO per share for each of the Peer Group companies. The 1998 FFO per share estimates were based upon the median of publicly-available earnings estimates made by research analysts as provided by First Call Investor Services. Due to the lack of published FFO data for Red Lion, Lehman Brothers estimated FFO by adding depreciation and amortization to income before taxes. Due to the lack of publicly available earnings estimates for Red Lion, Lehman Brothers used Boykin's 1998 projections for the Red Lion properties, Red Lion's historical cost structure, and Red Lion's capital structure at the time of the rendering of the opinion to calculate 1998 estimated FFO. Lehman Brothers also calculated the sum of the current market value of equity and average outstanding debt over the nine months ended September 30, 1997 ("Market Capitalization") as a multiple of EBITDA for the nine months ended September 30, 1997 for each of the Peer Group companies. The average debt outstanding was calculated based on an average of quarterly balances.

     Lehman Brothers calculated the following range of estimates for the Peer
Group: (i) a range of 12.7x to 15.7x with a mean value of 14.1x for the ratio of Market Price to Nine Months Trailing FFO; (ii) a range of 9.0x to 10.1x with a mean of 9.4x for the ratio of Market Price to estimated 1998 FFO per share; and
(iii) a range of 13.6x to 17.4x with a mean of 15.0x for the ratio of Market Capitalization to EBITDA. Using the same methodology as in the analysis of the Peer Group, Lehman Brothers calculated ratios for Boykin, Red Lion at its trading value and Red Lion at the merger value of $26.23, based on Boykin's closing price of $25.50 on December 29, 1997. At its December 29, 1997 closing price, Boykin traded at multiples of 12.7x Market Price to Nine Months Trailing FFO, 9.2x Market Price to 1998 estimated FFO, and 12.4x Market Capitalization to EBITDA, respectively. At its trading value, Red Lion traded at multiples of 9.4x Market Price to Nine Months Trailing FFO, 7.4x Market Price to 1998 estimated FFO, and 12.3x Market Capitalization to EBITDA, respectively. At the merger value of $26.23, Red Lion was valued at multiples of 9.4x Market Price to Nine Months Trailing FFO, 7.5x Market Price to 1998 estimated FFO, and 12.4x Market Capitalization to EBITDA, respectively.

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

     Pro Forma Merger Analysis. Lehman Brothers performed an analysis of the effect of the Merger on Boykin's pro forma FFO and funds available for distribution ("FAD") per Boykin Common Share for 1998, based on projections and other information supplied by the management of Boykin. Lehman Brothers combined the projected results of Boykin for assets in place with the projected results of Red Lion to arrive at the pro forma FFO for Boykin. Lehman Brothers divided the resulting pro forma FFO for Boykin by the weighted average number of Boykin Common Shares (including shares issuable upon exchange of Boykin Operating Partnership Units) expected to be outstanding upon consummation of the Merger, assuming no additional issuance of Boykin Common Shares. Lehman Brothers then compared the resulting pro forma FFO per Boykin Common Share for 1998 with the projected FFO per Boykin Common Share for assets in place, based on projections supplied by management of Boykin. Lehman Brothers calculated that the Merger would be accretive to FFO by $0.11 per share and dilutive to FAD by $0.08 per share on a pro forma basis in 1998. Lehman Brothers calculated that the Merger would also increase Boykin's ratio of debt-to-total market capitalization from approximately 29% to approximately 46%. Lehman Brothers also compared pro forma FFO assuming that the transaction were financed with the net proceeds of a common equity offering of approximately $50 million with the projected FFO per Boykin Common Share for assets in place, and calculated that, after assuming the additional equity issuance, the Merger would be accretive to FFO by $0.01 per share and dilutive to FAD by $0.11 per share.

     Discounted Cash Flow Valuation. Lehman Brothers prepared a discounted cash flow analysis for assets in place utilizing projections of Boykin's FAD per share prepared by the management of Boykin for the years 1998 through 2002, inclusive. Lehman Brothers performed a second discounted cash flow analysis which assumed that the Merger would close March 31, 1998, and utilized projections of the Combined Company's FAD per share prepared by the management of Boykin for the years 1998 through 2002, inclusive. In each scenario, Lehman Brothers assumed equity discount rates of 13.0%, 14.0% and 15.0%, and the terminal stock prices were estimated based on a forward FFO multiple of 9.4x. Lehman Brothers calculated that the net present value of the per share FAD ranged from $30.48 to $32.93 without the Merger, and increased by 4.8% to 4.9% to a range of $31.94 to $34.53 with the Merger.

     Selected Transactions Analysis. Lehman Brothers reviewed the financial terms, to the extent publicly available, of five completed and pending mergers between publicly-traded lodging companies (the "Selected Transactions"). The Selected Transactions included (acquiror/target): (i) Doubletree Corporation/Red Lion Hotels, Inc.; (ii) Promus Hotel Corporation/Doubletree Corporation; (iii) Patriot American Hospitality, Inc./Wyndham Hotel Corp.; (iv) Marriott International, Inc./Renaissance Hotel Group N.V.; and (v) Starwood Hotels & Resorts Trust/ITT Corporation. Lehman Brothers evaluated the consideration premiums or discounts paid by the acquirors in the five Selected Transactions based on the average closing stock prices of the target companies for one year, one quarter, one month and one day prior to the respective merger announcements. The range of premiums and discounts was as follows: a premium of 0.4% to 51.4% based on one year trailing averages; a discount of 7.7% to a premium of 47.5% based on one quarter trailing averages; a discount of 9.2% to a premium of 26.9% based on one month trailing averages; and a discount of 16.1% to a premium of 20.8% based on the one day trailing prices. The average premiums were 36.3%, 22.9%, 12.6% and 6.6% for the one year, one quarter, one month and one day trailing averages, respectively. Lehman Brothers calculated that the total per unit consideration of $26.23 to be paid in the Merger represented premiums of 8.0%, 0.8%, 2.9% and 0.9% for the one year, one quarter, one month and one day trailing averages of Red Lion Units, respectively. These premiums were within the range and below the average for each of the trailing periods examined.

     Stock Trading History Analysis. Lehman Brothers examined the trading history of Boykin and Red Lion from December 30, 1996, to the date of the opinion. The closing price of Boykin on the NYSE on December 29, 1997 was $25.50. Boykin reached its high closing price of $27.63 on October 22, 1997 and was trading 7.7% below its high close upon delivery of Lehman Brothers' opinion. Red Lion declined in value from December 30, 1996 through May 1997, reaching its high closing price of $24.75 on January 23, 1997 and its low closing price of $19.00 on May 1, 1997. Since then, Red Lion's unit price increased steadily, reaching its high closing price of $28.00 on October 22, 1997, and closed at $26.00 on December 30, 1997, the date of the opinion.

     Based upon the total consideration of $26.23 per Red Lion Unit and the December 29, 1997 closing price of $25.50 for a Boykin Common Share, the Implied Exchange Ratio (the number of Boykin Common Shares a Red

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Lion Unitholder would receive if the merger consideration were entirely paid in stock) was 1.03. The actual ratio of the closing price of Boykin to the closing price of Red Lion on December 29, 1997, was 1.02, and the range of such price ratios for the previous year was 0.87 to 1.14.

     Lehman Brothers has acted as financial advisor to Boykin in connection with the Merger and received a fee of $200,000 for delivery of its opinion (the "Lehman Fairness Opinion Fee"). In addition, Lehman Brothers received a $100,000 retainer fee and will receive a financial advisory fee of $400,000 upon consummation of the Merger. Boykin has also agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses in connection with the Merger and to indemnify Lehman Brothers, its affiliates and their respective directors, officers, employees, agents and controlling persons against certain liabilities, including liabilities under federal securities laws.

     Lehman Brothers is an internationally-recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     Lehman Brothers has performed various investment banking services for Boykin in the past (including acting as lead managing underwriter in connection with its initial public offering and its follow-on equity offering in February 1998, and acting as lead arranger of Boykin's line of credit) and has received customary fees for such services. Lehman Brothers also is assisting Boykin in arranging the financing required for the consummation of the Merger and would be paid customary fees for such services. In the ordinary course of its business, Lehman Brothers actively trades in the equity securities of Boykin and Red Lion for its own account and the account of its customers and, accordingly, may at any time hold long or short positions in such securities.

REGULATORY APPROVAL

     Red Lion and Boykin believe that the Merger and the related transactions may be consummated without notification being given or certain information being furnished by any of the Merger parties to the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and that no waiting period requirements under the HSR Act are applicable to the parties with respect to the Merger and the related transactions. However, there is no assurance that the consummation of the Merger and the related transactions will not be delayed by reason of public or private antitrust actions. At any time before or after consummation of the Merger and the related transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it considers necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger and the related transactions or seeking divestiture of substantial assets of Boykin or Red Lion. At any time before or after consummation of the Merger, any state could take such action under its own antitrust laws as it considers necessary or desirable. That action could include seeking to enjoin the consummation of the Merger and the related transactions or seeking divestiture of substantial assets of Red Lion or Boykin. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Red Lion. The Red Lion General Partner is a wholly owned subsidiary of the Red Lion Manager, which is a subsidiary of Promus, and all of the officers and four of the six directors of the Red Lion General Partner are, or were during the period in which the Red Lion Special Committee was negotiating the Merger Agreement, also officers or directors of the Red Lion Manager or other Promus-controlled entities. As discussed below, the Red Lion Manager and the Red Lion General Partner have certain interests in the Merger and the related transactions; therefore, the officers and directors of the Red Lion General Partner may be deemed to have an actual or potential conflict of interest with respect to the Merger and the transactions contemplated thereby. To ensure a fair and unbiased evaluation of (i) the strategic alternatives available to Red Lion in light of changes in the federal tax laws that became effective January 1, 1998 that could adversely affect Red Lion's tax status and (ii) the ensuing sale process that led to the Merger Proposals, the Red Lion Board appointed the Red Lion Special Committee. The Red Lion Special Committee, with advice from its financial advisors and legal counsel, evaluated the

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

Strategic Alternatives, conducted the sale process, negotiated the terms of the Merger Agreement and the Assignment Agreement and independently recommended to the Red Lion Board that the Merger be approved.

     The Red Lion General Partner, which in its capacity as the general partner of Red Lion approved the Merger Proposals, will receive in the Merger a portion of the merger consideration for its general partnership interests in Red Lion and the Red Lion Operating Partnership. Assuming a $24.19 Boykin Common Share closing price (the closing price on the NYSE of a Boykin Common Share on April 13, 1998), the aggregate value of the consideration received by the Red Lion General Partner would equal approximately $4.6 million, consisting of approximately $1.5 million in cash and approximately 130,865 Boykin Common Shares. In addition, the Merger Agreement requires payment in full by the Red Lion Operating Partnership, as an indirect subsidiary of Boykin, at the Effective Time, of certain obligations of Red Lion and the Red Lion Operating Partnership to the Red Lion General Partner and the Red Lion Manager. These obligations aggregated approximately $28.9 million as of December 31, 1997, and primarily reflect funds advanced to Red Lion by the Red Lion General Partner for capital improvements in excess of the FFE reserve, advances made by the Red Lion General Partner, and incentive management fees deferred pursuant to the Old Management Agreement. The Merger Agreement and the Assignment Agreement also provide that, following the Effective Time, the Red Lion General Partner will not have any liability to Red Lion or the Red Lion Operating Partnership in connection with the partnership agreements or in its capacity as general partner of Red Lion or the Red Lion Operating Partnership, except for claims relating to the allocation of the Aggregate Merger Consideration or claims arising out of fraud or willful misconduct by the Red Lion General Partner. Boykin has also agreed to assume all of Red Lion's indemnification obligations under the Red Lion Partnership Agreement. Finally, the Red Lion Management Agreement will remain in place following completion of the Merger, consistent with the Old Management Agreement that prohibited the transfer of the Red Lion Hotels without the simultaneous execution of a new management agreement substantially similar to the Old Management Agreement, and may result in certain benefits to the Red Lion Manager.

     As a result of these matters, the Red Lion General Partner has interests in the Merger that are different from, and may conflict with, the Red Lion Unitholders' interests in the Merger.

     Indemnification Covenant in Merger Agreement. Boykin and the Boykin Operating Partnership have agreed, jointly and severally, to indemnify and hold harmless each current and former director and officer of the Red Lion General Partner against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any matter existing or occurring on or before the Effective Time (including any such item arising in connection with the Merger), for a period of six years after the Effective Time, if the indemnitee acted in good faith and in a manner he in good faith believed to be in, or not opposed to, the best interests of Red Lion, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful and his conduct did not constitute gross negligence or willful or wanton misconduct. Boykin and the Boykin Operating Partnership also must advance expenses as incurred if the person to whom expenses are advanced provides an undertaking to repay them if it is ultimately determined that he is not entitled to indemnification.

     Either Boykin or the Boykin Operating Partnership must also maintain in effect for six years after the Effective Time, with respect to circumstances existing and events occurring before the Effective Time, a directors' and officers' liability insurance policy covering those persons who were covered as of the date of the Merger Agreement by the Red Lion General Partner's directors' and officers' liability insurance policy, with coverage in an amount and scope at least as favorable as that existing coverage.

     Boykin. Certain members of the Boykin Board and certain members of management of Boykin have interests in the Merger that are different from, or in addition to, the interests of the Boykin Shareholders generally.

     Robert Boykin, the President and Chief Executive Officer of Boykin, owns 53% of Boykin Management Company, which owns Westboy. John Boykin, Robert Boykin's brother, owns the remaining 47% of Boykin Management Company. As described above, Westboy entered into the Red Lion Percentage Lease with the Red

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Lion Operating Partnership. Robert Boykin has faced, and will in the future face, conflicts of interest in connection with the negotiation and enforcement of the Red Lion Percentage Lease and in Westboy's operation of the Red Lion Hotels in a manner that may maximize profits for Westboy and Boykin Management Company without necessarily benefiting Boykin Shareholders.

     Robert Boykin and certain members of the management of Boykin own approximately 7.1% of the Boykin Operating Partnership. As a result, they have a significant direct ownership interest in the Boykin Operating Partnership, the partnership through which Boykin owns the Boykin Hotels and that, if the Merger is consummated, will own the Red Lion Hotels.

     Two Boykin Hotels are operated as Hampton Inns and one Boykin Hotel is operated as a Doubletree Hotel. Promus owns both the Hampton Inn and Doubletree brands. Boykin and Promus believe that the franchise agreements governing these three Boykin Hotels were all the product of arms' length negotiations between unaffiliated parties.

NO RED LION DISSENTERS' RIGHTS

     Red Lion Unitholders who object to the Merger Proposals have no dissenters' rights (that is, the right, instead of receiving the merger consideration, to seek a judicial determination of the "fair value" of their Red Lion Units and to compel Red Lion to purchase their Red Lion Units for cash in that amount) under applicable Delaware law or the Red Lion Partnership Agreement, nor will such rights be voluntarily accorded to the Red Lion Unitholders. The approval of the Merger by the holders of a majority of all Red Lion Units outstanding on the Red Lion record date will bind all Red Lion Unitholders, and objecting Red Lion Unitholders will have no alternative to receipt of their respective portion of the merger consideration other than selling their Red Lion Units before the Effective Time.

NO BOYKIN DISSENTERS' RIGHTS

     Boykin Shareholders who object to the Share Issuance Proposal or the Merger have no dissenters' rights (that is, the right to seek a judicial determination of the "fair value" of their Boykin Common Shares and to compel Boykin to purchase their Boykin Common Shares for cash in that amount) under applicable Ohio law, the Boykin Articles or the Boykin Code of Regulations, nor will such rights be voluntarily accorded to the Boykin Shareholders. The approval of the Share Issuance Proposal by the holders of a majority of a quorum of the Boykin Common Shares at the Boykin Special Meeting will bind all Boykin Shareholders.

RESALES OF BOYKIN COMMON SHARES ISSUED IN CONNECTION WITH THE MERGER

     Boykin Common Shares issued in connection with the Merger will be freely transferable, except that Boykin Common Shares received by a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Red Lion (an "affiliate") at the Effective Time may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), or as otherwise permitted under the Securities Act.

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

                                    RED LION

BACKGROUND

     Red Lion and the Red Lion Operating Partnership were formed in 1987 under the Delaware Revised Uniform Limited Partnership Act ("DRULPA") for the purpose of owning the 10 Red Lion Hotels, located in Sacramento, California; Colorado Springs, Colorado; Boise, Idaho; Omaha, Nebraska; Portland, Oregon (two hotels); Springfield, Oregon; Bellevue, Washington; Spokane, Washington; and Yakima, Washington. In April 1987, Red Lion completed its initial public offering of the Red Lion Units, the proceeds of which were used to acquire the Red Lion Hotels. From April 1987 through December 31, 1997, the day-to-day management of the Red Lion Hotels has been conducted by the Red Lion Manager or its predecessors under the Old Management Agreement. That management has continued since January 1, 1998 under the Red Lion Management Agreement. The Red Lion General Partner, a wholly owned subsidiary of the Red Lion Manager, is the general partner of Red Lion and the Red Lion Operating Partnership.

     In November 1996, each of the Red Lion General Partner and the Red Lion Manager became a wholly owned subsidiary of Doubletree in a merger transaction in which all outstanding shares of the Red Lion Manager's common stock were converted into cash and shares of Doubletree common stock. In December 1997, Doubletree became a wholly owned subsidiary of Promus in a merger transaction in which all outstanding shares of Doubletree's common stock were converted into shares of Promus common stock.

RECENT DEVELOPMENTS

     Reflagging. In June 1997, the Red Lion Hotels were converted from the Red Lion brand to the Doubletree brand. Since this conversion, the Red Lion Hotels have participated in the marketing and sales programs provided to the other Doubletree brand hotels. The marketing and sales programs for the Red Lion Hotels are coordinated through a centralized national marketing team operating through sales offices in Atlanta, Sacramento, Los Angeles, San Francisco, Seattle, Phoenix, Philadelphia, Mexico City, Chicago, Washington D.C. and Vancouver, Washington and trained sales and catering managers located at individual properties. Property sales personnel participate in local and regional trade shows, design local promotional and advertising campaigns and use direct solicitation to increase room and catering sales to national and local groups and associations.

     The Red Lion Percentage Lease and the Red Lion Management
Agreement. Beginning January 1, 1998, an "electing 1987 partnership," such as Red Lion, is subject to a 3.5% excise tax on its annual gross income from the "active conduct of a trade or business." In order to not be engaged in the active conduct of a trade or business, effective January 1, 1998, the Red Lion Operating Partnership entered into the Red Lion Percentage Lease, under which, among other things, the Red Lion Operating Partnership leased all of the Red Lion Hotels to Westboy. At the same time, the Old Management Agreement was terminated and Westboy and the Red Lion Manager entered into the Red Lion Management Agreement under which the Red Lion Manager continues to manage the Red Lion Hotels on substantially similar economic terms to those set forth in the Old Management Agreement. For a detailed discussion of the Red Lion Management Agreement and certain related documents, see "Description of Other Material Contracts -- The Red Lion Management Agreement."

     The Red Lion Percentage Lease has an initial term of five years, subject to earlier termination upon the occurrence of certain events of default. The Red Lion Management Agreement, which has substantially similar economic terms to the Old Management Agreement, will remain in place following completion of the Merger and may result in certain benefits to the Red Lion Manager. If the Red Lion Percentage Lease is not terminated, Westboy has the right to extend the term of the Red Lion Percentage Lease for twelve additional five year periods. If the transactions contemplated by the Merger Agreement have not been consummated by December 31, 1998, the Red Lion Operating Partnership has the right to direct Westboy to assign the Red Lion Percentage Lease to a person designated by the Red Lion Operating Partnership, effective on the close of business on December 31, 1998. If the Red Lion Operating Partnership does not deliver notice to Westboy that the Red Lion Operating Partnership desires Westboy to assign the Red Lion Percentage Lease on or before November 1, 1998, or if the Red Lion Operating Partnership has delivered the notice but the assignment does not close on December 31, 1998, Westboy has the right to terminate the Red Lion Percentage Lease effective on the close of business on December 31, 1998. If the Red Lion Percentage Lease is terminated for any reason, the Red Lion
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

Management Agreement will automatically terminate, and the Old Management Agreement will be reinstated simultaneously.

     Rental payments under the Red Lion Percentage Lease consist of a fixed monthly base rent regardless of the performance of the Red Lion Hotels, and a variable percentage rent based on a percentage of room revenues and certain other revenues, payable quarterly. The base rent for the Red Lion Hotels is $20,400,000 per year. The percentage rent for a fiscal year will be equal to the amount, if any, by which the sum of (a) 31.5% of Room Revenues (as defined in the Red Lion Percentage Lease) between $13,166,000 and $45,044,000, (b) 67% of Room Revenues between $45,044,001 and $62,367,000, (c) 55% of room revenues in excess of $62,367,000, (d) 30% of Other Revenues (as defined in the Red Lion Percentage Lease) and (e) 10% of Food and Beverage Revenues (as defined in the Red Lion Percentage Lease) up to $3,900,000, exceeds base rent for that fiscal year. On a pro forma basis for the twelve-month period ended December 31, 1997, Red Lion's net income under the Red Lion Percentage Lease would have been approximately $2.2 million, net income per Red Lion Unit would have been $0.53, as compared to net income of approximately $3.4 million and net income per Red Lion Unit of $0.81 on a historical basis for the same period (without the excise tax or Red Lion Percentage Lease). For a detailed discussion of the Red Lion Percentage Lease and certain related documents, see "Description of Other Material Contracts--The Red Lion Percentage Lease."

THE RED LION HOTELS

     All of the Red Lion Hotels offer full-service accommodations. In addition to restaurants, lounges, and banquet and meeting space, most of the Red Lion Hotels offer oversized rooms with oversized beds, premium television channel and movie availability, free parking, swimming pools, room service and valet services. Their guest amenities may include health and fitness facilities, gift shops, concierge services, complimentary airport shuttle service and business centers. Advertising, public relations, market research and training programs are provided by Doubletree for a fee through the Red Lion Manager. Other programs and services include technical training and assistance for areas such as front office operations, reservations, housekeeping, property maintenance, energy management, laundry, valet services, telephone systems and guest services, accounting and cash management, risk management, credit and collection, tax compliance, legal, computer and point of sale systems support and internal audit. The food and beverage division of Doubletree establishes quality levels, monitors performance, provides culinary training, and assists in menu design, pricing, accounting and cost controls.

     The Red Lion Manager makes available to the Red Lion Hotels the same services that Doubletree renders to its other lodging facilities, including a centralized reservation system, and purchasing, training, advertising, administration, maintenance, accounting and planning programs. A toll free centralized reservation system is available to customers throughout the United States and Canada. The reservation system is accessible by all major airline systems and over 115,000 travel agencies worldwide.

     The address of Red Lion's principal executive offices is 410 North Street, Suite 700, Phoenix, Arizona 85008 and the telephone number is (602) 220-6666.

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

                                     BOYKIN

BACKGROUND

     Boykin is a self-administered REIT that currently owns the 19 Boykin Hotels. Serving both business and leisure travelers in the upscale-to-moderate price segment of the hospitality market, the Boykin Hotels contain an aggregate of 5,136 guest rooms and are located in ten states. The Boykin Hotels are leased to four separate operating companies and generally operate under franchise agreements with premier nationally recognized hotel chains, including Doubletree(R), Marriott(R), Radisson(R), Holiday Inn(R) and Hilton(R).

     Boykin's business strategies include acquiring full-service commercial and resort hotels on an accretive basis and at a discount to replacement cost, developing strategic alliances and relationships with a network of high quality lessees and franchisors of the hotel industry's premier upscale brands, and achieving revenue growth in its hotels through selective renovation and its lessees' strong management performance. Boykin focuses on owning hotel properties that are, or can be, associated with brands that will lead the hospitality industry in REVPAR.

     Consistent with its strategies, Boykin has acquired ten hotels (the "Acquired Hotels") since the Boykin Initial Offering in November 1996. The Acquired Hotels contain a total of 2,728 guest rooms and were purchased for an average per room purchase price of approximately $53,000, which represents a significant discount to replacement cost. Substantially all of the Acquired Hotels are full-service hotels and, like Boykin's Initial Hotels, compete in the upscale-to-moderate price segment of the hospitality market. Boykin leases its hotels to hotel operators; lessees of the Acquired Hotels are CapStar, Davidson, Outrigger, and Boykin Management Company. Boykin plans to continue to acquire hotels in accordance with its growth strategies.

     The operating hotels in Boykin's portfolio at December 31, 1997 achieved revenue and REVPAR growth of 5.8% and 7.3%, respectively, during the year ended December 31, 1997 over the year ended December 31, 1996. The Boykin Initial Hotels achieved revenue growth and REVPAR growth of 5.4% and 6.9%, respectively, for 1997 over 1996, and the six operating hotels acquired thereafter had revenue growth and REVPAR growth of 4.8% and 7.4%, respectively, for 1997 over 1996.

RECENT DEVELOPMENTS

     Other Recent and Pending Acquisitions. In November 1997, Boykin acquired interests in the 388-room Doubletree Hotel Kansas City and the 199-room Hampton Inn San Diego Airport/Sea World for an aggregate purchase price of $28 million. In March 1998, Boykin acquired the 251-room High Point Radisson and the 317-room Knoxville Hilton for an aggregate purchase price of $37 million. Boykin is continually engaged in discussions concerning potential hotel acquisitions. Boykin has executed an agreement to acquire another hotel containing 208 guest rooms at a cost of $19.3 million, and has executed two letters of intent to acquire two additional hotels containing an aggregate of 611 guest rooms at an aggregate cost of $46.3 million. Boykin's purchase of these hotels is subject to various uncertainties and conditions, including satisfactory completion of Boykin's due diligence reviews. These uncertainties make these acquisitions not probable for accounting purposes. There is no assurance that Boykin will consummate any of these potential acquisitions or that if it does so, these hotels will perform in accordance with Boykin's expectations.

     Financing Activities. Boykin's revolving credit facility was amended in October 1997 to expand the committed amount to $150 million from $75 million and to reduce the interest rate from LIBOR plus 2.00% to a rate that fluctuates at LIBOR plus 1.40% to 1.75%. The credit facility is available to finance acquisitions and for other working capital purposes and is secured by first mortgages on 13 of the Boykin Hotels. On April 13, 1998, approximately $31.2 million was outstanding under the credit facility. Boykin sold 4,500,000 Boykin Common Shares to the public on February 24, 1998 and used approximately $96.8 million of the $106.3 million in net proceeds to pay the indebtedness outstanding on the credit facility.

     Boykin has obtained a commitment for a $130 million 10-year term loan, to be funded at the Effective Time and bearing interest at a rate fixed at a spread over the 10-year United States Treasury bond rate upon the closing of the loan. The loan will be secured by a mortgage interest in the Red Lion Hotels, with amortization based on a 25-year schedule commencing on the second anniversary of the loan. Boykin also has obtained a commitment for
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

a $250 million unsecured revolving credit facility (which will replace Boykin's existing credit facility), with a rate of interest at the same spread over LIBOR as the existing credit facility. Boykin expects total borrowings under the new credit facility to increase to $98 million upon consummation of the Merger. The $152 million balance of the new revolving credit facility would be available for other acquisitions and general corporate purposes. Each of these commitments will be subject to customary conditions, including the lenders' satisfactory completion of due diligence inquiries and the preparation, execution and delivery of mutually acceptable financing documentation.

LESSEES

     Boykin leases its properties to established hotel operators under leases that provide Boykin with the greater of a base rental income or a percentage of revenues from operations pursuant to the Boykin Percentage Leases.

     Boykin believes that having multiple tenants facilitates meeting its growth objectives. In selecting lessees, Boykin seeks hotel operators with demonstrated full-service hotel expertise, a stable operating and financial performance history, an excellent reputation in the hospitality industry, and an ability to introduce additional acquisition opportunities to, and to lease additional hotels from, Boykin. Boykin structures its relationships with lessees in a manner that aligns Boykin's and the lessee's economic interests. Since the Boykin Initial Offering, Boykin has expanded its lessee relationships to include CapStar, Davidson and Outrigger, in addition to its initial lessee, Boykin Management Company. Boykin expects to pursue lease relationships with additional hotel operators that have excellent operating histories and demonstrated management expertise.

     CapStar. CapStar is a publicly traded hotel investment and management company that acquires, owns, renovates, repositions and manages hotels throughout the United States. CapStar leases and manages Boykin's 196-room Holiday Inn Minneapolis West hotel and Boykin's 388-room Doubletree Kansas City Hotel.

     Davidson. Davidson is a privately held hotel management company that provides management, development, consulting and accounting expertise for the hospitality industry. Davidson leases and manages Boykin's 392-room Marriott's Hunt Valley Inn in Baltimore, Maryland.

     Outrigger. Outrigger is a privately held hotel management company that owns and operates hotels throughout the United States. In addition to branded hotels, Outrigger operates upscale, boutique hotels, providing management and sales support. Outrigger leases and manages Boykin's 199-room Hampton Inn San Diego Airport/Sea World in San Diego, California.

     Boykin Management Company. Robert W. Boykin (Boykin's President and Chief Executive Officer) and John E. Boykin indirectly own Boykin Management Company, which was formed at the time of the Boykin Initial Offering and has continued the 39-year hotel operation and management business of the Boykin Group. Boykin Management Company's subsidiaries conduct a hotel interior design business and a hotel and restaurant food, beverage, supply and equipment purchasing business. As of April 13, 1998, Boykin Management Company operated or managed 35 properties containing 8,410 rooms located throughout the United States. Boykin Management Company manages 15 of the Boykin Hotels and, through a subsidiary, is the lessee of the Red Lion Hotels.

     Robert and John Boykin, who have a substantial interest in Boykin Management Company, have interests that conflict with Boykin's interests in connection with the structuring and enforcement of the leases and other agreements between Boykin and Boykin Management Company and in connection with activities that may maximize profits for Boykin Management Company without necessarily benefiting Boykin.

     Boykin and Boykin Management Company have agreed on several measures to align the interests of Boykin Management Company and its owners with the interests of Boykin and its shareholders and to address these conflicts of interest. These measures include purchases and retention by Boykin Management Company's owners of equity interests in Boykin, prohibitions against holding conflicting management positions, maintenance of a specified net worth in Boykin Management Company to support its Percentage Lease obligations, limitations on hotel ownership activities other than through Boykin, limitations on changes in control of Boykin Management Company, and a requirement in Boykin's charter that Boykin's decisions in matters in which its interests conflict
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

with its affiliates' interests be made by Boykin's independent directors. Boykin Management Company also has developed a deferred compensation plan for corporate-level senior executives under which each award's value is based on the value of Boykin Common Shares.

FRANCHISE AGREEMENTS

     Five of the 19 Boykin Hotels are licensed by Marriott International, Inc. Of the 14 remaining Boykin Hotels, one is licensed by Doubletree, two by Promus (licensor of Hampton Inn hotels), one by Choice Hotels International, Inc. (licensor of Quality Suites hotels), four by Radisson Hotels International, Inc., three by Holiday Inns Franchising, Inc., and two by Hilton Inns, Inc. The French Lick Springs Resort has no franchise affiliation. The Red Lion Hotels use the Doubletree brand under a license agreement and are not subject to a franchise agreement.

     Boykin anticipates that most of the additional hotel properties in which it invests will be operated under franchise agreements. Boykin believes that the public's perception of quality associated with a franchisor can be an important feature in the operation of a hotel. Franchisors provide a variety of benefits for franchisees, including national advertising, publicity, and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards, and centralized reservation systems. The franchise agreements generally impose certain management, operational, recordkeeping, accounting, reporting, and marketing standards and procedures with which the franchised operator must comply. See "Risk Factors -- Possibility of Franchise Defaults; Franchise Agreement Limitations."

     Termination. Each franchise agreement gives the operator the right to operate the franchised hotel under a franchise for a period of years specified in that agreement. The operator is responsible for making all payments to the franchisor under the franchise agreements. The expiration dates for the Boykin Hotels' franchise agreements range from October 7, 2001 to December 31, 2018. The franchise agreements provide for early termination at the franchisor's option on the occurrence of certain events of default.

     Sale of Hotel. The franchise agreements with Marriott and Hilton contain a provision requiring the franchisee, on receiving a bona fide offer to buy or lease the franchised hotel, to give the franchisor the option to buy or lease (as applicable) that hotel on the same terms as are contained in that offer. The Choice Hotel franchise agreement provides that the agreement automatically terminates on transfer of the franchised hotel unless the franchisor expressly consents to that transfer. The Hampton Inn license agreements provide that a transferee of the licensed hotel must apply for a new franchise and that transfers not specifically authorized under the license agreement are void and are also a breach of the license agreement. The Holiday Inn license agreements provide that a transferee of the hotel must apply for a new license unless the franchisor has given its prior written consent to the transfer of the hotel.

     Noncompetition. The franchise agreements for Boykin's five Marriott hotels prohibit the franchisee from being connected or associated in any manner with any hotel, motel or inn business within a five-mile radius around the franchised hotel. These restrictions can be waived by Marriott, whose waiver may not be unreasonably withheld. If a franchise agreement is terminated because of a default by the lessee, the lessee may not, for 24 months after termination, operate any motel, hotel or inn business (other than those in which it is then engaged) that is in the five-mile radius trade area.

     Fees. Under the franchise agreements, the lessees pay franchise fees ranging from 3% to 6% of gross room sales and advertising or marketing and reservation fees ranging from 0.8% to 4% of gross room sales.

HAMPTON INN(R) IS A REGISTERED TRADEMARK OF PROMUS HOTELS, INC. PROMUS HOTELS, INC. HAS NOT ENDORSED OR APPROVED THE TRANSACTIONS DESCRIBED HEREIN. A GRANT OF A HAMPTON INN FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY PROMUS HOTELS, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE TRANSACTIONS DESCRIBED HEREIN.

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

NEITHER HOLIDAY INNS, INC., HOLIDAY INNS FRANCHISING, INC., NOR ANY PARENT, SUBSIDIARY, DIVISION OR AFFILIATE OF EITHER HAS ENDORSED OR APPROVED THE TRANSACTIONS DESCRIBED HEREIN. THE GRANT OF A HOLIDAY INN(R) LICENSE AGREEMENT BY HOLIDAY INNS FRANCHISING, INC. WITH RESPECT TO ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY HOLIDAY INNS, INC. OR HOLIDAY INNS FRANCHISING, INC. (OR ANY SUCH PARENT, SUBSIDIARY, DIVISION OR AFFILIATE) OF THE TRANSACTIONS DESCRIBED HEREIN.

MARRIOTT(R) HOTEL IS A REGISTERED TRADEMARK OF MARRIOTT INTERNATIONAL, INC. ("MARRIOTT"). MARRIOTT HAS NOT ENDORSED OR APPROVED THE TRANSACTIONS DESCRIBED HEREIN. A GRANT OF A MARRIOTT HOTEL FRANCHISE FOR ANY OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY MARRIOTT (OR ANY OF ITS SUBSIDIARIES, AFFILIATES OR DIVISIONS) OF THE TRANSACTIONS DESCRIBED HEREIN.

QUALITY SUITES INN(R) IS A REGISTERED TRADEMARK OF CHOICE HOTELS INTERNATIONAL, INC. CHOICE HOTELS INTERNATIONAL, INC. HAS NOT ENDORSED OR APPROVED THE TRANSACTIONS DESCRIBED HEREIN. A GRANT OF A QUALITY SUITES INN FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY CHOICE HOTELS INTERNATIONAL, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE TRANSACTIONS DESCRIBED HEREIN.

RADISSON INN(R) IS A REGISTERED TRADEMARK OF RADISSON HOTELS INTERNATIONAL, INC. RADISSON HOTELS INTERNATIONAL, INC. HAS NOT ENDORSED OR APPROVED THE TRANSACTIONS DESCRIBED HEREIN. A GRANT OF A RADISSON INN FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY RADISSON HOTELS INTERNATIONAL, INC. (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE TRANSACTIONS DESCRIBED HEREIN.

HILTON(R) AND THE STYLIZED H(R) ARE REGISTERED TRADEMARKS OF HILTON HOTELS CORPORATION ("HILTON HOTELS"). NEITHER HILTON INNS, INC. ("HILTON INNS") NOR HILTON HOTELS, NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, AGENTS OR EMPLOYEES (COLLECTIVELY, THE "HILTON ENTITIES") SHALL IN ANY WAY BE DEEMED TO HAVE ENDORSED OR APPROVED, THE TRANSACTIONS DESCRIBED HEREIN. THE HILTON ENTITIES HAVE NOT ASSUMED, AND SHALL NOT HAVE ANY LIABILITY OR RESPONSIBILITY FOR, ANY FINANCIAL STATEMENTS OR OTHER FINANCIAL INFORMATION CONTAINED HEREIN, OR ANY WRITTEN OR ORAL COMMUNICATIONS REGARDING THE SUBJECT MATTER HEREOF. A GRANT OF A HILTON INNS FRANCHISE LICENSE FOR CERTAIN OF THE HOTELS IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, EITHER AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY ANY OF THE HILTON ENTITIES (OR ANY OF THEIR AFFILIATES, SUBSIDIARIES OR DIVISIONS), OF THE TRANSACTIONS DESCRIBED HEREIN.

DOUBLETREE HOTELS(R) IS A REGISTERED TRADEMARK OF DOUBLETREE CORPORATION. A GRANT OF A DOUBLETREE FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY DOUBLETREE CORPORATION (OR ANY OF ITS AFFILIATES, SUBSIDIARIES OR DIVISIONS) OF THE TRANSACTIONS DESCRIBED HEREIN.

THE BOYKIN HOTELS

     Each of the Boykin Hotels is under the direction of a general manager and an executive committee, which are accountable for and are compensated in part based on the property's performance. This group oversees day-to-day operations and develops annual budgets and marketing, long-term capital, and human resource development plans. Each hotel is responsible for developing its own marketing plan. These plans are comprehensive,

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

analyzing local market conditions and the hotel's competition, determining hotel positioning, identifying consumer needs, and outlining marketing objectives and strategies. Each plan is evaluated quarterly by the applicable lessee to maintain effectiveness under changing market conditions.

     The lessees stress first-rate financial management and comprehensive revenue reporting. All hotel departments, including rooms, food and beverage, accounting, sales and marketing, engineering, and human resources, receive regular on-site performance reviews and have open lines of communication directly to the lessee's management. These performance reviews enable the lessee to maintain an in-depth understanding of the hotel's marketing opportunities and ensure that Boykin's properties receive direction to enable on-site management to maximize profits.

     The address of Boykin's principal executive offices is Guildhall Building, Suite 1500, 45 West Prospect Avenue, Cleveland, Ohio 44115 and the telephone number is (216) 430-1200.

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

                              THE COMBINED COMPANY

     The Merger will result in adding the 10 Red Lion Hotels to Boykin's business. On completion of the Merger, Boykin will own 29 hotels with an aggregate of 8,198 guest rooms in 15 states. The Hotels will generally operate under franchise agreements with premier nationally recognized hotel chains, including Doubletree(R), Marriott(R), Radisson(R), Holiday Inn(R), and Hilton(R). The Boykin Hotels will continue to be operated by Boykin's lessees (or in some cases, by a lessee's affiliated manager). The Red Lion Hotels will continue to be operated as Doubletree hotels by the Red Lion Manager under the Red Lion Management Agreement, as described under the headings "Red Lion" and "Description of Other Material Contracts -- The Red Lion Management Agreement."

     Boykin's income from the operation of the Red Lion Hotels will consist of its share of the rent payments under the Red Lion Percentage Lease. Neither Red Lion nor the Red Lion Operating Partnership has its own employees, and the only assets and liabilities that Boykin will acquire and assume in connection with the Merger are those associated with the Red Lion Partnership Agreement and the Red Lion Operating Partnership Agreement and the operation of the Red Lion Hotels.

     Boykin expects to finance the cash consideration and the Red Lion and Red Lion Operating Partnership debt and other obligations outstanding at the time of the Merger (expected to total approximately $156 million) by borrowing $130 million under a fixed rate 10-year term loan, to be funded at the Effective Time and secured by mortgages on the Red Lion Hotels, and borrowing the balance under its new unsecured revolving credit facility (which will replace Boykin's existing credit facility). Boykin sold 4,500,000 Boykin Common Shares to the public on February 24, 1998 and used approximately $96.8 million of the $106.3 million in net proceeds from that sale to pay the indebtedness outstanding on its existing revolving credit facility.

     Boykin's business and strategies following the Merger will be those described under "Boykin" and in Boykin's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. The anticipated benefits of the Merger to Boykin, to current Boykin Shareholders and to Red Lion Unitholders as new Boykin Shareholders, are those described under "The
Merger -- Background of the Merger" and " -- Recommendation of the Boykin Board; Reasons for the Merger."

     The following table sets forth REVPAR data and other general information for the Hotels.

                      REVPAR DATA AND GENERAL INFORMATION

                                                                                   ROOM REVENUES PER
                                                                                    AVAILABLE ROOM
                                                                                -----------------------
                                                                    NUMBER OF   YEAR ENDED   YEAR ENDED
                BOYKIN HOTELS                       LOCATION          ROOMS      12/31/96     12/31/97
                -------------                       --------        ---------   ----------   ----------
Cleveland Marriott East.......................  Cleveland, OH           403       $70.35       $76.64
Marriott's Hunt Valley Inn....................  Baltimore, MD           392       $50.65       $56.87
Cleveland Airport Marriott....................  Cleveland, OH           375       $66.31       $68.92
Buffalo Marriott..............................  Buffalo, NY             356       $70.50       $74.52
Columbus North Marriott.......................  Columbus, OH            300       $67.60       $73.93
Berkeley Marina Radisson......................  Berkeley, CA            373       $88.50       $95.92
High Point Radisson...........................  Highpoint, NC           251       $49.58       $50.45
Daytona Beach Radisson Resort.................  Daytona Beach, FL       206           (1)          (1)
Radisson Inn Sanibel Gateway..................  Fort Myers, FL          157       $53.18       $52.40
Holiday Inn Minneapolis West..................  Minneapolis, MN         196       $46.00       $46.78
Holiday Inn Crabtree..........................  Raleigh, NC             176       $52.91       $49.55
Lake Norman Holiday Inn.......................  Charlotte, NC           119       $48.34       $51.46
Hampton Inn San Diego Airport/Sea World.......  San Diego, CA           199       $27.74       $33.45
Lake Norman Hampton Inn.......................  Charlotte, NC           117       $46.19       $51.99
Doubletree Hotel Kansas City..................  Kansas City, MO         388           (2)          (2)
Melbourne Quality Suites......................  Melbourne, FL           208       $59.17       $62.40
Knoxville Hilton..............................  Knoxville, TN           317       $37.05       $38.48
Melbourne Hilton Oceanfront...................  Melbourne, FL           118       $56.28       $63.89
French Lick Springs Resort....................  French Lick, IN         485       $24.79       $27.10
                                                                      -----       ------       ------
Total.........................................                        5,136       $55.07       $58.61
                                                                      =====       ======       ======

                                                                                    ROOM REVENUES PER
                                                                                     AVAILABLE ROOM
                                                                                 -----------------------
                                                                     NUMBER OF   YEAR ENDED   YEAR ENDED
              RED LION HOTELS                       LOCATION           ROOMS      12/31/96     12/31/97
              ---------------                       --------         ---------   ----------   ----------
Doubletree Hotel Portland Lloyd Center......  Portland, OR               476       $76.79       $74.48
Doubletree Hotel Sacramento.................  Sacramento, CA             448       $56.03       $63.45
Doubletree Hotel Omaha Downtown.............  Omaha, NE                  413       $55.78       $55.40
Doubletree Hotel Boise Riverside............  Boise, ID                  304       $58.00       $58.10
Doubletree Hotel Colorado Springs World
  Arena.....................................  Colorado Springs, CO       299       $65.89       $66.73
Doubletree Hotel Spokane Valley.............  Spokane Valley, WA         237       $42.33       $37.25
Doubletree Hotel Portland Downtown..........  Portland,OR                235       $65.58       $69.63
Doubletree Hotel Eugene/Springfield.........  Springfield, OR            234       $41.65       $36.84
Doubletree Hotel Bellevue Center............  Bellevue, WA               208       $60.36       $68.41
Doubletree Hotel Yakima Valley..............  Yakima Valley, WA          208       $41.29       $39.12
                                                                       -----       ------       ------
Total.......................................                           3,062       $58.25       $58.97
                                                                       =====       ======       ======
TOTAL HOTEL PORTFOLIO.......................                           8,198
                                                                       =====
TOTAL WEIGHTED AVERAGE NUMBER OF ROOMS......                             283
                                                                       =====

---------------

(1) Boykin purchased the Whitehall Inn property located in Daytona Beach, Florida in March 1997. Boykin reopened the property in January 1998 following extensive renovations.

(2) Reopened in April 1997 after a major reconstruction.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Annex A to this Joint Proxy Statement/Prospectus. This summary is qualified by reference to the Merger Agreement. We urge you to read the whole Merger Agreement for a more complete understanding of the Merger's terms and conditions. A glossary defining certain of the capitalized terms used in this document begins on page 136.

THE MERGER

     Under the Merger Agreement, a newly formed limited partnership owned by two wholly owned subsidiaries of Boykin will merge into Red Lion. The Red Lion Unitholders and the Red Lion General Partner, as the general partner of Red Lion, will receive Boykin Common Shares and cash in the Merger, and the two Boykin subsidiaries will become the sole Red Lion partners. Immediately after the Effective Time, the Boykin subsidiaries will contribute their Red Lion partnership interests to the Boykin Operating Partnership (in exchange for Boykin Operating Partnership Units), which will result in the Boykin Operating Partnership being the sole limited partner of the Red Lion Operating Partnership. At the Effective Time, under the Assignment Agreement, the Red Lion General Partner, as the general partner of the Red Lion Operating Partnership, will assign to West Doughboy LLC, a wholly owned subsidiary of the Boykin Operating Partnership, its one percent general partnership interest in the Red Lion Operating Partnership in exchange for Boykin Common Shares and cash. On completion of these transactions, Boykin and its affiliates will own and control the Red Lion Operating Partnership, the pre-Merger Boykin Shareholders will own approximately 82% of Boykin, the pre-Merger Red Lion Unitholders will own approximately 17% of Boykin and the Red Lion General Partner will own approximately one percent (1%) of Boykin.

     If the Merger Proposals is approved by the Red Lion Unitholders and the Share Issuance Proposal is approved by the Boykin Shareholders, and the other conditions to the Merger are satisfied or waived, the Closing will take place immediately following the date on which the last of the conditions is satisfied or waived, or at such other time as Red Lion and Boykin may agree upon. At the Effective Time, Red Lion and Boykin will file a certificate of merger with the Secretary of State of the State of Delaware as provided in the DRULPA. The Merger will become effective on that filing, but if a later effective time is specified in that certificate, the Merger will become effective at that later time. See "--Conditions to Obligations to Effect the Merger." Red Lion and Boykin currently expect to consummate the Merger by the middle of the second quarter of 1998.

CONVERSION OF UNITS AND GENERAL PARTNERSHIP INTEREST

     Under the Merger Agreement and the Assignment Agreement, Boykin will pay to the Red Lion Unitholders and the Red Lion General Partner, in its capacity as the general partner of Red Lion and of Red Lion Operating Partnership, aggregate consideration of approximately $35.3 million in cash plus 3,110,048 Boykin Common Shares (that amount of cash, plus the value of those shares, based on the closing price of the Boykin Common Shares on the last trading day before the Effective time, the "Aggregate Merger Consideration"). One percent of the Aggregate Merger Consideration, less $987,901, representing certain deferred capital contributions to the Red Lion Operating Partnership, will be paid to the Red Lion General Partner for its one percent (1%) general partnership interest in the Red Lion Operating Partnership. Ninety-nine percent of the Aggregate Merger Consideration plus that $987,901 (the "Net Merger Consideration") will be allocated among the Red Lion Unitholders and the Red Lion General Partner in accordance with the Allocation Schedule.

     The allocation of the share consideration and the cash consideration to be paid to each of the Red Lion General Partner (in its capacity as general partner of Red Lion and of the Red Lion Operating Partnership) and each Red Lion Unitholder will be made in the same ratio. This ratio will be based on the Boykin Common Share price at the Effective Time. Assuming a Boykin Common Share price at the Effective Time of $24.19, the ratio will be approximately 69% Boykin Common Shares and 31% cash.

     The Allocation Schedule attached to the Merger Agreement is derived from the formula contained in the Red Lion Partnership Agreement to be used on the liquidation of Red Lion. A summary of the Allocation

Schedule (with capitalized terms not defined in this document having the meanings given to them in the Red Lion Partnership Agreement) follows.

     The aggregate value of the Net Merger Consideration will be allocated between the Red Lion Unitholders and the Red Lion General Partner as follows:

        (i) first, 99% to the Red Lion Unitholders and 1% to the Red Lion General Partner until the amount allocated to the Red Lion Unitholders, when added to all prior distributions of Cash Flow Available for Distribution and all prior distributions of Sale or Refinancing Proceeds (with certain exceptions) made to the Red Lion Unitholders, plus the Special Distribution and the amount of any Boykin Common Share dividend payable to the Red Lion Unitholders that is attributable to any period before the Effective Time, equals a 12% cumulative, noncompounded return on the aggregate weighted average balances of the Red Lion Unitholders' aggregate Net Invested Capital outstanding from time to time before the Effective Time;

        (ii) second, 99% to the Red Lion Unitholders and 1% to the Red Lion General Partner until the amount allocated to the Red Lion Unitholders, when added to all prior distributions of Sale or Refinancing Proceeds (with certain exceptions) made to the Red Lion Unitholders, equals the Red Lion Unitholders' Net Invested Capital outstanding at the Effective Time; and

        (iii) any remaining value will be allocated 70.71% to the Red Lion Unitholders and 29.29% to the Red Lion General Partner, except

          (x) the amount allocated to the Red Lion General Partner as described in clauses (i) through (iii) will be reduced by $997,880, representing the Red Lion General Partner's deferred capital contributions to Red Lion, and that $997,880 will be reallocated to the Red Lion Unitholders and the Red Lion General Partner as described in clauses (i) through (iii), as if that amount were part of the Net Merger Consideration, and except further

          (y) the amount allocated to the Red Lion General Partner as described in clauses (i) through (iii) will be reduced by any amount that the Red Lion General Partner would be required to contribute to Red Lion in order to restore to zero any negative balance in its capital account under
     Section 14.3(b) of the Red Lion Partnership Agreement if Red Lion were dissolved and liquidated as of the Effective Time, and that amount will be reallocated to the Red Lion Unitholders.

     The amount allocated to the Red Lion Unitholders, as described above, will be distributed to the Red Lion Unitholders as follows: the percentage of the Net Merger Consideration value attributable to Boykin Common Shares, multiplied by the aggregate Net Merger Consideration value allocated to the Red Lion Unitholders (the product of that multiplication, the "Red Lion Unitholder Aggregate Share Amount"), will be delivered in the form of Boykin Common Shares, such that each Red Lion Unitholder receives a number of Boykin Common Shares for each Red Lion Unit equal to the quotient obtained by dividing the Red Lion Unitholder Aggregate Share Amount by the number of Red Lion Units outstanding at the Effective Time. The percentage of the Net Merger Consideration value attributable to cash, multiplied by the Net Merger Consideration value allocated to the Red Lion Unitholders (the product of that multiplication, the "Red Lion Unitholder Aggregate Cash Amount"), will be delivered in the form of cash, such that each Red Lion Unitholder receives an amount of cash for each Red Lion Unit equal to the quotient obtained by dividing the Red Lion Unitholder Aggregate Cash Amount by the number of Red Lion Units outstanding at the Effective Time.

     The amount allocated to the Red Lion General Partner as general partner of Red Lion, as described above, will be distributed to the Red Lion General Partner as follows: the percentage of the Net Merger Consideration value attributable to Boykin Common Shares, multiplied by the Net Merger Consideration value allocated to the Red Lion General Partner, will be delivered in the form of Boykin Common Shares. The percentage of the Net Merger Consideration value attributable to cash, multiplied by the Net Merger Consideration value allocated to the Red Lion General Partner, will be delivered in the form of cash.

     Because the number of Boykin Common Shares to be issued is fixed, the actual value that Red Lion Unitholders receive will depend on the closing price of Boykin Common Shares on the last trading day before the Effective Time. The following table illustrates a range of merger consideration values based on an assumed range of Boykin Common Share prices.

                        VALUE OF MERGER CONSIDERATION(1)

                                                                                     NUMBER OF
                                                                   CASH TO RED        BOYKIN       VALUE OF MERGER
                                               TOTAL VALUE OF    LION UNITHOLDER   COMMON SHARES    CONSIDERATION
    PRICE PER BOYKIN   SPECIAL DISTRIBUTION    CASH AND SHARE     PER RED LION     PER RED LION     PER RED LION
      COMMON SHARE      PER RED LION UNIT     CONSIDERATION(2)       UNIT(3)           UNIT            UNIT(3)
    ----------------   --------------------   ----------------   ---------------   -------------   ---------------
         $20.00               $0.078            $ 97,505,000          $8.48            0.747           $23.41
         $20.50               $0.078            $ 99,061,000          $8.44            0.743           $23.67
         $21.00               $0.078            $100,616,000          $8.40            0.740           $23.93
         $21.50               $0.077            $102,171,000          $8.36            0.737           $24.20
         $22.00               $0.077            $103,726,000          $8.33            0.733           $24.46
         $22.50               $0.077            $105,281,000          $8.29            0.730           $24.73
         $23.00               $0.076            $106,836,000          $8.26            0.727           $24.99
         $23.50               $0.076            $108,391,000          $8.23            0.725           $25.25
         $24.00               $0.076            $109,946,000          $8.19            0.722           $25.52
         $24.50               $0.075            $111,501,000          $8.16            0.719           $25.78
         $25.00               $0.075            $113,056,000          $8.13            0.716           $26.04
         $25.50               $0.075            $114,611,000          $8.10            0.714           $26.31
         $26.00               $0.075            $116,166,000          $8.08            0.711           $26.57
         $26.50               $0.074            $117,721,000          $8.05            0.709           $26.83
         $27.00               $0.074            $119,276,000          $8.02            0.707           $27.10
         $27.50               $0.074            $120,831,000          $7.99            0.704           $27.36
         $28.00               $0.074            $122,386,000          $7.97            0.702           $27.62
         $28.50               $0.073            $123,941,000          $7.94            0.700           $27.89
         $29.00               $0.073            $125,496,000          $7.92            0.698           $28.15
         $29.50               $0.073            $127,051,000          $7.90            0.696           $28.41
         $30.00               $0.073            $128,606,000          $7.87            0.694           $28.68

       VALUE OF CASH
         AND SHARE
       CONSIDERATION
        TO RED LION
          GENERAL
        PARTNER(2)
     -----------------
        $   752,000
        $ 1,218,000
        $ 1,683,000
        $ 2,149,000
        $ 2,614,000
        $ 3,080,000
        $ 3,545,000
        $ 4,011,000
        $ 4,476,000
        $ 4,942,000
        $ 5,408,000
        $ 5,873,000
        $ 6,339,000
        $ 6,805,000
        $ 7,270,000
        $ 7,736,000
        $ 8,202,000
        $ 8,668,000
        $ 9,133,000
        $ 9,599,000
        $10,065,000

---------------

(1) Assumes Aggregate Merger Consideration includes an aggregate of $35,305,000 in cash and 3,110,048 Boykin Common Shares. Does not take into account any cash payable in lieu of fractional shares. Also assumes the Effective Time is April 30, 1998 and the receipt by the Red Lion Unitholders of an aggregate cash distribution of $0.55 per Red Lion Unit for the first fiscal quarter of 1998. See "Special Distribution; Exchange of Unit Certificates"and "--Fractional Shares."

(2) Dollars rounded to the nearest thousand. Includes amounts paid to the Red Lion General Partner as general partner of the Red Lion Operating Partnership.

(3) Rounded to nearest cent.

SPECIAL DISTRIBUTION; EXCHANGE OF UNIT CERTIFICATES

     Special Distribution. Any accrued and unpaid distribution for the first fiscal quarter of 1998 will be paid by Red Lion to unitholders of record on March 31, 1998. In addition, Red Lion will pay a Special Distribution to Red Lion Unitholders and the Red Lion General Partner for the fiscal quarter in which the Merger occurs. The Special Distribution plus the pre-Merger portion of the dividend on the Boykin Common Shares to be received by Red Lion Unitholders and the Red Lion General Partner for the fiscal quarter in which the Merger occurs will approximate a distribution at Red Lion's existing distribution rate, prorated to the Effective Time. Specifically, Red Lion will declare and pay the Special Distribution immediately prior to the Effective Time in an amount, prorated to the Effective Time, equal to the sum of (a) the current difference between Red Lion's quarterly distribution rate with respect to each Red Lion Unit and the general partnership interests in Red Lion and the Red Lion Operating Partnership and $0.47 (Boykin's current quarterly dividend rate) multiplied by 3,110,048 (the number of Boykin Common Shares to be issued in the Merger) and (b) 30% (the approximate percentage of the merger consideration represented by cash to be received by the Red Lion Unitholders and the Red Lion General

Partner, calculated at the time of the execution of the Merger Agreement) of the amount obtained by multiplying (i) 4,133,500 (the number of Red Lion Units outstanding immediately prior to the Effective Time) by (ii) Red Lion's quarterly distribution rate with respect to each Red Lion Unit and the general partnership interests in Red Lion and the Red Lion Operating Partnership. The Special Distribution will be allocated between the Red Lion Unitholders and the Red Lion General Partner in the same percentage that the Aggregate Merger Consideration received by the Red Lion Unitholders bears to the Aggregate Merger Consideration received by the Red Lion General Partner. It is the current intention of each of Red Lion and Boykin to maintain its existing quarterly distribution rate. If either Red Lion's or Boykin's quarterly dividend rate should change, the amount of the Special Distribution will change.

     Red Lion Unitholders and the Red Lion General Partner will only receive a dividend on the Boykin Common Shares received in the Merger if they hold those shares on Boykin's dividend record date for the quarter in which the Merger occurs. Boykin's dividend record dates may differ from Red Lion's customary record dates. Dividends paid in the future to the Red Lion Unitholders and the Red Lion General Partner on Boykin Common Shares will be at a rate determined by the Boykin Board, which rate may not equal Red Lion's current distribution rate or Boykin's current dividend rate.

     Exchange of Red Lion Units. As soon as reasonably practicable after the Effective Time, an exchange agent will mail to each Red Lion Unitholder of record a letter of transmittal and instructions for surrendering their Red Lion Units in exchange for Boykin Common Shares and cash. On surrender of those Red Lion Units to the exchange agent for cancellation, together with a duly executed letter of transmittal, the holder of the units will be entitled to receive in exchange therefor the number of whole Boykin Common Shares, the amount of any cash payable in lieu of fractional Boykin Common Shares, and the cash portion of the Net Merger Consideration, to which such Red Lion Unitholder is entitled.

     No Further Ownership Rights in Red Lion Units. On consummation of the Merger, the Net Merger Consideration described above will be considered to have been issued and paid in full satisfaction of all rights pertaining to the Red Lion Units. There will be no registration of transfers of Red Lion Units after the Effective Time, except with respect to transfers that occurred before the Effective Time. If any certificate that immediately before the Effective Time represented Red Lion Units is presented to Boykin after the Effective Time for any reason, the Red Lion Units represented by that certificate will be canceled and exchanged in the manner described above.

     Fractional Shares. No fractional Boykin Common Shares will be issued in the Merger. Each Red Lion Unitholder who would otherwise have been entitled to receive a fraction of a Boykin Common Share (after taking into account all Red Lion Units surrendered by such holder) will receive, in lieu thereof, cash (without interest) in an amount equal to that fractional part of a Boykin Common Share multiplied by $25.63 (which amount was determined by agreement of the parties to the Merger Agreement).

     Dividends and Distributions. No dividend declared or paid after the Effective Time with respect to Boykin Common Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Red Lion Units exchangeable for those shares and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder of record of those units surrenders those units to Boykin as described above. Subject to the effect of applicable laws, following surrender of any such Red Lion Units, there will be paid to the record holder of the Red Lion Units representing whole Boykin Common Shares issued in exchange therefor, in each case without interest, (i) at the time of that surrender, the amount of any cash payable in lieu of a fractional Boykin Common Share to which such holder is entitled as described under "Fractional Shares" above, and an amount equal to the amount of dividends with a record date after the Effective Time payable with respect to whole Boykin Common Shares, and (ii) at the appropriate payment date, an amount equal to the amount of dividends with a record date after the Effective Time but before surrender and a payment date after surrender payable with respect to whole Boykin Common Shares.

     Failure to Exchange. Any Boykin Common Shares and Cash Consideration, and any cash payable in lieu of fractional shares or with respect to the Special Distribution or with respect to any dividends on Boykin Common Shares, which remain undistributed to former Red Lion Unitholders for one year after the Effective Time will be delivered to Boykin on demand, and any former Red Lion Unitholder who has not previously exchanged Red Lion Units therefor may thereafter look only to Boykin for distribution or payment thereof.

     No Liability. None of Red Lion, Boykin, any affiliate of either of them or the exchange agent will be liable to any person with respect to any Boykin Common Shares or any cash payable as described above that is delivered to a public official under any applicable abandoned property, escheat or similar law.

     Lost Certificates. If any certificate that before the Effective Time represented Red Lion Units is lost, stolen or destroyed, on the making of an affidavit of that fact by the person claiming the right to that certificate and, if required by Boykin, the posting by that person of a bond in such reasonable amount as Boykin may direct as indemnity against any claim that may be made against it with respect to that certificate, the exchange agent will issue in exchange for that certificate the Boykin Common Shares and any cash payable in connection with that issuance as described above.

     HOLDERS OF RED LION UNITS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM NATIONAL CITY BANK, THE EXCHANGE AGENT.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties, qualified by specified exceptions and materiality standards, relating to, among other things:

          (a) due organization, valid existence and good standing of each of Red Lion and Boykin and their respective subsidiaries, and certain similar corporate matters;

          (b) the capital structure of each of Red Lion and Boykin;

          (c) the authorization, execution, delivery and enforceability of the Merger Agreement and related matters;

          (d) conflicts under charters or by-laws, required consents or approvals and violations of any instruments or law;

          (e) documents and financial statements filed by each of Red Lion and Boykin with the Securities and Exchange Commission (the "Commission") and the accuracy of information contained therein;

          (f) the absence of undisclosed liabilities;

          (g) the absence of certain material adverse changes or events;

          (h) taxes and tax returns;

          (i) properties;

          (j) intellectual property;

          (k) agreements, contracts and commitments;

          (l) litigation;

          (m) environmental matters and hazardous materials;

          (n) employee benefit plans;

          (o) compliance with laws;

          (p) tax matters relating to the Merger;

          (q) the accuracy of information supplied by each of Red Lion and Boykin in connection with the Registration Statement and this Joint Proxy Statement/Prospectus;

          (r) employee relations matters;

          (s) insurance;

          (t) opinions of financial advisors;

          (u) the absence of continuing discussions with other parties; and

          (v) the inapplicability to the Merger of certain provisions of the Delaware General Corporation Law (the "DGCL") and the Ohio Code.

     None of these representations and warranties survive consummation of the Merger.

CERTAIN COVENANTS

     Conduct of Business. The Merger Agreement requires each of Red Lion and the Red Lion Operating Partnership to conduct its business in the ordinary course, and also requires Boykin, the Boykin Operating Partnership, Red Lion and the Red Lion Operating Partnership to use commercially reasonable efforts to preserve its business organization and maintain satisfactory relationships with its customers, suppliers and others having business relationships with it.

     Red Lion also has agreed that it will not, and the Red Lion General Partner has agreed that it will cause the Red Lion Operating Partnership not to, do any of the following without the prior written consent of Boykin or the Boykin Operating Partnership:

          (a) amend its agreement of limited partnership or certificate of limited partnership (with certain exceptions);

          (b) issue any partnership interests;

          (c) split, combine or reclassify any Red Lion Units or declare or pay any distribution other than regular quarterly distributions or the Special Distribution;

          (d) acquire, lease or dispose of any assets that are material in the aggregate to Red Lion and the Red Lion Operating Partnership, taken as a whole;

          (e) (i) incur or assume any debt except for ordinary course borrowings under existing lines of credit, borrowings from the Red Lion General Partner for ordinary course operating expenses, permitted capital expenditures or permitted distributions, and borrowings from the Red Lion General Partner to facilitate prepayment of its credit facility, subject to certain limitations; (ii) become liable for obligations of any other entity, except in the ordinary course and in amounts not material to Red Lion and the Red Lion Operating Partnership, taken as a whole; (iii) make material loans or contributions to any entity, except in the ordinary course; (iv) encumber any interest in the Red Lion Operating Partnership; or (v) pledge any material assets or voluntarily incur liens securing indebtedness exceeding $100,000 separately or $1,000,000 in the aggregate;

          (f) (i) acquire any entity or a material equity interest in any entity; (ii) enter into any material contract other than in the ordinary course; (iii) incur unbudgeted capital expenditures in excess of certain limits; or (iv) enter into or alter any agreement providing for the taking of any action prohibited under the Merger Agreement;

          (g) authorize a liquidation, merger or other reorganization;

          (h) materially change any accounting methods unless required by generally accepted accounting principles, the Commission or law;

          (i) settle or compromise any material claim; or

          (j) authorize or enter into any agreement to do any of the things listed in (a) through (i), above.

     Notwithstanding the matters described above, Red Lion is expressly permitted to consent to the application of the 3.5% excise tax imposed by
Section 7704(g)(3) of the Code, for the purpose discussed under "Federal Income Tax Considerations."

     Boykin and the Boykin Operating Partnership have agreed that until the Effective Time, they will not, and will not allow any their subsidiaries to, do any of the following without the prior written consent of the Red Lion Special
Committee:

          (a) amend any of their governing documents;

          (b) with certain exceptions, issue any securities representing more than 50% of the voting shares of Boykin on a fully diluted basis;

          (c) split, combine or reclassify any Boykin Common Shares or declare or pay any distribution other than regular quarterly dividends, or acquire any Boykin Common Shares;

          (d) (i) incur or assume any debt, or become liable for obligations of any other entity, if that transaction would result in Boykin's consolidated ratio of net debt to market capitalization (excluding the effect of the Boykin Intercompany Note) to exceed .45;

          (e) acquire any entity or a material equity interest in any entity, or issue any equity securities or securities convertible into or exchangeable for equity securities, in a transaction that would require Boykin Shareholder approval;

          (f) effect any business combination in which another entity is the surviving entity;

          (g) authorize a liquidation, merger or other reorganization;

          (h) take any action with respect to any Boykin affiliate participating in the Merger that would adversely affect Boykin's continued status as a REIT; or

          (i) authorize or enter into any agreement to do any of the things listed in (a) through (h), above.

     No Solicitation. Red Lion has agreed that it will not, and the Red Lion General Partner has agreed that it will cause the Red Lion Operating Partnership not to, participate in discussions with, or provide information to, any entity (other than Boykin or its designees) concerning any proposal for an acquisition of all or substantially all of the business of Red Lion or of the Red Lion Operating Partnership, except that the Red Lion Board or the Red Lion Special Committee may take, and disclose to the Red Lion Unitholders, a position contemplated by Rules 14d-9 and 14e-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") with respect to any tender offer for Red Lion Units, and Red Lion and the Red Lion Operating Partnership may furnish information to and participate in discussions with any entity concerning any such acquisition proposal that the Red Lion Board or the Red Lion Special Committee determines in good faith, after consultation with its independent legal counsel, that it must consider in the exercise of its fiduciary obligations.

     Unitholder and Shareholder Meetings. Red Lion has agreed to call a meeting of the Red Lion Unitholders to be held as promptly as practicable for the purpose of voting on the Merger Proposals. Boykin has agreed to call a meeting of the Boykin Shareholders to be held as promptly as practicable for the purpose of voting on the Share Issuance Proposal in connection with the Merger. Subject to the discussion above under "-- No Solicitation," with respect to Red Lion, each of Red Lion and Boykin has agreed to recommend to its voting equityholders approval of those matters, to coordinate and cooperate with respect to the timing of its equityholders' meeting, and to use all commercially reasonable efforts to solicit from its voting equityholders proxies in favor of such matters.

     Director and Officer Indemnification. Boykin and the Boykin Operating Partnership have agreed, jointly and severally, to indemnify and hold harmless each current and former director and officer of the Red Lion General Partner against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any matter existing or occurring on or before the Effective Time (including any such item arising in connection with the Merger), for a period of six years after the Effective Time, if the indemnitee acted in good faith and in a manner he in good faith believed to be in, or not opposed to, the best interests of Red Lion, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and if his conduct did not constitute gross negligence or willful or wanton misconduct. Boykin and the Boykin Operating Partnership also must advance expenses as incurred if the person to whom expenses are
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advanced provides an undertaking to repay them if it is ultimately determined that he is not entitled to indemnification.

     Either Boykin or the Boykin Operating Partnership must also maintain in effect for six years after the Effective Time, with respect to circumstances existing and events occurring before the Effective Time, a directors' and officers' liability insurance policy covering those persons who were covered as of the date of the Merger Agreement by the Red Lion General Partner's directors' and officers' liability insurance policy, with coverage in an amount and scope at least as favorable as that existing coverage.

     Release and Indemnity. Red Lion and Boykin have agreed that after consummation of the Merger, none of the Red Lion General Partner nor any of its affiliates, nor any director, officer, shareholder or any representative of any such entity, will have any liability to Red Lion, the Red Lion Operating Partnership, Boykin, the Boykin Operating Partnership or any of their respective affiliates, in connection with the Red Lion Partnership Agreement or the Red Lion Operating Partnership Agreement, or in its capacity as a partner of Red Lion or of the Red Lion Operating Partnership (or as an owner or controlling person of such a partner), except with respect to (i) any claim that may be made concerning the allocation of the Aggregate Merger Consideration, and (ii) any liability incurred by Red Lion, the Red Lion Operating Partnership, Boykin or any of their respective affiliates to any third party arising out of fraud or willful misconduct by the Red Lion General Partner or any its affiliates, or any director, officer, shareholder or representative of any thereof.

     Boykin and the Boykin Operating Partnership have agreed to assume, as of the Effective Time, all of the Red Lion indemnification obligations under the Red Lion Partnership Agreement.

     Additional Liabilities. The Merger Agreement also provides that at the Effective Time, the Red Lion Operating Partnership, which will be an indirect subsidiary of Boykin, will (i) pay, in cash, all obligations then owed by Red Lion and the Red Lion Operating Partnership to the Red Lion General Partner and the Red Lion Manager (approximately $28.9 million as of December 31, 1997), (ii) pay all debt outstanding under the Red Lion credit facility with Canadian Imperial Bank of Commerce (approximately $120.6 million as of December 31,
1997), and any costs associated with the termination of that credit facility, and (iii) pay all fees, costs and expenses incurred by Red Lion in connection with the Merger and the other transactions contemplated by the Merger Agreement (estimated to be $6.5 million).

     Partnership Agreement Amendments. In addition, Red Lion and the Red Lion General Partner have agreed that, subject to obtaining the requisite approval of the Red Lion Unitholders, they will amend the Red Lion Partnership Agreement and the Red Lion Operating Partnership Agreement in order to facilitate the transactions contemplated by the Merger Agreement and the Assignment Agreement.

     Other Covenants. Red Lion and Boykin have also agreed: (a) to give prompt notice to the other of any event or circumstance that causes any breach of any representation, warranty or covenant; (b) to file this Joint Proxy Statement/Prospectus and the Registration Statement and obtain all necessary state securities laws permits and approvals; (c) to give the other party and its representatives access to all of its personnel, properties, books, contracts, commitments and records, and to furnish related information reasonably requested by the other; (d) to use its commercially reasonable efforts to take all appropriate action to consummate the transactions contemplated by the Merger Agreement as promptly as practicable, including efforts to obtain all consents, waivers and approvals from governmental entities and other third parties required in connection with the transactions contemplated by the Merger Agreement, and to make all necessary filings and submissions with respect to the transactions contemplated by the Merger Agreement under applicable laws; (e) to obtain the consent of the other party before issuing any press release or other public statement concerning the transactions contemplated by the Merger Agreement; and (f) to not take any action that would impair its ability to consummate the transactions contemplated by the Merger Agreement.

     Red Lion has further agreed that for the period January 1, 1998 through the Effective Time, at least 91% of its gross income will be "qualifying income" within the meaning of Section 7704(d) of the Code. See "Federal Income Tax Considerations--Federal Income Tax Consequences of the Merger to Red Lion Unitholders" for the opinion required from Latham & Watkins regarding "qualifying income."

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

     Boykin has also agreed to use all commercially reasonable efforts to cause the Boykin Common Shares to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

     There are a number of conditions that must be met (or waived by the party for whose benefit the condition exists) for the Merger to be completed. The conditions to all of the parties' obligations are:

          (a) obtaining the approval of the holders of a majority of the Red Lion Units and of a majority of the Boykin Common Shares present at a meeting at which a quorum is present;

          (b) the absence of any legal requirement that would prevent consummation of the Merger;

          (c) the effectiveness of the Registration Statement and the absence of any stop order or proceeding seeking a stop order;

          (d) obtaining all required governmental authorizations and approvals with no conditions attached that would have a material adverse effect on Boykin following the Merger, except for authorizations and approvals whose absence would have no such effect and would not materially and adversely affect consummation of the transactions contemplated by the Merger Agreement;

          (e) consummation of the assignment to West Doughboy LLC of the general partnership interest in the Red Lion Operating Partnership; and

          (f) execution, delivery and effectiveness of the Red Lion Percentage Lease, the Red Lion Management Agreement, the Red Lion Owner Agreement and the Termination Agreement (described under the heading "Description of Other Material Contracts").

     The further conditions to Boykin's and its affiliates' obligations to effect the Merger are:

          (a) Red Lion's performance in all material respects of its obligations to be performed under the Merger Agreement on or before the Effective Time;

          (b) that Red Lion's and its affiliates' representations and warranties in the Merger Agreement (i) that are not qualified as to materiality are true and correct in all material respects and (ii) that are so qualified are true and correct, in each case on and as of the Effective Time as if made as of that time (except for any representation and warranty made as of a specific other date);

          (c) receipt of a certificate of an executive officer of the Red Lion General Partner confirming the immediately preceding items (a) and (b); and

          (d) receipt of an opinion of Latham & Watkins, counsel for Red Lion and the Red Lion Operating Partnership, in form and substance reasonably satisfactory to Boykin (and subject to customary assumptions and qualifications), to the effect that each such partnership has been since its formation and will be through the Effective Time treated as a partnership and not as an association taxable as a corporation for federal income tax purposes.

     The further conditions to Red Lion's and its affiliates' obligations to effect the Merger are:

          (a) Boykin's and its affiliates' performance in all material respects of their obligations to be performed under the Merger Agreement on or before the Effective Time;

          (b) that Boykin's and its affiliates' representations and warranties in the Merger Agreement (i) that are not qualified as to materiality are true and correct in all material respects and (ii) that are so qualified are true and correct, in each case on and as of the Effective Time as if made as of that time (except for any representation and warranty made as of a specific other date);

          (c) receipt of a certificate of an executive officer of Boykin confirming the immediately preceding items (a) and (b);

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

          (d) receipt of an opinion of Baker & Hostetler LLP, counsel for Boykin and the Boykin Operating Partnership in form and substance reasonably satisfactory to Red Lion (and subject to customary assumptions and qualifications) to the effect that (i) commencing with its taxable year ended December 31, 1996, Boykin has met the requirements for qualification and taxation as a REIT and that, after giving effect to the Merger, its proposed method of operation will enable it to continue to meet those requirements, and (ii) the Boykin Operating Partnership has been since its formation and continues to be treated as a partnership and not as an association taxable as a corporation for federal income tax purposes; and

          (e) the NYSE has approved for listing (subject to official notice of issuance) the Boykin Common Shares to be issued in the Merger.

TERMINATION; TERMINATION FEES AND EXPENSES

     Red Lion and Boykin can agree to terminate the Merger Agreement without completing the Merger. Either Red Lion or Boykin can also terminate the Merger Agreement if:

          (a) a court or other governmental authority prohibits the Merger in a final and nonappealable action;

          (b) the Merger is not completed by June 30, 1998 (but a party whose breach of the Merger Agreement has been the cause of the failure to complete the Merger by that date may not terminate the Merger Agreement for this reason);

          (c) the approval of the holders of a majority of the Red Lion Units or of a majority of the Boykin Common Shares present at a meeting at which a quorum is present is not obtained; or

          (d) the other party breaches the Merger Agreement or its representations and warranties have become untrue in a manner that prevents satisfaction of the terminating party's conditions to closing by June 30, 1998.

     The Red Lion General Partner can also terminate the Merger Agreement if Red Lion receives an acquisition proposal that the Red Lion Board (with participation by the Red Lion Special Committee) determines is more favorable to Red Lion and the Red Lion Unitholders than the Merger.

     The Boykin Board can also terminate the Merger Agreement if the Red Lion Board or the Red Lion Special Committee withdraws or adversely changes its approval or recommendation of the Merger or recommends an alternative transaction or if Red Lion enters into any agreement providing for an alternative transaction with any entity other than Boykin.

     If the Merger Agreement is terminated in a circumstance described under either of the last two paragraphs, above, Red Lion must pay Boykin's and Boykin Management Company's out-of-pocket expenses incurred in connection with the negotiation and delivery of the Merger Agreement and related agreements, their due diligence relating thereto, the preparation and filing of the Registration Statement and this Joint Proxy Statement/Prospectus and related materials, and the performance of their obligations under the Merger Agreement. If an alternative acquisition of Red Lion has been proposed or publicly announced by the time any such circumstance occurs, and Red Lion executes within 12 months after the termination a definitive agreement providing for an alternative transaction, Red Lion's obligation to pay those expenses will be capped at $1,000,000, but it must also pay to Boykin and Boykin Management Company a termination fee of $5.5 million, divided between them as Boykin and Boykin Management Company agree; but Boykin generally is not entitled to any amount that may jeopardize its status as a REIT. If no such acquisition has been so proposed or announced, or if no such agreement is executed within that 12-month period, Red Lion's obligation to pay those expenses will be capped at $2,000,000 and it will not be obligated to pay a termination fee.

     If the Merger Agreement is terminated in any circumstance other than one described in the immediately preceding paragraph, either party will have liability to the other only if that party has willfully breached the Merger Agreement or was negligent in making any representation or warranty when the Merger Agreement was executed.

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

AMENDMENT AND WAIVER

     The Merger Agreement may not be amended except by an instrument in writing signed by the Red Lion General Partner, in its capacity as general partner of Red Lion, and Boykin. After the Red Lion Unitholders adopt the Merger Agreement, no amendment may (a) alter the amount or kind of consideration to be delivered to the Red Lion Unitholders or (b) alter any of the terms or conditions of the Merger Agreement in a manner that would adversely affect the Red Lion Unitholders. Any extension or waiver will be valid only if set forth in a written instrument signed by the party granting the extension or waiver.

                              ASSIGNMENT AGREEMENT

     Assignment. Under the Assignment Agreement, at the Effective Time the Red Lion General Partner will assign its one percent (1%) general partnership interest in the Red Lion Operating Partnership to West Doughboy LLC, and West Doughboy LLC will assume and accept that interest in accordance with the Red Lion Operating Partnership Agreement. At that time, West Doughboy LLC will become the sole general partner of the Red Lion Operating Partnership, and the Red Lion General Partner will have no further interest in it.

     Consideration. In consideration of the assignment described above, the Red Lion General Partner will receive one percent (1%) of the Aggregate Merger Consideration, in the same ratio of cash consideration and share consideration to be received by Red Lion Unitholders in the Merger, for its 1% general partnership interest in the Red Lion Operating Partnership, less $987,901, which represents the Red Lion General Partner's deferred capital contribution to the Red Lion Operating Partnership. See "The Merger--Interests of Certain Persons in the Merger--Red Lion."

     Other Terms. The consummation of the Merger is a condition to the assignment of the general partnership interest in the Red Lion Operating Partnership. If the assignment occurs, Boykin and the Boykin Operating Partnership will assume the indemnification obligations of the Red Lion Operating Partnership if and to the extent that the net worth of the Red Lion Operating Partnership (excluding the effect of accumulated depreciation and amortization) is less than $110,000,000. The Assignment Agreement may be terminated on the parties' mutual written consent or on the termination of the Merger Agreement.

     The Assignment Agreement is attached hereto as Annex B, and is incorporated herein by reference. A vote in favor of all of the Merger Proposals, including the Assignment Agreement, is required to approve any of the Merger Proposals. Accordingly, the Red Lion Unitholders' failure to approve the Assignment Agreement will have the same effect as their failure to approve all of the Merger Proposals. EACH OF THE RED LION BOARD AND THE RED LION SPECIAL COMMITTEE RECOMMENDS THAT THE RED LION UNITHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE ASSIGNMENT AGREEMENT.

                AMENDMENTS TO THE RED LION PARTNERSHIP AGREEMENT
                  AND RED LION OPERATING PARTNERSHIP AGREEMENT

     The Red Lion General Partner has proposed certain amendments to the Red Lion Partnership Agreement and the Red Lion Operating Partnership Agreement in connection with the Merger. The Amendments would effect the admission of each of the new general partners to Red Lion and the Red Lion Operating Partnership, respectively.

     Copies of the Amendments are attached hereto as Annex E, and are incorporated herein by reference. A VOTE IN FAVOR OF ALL OF THE MERGER PROPOSALS, INCLUDING THE AMENDMENTS, IS REQUIRED TO APPROVE ANY OF THE MERGER PROPOSALS. ACCORDINGLY, THE RED LION UNITHOLDERS' FAILURE TO APPROVE THE AMENDMENTS WILL HAVE THE SAME EFFECT AS THEIR FAILURE TO APPROVE ALL OF THE MERGER PROPOSALS. EACH OF THE RED LION BOARD AND THE RED LION SPECIAL COMMITTEE RECOMMENDS THAT THE RED LION UNITHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE AMENDMENTS.

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

                    DESCRIPTION OF OTHER MATERIAL CONTRACTS

THE RED LION PERCENTAGE LEASE

     The Red Lion Operating Partnership entered into the Red Lion Percentage Lease with Westboy, effective as of January 1, 1998, under which the Red Lion Operating Partnership leased to Westboy all of the Red Lion Hotels. The sole member of Westboy is Boykin Management Company. See "Risk Factors--Other Conflicts of Interest--Conflicts Between Boykin Management Company's Interest and Boykin's Interests." The Red Lion Percentage Lease is for an initial term of five (5) years. Westboy has an option to extend the term for twelve (12) additional five (5) year terms. If the transactions contemplated by the Merger Agreement have not been consummated by December 31, 1998, the Red Lion Operating Partnership has the right to direct Westboy to assign the Red Lion Percentage Lease to a person designated by the Red Lion Operating Partnership, effective on the close of business on December 31, 1998. If the Red Lion Operating Partnership does not deliver notice to Westboy that the Red Lion Operating Partnership desires Westboy to assign the Red Lion Percentage Lease on or before November 1, 1998, or if the Red Lion Operating Partnership has delivered the notice but the assignment does not close by December 31, 1998, Westboy has the right to terminate the Red Lion Percentage Lease effective on the close of business on December 31, 1998.

     The Red Lion Percentage Lease requires Westboy to pay the higher of Base Rent ($20,400,000, which amount is adjusted annually beginning on January 1, 1999, based on increases or decreases in the "U.S. City Average, All Items" Consumer Price Index for All Urban Consumers (the "CPI")) or Percentage Rent. Percentage Rent for any fiscal year is the amount equal to the sum of (i) the Room Revenues Computation for such Fiscal Year (as defined in the Red Lion Percentage Lease) or Partial Fiscal Year (as defined in the Red Lion Percentage Lease), plus (ii) the Food and Beverage Revenues Computation for such Fiscal Year or Partial Fiscal Year, plus (iii) the Other Revenues Computation for such Fiscal Year or Partial Fiscal Year (each as defined below). For the purpose of the Percentage Rent formula: (i) the Room Revenues Computation for the applicable Fiscal Year (or Partial Fiscal Year) equals the sum of (A) 31.5% of all amounts above $13,166,000 up to $45,044,000 in Room Revenues (as defined in the Red Lion Percentage Lease) for such Fiscal Year or Partial Fiscal Year, (B) 67% of all amounts above $45,044,000 up to $62,367,000 in Room Revenues for such Fiscal Year or Partial Fiscal Year, and (C) 55% of all Room Revenues in excess of $62,367,000 for such Fiscal Year or Partial Fiscal Year (the preceding dollar figures are referred to hereinafter as the "Threshold Amounts"); (ii) the Other Revenues Computation for the applicable Fiscal Year (or Partial Fiscal Year) is equal to 30% of Other Revenues (as defined in the Red Lion Percentage Lease) for such Fiscal Year or Partial Fiscal Year; and (iii) the Food and Beverage Revenues Computation is equal to 10% of all Food and Beverage Revenues (as defined in the Red Lion Percentage Lease) for the applicable Fiscal Year or portion thereof; but that the Food and Beverage Revenues Computation may not exceed $3,900,000.

     The Threshold Amounts are adjusted annually, beginning on January 1, 1999, based on increases or decreases in the CPI. In addition, the Red Lion Operating Partnership may, within 30 days after Westboy's exercise of any of its extension options, notify Westboy that in the Red Lion Operating Partnership's good faith judgment the Base Rent and Percentage Rent formulas set forth in the Red Lion Percentage Lease do not substantially reflect the then prevailing rents ("Fair Market REIT Rent") under leases made by REITs of similar properties. If that occurs, the Red Lion Operating Partnership and Westboy must in good faith negotiate an agreement on the Base Rent and the Percentage Rent formulas for the applicable additional term. If the Red Lion Operating Partnership and Westboy are unable to reach an agreement on the Base Rent and the Percentage Rent formulas within 30 days after the Red Lion Operating Partnership gives that notice, then the Base Rent and the Percentage Rent formulas for the Red Lion Percentage Lease will be determined by appraisal based on Fair Market REIT Rent.

     The Red Lion Operating Partnership must reserve, from rent under the Red Lion Percentage Lease, an amount equal to three percent (3%) of Gross Revenues for FFE Reserves (as defined in the Red Lion Percentage Lease) to pay the cost of additions and replacements of Furniture, Fixtures and Equipment (as defined in the Red Lion Percentage Lease). In addition, the Red Lion Operating Partnership must reserve, from and after June 30, 1998, from rent under the Red Lion Percentage Lease, an amount equal to one percent (1%) of Gross Revenues for FFE Reserves to pay the cost of Capital Expenditures (as defined in the Red Lion Percentage Lease). In
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

addition to, and without limiting the requirements described in the preceding two sentences, the Red Lion Operating Partnership must spend $10,000,000 before June 30, 2000 on Capital Expenditures.

     Westboy has represented and warranted that as of January 1, 1998, it had a Consolidated Net Worth (as defined in the Red Lion Percentage Lease) of at least $1,000,000 and that its Consolidated Net Worth includes sufficient working capital for the efficient operation of the Red Lion Hotels. During the term of the Red Lion Percentage Lease, Westboy must retain no less than fifty percent (50%) of Westboy's cumulative After Tax Earnings (as defined in the Red Lion Percentage Lease) until Westboy's Consolidated Net Worth is at least equal to $4,000,000. Westboy must thereafter retain at least that portion of its After Tax Earnings that is necessary to cause its Consolidated Net Worth to remain at least equal to $4,000,000. Westboy has represented and warranted that its sole business purpose is to operate as the lessee of the Red Lion Hotels.

     The Red Lion Percentage Lease restricts the Red Lion Operating Partnership's ability to encumber the Red Lion Hotels. The Red Lion Operating Partnership may only place a mortgage, deed of trust, lien or other encumbrance on the Red Lion Hotels if either (i) the aggregate principal amount of all loans secured by the Red Lion Hotels does not exceed $120,000,000 and the loans are not cross-defaulted or cross-collateralized with any other obligations (the $120,000,000 limitation is reduced by the amount of debt allocated to a Red Lion Hotel that is sold), (ii) the loan has been approved in writing by Westboy, which approval may not be unreasonably withheld so long as (A) the loan-to-value ratio is no greater than fifty-four percent (54%), (B) the Cash Flow Available For Debt Service (as defined in the Red Lion Percentage Lease) for the most recent Fiscal Year less the Incentive Amount (as defined in the Red Lion Percentage Lease) is at least two hundred percent (200%) of the scheduled debt service for such new loan, (C) the new loan is otherwise on ordinary and normal terms for the type of lender making the loan, and (D) the loan is not cross-defaulted or cross-collateralized with any other obligation (if any Red Lion Hotel is sold by the Red Lion Operating Partnership, the permissible principal amount of the loan qualifying under this subsection (ii) is reduced by the amount of the debt allocated to the Red Lion Hotel that is sold), or (iii) the loan is secured by a lien or encumbrance and the applicable lender executes a nondisturbance agreement in favor of Westboy and its manager (if any). The Red Lion Percentage Lease also contains, among other things, provisions relating to insurance and indemnification that are customary in the industry.

THE RED LION MANAGEMENT AGREEMENT

     Effective January 1, 1998, Westboy engaged the Red Lion Manager to manage the Red Lion Hotels under the Red Lion Management Agreement. The Red Lion Management Agreement requires Westboy to pay an annual minimum management fee ("Base Fee") to the Red Lion Manager equal to three percent (3%) of annual Gross Revenue (as defined in the Red Lion Management Agreement). In addition, Westboy must pay to the Red Lion Manager an annual incentive management fee ("Incentive Fee") equal to fifteen percent (15%) of Adjusted Gross Operating Profit, as defined in the Red Lion Management Agreement (generally, Gross Revenue less operating expenses less the Base Fee), up to $36,000,000 and twenty-five percent (25%) of Adjusted Gross Operating Profit in excess of $36,000,000. However, if Cash Flow Available for Incentive Fee, as defined in the Red Lion Management Agreement (generally, Adjusted Gross Operating Profit less taxes, insurance, lease rentals, the Base FFE Reserve (as defined below), one-half of one percent of Gross Revenues, and the Current Priority Amount (which is $21,948,636, plus an amount equal to 3/8ths percent (0.375%) of Gross Revenues per annum)) is insufficient to pay the entire Incentive Fee, the unpaid fee accrues without interest up to a maximum accrual of $6,000,000. The accrued Incentive Fees are payable from twenty-five percent (25%) of future Cash Flow Available for Incentive Fee (after payment of the current Incentive Fee). The Red Lion Manager may elect to receive currently Incentive Fee payments that would otherwise accrue as described above and to pay interest to Westboy on the amounts paid to the extent and so long as the amounts paid would have accrued as provided above but for such election. Accrued Incentive Fees are payable upon the sale or refinancing of any of the Red Lion Hotels.

     In addition to general management responsibilities, the Red Lion Manager is responsible for creating an annual operating plan and budget and an annual capital improvement plan for the Red Lion Hotels. Capital Improvements, as defined in the Red Lion Management Agreement (which include additions to and replacements of furniture, fixtures and equipment ("FFE")), are funded, in part, by amounts accumulated in a Base FFE Reserve equal to three percent (3%) of Gross Revenue ("Base FFE Reserve"). Amounts in the Base FFE Reserve
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

are expended at the discretion of the Red Lion Manager. An additional unfunded FFE Reserve equal to one percent (1%) of Gross Revenue ("Additional FFE Reserve") also accumulates amounts to fund Capital Improvements. Amounts in the Additional FFE Reserve are expended at the discretion of Westboy, except that amounts in the Additional FFE Reserve in excess of $5,000,000 (subject to CPI adjustment) may be expended at the discretion of the Red Lion Manager. In any case, however, the cost of any sprinkler system which is required by the Red Lion Manager will be funded fully from the Base FFE Reserve, and the cost of Capital Improvements required by the ADA and the cost of sprinkler installations required by law will be funded from both the Base FFE Reserve and the Additional FFE Reserve in a 3-to-1 ratio. In addition to the Base FFE Reserve and the Additional FFE Reserve, Westboy has agreed to spend $10,000,000 before June 30, 2000 on Capital Improvements at the Red Lion Hotels.

     The Red Lion Management Agreement has an initial term expiring April 5, 2012. The Red Lion Manager has the right to extend the term for up to 10 consecutive additional terms of five years each. The Red Lion Management Agreement will automatically terminate and the Old Management Agreement will be automatically reinstated as of December 31, 1998 if the transactions contemplated by the Merger Agreement have not been consummated by that date.

     Westboy is prohibited from mortgaging its interest in the Red Lion Hotels. Westboy is also prohibited from allowing the Red Lion Operating Partnership to mortgage its interest in the Red Lion Hotels except in accordance with the Red Lion Percentage Lease. Westboy has agreed that its mortgage approval rights under the Red Lion Percentage Lease will be exercised at the direction of the Red Lion Manager. The Red Lion Manager has agreed to subordinate the Red Lion Management Agreement to any approved mortgage.

     The Red Lion Manager has the right to assign its obligations under the Red Lion Management Agreement to an affiliate or any successor or assignee that acquires the business of the Red Lion Manager. Westboy has the right to assign, transfer or convey its interest in the Red Lion Hotels so long as the assignee agrees to be bound by the Red Lion Management Agreement. Westboy also has the right to convey its interest in the Red Lion Hotels located in Spokane, Yakima and Bellevue, Washington, and Springfield, Oregon, not subject to the Red Lion Management Agreement, if a lessee of a substitute full service hotel enters into a management agreement with the Red Lion Manager providing at least the same economic benefit to the Red Lion Manager.

     The Red Lion Manager has acknowledged that certain of Westboy's obligations under the Red Lion Management Agreement will be performed by the Red Lion Operating Partnership under the Red Lion Percentage Lease, and will not require duplicate performance by Westboy under the Red Lion Management Agreement.

     DT Management, Inc. ("DTM"), an affiliate of the Red Lion General Partner and the Red Lion Manager, guarantees prompt performance by the Red Lion Manager under the Red Lion Management Agreement. DTM also covenants to assist the Red Lion Manager in providing goods and services that are available through DTM on a centralized basis to other Doubletree hotels. Each of Doubletree and the Red Lion Manager covenants not to permit the Red Lion Manager's right to use the Doubletree name with respect to the Red Lion Hotels to be terminated during the term of the Red Lion Management Agreement.

THE RED LION OWNER AGREEMENT

     Contemporaneously with the execution of the Merger Agreement and the Red Lion Management Agreement, the Red Lion Operating Partnership and Westboy entered into the Red Lion Owner Agreement with the Red Lion Manager. Doubletree also signed the Red Lion Owner Agreement solely to covenant that the parties may use the Doubletree name with respect to the Red Lion Hotels during the term of the Red Lion Management Agreement. Under the Red Lion Owner Agreement, the Red Lion Operating Partnership has sixty (60) days after the expiration of the cure periods in the Red Lion Management Agreement to (i) cure or cause to be cured any default by Westboy under the Red Lion Management Agreement or (ii) terminate the Red Lion Percentage Lease and lease the Red Lion Hotels to an interim tenant chosen by the Red Lion Operating Partnership until a substitute tenant approved by the Red Lion Manager is identified. If any interim tenant defaults in any manner and does not cure the default on receipt of written notice thereof, the Red Lion Operating Partnership must either (i) cause the default to be cured within five days after receipt of written notice thereof, or (ii) terminate the Red

Lion Percentage Lease with the interim tenant and (a) take possession of the Red Lion Hotels and operate them in compliance with Sections 856-860 of the Code, or
(b) lease the Red Lion Hotels to another interim tenant or substitute tenant. Neither the Red Lion Operating Partnership nor any interim or substitute tenant is required to cure any prior default of any tenant under the Red Lion Management Agreement.

     Before leasing the Red Lion Hotels to any substitute tenant, the Red Lion Operating Partnership is required to offer to lease the Red Lion Hotels to the Red Lion Manager. The Red Lion Manager also has a right of first refusal to buy any Red Lion Hotel before the Red Lion Operating Partnership may sell it to a third party. Any Red Lion Hotel sold must be sold subject to the Red Lion Management Agreement, except that the Red Lion Hotels located in Spokane, Yakima and Bellevue, Washington, and Springfield, Oregon may be freely transferred if a lessee of a substitute full service hotel property owned by the Red Lion Operating Partnership enters into a management agreement with the Red Lion Manager providing at least the same economic benefit to the Red Lion Manager.

     The Red Lion Owner Agreement, like the Red Lion Management Agreement, is subject to and subordinate to any approved mortgage. The Red Lion Operating Partnership may grant an additional mortgage, lien, or encumbrance on a Red Lion Hotel without the Red Lion Manager's consent only if certain requirements intended to prevent over-leveraging of the Red Lion Hotels are met. Further, no lease of any Red Lion Hotel may be amended in any manner that materially and adversely affects the Red Lion Manager's economic interest, except that substitute leases with different base and percentage rent formulas which reflect prevailing lease rents by REITs for similar properties do not constitute a material adverse effect on the Red Lion Manager's economic interest.

     The Red Lion Owner Agreement terminates on April 5, 2012, subject to the Red Lion Manager's right to extend the Red Lion Owner Agreement for up to 10 additional consecutive terms of five years each. During the term of the Red Lion Owner Agreement, the Red Lion Operating Partnership is prohibited from participating in the commencement of involuntary bankruptcy proceedings against any lessee of the Red Lion Hotels, or taking any action, other than collecting rent or terminating a lease, that would be reasonably likely to result in any lessee of the Red Lion Hotels commencing bankruptcy proceedings with respect to itself. If the transactions contemplated by the Merger Agreement are not consummated and the Red Lion Percentage Lease is thereafter terminated, the Red Lion Owner Agreement will automatically terminate and the Old Management Agreement will be automatically reinstated at the same time.

TERMINATION AGREEMENT

     Effective as of December 31, 1997, the Red Lion Operating Partnership and the Red Lion Manager entered into an agreement to terminate the Old Management Agreement (the "Termination Agreement"). The Termination Agreement provides that: (a) the Old Management Agreement was terminated as of December 31, 1997;
(b) if the Red Lion Percentage Lease is terminated as of December 31, 1998 (because the Merger is not consummated), the Old Management Agreement will be reinstated; and (c) if the Merger is consummated, the Red Lion Manager will be paid the outstanding management fees that had accrued under the Old Management Agreement.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

     The following table sets forth for the indicated periods the high and low sales prices for the Boykin Common Shares on the NYSE and the Red Lion Units on the AMEX and the cash distributions declared per share or unit:

                                     BOYKIN COMMON SHARES                   RED LION UNITS
                                -------------------------------    ---------------------------------
                                                     DIVIDENDS                         DISTRIBUTIONS
                                 HIGH      LOW       PER SHARE      HIGH      LOW        PER UNIT
                                ------    ------    -----------    ------    ------    -------------
Year ended December 31, 1996
  1st Quarter.................     (1)       (1)            (1)    $24.25    $22.25        $0.55
  2nd Quarter.................     (1)       (1)            (1)    $26.00    $22.63        $0.55
  3rd Quarter.................     (1)       (1)            (1)    $25.75    $23.13        $0.55
  4th Quarter (beginning
     October 30, 1996 for
     Boykin)..................  $24.00    $20.00       $    .28    $26.63    $21.50        $0.55
Year ended December 31, 1997
  1st Quarter.................  $24.50    $21.63       $    .45    $24.88    $22.88        $0.55
  2nd Quarter.................  $23.94    $20.00       $    .45    $24.63    $18.25        $0.55
  3rd Quarter.................  $27.00    $22.50       $    .45    $26.38    $23.00        $0.55
  4th Quarter.................  $27.75    $24.75       $    .45    $28.25    $24.25        $0.55
Year ended December 31, 1998
  1st Quarter.................  $28.50    $23.56       $    .47    $26.88    $23.75        $0.55
  2nd Quarter (through April
     14, 1998)................  $24.69    $24.00       $     --    $25.13    $24.13        $  --

---------------

(1) Not applicable to Boykin, because Boykin was formed at the time of the Boykin Initial Offering in November 1996.

     On December 30, 1997, the last trading day before the public announcement of the signing of the Merger Agreement, the high and low sales prices on the NYSE were $26.00 and $25.38 per share, respectively, for Boykin Common Shares, and on the AMEX were $26.13 and $25.88 per unit, respectively, for Red Lion Units. The average closing prices for the 30 consecutive trading days ending December 30, 1997 were $25.60 per Boykin Common Share and $25.51 per Red Lion Unit. On April 13, 1998, the high and low sales prices and last reported price on the NYSE were $24.38, $24.19 and $24.19 per Boykin Common Share, and on the AMEX were $24.63, $24.38 and $24.38 per Red Lion Unit. WE URGE RED LION UNITHOLDERS AND BOYKIN SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THEIR RED LION UNITS AND BOYKIN COMMON SHARES.

     Red Lion's annual distribution rate is $2.20 per Red Lion Unit, payable quarterly in an amount equal to $0.55 per Red Lion Unit. Distributions for the year ended December 31, 1997 represented approximately 111% of Red Lion's Distributable Cash.

     Boykin's current annual dividend rate is $1.88 per share, payable quarterly in an amount equal to $0.47 per share. Based on Boykin's actual annual dividend rate of $1.80 per share for 1997 and without giving effect to the Merger, dividends and distributions represented approximately 94.8% of Boykin's pro forma cash available for distribution for the year ended December 31, 1997. The Merger would have decreased this percentage to 93.7% for the same period. Boykin's dividends in 1997 were fully taxable as dividends and Boykin anticipates this being true for the foreseeable future.

     Boykin's payment of dividends is at the discretion of the Boykin Board and depends on, among other things, Boykin's receipt of cash distributions from the Boykin Operating Partnership, Boykin's level of indebtedness, any contractual restrictions, and other factors considered relevant by the Boykin Board. The level of the Boykin Operating Partnership's cash distributions is determined by the Boykin Operating Partnership in light of its cash needs, including its requirements for investing and financing activities and other anticipated cash needs. The Boykin Operating Partnership's principal source of revenue consists of payments of rent by the lessees under the Percentage Leases. See "Risk Factors -- Risk of Investment in Real Estate and the Hotel Industry -- Seasonal Revenue Fluctuations" for a discussion of the effect of the seasonal nature of hotel revenues on Boykin's receipt of rent payments from the lessees.

                                 CAPITALIZATION

                            (AMOUNTS, IN THOUSANDS)

     The following table sets forth the capitalization of (i) Boykin and Red Lion each on a historical basis as of December 31, 1997, (ii) Boykin on a pro forma basis reflecting Boykin's follow-on equity offering in February 1998, and
(iii) Boykin on an as adjusted pro forma basis reflecting the Merger:

                                                               AS OF DECEMBER 31, 1997
                                                    ---------------------------------------------
                                                        HISTORICAL                    AS ADJUSTED
                                                    -------------------   PRO FORMA    PRO FORMA
                                                     BOYKIN    RED LION    BOYKIN       BOYKIN
                                                     ------    --------   ---------   -----------
                                                               (DOLLARS IN THOUSANDS)
Borrowings under credit facilities................  $ 91,750   $120,625   $     --     $ 50,978
Fixed rate note...................................        --         --         --      130,000
Due to related party(1)...........................        --     28,851         --           --
Minority interest.................................    20,372         --     19,970       19,970
                                                    --------   --------   --------     --------
                                                     112,122    149,476     19,970      200,948
                                                    --------   --------   --------     --------
SHAREHOLDERS' EQUITY:
  Preferred Shares, without par value; 10,000,000
     shares authorized; no shares issued and
     outstanding..................................        --         --         --           --
  Common Shares, without par value (2); 40,000,000
     shares authorized; 9,542,251 shares issued
     and outstanding on a historical basis,
     14,042,251 issued and outstanding on a pro
     forma basis, and 17,152,299 issued and
     outstanding on an as adjusted pro forma
     basis, stated at.............................        --         --         --           --
  Additional paid-in capital......................   124,430         --    229,618      309,951
  Retained deficit (3)............................    (9,615)        --     (9,615)     (11,204)
                                                    --------   --------   --------     --------
     Total shareholders' equity...................   114,815         --    220,003      298,747
                                                    --------   --------   --------     --------

PARTNERS' CAPITAL:
  Limited Partners, 4,940,000 units issued........        --     20,025         --           --
  Less -- 806,500 treasury units, at cost.........        --    (11,202)        --           --
                                                    --------   --------   --------     --------
  Limited Partners, net...........................        --      8,823         --           --
  General Partner.................................        --     (1,718)        --           --
                                                    --------   --------   --------     --------
     Total partners' capital......................        --      7,105         --           --
                                                    --------   --------   --------     --------
     Total capitalization.........................  $226,937   $156,581   $239,973     $499,695
                                                    ========   ========   ========     ========

---------------

(1) The amount due to related party in Red Lion's historical balance sheet as of December 31, 1997 is net of the Red Lion Hotels' working capital. Working capital consists of the current assets and current liabilities of the Red Lion Hotels, including cash held in hotel accounts, accounts receivable, inventories, prepaid expenses, hotel accounts payable and certain taxes other than property, income and payroll taxes. The amount shown above is the gross amount due to related party and is not reduced by working capital.

(2) On a historical basis, excludes 1,322,090 (1,291,114 on a pro forma and as adjusted pro forma basis) Boykin Common Shares issuable on the exchange of 1,332,090 (1,291,114 on a pro forma and as adjusted pro forma basis) Boykin Operating Partnership Units. Does not give effect to the 995,000 Boykin Common Shares issuable under Boykin's Long-Term Incentive Plan or to the Boykin Common Shares subject to the options covering 55,000 Boykin Common Shares granted to Boykin's independent directors.

(3) Includes in the as adjusted pro forma amount an extraordinary loss of $1.6 million resulting from the refinancing of Boykin's Credit Facility.

                              MANAGEMENT OF BOYKIN

BOYKIN DIRECTORS AND EXECUTIVE OFFICERS

     The Boykin Board currently consists of, and following consummation of the Merger will consist of, seven members. Directors are elected at each annual meeting of the Boykin Shareholders and serve until their successors are duly elected and qualified.

     Executive officers of Boykin are elected and serve at the discretion of the Board of Directors until their successors are duly chosen and qualified.

     The following table sets forth certain information concerning the directors and officers of Boykin. Boykin does not anticipate changing any of its officers or directors as a result of the Merger. The next Annual Meeting of Boykin Shareholders is scheduled for May 26, 1998. Boykin management expects that the candidates nominated by Boykin for election as directors will be those persons listed as directors in the following table.

                   NAME                      AGE                   POSITION
                   ----                      ---                   --------
Robert W. Boykin                             48   Director; Chairman of the Board, President
                                                  and Chief Executive Officer
Raymond P. Heitland                          62   Director; Chief Financial Officer
Mark L. Bishop                               38   Senior Vice President -- Acquisitions
Michael D. Murphy                            41   Senior Vice President -- Acquisitions
Paul A. O'Neil                               40   Treasurer
Andrew C. Alexander                          34   Vice President -- Corporate Counsel
Albert T. Adams                              46   Director
Lee C. Howley, Jr.                           50   Director
Frank E. Mosier                              67   Director
William H. Schecter                          55   Director
Ivan J. Winfield                             63   Director

     The following is a biographical summary of the business experience of the directors and officers of Boykin.

     Robert W. Boykin has served as the President and Chief Executive Officer of Boykin since its formation. He served as the President and Chief Executive officer of Boykin Management Company from 1985 until November 1996. He served as Boykin Management Company's Executive Vice President from 1981 until 1985.

     Raymond P. Heitland has served as the Chief Financial Officer of Boykin since its formation. He served as the Chief Financial Officer of Boykin Management Company from 1970 until November 1996.

     Mark L. Bishop is Senior Vice President -- Acquisitions of Boykin. He served as Senior Vice President -- Acquisitions of Boykin Management Company from April 1994 until November 1996. From December 1986 until April 1994, Mr. Bishop was employed by Grubb-Ellis, serving as Vice President/Senior Marketing Consultant beginning in February 1991. From February 1990 until December 1995, Mr. Bishop also owned and served as President of four separate companies that owned and operated restaurants.

     Michael D. Murphy became Senior Vice President -- Acquisitions of Boykin in January 1998. From April 1996 until November 1997, Mr. Murphy served as Senior Vice President of Acquisitions with Patriot American Hospitality, Inc., a hotel REIT. From October 1994 until April 1996, Mr. Murphy served as the Chief Executive Officer of The Stonebridge Group, Inc., a real estate consulting company founded by Mr. Murphy. From October 1989 until October 1994, Mr. Murphy was employed by Affirmative Equities Company, L.P., a real estate investment and consulting firm, serving as a Principal.

     Paul A. O'Neil is the Treasurer of Boykin. He served as chief financial officer and treasurer of Boykin Management Company from November 1996 until May 1997 and as senior vice president of Boykin Management Company from 1994 until November 1996. Prior to joining Boykin Management Company, he managed the Real Estate Services Group in Arthur Andersen LLP's Cleveland, Ohio, office from 1990 to 1994.

     Andrew C. Alexander became Vice President--Corporate Counsel of Boykin in July 1997. From July 1995 until July 1997, Mr. Alexander served as Vice President--Corporate Counsel of Renaissance Hotel Group, N.V., a publicly traded hotel company. From September 1989 until July 1995, Mr. Alexander was an attorney with the law firm of Calfee, Halter & Griswold LLP.

     Albert T. Adams has been a partner with the law firm of Baker & Hostetler LLP in Cleveland, Ohio since 1984 and has been affiliated with the firm since 1977. Baker & Hostetler LLP provides legal services to Boykin and various Boykin Group Affiliates. Mr. Adams is a graduate of Harvard College, Harvard Business School and Harvard Law School. He serves as a member of the Board of Trustees of the Western Reserve Historical Society and is a Vice President of the Harvard Business School Club of Northeastern Ohio. Mr. Adams is a director of Developers Diversified Realty Corporation and Associated Estates Realty Corporation, both publicly held real estate investment trusts.

     Lee C. Howley, Jr. has been the sole owner and president of Howley & Company, a real estate brokerage and development company, since 1981, and has been the sole owner and Chairman of Coast Management Company, a cleaning and real estate management company, since 1987. Mr. Howley serves on the Board of Directors of Captec Net Lease Realty, Inc., a publicly held real estate investment trust, International Total Services, Inc., a publicly held airport security and services company, and LESCO, Inc., a publicly held manufacturer and supplier of lawn care products, and currently serves as Co-Chairman of the Rock and Roll Hall of Fame and Museum in Cleveland, Ohio.

     Frank E. Mosier has been a director of Associated Estates Realty Corporation since 1993. Mr. Mosier was Vice Chairman of the Advisory Board of BP America Inc., a producer and refiner of petroleum products, from 1991 to 1993. Mr. Mosier was Vice Chairman of BP America Inc. from 1988 until his retirement in 1991 and president and chief operating officer of BP America Inc. from 1986 to 1988.

     William H. Schecter, who became a director of Boykin in August 1997, has been the president of National City Capital Corporation, a private equity investment subsidiary of National City Corporation, since 1988. Mr. Schecter is a director of NatCity Investments, a registered investment company.

     Ivan J. Winfield has been Associate Professor and Chairholder of the Herzog Chair in Free Enterprise at Baldwin Wallace College, in Berea, Ohio, since September 1995. Mr. Winfield retired in 1994 from Coopers & Lybrand, L.L.P. From 1978 to 1990, he was managing partner of the firm's Oklahoma practice, and from 1990 to 1994 he was managing partner of the firm's northeast Ohio practice. Mr. Winfield is a Trustee of The Fairport Funds and is Chairman of its audit committee. Mr. Winfield is also a Director of HMI Industries, Inc. and is Chairman of its Finance Committee, and a director of International Total Services, Inc.

INDEPENDENT DIRECTORS

     The Boykin Articles require that at least a majority of the members of the Boykin Board must (except as may result from a vacancy or vacancies in the Board) be Independent Directors. An "Independent Director" is a person who is
(i) independent of management of Boykin, (ii) not employed by or an officer of Boykin, (iii) not an "affiliate" (as defined in Rule 405 under the Securities
Act) of Boykin or of any of its subsidiaries, and (iv) not a person who acts on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to management of Boykin if, in the opinion of the Boykin Board, the relationship is material to Boykin, that person, or the organization represented. Any determination to be made by the Boykin Board in connection with any matter presenting a conflict of interest for any officer of Boykin or any director of Boykin who is not an Independent Director must be made by the Independent Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Information on security ownership of certain beneficial owners and management of Red Lion is incorporated by reference herein from Red Lion's Annual Report on Form 10-K for the year ended December 31, 1997.

     Information on security ownership of certain beneficial owners and management of Boykin is incorporated by reference herein from Boykin's Annual Report on Form 10-K for the year ended December 31, 1997.

                      DESCRIPTION OF BOYKIN COMMON SHARES

GENERAL

     The Boykin Articles authorize the issuance of up to 40,000,000 Boykin Common Shares, without par value. As of April 13, 1998, there were 14,042,251 Boykin Common Shares issued and outstanding. An additional 3,110,048 Boykin Common Shares will be issued to Red Lion Unitholders and the Red Lion General Partner in the Merger. In addition, up to 995,000 Boykin Common Shares have been reserved for issuance on the exercise of options under Boykin's Long-Term Incentive Plan and 55,000 Boykin Common Shares have been reserved for issuance on the exercise of options granted to Boykin's directors. In addition, as of April 13, 1998, there were 1,291,114 Boykin Operating Partnership Units outstanding. The Boykin Operating Partnership Units may be exchanged for cash subject to Boykin's right to deliver Boykin Common Shares on a one-for-one-basis in lieu of a cash payment. The 293,602 Boykin Operating Partnership Units owned by John E. Boykin, Robert W. Boykin, Raymond P. Heitland and Paul A. O'Neil may not be exchanged until November 4, 1999. As of the date of this Joint Proxy Statement/Prospectus, the balance of the Boykin Operating Partnership Units may be exchanged. The Boykin Common Shares are listed on the NYSE under the symbol "BOY." National City Bank, Cleveland, Ohio, is the transfer agent and registrar for the Boykin Common Shares.

     In addition, the Boykin Articles authorize the issuance of up to (i) 5,000,000 Class A Cumulative Preferred Shares, without par value (the "Cumulative Shares"), and (ii) 5,000,000 Class A Noncumulative Preferred Shares, without par value (the "Noncumulative Shares") (the Cumulative Shares and the Noncumulative Shares collectively, the "Boykin Preferred Shares"). As of the date of this Joint Proxy Statement/Prospectus, no Cumulative Shares or Noncumulative Shares are outstanding.

     The following description of the Boykin Common Shares sets forth certain general terms of the Boykin Common Shares and is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Boykin Articles and Boykin's Code of Regulations (the "Boykin Code of Regulations").

     Holders of Boykin Common Shares are entitled to receive dividends when, as and if declared by the Boykin Board, out of funds legally available therefor. The payment and declaration of dividends on the Boykin Common Shares and purchases thereof by Boykin will be subject to certain restrictions if Boykin fails to pay dividends on any outstanding Preferred Shares. The holders of Boykin Common Shares, on any liquidation, dissolution or winding-up of Boykin, are entitled to receive ratably any assets remaining after payment in full of all liabilities of Boykin and the preferential amounts owed with respect to any Preferred Shares. The Boykin Common Shares possess ordinary voting rights, with each share entitling the holder thereof to one vote. Holders of Boykin Common Shares do not have cumulative voting rights in the election of directors. Holders of Boykin Common Shares do not have preemptive rights, which means that they have no right to acquire any additional Boykin Common Shares that may be subsequently issued by Boykin.

     All of the Boykin Common Shares now outstanding are, and the Boykin Common Shares offered by this Joint Proxy Statement/Prospectus when issued will be, fully paid and nonassessable.

RESTRICTIONS ON OWNERSHIP

     For Boykin to qualify as a REIT under the Code, it must meet certain requirements concerning the ownership of its outstanding shares. Specifically, not more than 50% in value of Boykin's outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and Boykin must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations -- Federal Income Tax Considerations Related to Holding Boykin Common Shares -- Requirements for Qualification." Because Boykin believes that it qualified, and will continue to qualify, as a REIT beginning with the taxable year ended December 31, 1996, the Boykin Articles limit the acquisition of Boykin's capital shares (the "Ownership Limit").

     The Ownership Limit provides that, subject to certain exceptions set forth in the Boykin Articles, no person may own, or be deemed to own, by vote or value, by virtue of the applicable attribution provisions of the Code, more than 9.0% of any class of the outstanding shares of Boykin. The Boykin Board may, but is not required to, waive the Ownership Limit if it determines that greater ownership will not jeopardize Boykin's status as a REIT. As a condition of that waiver, the Boykin Board may require opinions of counsel satisfactory to it and undertakings or representations from the applicant with respect to preserving the REIT status of Boykin.

     If any purported transfer of capital shares of Boykin or any other event would otherwise result in any person or entity violating the Ownership Limit or would cause Boykin to be beneficially owned by fewer than 100 persons, that transfer will be void and of no force or effect as to the number of shares in excess of the Ownership Limit, and the purported transferee (the "Prohibited Transferee") will acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to shares in excess of the Ownership Limit (the "Prohibited Owner") will cease to own any right or interest) in the excess shares. In addition, if any purported transfer of Boykin shares or any other event would cause Boykin to become "closely held" under the Code or otherwise to fail to qualify as a REIT under the Code, that transfer will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the excess shares. Also, if any purported transfer of Boykin shares or any other event would otherwise cause Boykin to own, or be deemed to own by virtue of the applicable attribution provisions of the Code, 10% or more, by vote or value, of the ownership interests in Boykin Management Company or in any sublessee, that transfer or event will be void and of no force or effect as to the number of shares in excess of the number that could have been transferred or affected by that event without that result, and the Prohibited Transferee will acquire no right or interest (or, in the case of any event other than a transfer, the Prohibited Owner will cease to own any right or interest) in the excess shares.

     Any excess shares arising from a prohibited transfer described above will be transferred automatically to a trust, the beneficiary of which will be a qualified charitable organization selected by Boykin (the "Beneficiary"). The trustee of the trust, who will be designated by Boykin and be unaffiliated with Boykin and any Prohibited Owner, will be empowered to sell the excess shares to a qualified person or entity and to distribute to the applicable Prohibited Transferee an amount equal to the lesser of the price paid by the Prohibited Transferee for those excess shares or the sale proceeds received for those shares by the trust. The trustee will be empowered to sell any excess shares resulting from any event other than a transfer, or from a transfer for no consideration, to a qualified person or entity and distribute to the applicable Prohibited Owner an amount equal to the lesser of the fair market value of those excess shares on the date of the triggering event or the sale proceeds received by the trust for those excess shares. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the benefit of the Beneficiary, all dividends and other distributions paid by Boykin with respect to those shares, and also will be entitled to exercise all voting rights with respect to those shares.

     All certificates representing Boykin Common Shares will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as may be required by the Code or the Regulations promulgated thereunder (the "Treasury Regulations")) of the outstanding Boykin shares must file with Boykin no later than January 30 of each year a written notice containing the information specified in the Boykin Articles. In addition, each Boykin Shareholder will be required, upon demand, to disclose to Boykin in writing such information as Boykin may request in order to determine the effect, if any, of that shareholder's actual and constructive ownership on Boykin's status as a REIT and to ensure compliance with the Ownership Limit.

     The Ownership Limit may have the effect of precluding an acquisition of control of Boykin without approval of the Boykin Board.

OHIO ANTI-TAKEOVER PROVISIONS

     Boykin has elected not to be subject to Ohio's "Merger Moratorium" statute (Chapter 1704 of the Ohio Code) or its "Control Share Acquisition" act (Section 1701.831 of the Ohio Code), in light of the substantial share transfer restrictions included in the Boykin Articles. Section 1707.041 of the Ohio Code, which regulates certain "control bids" for Ohio corporations, does not contain an election provision and remains applicable to Boykin.

                  COMPARISON OF SHAREHOLDER/UNITHOLDER RIGHTS

     Red Lion is a limited partnership existing under the laws of the State of Delaware, and the rights of the holders of the Red Lion Units as such are governed in part by the DRULPA and the Red Lion Partnership Agreement. Boykin is incorporated in the State of Ohio, and the rights of Boykin Shareholders are governed by the Ohio Code, the Boykin Articles and Boykin's Code of Regulations.

     The following summary describes a number of differences between ownership of the Red Lion Units and ownership of the Boykin Common Shares and the effects relating thereto. This summary is not intended to be complete and is qualified in its entirety by reference to the DRULPA, the Ohio Code, and the constituent documents of Red Lion and Boykin. See also "Description of Boykin Common Shares."

                                    TAXATION

RED LION UNITS                                              BOYKIN COMMON SHARES
As a result of amendments to the Code made by the           Boykin is a taxable entity with respect to its income
Revenue Act of 1987, "publicly traded partnerships"         after allowable deductions and credits. As a REIT,
("PTPs") are treated in general as corporations under       Boykin may generally deduct from its taxable income
the Code. Because Red Lion was publicly traded prior        an amount equal to the dividends paid to Boykin
to the effective date of the Revenue Act of 1987, it        Shareholders. Boykin Shareholders will have taxable
qualified for transitional relief that expired on           income from Boykin's operations only to the extent
December 31, 1997. This transitional relief enabled         that taxable dividends and other distributions are
Red Lion to continue to enjoy partnership status (and       declared and paid on the Boykin Common Shares. See
not be treated as a corporation) until January 1,           "Federal Income Tax Considerations."
1998. As a partnership, Red Lion has not been
required to pay federal income taxes on its net or
gross income.

The 1997 Relief Act extends the transitional relief afforded by the Revenue Act of 1987 for an "electing
1987 partnership." An "electing 1987 partnership" is exempt from the application of the publicly traded partnership rules and therefore continues to be taxed as a partnership and not as a corporation. An "elect-ing 1987 partnership" is, however, subject to a 3.5% tax on its annual gross income from the active con-duct of a trade or business. Red Lion has filed an election to continue to be treated as partnership for federal income tax purposes for taxable years begin-ning after December 31, 1997, and has consented to application of the gross income tax for such periods.
Because Red Lion entered into the Red Lion Percent-age Lease effective as of January 1, 1998, it does not expect to have any gross income from the active conduct of a trade or business during 1998. In addi-tion to the gross income tax (if any) imposed on Red
Lion, each Red Lion Unitholder will continue to include its allocable share of Red Lion's income and gain and, subject to certain limitations, the losses, deductions and credits of Red Lion in computing its taxable income without regard to any cash distributed to the Red Lion Unitholder. Generally, cash distribu-tions to Red Lion Unitholders are not taxable, unless those distributions exceed the Red Lion Unitholder's basis in its Red Lion Units.

Before Red Lion entered into the Red Lion Percent-          In general, no portion of the earnings of, or the
age Lease, a tax-exempt limited partner's share of          dividends received from, Boykin will constitute unre-
Red Lion's taxable income constituted unrelated bus-        lated business taxable income to tax-exempt Boykin
iness taxable income to the tax-exempt Red Lion             Shareholders, except to the extent that an investment
Unitholder. Subsequent to the effective date of the         in Boykin Common Shares is considered debtfinanced.
Red Lion Percentage Lease, only a portion and, in           See "Federal Income Tax Considerations."
some cases, none, of a tax-exempt Red Lion
Unitholder's share of Red Lion's taxable income will
constitute unrelated business taxable income to that
unitholder. See "Federal Income Tax Considera-
tions."

                                           DISTRIBUTIONS AND DIVIDENDS

RED LION UNITS                                              BOYKIN COMMON SHARES
Under the Red Lion Partnership Agreement, the Red           The Ohio Code provides that the Boykin Board has the
Lion General Partner is required to cause Red Lion,         discretion to determine whether and when to declare
at least quarterly, to distribute Cash Flow Available       and pay dividends and the amount of any dividend.
for Distribution (as defined below) and proceeds from       However, in order to qualify as a REIT for federal
any borrowings under the revolving credit facility          income tax purposes, Boykin must distribute at least
provided by the Red Lion General Partner: (1) to the        95% of Boykin's taxable income. See "Federal Income
partners in accordance with their ownership interests       Tax Considerations -- Federal Income Tax
in Red Lion until the Red Lion Unitholders have             Considerations Related to Holding Boykin Common
received an amount equal to a 12% non-compounded,           Shares -- Annual Distribution Requirements." Holders
non-cumulative return on the weighted average bal-          of Boykin Common Shares have no contractual right to
ances of their net invested capital outstanding from        receive dividends.
time to time in such year and (2) thereafter, 70.71%
to the Red Lion Unitholders in accordance with their
ownership interest and 29.29% to the Red Lion General
Partner. "Cash Flow Available for Distribution" means
Red Lion's cash less (i) all sums paid to lenders,
(ii) cash expenditures made incident to the operation
of Red Lion's business, (iii) all cash contributed or
advanced for capital improvements to or renovation of
the Red Lion Hotels, and (iv) reserves as reasonably
required for the proper operation of the business, in
the sole discretion of the Red Lion General Partner.

                                                   MANAGEMENT

RED LION UNITS                                              BOYKIN COMMON SHARES
The business and affairs of Red Lion are managed by         The business and affairs of Boykin are managed by or
the Red Lion General Partner, its general partner.          under the direction of the Boykin Board. The persons
                                                            in control of Boykin will be different from the
                                                            current managers and directors of Red Lion. See
                                                            "Management of Boykin."

Subject to the procedure prescribed in the Red Lion         Boykin Shareholders have the ability to elect mem-
Partnership Agreement, the Red Lion General Partner         bers of the board of directors with a plurality of
may be removed by a vote of (i) 75% of the outstand-        the votes cast for such election and to remove
ing Red Lion Units, if the removal is not for cause,        directors with a majority vote of the Boykin Common
or (ii) 60% of the outstanding Red Lion Units, if the       Shares outstanding and entitled to vote. A majority
removal is for cause.                                       of the Boykin Board must be Independent Directors (as
                                                            defined in the Boykin Articles).

                                                  VOTING RIGHTS

RED LION UNITS                                              BOYKIN COMMON SHARES
Under Delaware law and the Red Lion Partnership             Holders of Boykin Common Shares have the right to
Agreement, Red Lion Unitholders have voting rights          vote on matters specified by Ohio law affecting the
with respect to: (i) the removal and replacement of         corporate structure of Boykin, including selection of
Red Lion's general partner, (ii) the merger of Red          the Boykin Board. Boykin Shareholders have the right
Lion, (iii) the sale or exchange of all or                  to vote on all matters on which shareholders must be
substantially all of Red Lion's assets in a single          permitted to vote including, as a general matter,
transaction or a series of related transactions, (iv)       selection of directors, fundamental changes in
amendments to the Red Lion Operating Partnership            Boykin, sale of all or substantially all of the
Agreement that would materially and adversely affect        assets of Boykin and amendments to the Boykin
Red Lion as the sole limited partner of the Red Lion        Articles.
Operating Partnership, (v) election of a successor
general partner of the Red Lion Operating
Partnership, subject to certain limitations, (vi)
approval of a sale of all or substantially all of the
assets of the Red Lion Operating Partnership in a
single transaction or a series of related
transactions or pursuant to a plan of liquidation,
(vii) the dissolution of Red Lion and (viii) material
amendments to the Red Lion Partnership Agreement,
subject to certain limitations.

Each Red Lion Unit entitles the holder thereof who is       Each Boykin Common Share entitles its holder to cast
admitted to Red Lion as a limited partner to cast one       one vote on each matter presented to the share-
vote on all matters presented to the limited                holders.
partners.

Approval of any matter submitted to limited partners        Approval on matters submitted to the shareholders
generally requires the affirmative vote of limited          generally requires the affirmative vote of more than
partners holding more than 50% of the Red Lion Units        50% of the Boykin Common Shares present at a meeting
then outstanding.                                           at which a quorum is present. Certain matters require
                                                            the affirmative vote of more than 50% or 66 2/3% of
                                                            the outstanding Boykin Common Shares or outstanding
                                                            Boykin preferred shares or both.

Holders of 25% of the Red Lion Units held by limited        Amendment of the Boykin Articles or the Boykin Code
partners may propose amendments to the Red Lion             of Regulations requires approval of a majority of the
Partnership Agreement.                                      outstanding Boykin Common Shares. However, certain
                                                            amendments of the Boykin Articles require only the
                                                            approval of a majority of the Boykin Board.

Any action that may be taken at a meeting of limited        Shareholders may act in lieu of a meeting only by
partners may be taken by written consent in lieu of a       unanimous written consent.
meeting executed by limited partners sufficient to
authorize such action at a meeting at which all the
partners were present and voted

                                                SPECIAL MEETINGS

RED LION UNITS                                              BOYKIN COMMON SHARES
Special meetings of the Red Lion Unitholders may be         Special meetings of Boykin Shareholders can only be
called by the Red Lion General Partner or by Red Lion       called by the Boykin Board, the President of Boykin
Unitholders holding at least 20% of the outstanding         or holders of at least 25% of the voting power of
Red Lion Units.                                             Boykin.

                                                CONVERSION RIGHTS

RED LION UNITS                                              BOYKIN COMMON SHARES
The Red Lion Units are not convertible into any other       The Boykin Common Shares are not convertible into any
securities.                                                 other securities.

                                                   REDEMPTION

RED LION UNITS                                              BOYKIN COMMON SHARES
The Red Lion Units are not subject to mandatory or          The Boykin Common Shares are not subject to mandatory
optional redemption.                                        or optional redemption.

                                               LIQUIDATION RIGHTS

RED LION UNITS                                              BOYKIN COMMON SHARES
On the liquidation of Red Lion, the assets of Red           On the liquidation of Boykin, the holders of Boykin
Lion remaining after payments to creditors of Red           Common Shares would be entitled to share ratably in
Lion (including partners of Red Lion) and the crea-         any assets remaining after satisfaction of
tion of a reserve of cash or other assets for               obligations to creditors and any liquidation
contingent liabilities, as determined by a liquidator       preferences on any series of Preferred Shares of
or liquidating committee approved by a majority of          Boykin that may then be outstanding.
the outstanding Red Lion Units, would be distributed
to the partners in accordance with the Red Lion
Partnership Agreement

                                           RIGHT TO COMPEL DISSOLUTION

RED LION UNITS                                              BOYKIN COMMON SHARES
Under the Red Lion Partnership Agreement, following         Boykin Shareholders may compel the dissolution of
an election by the Red Lion General Partner, the            Boykin at a meeting held for that purpose if the
limited partners may vote to dissolve Red Lion by the       dissolution is approved by an affirmative vote of
affirmative vote of a majority of the outstanding Red       two- thirds of the votes entitled to be cast on the
Lion Units.                                                 matter. Under certain circumstances, the Boykin Board
                                                            may adopt a resolution of dissolution.

                                                LIMITED LIABILITY

RED LION UNITS                                              BOYKIN COMMON SHARES
In general, holders of Red Lion Units are limited           The Boykin Common Shares issued in the Merger will be
partners in a Delaware limited partnership and do not       fully paid and nonassessable. Shareholders generally
have personal liability for obligations of Red Lion.        do not have personal liability for obligations of
                                                            Boykin.

                                           LIQUIDITY AND MARKETABILITY

RED LION UNITS                                              BOYKIN COMMON SHARES
The Red Lion Units are freely transferable and are          The Boykin Common Shares issued in the Merger to
currently listed and traded on the AMEX.                    non-affiliates of Red Lion will be freely
                                                            transferable and will be approved for listing on the
                                                            NYSE on or prior to the Effective Time, subject to
                                                            official notice of issuance.

                                             CONTINUITY OF EXISTENCE

RED LION UNITS                                              BOYKIN COMMON SHARES
The Red Lion Partnership Agreement provides for Red         The Boykin Articles provide for perpetual existence,
Lion to continue in existence until December 31,            subject to Ohio law.
2062, unless its existence is earlier terminated in
accordance with the Red Lion Partnership Agreement.

                                               COMMISSION FILINGS

RED LION UNITS                                              BOYKIN COMMON SHARES
Red Lion is subject to the reporting requirements of        Boykin is subject to the reporting requirements of
the Exchange Act and files annual and quarterly             the Exchange Act and files annual and quarterly
reports thereunder. Red Lion also provides annual           reports thereunder. Boykin also provides annual
reports to its limited partners.                            reports to its common shareholders.

                                              CERTAIN LEGAL RIGHTS

RED LION UNITS                                              BOYKIN COMMON SHARES
Delaware law allows a limited partner to institute          Ohio law allows shareholders of a corporation to
legal action on behalf of Red Lion (a partnership           bring derivative actions under certain circumstances
derivative action) to recover damages from a third          when the board of directors has failed to institute
party or a general partner when the general partner         an action against third parties or directors of the
has failed to institute the action or an effort to          corporation and to bring class actions to recover
cause the general partner to bring the action is not        damages from directors for violations of their
likely to succeed.                                          fiduciary duties. Shareholders may also have rights
                                                            to bring actions in federal courts to enforce federal
                                                            rights.

                            RIGHT TO LIST OF HOLDERS; INSPECTION OF BOOKS AND RECORDS

RED LION UNITS                                              BOYKIN COMMON SHARES
Upon reasonable demand, at the limited partner's own        Under Ohio law, upon request of any shareholder at
expense and for a purpose reasonably related to such        any meeting of shareholders, a corporation must
limited partner's interests as a limited partner in         produce a list of shareholders of record as of the
Red Lion, a limited partner may have access, at             record date for the meeting, showing addresses and
reasonable times, to certain information regarding          the number and class of all shares owned by each
the status of the business and financial condition of       shareholder. In addition, upon written request
Red Lion, tax returns, governing instruments of Red         stating the purpose of the request and for any
Lion and a current list of partners of Red Lion, but        reasonable and proper purpose any shareholder has a
the Red Lion General Partner may keep confidential          right to examine a corporation's articles of
any trade secrets or any other information the              incorporation, regulations, books and records,
disclosure of which could damage Red Lion or violate        minutes, shareholder records, and voting trust
any agreement or applicable law.                            agreements, if any, and to make copies or extracts of
                                                            such documents.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of material federal income tax considerations regarding the Merger and Boykin is based on current law. This discussion is not tax advice and does not purport to deal with all aspects of taxation that may be relevant to particular Red Lion Unitholders or Boykin Shareholders in light of their personal investment or tax circumstances, or to certain types of unitholders or shareholders subject to special treatment under the Federal income tax laws, including, without limitation, certain financial institutions, life insurance companies, dealers in securities or currencies, investors holding Red Lion Units or Boykin Common Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations (except to the extent discussed under the heading "-- Taxation of Tax-Exempt Shareholders") or foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "-- Taxation of Non-U.S. Shareholders"). In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to Red Lion Unitholders or to Boykin Shareholders.

     As discussed in greater detail below under the heading "-- General," Baker & Hostetler LLP has opined, subject to certain qualifications and based upon certain assumptions, that Boykin has qualified as a REIT for its taxable years ended December 31, 1996 and December 31, 1997, and Boykin is organized in conformity with the requirements for qualification as a REIT and its method of operation has met and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

EACH RED LION UNITHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, OWNERSHIP AND SALE OF BOYKIN COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH MERGER, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO RED LION UNITHOLDERS

     Red Lion intends to take the position that the Merger will be treated as a taxable sale by each Red Lion Unitholder of its partnership interest in exchange for cash and Boykin Common Shares. In this case, each Red Lion Unitholder will recognize gain or loss in the Merger in an amount equal to the difference between (a) the sum of (i) the amount of cash received, (ii) the fair market value of the Boykin Common Shares received and (iii) such holder's share of Red Lion's liabilities and (b) the holder's adjusted tax basis in its interest in Red Lion. In addition, in this case, each Red Lion Unitholder's initial tax basis in the Boykin Common Shares received in the Merger will equal the fair market value of such Boykin Common Shares at the Effective Time.

     There is no controlling legal authority regarding the tax treatment of a transaction such as the Merger and legal counsel to Red Lion and Boykin cannot opine to the tax consequences of the Merger to the Red Lion Unitholders. Red Lion's position that the Merger should be treated as a taxable sale by each Red Lion Unitholder of its partnership interest is based largely on analogous authority with respect to mergers of corporations. It is possible that the Internal Revenue Service ("IRS") could seek to recharacterize the Merger as a sale by Red Lion of its assets, subject to its liabilities, followed by a deemed liquidation of Red Lion pursuant to which the Net Merger Consideration is distributed to each Red Lion Unitholder and the Red Lion General Partner. If the IRS were successful in recasting the Merger in that manner, Red Lion would recognize gain in an amount equal to the excess of (a) the sum of (i) the cash consideration and (ii) the fair market value of the share consideration deemed paid to Red Lion, and (iii) the amount of Red Lion's liabilities, over (b) Red Lion's adjusted tax basis in its assets. Each Red Lion Unitholder would recognize its allocable share of such gain. Each Red Lion Unitholder's basis in its interest in Red Lion would be increased by its share of the gain recognized by Red Lion in the Merger. If, after making such adjustment, a Red Lion Unitholder's basis in its interest in Red Lion is less than or equal to the sum of (i) such holder's share of Red Lion's liabilities (immediately before the deemed sale), (ii) the amount of cash received in the Merger, and (iii) the fair market value of Boykin Common Shares received in the Merger, then such Red Lion Unitholder would recognize additional gain in the Merger to the extent of the difference, and such Red Lion Unitholder's initial tax basis in the Boykin Common Shares received in the Merger would be equal to the fair market value of such shares at the Effective Time. If instead a Red Lion Unitholder's basis in its interest in Red Lion is greater than the sum of (i) such holder's share of Red Lion's liabilities (immediately before the deemed sale), (ii) the amount of cash received in the Merger, and (iii) the fair market value of the Boykin Common Shares received in the Merger, then such Red Lion Unitholder would not recognize any loss, but such Red Lion Unitholder's initial tax basis in the Boykin Common Shares received in the Merger would equal its adjusted tax basis of its Red Lion Units at the time of the deemed liquidation of Red Lion, increased to reflect such Red Lion Unitholder's share of the gain recognized by Red Lion in the Merger (as described above) and decreased by (i) such Red Lion Unitholder's share of Red Lion's liabilities and (ii) the amount of cash received by such Red Lion Unitholder in the Merger.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO RED LION

     As a partnership, Red Lion itself will not incur federal income tax as a result of the Merger. As a result of amendments to the Code made by the Revenue Act of 1987, PTPs are generally treated as corporations under the Code. Because Red Lion was publicly traded prior to the effective date of the Revenue Act of 1987, it qualified for transitional relief that expired on December 31, 1997. This transition relief enabled Red Lion to continue to enjoy partnership status (and not be treated as a corporation) until January 1, 1998. As a partnership, Red Lion has not been required to pay federal income taxes on its net or gross income.

     Section 7704(c) of the Code provides an exception to the general rule that a PTP is taxable as a corporation. Pursuant to Section 7704(c), a PTP is not taxable as a corporation for a taxable year if 90 percent or more of the gross income of the partnership consists of "qualifying income" (within the meaning of Section 7704(d) of the Code) for such taxable year and each preceding taxable year beginning after December 31, 1987 during which the partnership (and any predecessor) was in existence. For this purpose, a partnership is not treated as being in existence for any period before the first taxable year in which such partnership (or a predecessor) was a publicly traded partnership. Treasury Regulations issued under Section 7704, as well as legislative history to the Revenue Act of 1987 confirms that a PTP that qualified for transitional relief through December 31, 1997 and meets the 90 percent requirement for the first time for its entire taxable year beginning January 1, 1998 is not treated as a corporation either for the period 1988-1997 or for its taxable year 1998.

     Red Lion entered into the Red Lion Percentage Lease effective as of January 1, 1998. For the period beginning January 1, 1998 and ending on the date of the Merger, Red Lion expects that over 90 percent of Red Lion's total gross income will consist of rental income from the Red Lion Percentage Lease. Because such rental income is expected to constitute "qualifying income" within the meaning of Section 7704(d) of the Code, Red Lion believes that it will have continued to qualify as a partnership for federal income tax purposes through the date of the Merger.

     Prior to and as a condition to consummation of the Merger, Latham & Watkins will deliver to Boykin its legal opinion, subject to customary assumptions and qualifications, that each of Red Lion and the Red Lion Operating Partnership has been, from the date of formation through the closing of the Merger, treated as a partnership and not as an association taxable as a corporation for federal income tax purposes. That opinion will also state that the rent received from Westboy under the Red Lion Percentage Lease is "qualifying income" for purposes of Section 7704(d) of the Code. It must be emphasized that this opinion will be based on various assumptions and will be conditioned upon certain representations to be made by the Red Lion General Partner as to factual matters, including but not limited to a representation that at least 90 percent of the Red Lion Operating Partnership's gross income for the period January 1, 1998 through the Effective Time consists of income from the Red Lion Percentage Lease and certain other types of qualifying income (e.g., interest income).

     It should be noted that the 1997 Relief Act extended the transitional relief afforded by the Revenue Act of 1987 for an "electing 1987 partnership." An "electing 1987 partnership" that does not satisfy the 90 percent gross income test described above is nevertheless exempt from application of the publicly traded partnership rules and therefore continues to be taxed as a partnership and not as a corporation. An "electing 1987 partnership" is, however, subject to a 3.5% tax on its annual gross income from the active conduct of a trade or business. Red Lion has filed an election to continue to be treated as a partnership for federal income tax purposes for taxable years beginning after December 31, 1997, and has consented to application of the gross income tax for such periods. Therefore, if for any reason Red Lion failed to satisfy the 90 percent gross income test (which is not expected to be the case), Red Lion would be subject to the 3.5% tax on its annual gross income but would not be subject to tax as a corporation.

FEDERAL INCOME TAX CONSIDERATIONS RELATED TO HOLDING BOYKIN COMMON SHARES

     The following is a discussion of the material federal income tax considerations to Boykin and its security holders relating to the Boykin Common Shares offered hereby and the treatment of Boykin as a REIT. The discussion is not intended to represent a detailed description of the federal income tax consequences applicable to a particular shareholder of Boykin in view of a shareholder's particular circumstances, or to certain types of shareholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The discussion in this section is based on current provisions of the Code, current Treasury Regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change either prospectively or retroactively. There can be no assurance that any such change, future Code provision or other legal authority will not alter significantly the tax considerations described herein.

     THIS DISCUSSION IS NOT INTENDED TO BE A SUBSTITUTE FOR CAREFUL TAX PLANNING AND EACH PROSPECTIVE HOLDER OF BOYKIN COMMON SHARES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES, IN VIEW OF SUCH PROSPECTIVE HOLDER'S INDIVIDUAL CIRCUMSTANCES, OF OWNERSHIP AND SALE OF THE BOYKIN COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

  GENERAL

     Boykin elected to be taxed as a REIT under Sections 856 through 860 of the Code, effective for its short taxable year ended December 31, 1996. Boykin believes that, commencing with such taxable year, it has been and is organized and operating in such a manner as to qualify for taxation as a REIT under the Code. Boykin intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

     In the opinion of Baker & Hostetler LLP ("Counsel"), subject to the qualifications set forth above and below and based on certain assumptions and representations, including those contained in the opinion received from Latham & Watkins (discussed above), which Baker & Hostetler LLP is relying on to issue its opinion, Boykin has qualified as a REIT for its taxable years ended December 31, 1996 and December 31, 1997, and Boykin is organized in conformity with the requirements for qualification as a REIT and its method of operation has met and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. Unlike a tax ruling, an opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the status of Boykin as a REIT for federal income tax purposes. In addition, it must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by Boykin as to factual matters including, but not limited to, those set forth below in this discussion of "Federal Income Tax Considerations" and those concerning Boykin's business and properties. Moreover, such qualification and taxation as a REIT depends upon Boykin's ability to meet, through actual annual operating results, distribution levels and diversity of share ownership, the asset composition, source of income, shareholder diversification, record keeping and other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of Boykin's operations for any particular taxable year will satisfy such requirements. See "--Failure to Qualify."

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  TAXATION OF BOYKIN

     A REIT, such as Boykin, generally will not be subject to federal corporate income tax on its taxable income that is currently distributed to its shareholders. This treatment substantially eliminates the "double taxation" (at the corporate and shareholder levels) that generally results from an investment in a corporation. However, Boykin will be subject to federal income tax in several ways, including the following: First, Boykin will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains for which a Capital Gains Designation, as defined below, is not made. Second, under certain circumstances, Boykin may be subject to the "alternative minimum tax." Third, if Boykin has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax on such income at the highest corporate rate. Fourth, if Boykin has net income from "prohibited transactions" (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% corporate level tax. Fifth, if Boykin should fail to satisfy the 75% gross income test or the 95% gross income test (each discussed below) but has nonetheless maintained its qualification as a REIT by satisfying certain other requirements, it will be subject to a 100% tax on (i) an amount equal to the gross income attributable to the greater of the amount by which Boykin fails the 75% or 95% test, multiplied by (ii) a fraction intended to reflect Boykin's profitability. Sixth, if Boykin should fail to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. This excise tax would not apply to undistributed capital gains for which a Capital Gains Designation (as defined below) was made. See "-- Annual Distribution Requirements." Seventh, if Boykin acquires any asset from a C corporation (generally, a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in Boykin's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and Boykin recognizes gain on the disposition of such asset during the ten-year period beginning on the date the asset was acquired by Boykin, then the excess of (i) the fair market value of such asset as of the beginning of such period over (ii) Boykin's adjusted basis in such asset as of the beginning of such period, will be subject to tax at the highest regular corporate tax rate.

  REQUIREMENTS FOR QUALIFICATION

     A REIT is defined in the Code as a corporation, trust or association: (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain income and asset tests described below. Conditions (i) through (iv) and (vii), above, must be met during the entire taxable year and condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. However, conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Under the 1997 Relief Act, beginning with Boykin's 1998 taxable year, if Boykin complies with the Treasury Regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares were held, actually or constructively, by five or fewer individuals, then Boykin will be treated as meeting such requirement.

     Boykin has satisfied conditions (v) and (vi) set forth above. In addition, the Boykin Articles provide for restrictions regarding the ownership and transfer of Boykin's capital shares, which restrictions are intended to assist Boykin in continuing to satisfy those requirements.

     In the case of a REIT that is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of
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the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, Boykin's proportionate share of the assets, liabilities and items of income of the Boykin Operating Partnership and other partnerships (including limited liability companies treated as partnerships for federal income tax purposes) in which Boykin is or becomes a partner will be treated as assets, liabilities and items of income of Boykin for purposes of applying the requirements described herein. See "--Tax Aspects of Boykin's Investment in the Partnership and Certain Joint Ventures--General."

  INCOME TESTS

     In order to maintain qualification as a REIT, currently Boykin must satisfy annually two annual gross income requirements. First, at least 75% of Boykin's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of Boykin's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, dividends, interest and gain from sale or disposition of stock or securities (or from any combination of the foregoing).

     Rents received by Boykin ("Rents") will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

     First, in order for the Rents to qualify as "rents from real property," the Rent, including Rent received pursuant to the Percentage Leases that is based on percentages of room revenue, food revenue and beverage revenue (the "Percentage Rent"), must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into; (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits; and (iii) are set pursuant to an arrangement that conforms with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues that are established in the Percentage Leases, and Boykin has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits; and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, Boykin has represented that, with respect to hotel properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

     Second, in order for the Rents to constitute "rents from real property", the Rents attributable to personal property leased in connection with the lease of the real property comprising a hotel must not be greater than 15% of the Rents received under the leases. The Rent attributable to the personal property in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). Boykin has represented that rents attributable to personal property will not exceed 15% of the rents received under any lease.

     Third, in order for the Rents to constitute "rents from real property", Boykin must not own, directly or constructively, 10% or more of any tenant (the "10% Ownership Limitation"). Under the attribution rules governing the 10% Ownership Limitation, Boykin is considered to own any shares owned by the Boykin Operating Partnership if partners in the Boykin Operating Partnership collectively own 10% or more (by value) of Boykin. Additionally, Boykin and a tenant will be related if (i)(a) Boykin's shares are owned by a partnership and
(b) a partner owning (directly or indirectly) a 25% or greater interest in that partnership also owns an interest in

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

the tenant, or (ii) owners of Boykin and owners of the tenant are partners in a partnership and either the owners of Boykin or owners of the tenant are directly or indirectly 25% or greater partners in the partnership. The agreement of limited partnership of the Boykin Operating Partnership provides that a redeeming limited partner will receive cash, rather than Boykin Common Shares, if the acquisition of Boykin Common Shares by such partner would result in Boykin being treated as owning, directly or constructively, 10% or more of the lessees or any sublessees. However, notwithstanding such restriction, because the Code's constructive ownership rules for purposes of the 10% Ownership Limitation are broad and it is not possible to continually monitor direct and indirect ownership of all Boykin Common Shares, it is possible that the limited partners of the Boykin Operating Partnership may at some time own, directly or through attribution, 10% or more of such shares, which would cause Boykin to fail the gross income requirements and thus lose its REIT status.

     Fourth, in order for the Rents to constitute "rents from real property", Boykin cannot furnish or render more than a De minimis Amount (as defined below) of services that are of a type that a tax-exempt organization could not provide its tenants without causing its rental income to be unrelated business taxable income under the Code ("Non-Qualifying Services"), other than through an independent contractor from whom Boykin itself does not derive or receive any income, nor can it render more than a De minimis Amount of services (whether or not rendered by an independent contractor) that are not customarily provided to tenants of properties of a similar class in the geographic market in which Boykin's property is located ("Noncustomary Services") (together, the Noncustomary Services and Non-Qualifying Services are referred to as the "Impermissible Services"). Although Boykin does provide more than a De minimis Amount of certain management services, Boykin has represented and warranted to Counsel that these services are usual and customary management services provided by landlords in the geographic areas in which Boykin owns property, and that such services are not primarily for the convenience of its tenants. To the extent the provision of more than a De minimis Amount of Non-Qualifying Services would cause such disqualification, Boykin has represented that it will hire independent contractors, from which Boykin derives no income, to perform such services. As described below, however, if any of Boykin's leases are recharacterized as service contracts, partnership agreements or some other form of arrangement, the Rents likely would be disqualified as "rents from real property" because Boykin would be considered to furnish or render more than a De minimis Amount of Non-Qualifying Services to the occupants of the hotels other than through an independent contractor from whom Boykin derives or receives no income.

     Boykin is permitted to render a de minimis amount of Impermissible Services to tenants of the hotels, or in connection with the management of property (the "De minimis Amount"), and still treat amounts received with respect to that property as rent. The value of the De minimis Amount of these Impermissible Services may not exceed 1% of all amounts received or accrued during the year, directly or indirectly, from the property. The value of any service (or management operation) for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service (or providing the management operation).

     In order for the Rents to constitute "rents from real property," leases pursuant to which rents are received (the "Leases"), must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the intent of the parties, the form of the agreement, and the degree of control over the property that is retained by the property owner.

     Code Section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not (i) the service recipient is in physical possession of the property; (ii) the service recipient controls the property;
(iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property); (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract; (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and (vi) the total contract price does not
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

substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     In rendering its opinion that Boykin will qualify for taxation as a REIT, Counsel has concluded that the Leases will be treated as true leases for federal income tax purposes. Such conclusion is based, in part, on the following facts:
(i) the Boykin Operating Partnership and the lessees intend for their relationship to be that of a lessor and lessee and such relationship will be documented by lease agreements; (ii) the lessees will have the right to exclusive possession and use and quiet enjoyment of the hotels during the term of the Leases; (iii) the lessees will bear the cost of, and be responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural repairs, and will dictate how the hotels are operated, maintained and improved; (iv) the lessees will bear all of the costs and expenses of operating the hotels (including the cost of any inventory used in their operation) during the term of the Leases (other than real property taxes, and the cost of replacement or refurbishment of furniture, fixtures and equipment, to the extent such costs do not exceed the allowance of such costs provided by the Boykin Operating Partnership under each Lease); (v) the lessees will benefit from any savings in the costs of operating the hotels during the term of the Leases; (vi) the lessees will indemnify the Boykin Operating Partnership against all liabilities imposed on the Boykin Operating Partnership during the term of the Leases by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessees' use, management, maintenance or repair of the hotels; (vii) the lessees are obligated to pay substantial fixed rent for the period of use of the hotels; and (viii) the lessees stand to incur substantial losses (or reap substantial gains) depending on how successfully they operate the hotels.

     Investors should be aware that there are no controlling Treasury Regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the Leases that discuss whether such leases constitute true leases for federal income tax purposes. Therefore, the foregoing conclusions with respect to the relationship between the Boykin Operating Partnership and the lessees are based upon all of the facts and circumstances and upon rulings and judicial decisions involving situations that are considered to be analogous. There can be no assurance that the IRS will not successfully assert a contrary position. If the Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Boykin Operating Partnership receives from lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, Boykin likely would not be able to satisfy either the 75% or 95% income tests and, as a result, would lose its REIT status.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     The interest accrued on the $40 million loan by Boykin pursuant to the Boykin Intercompany Note will be qualifying income for purposes of the 75% test because the Boykin Intercompany Note is secured by second mortgages on two of the Boykin Hotels.

     If the sum of the income realized by Boykin (whether directly or through its interest in the Boykin Operating Partnership) which does not satisfy the requirements of the 75% and the 95% gross income tests (collectively, "Non-Qualifying Income"), exceeds 5% of Boykin's gross income for any taxable year, Boykin's status as a REIT would be jeopardized. Boykin has represented that the amount of its Non-Qualifying Income will not exceed 5% of Boykin's annual gross income for any taxable year.

     It is possible that, from time to time, Boykin or the Boykin Operating Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms. If Boykin or the Boykin Operating Partnership enters into an interest rate swap or cap agreement, option, futures contract, forward rate agreement, or any similar financial instrument in order to reduce its interest rate risk with respect to debt that was or is to be incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such hedges will be qualifying income for purposes of the 95% gross income test, but not for the 75% gross income test. Boykin intends to structure any hedging transaction in a manner that does not jeopardize its status as a REIT.
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

     If Boykin fails to satisfy one or both of the 75% or 95% income tests for any taxable year, it may still qualify as a REIT in such year if (i) it attaches a schedule of the source and nature of each item of its gross income to its federal income tax return for such year; (ii) the inclusion of any incorrect information in its return was not due to fraud with intent to evade tax; and
(iii) Boykin's failure to meet such tests is due to reasonable cause and not due to willful neglect. It is not possible, however, to state whether in all circumstances Boykin would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, Boykin will still be subject to a tax imposed with respect to the excess net income. See " -- Taxation of Boykin."

ASSET TESTS

     In order for Boykin to maintain its qualification as a REIT, at the close of each quarter of its taxable year, it must satisfy three tests relating to the nature of its assets:

          (i) At least 75% of the value of Boykin's total assets must be represented by any combination of interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, and certain government securities.

          (ii) Not more than 25% of Boykin's total assets may be represented by securities other than those in the 75% asset class.

          (iii) Of the investments included in the 25% asset class, the value of any one issuer's securities owned by Boykin may not exceed 5% of the value of Boykin's total assets, and Boykin may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary (as defined in the Code) or another REIT).

Boykin's ownership of an interest in a partnership will be treated for purposes of the asset tests as ownership of a proportionate part of the partnership's assets. See " -- Tax Aspects of Boykin's Investment in the Boykin Operating Partnership and Certain Joint Ventures -- General." Boykin's investment in the hotels through its interest in the Boykin Operating Partnership (and through its joint ventures) will constitute qualified assets for purposes of the 75% asset test. As such, Boykin expects that more than 75% of the value of its assets will be real estate assets.

     Boykin does not expect to hold any securities representing more than 10% of any one issuer's voting securities nor does Boykin expect to hold securities of any one issuer exceeding 5% of the value of Boykin's gross assets. However, if the IRS is successful in treating the Boykin Operating Partnership (or any of the joint ventures) as a corporation for tax purposes, this test would not be met and Boykin's status as a REIT would be jeopardized. See " -- Tax Aspects of Boykin's Investment in the Boykin Operating Partnership and Certain Joint Ventures -- Classification as a Partnership".

     If Boykin inadvertently fails one or more of the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status, provided that (i) it satisfied all of the asset tests at the close of a preceding calendar quarter, and (ii) the discrepancy between the values of Boykin's assets and the standards imposed by the asset test either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by such an acquisition. If the condition described in clause (ii) of the preceding sentence was not satisfied, Boykin could still avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, Boykin is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to: (i) the sum of (a) 95% of Boykin's "REIT taxable income" (computed without regard to the dividends paid deduction and Boykin's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income including, but not limited to, income from (x) the cancellation of indebtedness and (y) original issue discount ("OID") instruments (in excess of cash and the fair market value of property received on the instrument). To the extent that Boykin does not distribute all of its net capital gain (except net capital gain for which a Capital Gains Designation (as defined below) is made) or distributes at least 95%, but less than 100%, of
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

its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates, as the case may be. Furthermore, if Boykin fails to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income (except net capital gain for which a Capital Gains Designation is made) for such year and (iii) any undistributed taxable income from prior periods, Boykin will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Boykin timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. Boykin, with respect to undistributed net long-term capital gains it receives during the taxable year, may elect to pay tax on such gains, and designate in a notice mailed to shareholders within 60 days of the end of that taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains, which its shareholders are then required to include in their taxable income as long-term capital gains (the "Capital Gains Designation"). Thus, if Boykin elects to make this designation, the shareholders of Boykin must include in their income as long-term capital gains their proportionate share of the undistributed long-term capital gains as designated by Boykin. Each shareholder of Boykin is deemed to have paid such shareholder's share of the tax paid by Boykin on such gains, which tax is credited or refunded to the shareholder. A shareholder increases his or her tax basis in his or her shares by the difference between the amount of income to the shareholder resulting from the designation and the shareholder's credit or refund for the tax paid by Boykin.

     Boykin intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the partnership agreement of the Boykin Operating Partnership authorizes Boykin, as the general partner, to take such steps as may be necessary to cause the Boykin Operating Partnership to distribute to its partners an amount that would result in Boykin's share of such distribution being sufficient to permit Boykin to meet these distribution requirements. It is possible that Boykin, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement because of timing differences between (i) the actual receipt of income and the actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at the taxable income of Boykin. In the event that such timing differences occur, in order to meet the 95% distribution requirement Boykin may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable share dividends.

     Under certain circumstances, Boykin may be able to rectify a failure to meet the distribution requirement for a certain year by paying "deficiency dividends" to shareholders in a later year, which may be included in Boykin's deduction for dividends paid for the earlier year. Thus, Boykin may be able to avoid being taxed on amounts distributed as deficiency dividends. However, Boykin will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

RECORDKEEPING REQUIREMENTS

     Boykin must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. If Boykin failed to comply with these requirements for its taxable years ended December 31, 1996 or December 31, 1997, its REIT status would be in jeopardy. If Boykin fails to comply with these requirements for its taxable year ending December 31, 1998 and subsequent years, it will be required to pay (on notice and demand by the Secretary of the Treasury and in the same manner as a tax) a penalty of $25,000. If this failure to comply is attributable to intentional disregard of the aforementioned requirements, the amount of the penalty will be increased to $50,000. Upon failure to comply with these requirements, the Sectary of the Treasury may require Boykin to take such actions as it determines appropriate to ascertain actual ownership of its outstanding shares. If Boykin fails to take such actions, then Boykin will be required to pay (on notice and demand by the Secretary of the Treasury and in the same manner as a tax) an additional penalty equal to the penalty previously paid. None of these penalties will be imposed for failure to comply if it is shown that such failure is due to reasonable cause and not to willful neglect. Boykin intends to comply with such requirements.

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

FAILURE TO QUALIFY

     If Boykin fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Boykin will be subject to tax (including any applicable corporate alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Boykin fails to qualify will not be deductible by Boykin nor will they be required to be made by Boykin. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations, a corporate distributee may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, Boykin will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. Whether Boykin would be entitled to such statutory relief cannot be foreseen.

TAX ASPECTS OF BOYKIN'S INVESTMENT IN THE BOYKIN OPERATING PARTNERSHIP AND CERTAIN JOINT VENTURES

     The following discussion summarizes certain federal income tax considerations applicable to Boykin's direct or indirect investment in the Boykin Operating Partnership and, to a limited extent, Boykin's indirect investment, through the Boykin Operating Partnership, in various joint ventures. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

     General. Boykin will hold a direct interest in the Boykin Operating Partnership and indirect interests in the joint ventures. In general, a partnership is not subject to federal income tax. Rather, each partner includes in the partner's taxable income or loss its allocable share of the partnership's items of income, gain, loss, deduction and credit, without regard to whether the partner receives a distribution from the partnership. Boykin will include its proportionate share of the foregoing items of the Boykin Operating Partnership and its joint ventures (which, after consummation of the Merger will include the Red Lion Operating Partnership) for purposes of the various REIT income tests and in the computation of its REIT taxable income. See " -- Requirements for Qualification -- Income Tests." Any resultant increase in Boykin's REIT taxable income will increase its distribution requirements (see " -- Requirements for Qualification -- Annual Distribution Requirements"), but such income will not be subject to federal income tax in the hands of Boykin if it is distributed by Boykin to its shareholders. Moreover, for purposes of the REIT asset tests (see " -- Requirements for Qualification -- Asset Tests"), Boykin will include its proportionate share of assets held by the Boykin Operating Partnership and the joint ventures.

     Classification as a Partnership. Boykin will be entitled to include in its income its distributive share of the Boykin Operating Partnership's income and its indirect share of the income from its joint ventures and to deduct its distributive share of the losses of these entities only if each of the Boykin Operating Partnership and the joint ventures are classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a PTP.

     Pursuant to the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Boykin Operating Partnership and certain of the joint ventures, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification, (ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination. The Boykin Operating Partnership and each of the joint ventures in existence prior to January 1, 1997 had a reasonable basis for its claimed classification under the Treasury Regulations in effect prior to January 1, 1997 and each intends to continue to be classified as a partnership for federal income tax purposes. In addition, Boykin has represented that neither the Boykin Operating Partnership nor any of the joint ventures in existence prior to January 1, 1997 was notified by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination, and further,

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Boykin has represented that none of the joint ventures will elect to be classified as an association taxable as a corporation under the Check-the-Box Regulations.

     A PTP is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). See " -- Requirements for Qualification -- Income Tests." The U.S. Treasury Department has issued regulations effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") that provide limited safe harbors from the definition of a PTP. Pursuant to one of those safe harbors (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each of the Boykin Operating Partnership and the joint ventures qualifies for the Private Placement Exclusion. If the Boykin Operating Partnership or any of the joint ventures is considered a PTP under the PTP Regulations because it is deemed to have more than 100 partners, the Boykin Operating Partnership or any joint venture should still not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

     If for any reason the Boykin Operating Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, Boykin would not be able to qualify as a REIT. See " -- Requirements for Qualification -- Income Tests" and " -- Requirements for Qualification -- Asset Tests." In addition, any change in the Boykin Operating Partnership's, or any joint venture's, status for tax purposes might be treated as a taxable event, in which case Boykin might incur a tax liability without any related cash distribution. See " -- Requirements for Qualification -- Annual Distribution Requirements." Further, items of income and deduction of the Boykin Operating Partnership or an affected joint venture would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, the Boykin Operating Partnership or any affected joint venture would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the affected entity's taxable income.

     Partnership Anti-Abuse Rule. The U.S. Department of the Treasury has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions"), which authorizes the IRS, in certain abusive transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the IRS deems appropriate. The Anti-Abuse Rule applies when a partnership is formed or utilized in connection with a transaction (or series of related transactions), a principal purpose of which is to reduce substantially the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income, without incurring an entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

     The Anti-Abuse Rule contains an example in which a corporation that elects to be taxed as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership,
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

subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the IRS. The Exchange Rights applicable to the Boykin Operating Partnership Units do not conform in all respects to the redemption rights contained in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the IRS will not attempt to apply the Anti-Abuse Rule to Boykin. If the conditions of the Anti-Abuse Rule are met, the IRS is authorized to take appropriate enforcement action, including disregarding the Boykin Operating Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action could jeopardize Boykin's status as a REIT.

     Tax Allocations with Respect to the Properties. The Boykin Operating Partnership initially acquired a tax basis in each of its initial hotels equal to the adjusted tax basis of such asset in the hands of the former ownership entities, increased by any gain realized by the former ownership entities on the transfer. For purposes of determining the percentage interests of the contributing partners, the contributing partners were credited with having contributed an amount equal to the agreed value of the contributed assets. The difference between the agreed value of a contributed asset and its adjusted tax basis is referred to as the book-tax difference (the "Book-Tax Difference"). Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to property contributed by a partner in exchange for a partnership interest (such as the hotels), must be allocated so that the contributing partner is charged with, or benefits from, respectively, any Book-Tax Difference associated with the property at the time of the contribution. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The partnership agreement of the Boykin Operating Partnership requires such allocations to be made in a manner consistent Section 704(c) of the Code.

     In general, the Boykin Operating Partnership's Section 704(c) allocations allocate to Boykin the same amounts of depreciation deductions attributable to the hotels and other assets and taxable gain or loss upon sale of such assets as Boykin would have received had it purchased its interest in such assets at their agreed value. To accomplish this, the existing owners are allocated lower amounts of depreciation deductions for tax purposes and increased taxable income (or less loss) on sale by the Boykin Operating Partnership of the hotels than their allocations of depreciation deductions and income or gain for book purposes. This will tend to eliminate the Book-Tax Difference over the life of the Boykin Operating Partnership. However, the special allocation rules of
Section 704(c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Boykin Operating Partnership in some cases may cause Boykin to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of the hotels in excess of the economic or book income allocated to it as a result of such sale. This might adversely affect Boykin's ability to distribute sufficient dividends to comply with the REIT distribution requirements. See " -- Requirements for Qualification -- Annual Distribution Requirements." The foregoing principles also apply in determining the earnings and profits of Boykin for purposes of determining the portion of distributions taxable as dividend income. See " -- Taxation of Taxable U.S. Shareholders." The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had Boykin purchased its interest in the hotels at their agreed value.

     Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences for contributions of property so that a contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with contributed property. The Boykin Operating Partnership currently intends to account for Book-Tax Differences using the traditional method provided for in the Treasury Regulations.

     With respect to any property purchased by the Boykin Operating Partnership subsequent to the formation of Boykin, such property will initially have a tax basis equal to its purchase price and Section 704(c) of the Code will not apply.
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

     Basis in Partnership Interest. Boykin's adjusted tax basis in its partnership interest in the Boykin Operating Partnership generally (i) will be equal to the amount of cash and the basis of any other property contributed to the Boykin Operating Partnership by Boykin; (ii) will be increased by (A) its allocable share of the Boykin Operating Partnership's income and (B) its allocable share of indebtedness of the Boykin Operating Partnership; and (iii) will be reduced, but not below zero, by Boykin's allocable share of (A) the Boykin Operating Partnership's loss, (B) the amount of cash distributed to Boykin, and (C) the amount of constructive distributions resulting from a reduction in Boykin's share of indebtedness of the Boykin Operating Partnership.

     If the allocation of Boykin's distributive share of the Boykin Operating Partnership's loss would reduce the adjusted tax basis of Boykin's partnership interest in the Boykin Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce Boykin's adjusted tax basis to below zero. To the extent that the Boykin Operating Partnership's distributions, or any decrease in Boykin's share of the indebtedness of the Boykin Operating Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce Boykin's adjusted tax basis to below zero, such distributions (including such constructive distributions) constitute taxable income to Boykin. Such distributions and constructive distributions normally will be characterized as capital gain, and, if Boykin's partnership interest in the Boykin Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

     Sale of the Properties. Generally, any gain realized by a partnership on the sale of assets held by the partnership for more than one year will be long-term capital gain. However, under REIT rules, Boykin's share of any gain realized by the Boykin Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business ("dealer property") will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See
" -- Taxation of Boykin." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years when in any taxable year the REIT has made no more than seven sales of property, or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's basis made during the four-year period prior to disposition do not exceed 30% of the property's net sale price. All inventory required in the operation of the hotels will be purchased by the lessees or their designees as required by the terms of the Percentage Leases. Accordingly, Boykin and the Boykin Operating Partnership believe that no asset owned by Boykin or the Boykin Operating Partnership is dealer property of Boykin or the Boykin Operating Partnership. Nevertheless, Boykin and the Boykin Operating Partnership will attempt to comply with the terms of the safe-harbor provisions of the Code. Complete assurance cannot be given, however, that Boykin or the Boykin Operating Partnership can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as dealer property.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as Boykin qualifies as a REIT, distributions made to its taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will result in ordinary income to such shareholders. As used herein, the term "U.S. shareholder" means a holder of shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate whose income from sources without the United States is includable in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust, and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust. Corporate shareholders will not be entitled to the dividends received deduction. Distributions and undistributed amounts for which a Capital Gain Designation is made that are designated as capital gain dividends are treated as gain from the sale or distribution of a capital asset (to the extent they do not exceed Boykin's actual net capital

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

gain for the taxable year) without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Boykin may elect to retain and pay income tax on its net long-term capital gains. In that case, Boykin's shareholders would include in income their proportionate share of Boykin's undistributed long-term capital gains. In addition, the shareholders would be deemed to have paid their proportionate share of the tax paid by Boykin, which would be credited or refunded to the shareholders. Each shareholder's basis in his shares would be increased by the amount of the undistributed long-term capital gain included in the shareholder's income, less the shareholder's share of the tax paid by Boykin.

     Distributions by Boykin in excess of its current and accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's shares, but rather, will be a nontaxable reduction in a shareholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

     Any dividend declared by Boykin in October, November or December of any year payable to a shareholder of record on a specified date in any such month will be treated as both paid by Boykin and received by the shareholder on or before December 31 of such year, provided that the dividend is actually paid by Boykin by January 31 of the following calendar year.

     Shareholders may not include any net operating losses or capital losses of Boykin in their individual income tax returns. In general, any loss on the sale or exchange of shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent distributions from Boykin are required to be treated by such shareholder as long-term capital gain.

     The 1997 Relief Act made certain changes to the Code with respect to taxation of long-term capital gains earned by taxpayers other than a corporation. In general, for sales made after May 6, 1997, the maximum tax rate for individual taxpayers on net long-term capital gains (that is, the excess of net long-term capital gain over net short-term capital loss) is reduced to 20% for most assets. This 20% rate applies to sales on or after July 29, 1997 only if the asset was held for more than 18 months at the time of disposition. Capital gains on the disposition of assets on or after July 29, 1997 held for more than one year and up to 18 months at the time of disposition will be taxed as "mid-term gain" at a maximum rate of 28%. Also, so-called "unrecaptured section 1250 gain" is subject to a maximum federal income tax rate of 25%. "Unrecaptured section 1250 gain" generally includes the long-term capital gain realized on (i) the sale after May 6, 1997 of a real property asset described in
Section 1250 of the Code or (ii) the sale after July 28, 1997 of a real property asset described in Section 1250 of the Code which the taxpayer has held for more than 18 months, but in each case not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Code Section 1250) taken on such asset. A rate of 18% instead of 20% will apply after December 31, 2000 for assets held for more than 5 years. However, the 18% rate applies only to assets acquired after December 31, 2000, unless the taxpayer elects to treat an asset held prior to such date as sold for its fair market value on January 1, 2001. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate is reduced to 10% and the 18% rate for assets held for more than 5 years is reduced to 8%.

     On November 10, 1997, the IRS issued Notice 97-54 to describe how regulated investment companies ("RICs"), REITs, and their shareholders must apply the capital gain provisions of the 1997 Relief Act to their capital gains dividends. RICs, REITs, and their shareholders must use the guidance in Notice 97-54 until further guidance is issued. Under this notice, if Boykin designates a dividend as a capital gain dividend (or makes a Capital Gains Designation for an undistributed amount), it may also designate the dividend (or undistributed amount) as a 20% rate gain distribution, an unrecaptured Section 1250 gain distribution, or a 28% rate gain distribution. If no additional designation is made regarding a capital gain dividend (or undistributed amount), it will be a 28% rate gain distribution.

     Shareholders of Boykin should consult their tax advisor with regard to (i) the application of the changes made by the 1997 Relief Act with respect to taxation of capital gains and capital gain dividends and (ii) state, local and foreign taxes on capital gains.

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

TAXATION OF TAX-EXEMPT U.S. SHAREHOLDERS

     General. The IRS has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT," and based on such ruling and the statutory framework of the Code, distributions by Boykin to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that Boykin, consistent with its present intent, does not hold a residual interest in a Real Estate Mortgage Investment Conduit.

     However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Code ("qualified pension trust") holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of stock of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT.

  TAXATION OF FOREIGN SHAREHOLDERS

     General. A "Non-U.S. Shareholder" is any shareholder who is not a "U.S. shareholder" as defined above. See "--Taxation of Taxable U.S. Shareholders". The rules governing United States federal income taxation of Non-U.S. Shareholders are complex and no attempt is made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO THE OWNERSHIP OF BOYKIN COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

     It is currently anticipated that Boykin will qualify as a "domestically controlled REIT" (that is, a REIT in which at all times during a specified testing period, less than 50% of the value of the capital stock is owned directly or indirectly by Non-U.S. Shareholders) and therefore gain from the sale of Boykin Common Shares by a Non-U.S. Shareholder will not be subject to United States taxation unless such gain is treated as "effectively connected" with the Non-U.S. Shareholder's United States trade or business.

     Distributions that are not attributable to gain from the sale or exchange by Boykin of United States real property interests (and are not designated as capital gain dividends) will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of Boykin. Such distributions generally will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution, subject to reduction or elimination under an applicable tax treaty. However, if dividends from the investment in the shares are treated as "effectively connected" with the Non-U.S. Shareholder's conduct of a United States trade or business, such dividends will be subject to regular U.S. income taxation (foreign corporations may also be subject to the 30% branch profits tax). Boykin expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless: (i) a lower treaty rate applies and the Non-U.S. Shareholder files certain information evidencing its entitlement to such lower treaty rate, or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with Boykin claiming that the distribution is "effectively connected" income. Distributions which exceed current and accumulated earnings and profits of Boykin will not be taxable to the extent that they do not exceed the adjusted basis of a shareholder's shares, but rather will reduce (but not below zero) the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they generally will give rise to United States tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on gain from the sale or disposition of his shares in Boykin, as described above. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are

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

refundable if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of Boykin.

     Distributions by Boykin to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by Boykin of a United States real property interest are subject to income and withholding tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, those distributions, if any, which are treated as gain recognized from the sale of a United States real property interest, are taxed as income "effectively connected" with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to the applicable alternative minimum tax and a special alternative minimum tax for nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. Boykin will withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated by Boykin as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability. A refund may be available if the amount withheld exceeds the Non-U.S. Shareholder's actual U.S. federal tax liability.

     Information Reporting and Backup Withholding. Boykin must report annually to the IRS and to each Non-U.S. Shareholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be required to be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Shareholder resides.

     U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on shares to a Non-U.S. Shareholder at an address outside the United States.

     The payment of the proceeds from the disposition of shares to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of shares to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding and information reporting, except as noted below. In the case of a payment of proceeds from the disposition of shares to or through a non-U.S. office of a broker which is (i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. federal income tax purposes or (iii) a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise establishes an exemption. Under proposed Treasury Regulations, a payment of the proceeds from the disposition of shares to or through such broker will be subject to backup withholding if such broker has actual knowledge that the holder is a Non-U.S. Shareholder.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's U.S. federal income tax liability, provided that required information is furnished to the IRS.

     New Withholding Regulations. Final regulations with regard to withholding tax on income paid to foreign persons and related matters (the "New Withholding Regulations") were recently promulgated. In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. For example, the New Withholding Regulations adopt a certification rule which was in the proposed regulations under which a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate with respect to dividends received from a U.S. corporation will be required to satisfy certain certification and other requirements. In addition, the New Withholding Regulations require a corporation that is a REIT to treat as a dividend the portion of a distribution that is not designated as a capital gain dividend or return of basis and apply the 30% withholding tax (subject to any applicable deduction or exemption) to such portion, and to apply the FIRPTA withholding
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

rules (discussed above) with respect to the portion of the distribution designated by the REIT as capital gain dividend. The New Withholding Regulations will generally be effective for payments made after December 31, 1998, subject to certain transition rules. EXCEPT AS PROVIDED IN THIS PARAGRAPH, THE DISCUSSION SET FORTH ABOVE UNDER "-- INFORMATION REPORTING AND BACKUP WITHHOLDING" DOES NOT TAKE THE NEW WITHHOLDING REGULATIONS INTO ACCOUNT. PROSPECTIVE BOYKIN SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE IMPACT TO THEM OF THE NEW WITHHOLDING REGULATIONS.

  STATE AND LOCAL CONSEQUENCES

     Boykin and its shareholders may be subject to state or local taxation in various jurisdictions, including those jurisdictions in which it or they transact business or reside. The state and local tax treatment of Boykin and its shareholders may not conform to the federal income tax consequences discussed above. PROSPECTIVE BOYKIN SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON THE OWNERSHIP OF BOYKIN COMMON SHARES.

  FEDERAL ESTATE TAX

     Shares owned or treated as owned by an individual who is not a citizen or "resident" (as specifically defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

                       ACCOUNTING TREATMENT OF THE MERGER

     The Merger will be accounted for as a purchase in accordance with generally accepted accounting principles, with Boykin being the acquiror for accounting purposes. The historical carrying values of the assets and liabilities of Red Lion will be adjusted to their respective fair values as of the Effective Time, based upon the aggregate value of cash and Boykin Common Shares to be paid or exchanged by Boykin in connection with the Merger. For accounting purposes, the value of the Boykin Common Shares to be exchanged will be based on the average closing price for Boykin Common Shares during the period three days before and three days after the announcement of the Merger ($25.83). No adjustments will be made to the historical carrying values of Boykin's assets and liabilities in connection with the Merger.

     The reported income of Boykin in the first financial reporting period following consummation of the Merger will include results of operations of Red Lion from the date of consummation forward.

                                     BOYKIN

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The unaudited pro forma condensed consolidated balance sheet of Boykin as of December 31, 1997, set forth below, gives effect to the Merger as if it had been consummated on such date. The unaudited pro forma condensed consolidated statement of income of Boykin for the year ended December 31, 1997 gives effect to (i) Boykin's follow-on equity offering in February 1998 (ii) Boykin's acquisitions of the Melbourne Hilton Oceanfront, Holiday Inn Crabtree, French Lick Springs Resort, Holiday Inn Minneapolis West, Marriott's Hunt Valley Inn, Hampton Inn San Diego Airport/Sea World and Doubletree Hotel Kansas City; and
(iii) the Merger, as if all such transactions had been consummated on January 1, 1997. The pro forma information excludes pro forma results of the Daytona Beach Radisson Resort and the Doubletree Hotel Kansas City, as these hotels were not operating during the entire twelve month pro forma period. These pro forma statements have been prepared based on estimates of accounting adjustments and therefore are subject to change.

     The unaudited pro forma condensed consolidated statement of income of Boykin Management Company for the year ended December 31, 1997 is presented as if (i) Boykin Management Company had leased and operated from January 1, 1997, all hotels which it leased and operated as of December 31, 1997, and (ii) Westboy had leased and operated the Red Lion Hotels from January 1, 1997. This pro forma statement has been prepared based on estimates of accounting adjustments and therefore is subject to change.

     The following unaudited pro forma financial information has been prepared from and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of Boykin, Boykin Management Company and Red Lion, which are incorporated by reference herein. The following information is not necessarily indicative of the financial position or operating results that would have occurred had the Merger been consummated on the date as of which, or at the beginning of the periods for which, the Merger is being given effect, nor is it necessarily indicative of future financial position or operating results.

                                     BOYKIN

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1997
                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                                   HISTORICAL               BOYKIN     HISTORICAL                   AS ADJUSTED
                                     BOYKIN     OFFERING   PRO FORMA    RED LION    ADJUSTMENTS      PRO FORMA
                                   ----------   --------   ---------   ----------   -----------     -----------
                                      (A)         (B)                     (A)
ASSETS
Investment in Hotel Properties,
  net............................   $231,651    $    566   $232,217     $156,959     $ 115,638(C)    $506,505
                                                                                        10,300(D)
                                                                                        (8,609)(K)
Cash and Cash Equivalents........      1,855      13,438     14,325           73       (35,305)(C)      1,928
                                                    (968)                               (8,795)(D)
                                                                                       193,448(E)
                                                                                        (3,450)(F)
                                                                                      (145,898)(G)
                                                                                       (12,470)(H)
Rent Receivable..................      1,257          --      1,257           --            --          1,257
Deferred Expenses, net...........      2,055          --      2,055          546          (546)(I)      3,916
                                                                                         1,861(F)
Other Assets.....................      2,037          --      2,037          827          (960)(D)      1,904
                                    --------    --------   --------     --------     ---------       --------
  Total assets...................   $238,855    $ 13,036   $251,891     $158,405     $ 105,214       $515,510
                                    ========    ========   ========     ========     =========       ========
LIABILITIES AND EQUITY
Borrowings Against Credit
  Facility.......................   $ 91,750    $(91,750)  $     --     $120,625     $(120,625)(G)   $ 50,978
                                                                                        63,448(E)
                                                                                       (12,470)(H)
Fixed Rate Note..................         --          --         --           --       130,000(E)     130,000
Accounts Payable and Accrued
  Expenses.......................      4,688          --      4,688        3,082           545(D)       6,265
                                                                                        (2,050)(J)
Dividends/Distributions
  Payable........................      4,893          --      4,893        2,320            --(L)       7,213
Due to Related Party.............      2,337          --      2,337       25,273       (25,273)(G)      2,337
Minority Interest in Joint
  Ventures.......................      7,318          --      7,318           --            --          7,318
Minority Interest in Operating
  Partnership....................     13,054        (402)    12,652           --            --         12,652

EQUITY:
  Shareholders' Equity...........    114,815     105,188    220,003           --        80,333(C)     298,747
                                                                                        (1,589)(F)
  Partners' Capital..............         --          --         --        7,105          (546)(I)         --
                                                                                         2,050(J)
                                                                                        (8,609)(K)
                                    --------    --------   --------     --------     ---------       --------
  Total liabilities and equity...   $238,855    $ 13,036   $251,891     $158,405     $ 105,214       $515,510
                                    ========    ========   ========     ========     =========       ========

          See Notes to Pro Forma Condensed Consolidated Balance Sheet.

                                     BOYKIN

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                            AS OF DECEMBER 31, 1997
         (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

(A) Reflects the historical condensed balance sheets as of December 31, 1997 of Boykin and Red Lion. Certain Red Lion historical amounts have been reclassified to conform with Boykin's classification.

(B) Reflects (i) proceeds from the issuance of 4.5 million Boykin Common Shares at a per share price of $25 in February 1998, net of underwriting fees and other issue costs of $7,313, and (ii) the use of such proceeds to pay off outstanding borrowings under the credit facility and to redeem 40,976 Boykin Operating Partnership Units at $23.63 per unit. As the aggregate redemption price is in excess of the capital account balances applicable to the units redeemed, such excess is recorded as a writeup to the investment in hotel properties.

Aggregate redemption price..................................  $    968
Capital account balance applicable to redeemed Boykin
  Operating Partnership Units...............................      (402)
                                                              --------
Writeup to investment in hotel properties...................  $    566
                                                              ========

(C) Increase in investment in hotel properties attributable to the application of purchase accounting to the Red Lion Hotels to be acquired by Boykin, based upon the cash consideration to be paid and the estimated value of Boykin Common Shares to be issued by Boykin upon consummation of the Merger.

Cash to be paid.......................................               $   35,305
Boykin Common Shares to be issued:
  Number of shares....................................   3,110,048
  Price per share.....................................  $    25.83
                                                                         80,333
                                                                     ----------
  Total purchase price................................               $  115,638
                                                                     ==========

    The price per share used in determining the value of the Boykin Common Shares to be issued represents the average closing price for Boykin Common Shares during the period three days before and three days after the announcement of the Merger.

(D) Represents the payment, accrual or reclassification of prepaid expenses, as applicable, of direct costs of the Merger. Total direct costs of the Merger are estimated to be $10,300.

(E) Represents proceeds received by Boykin from borrowings against a new credit facility and the proceeds from the fixed rate note. The proceeds from these borrowings will be used to fund the cash portion of the merger consideration, to retire existing Red Lion indebtedness, to pay direct costs of the Merger and to pay deferred financing costs associated with Boykin's fixed rate note and new credit facility. The fixed rate note is assumed to have a 10-year term and to require payments of interest only at 6.85% per annum for the first two years, with principal payments commencing in the third loan year based on a 25 year amortization.

(F) Represents the payment of deferred financing costs associated with Boykin's fixed rate note and the new credit facility, net of the writeoff of Boykin's historical unamortized deferred financing costs associated with the existing credit facility.

Deferred financing costs associated with the fixed rate
  note......................................................  $ 1,950
Deferred financing costs associated with the new credit
  facility..................................................    1,500
Historical deferred financing costs associated with the
  Credit Facility...........................................   (1,589)
                                                              -------
  Adjustment................................................  $ 1,861
                                                              =======

(G) Represents the repayment of Red Lion's third party and related party indebtedness with proceeds from the borrowings discussed in Note (E).

                                     BOYKIN

(H) Represents the repayment of borrowings under the credit facility with available cash.

(I) Represents the elimination of Red Lion's historical deferred financing costs as the related debt will be retired.

(J) Represents the elimination of historical deferred income tax liability of Red Lion as such liability will not be payable by Boykin.

(K) Represents the elimination of the historical partners' capital of Red Lion after consideration of the effects of adjustments (I) and (J).

(L) As of December 31, 1997, the date of the Boykin Pro Forma Condensed Consolidated Balance Sheet, no Special Distribution would be payable to the Red Lion Unitholders. However, if the Effective Time occurs at any time other than the end of a fiscal quarter, a Special Distribution would be payable to Red Lion Unitholders. See "The Merger Agreement--Special Distribution; Exchange of Unit Certificates."

                                     BOYKIN
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1997

          (UNAUDITED, AMOUNTS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                     PRO FORMA
                                                        ADJ.
                                                    FOR PRE-RED     BOYKIN
                                       HISTORICAL       LION       FOLLOW-ON    BOYKIN     HISTORICAL                 AS ADJUSTED
                                         BOYKIN     ACQUISITIONS   OFFERING    PRO FORMA    RED LION    ADJUSTMENTS    PRO FORMA
                                       ----------   ------------   ---------   ---------   ----------   -----------   -----------
                                          (A)           (B)           (C)                     (A)
REVENUES:
  Lease revenue......................   $37,884       $ 4,905       $    --    $ 42,789     $      -     $ 29,464(D)   $ 72,253
  Hotel revenue......................        --            --            --          --       40,000      (40,000)(E)        --
  Interest income....................       382          (382)           --          --           --           --            --
                                        -------       -------       -------    --------     --------     --------      --------
    Total revenues...................    38,266         4,523            --      42,789       40,000      (10,536)       72,253
                                        -------       -------       -------    --------     --------     --------      --------
EXPENSES:
  Real estate related depreciation
    and amortization.................    10,148         1,556            23      11,727       10,176        1,497(F)     23,400
  Real estate and personal property
    taxes, insurance and rent........     5,173           571            --       5,744        3,445        1,555(G)     10,744
  Base management fees...............        --            --            --          --        3,311       (3,311)(H)        --
  Incentive management fees..........        --            --            --          --        5,573       (5,573)(H)        --
  General and administrative.........     2,404            --            --       2,404        1,699       (1,199)(I)     2,904
  Interest...........................     2,653         2,582        (5,235)         --       11,925        1,293(J)     13,218
  Amortization of deferred financing
    costs............................       454            --            --         454          436         (195)(K)       695
  Minority interest..................     2,210          (118)         (207)      1,885           --         (448)(L)     1,437
                                        -------       -------       -------    --------     --------     --------      --------
    Total expenses and minority
      interest.......................    23,042         4,591        (5,419)     22,214       36,565       (6,381)       52,398
                                        -------       -------       -------    --------     --------     --------      --------
INCOME BEFORE INCOME TAXES...........    15,224           (68)        5,419      20,575        3,435       (4,155)       19,855
INCOME TAX EXPENSE...................        --            --            --          --           --           --            --
                                        -------       -------       -------    --------     --------     --------      --------
INCOME BEFORE EXTRAORDINARY ITEMS
  APPLICABLE TO COMMON SHARES........   $15,224       $   (68)      $ 5,419    $ 20,575     $  3,435     $ (4,155)     $ 19,855
                                        =======       =======       =======    ========     ========     ========      ========
ALLOCATION OF NET INCOME:
    GENERAL PARTNER..................                                                       $     68
    LIMITED PARTNER..................                                                          3,367
                                                                                            --------
                                                                                            $  3,435
                                                                                            ========
NET INCOME PER LIMITED PARTNER
  UNIT...............................                                                       $   0.81
                                                                                            ========
WEIGHTED AVERAGE LIMITED PARTNER
  UNITS OUTSTANDING..................                                                          4,134
                                                                                            ========
INCOME BEFORE EXTRAORDINARY ITEMS PER
  COMMON SHARE:
    BASIC............................   $  1.60                                $   1.47                                $   1.16
                                        =======                                ========                                ========
    DILUTED..........................   $  1.59                                $   1.46                                $   1.15
                                        =======                                ========                                ========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING.................     9,523                       4,500      14,023                     3,110(M)     17,133
                                        =======                     =======    ========                  ========      ========

       See Notes to Pro Forma Condensed Consolidated Statement of Income.

                                     BOYKIN

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

          (UNAUDITED, DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)

(A) Represents the historical statements of income of Boykin and Red Lion, as applicable, for the periods presented. Certain Red Lion amounts have been reclassified to conform with Boykin's financial statement presentation.

(B) Represents pro forma revenues and expenses associated with the hotel properties acquired by Boykin during 1997, assuming all such acquisitions had been consummated on January 1, 1997. Following is the composition of the pro forma adjustments by hotel property.

                                   1997                                          TAXES,
                                  MONTH      LEASE    INTEREST                  INSURANCE   INTEREST   MINORITY
        HOTEL PROPERTY           ACQUIRED   REVENUE    INCOME    DEPRECIATION   AND RENT    EXPENSE    INTEREST
        --------------           --------   -------   --------   ------------   ---------   --------   --------
Melbourne Hilton Oceanfront....   March     $   246    $  --        $   44       $   40      $   --     $  25
Holiday Inn Crabtree...........   March         250       --           100           12          --        21
French Lick Springs Resort.....   April         594     (382)          233           90         396       (78)
Holiday Inn Minneapolis West...    July       1,005       --           275          214         467         2
Marriott's Hunt Valley Inn.....    July       1,962       --           639          215       1,187       (94)
Hampton Inn San Diego
  Airport/Sea World............  November       848       --           265           --         532         6
                                            -------    -----        ------       ------      ------     -----
                                            $ 4,905    $(382)       $1,556       $  571      $2,582     $(118)
                                            =======    =====        ======       ======      ======     =====

     THE PRO FORMA ADJUSTMENTS REFLECTED ABOVE REPRESENT THE FOLLOWING:

     1. Pro forma lease payments to the Boykin Operating Partnership calculated on a pro forma basis by applying the rent provisions of the percentage lease agreements to the historical revenues of the acquired hotel properties for the applicable period. As the hotel operating revenues will be earned by the respective lessees, historical hotel operating revenues of the acquired hotel properties have not been reflected in the accompanying pro forma statements of income.

     2. Pro forma depreciation of the buildings, improvements and furniture and equipment of the acquired hotel properties. Depreciation is computed using the straight-line method and is based upon estimated useful lives of 30-35 years for buildings and improvements and 7 years for furniture, fixtures and equipment. The purchase price allocations related to the acquisition properties, including related transaction costs, were as follows:

                                                                         FURNITURE,
                                                                          FIXTURES
                                                        BUILDINGS AND       AND
              HOTEL PROPERTY                   LAND     IMPROVEMENTS     EQUIPMENT
              --------------                   ----     -------------    ----------
Melbourne Hilton Oceanfront...............    $  852       $ 7,699         $  750
Holiday Inn Crabtree......................       725         6,542            431
French Lick Springs Resort................     2,000        16,000          1,890
Holiday Inn Minneapolis West..............     1,000        10,604            700
Marriott's Hunt Valley Inn................     2,890        21,575          2,631
Hampton Inn San Diego Airport/Sea World...     1,000         7,400            500
                                              ------       -------         ------
                                              $8,467       $69,820         $6,902
                                              ======       =======         ======

     3. Historical amounts of real estate and personal property taxes, property and casualty insurance related to the acquired properties to be paid by Boykin Operating Partnership. All other hotel operating expenses are incurred by the lessees and, therefore, historical amounts of such expenses have not been reflected in the accompanying pro forma statements of income.

     4. Pro forma interest expense related to the borrowings necessary to fund the acquisitions of the French Lick Springs Resort, the Holiday Inn Minneapolis West, Marriott's Hunt Valley Inn and the Hampton Inn San Diego Airport/Sea World. Historical interest income has been eliminated as the invested funds which generated such income were used to fund acquisitions.

     5. Minority interest related to the pro forma adjustments, calculated at approximately 15.3% in 1997.

(C) Reflects (i) the elimination of the Company's interest expense as a portion of the proceeds from Boykin's 1998 offering are assumed to be used to retire the outstanding borrowings under the Credit Facility, and (ii) incremental depreciation on the investment in hotel properties attributable to the writeup of such investment as a result of the redemption of certain Boykin Operating Partnership Units with a portion of the proceeds of the Offering.

                                                              1997
                                                              ----
Purchase accounting adjustment to investment in hotel
  properties................................................  $566
Depreciable life............................................    25
                                                              ----
  Incremental depreciation..................................  $ 23
                                                              ====

(D) Represents lease payments to the Boykin Operating Partnership applicable to the Red Lion Hotels calculated on a pro forma basis by applying the rent provisions of the Red Lion Percentage Lease to the historical hotel operating revenues of the Red Lion hotels. The rent formula utilized in computing the pro forma Red Lion Percentage Lease revenue includes, for the calender year 1997, an adjustment to reduce threshold revenue amounts in the Red Lion Percentage Lease formulas by the 1.7% increase in the CPI for that year.

(E) Represents the elimination of the historical hotel revenues of the Red Lion Hotels as such revenues will accrue to the lessee.

(F) Represents the adjustment necessary to reflect incremental depreciation on the Red Lion Hotels due to the step-up in cost basis attributable to the application of purchase accounting. The pro forma adjustment is calculated using the straight-line method over useful lives of 25 years for buildings and improvements and 7 years for furniture, fixtures and equipment. These estimated useful lives are based upon management's knowledge of the properties and the hotel industry in general.

    At December 31, 1997, Boykin's pro forma investment in the Red Lion Hotels at cost and the calculation of the incremental annual pro forma depreciation applicable to the step-up in cost basis is as follows:

                                              PRO FORMA                   PRO FORMA
                                             INVESTMENT                  DEPRECIATION
                                             IN RED LION    ESTIMATED    ------------
                                               HOTELS         LIFE           1997
                                             -----------    ---------    ------------
Land.......................................   $ 19,354         --          $    --
Buildings and improvements.................    238,243         25            9,530
Furniture, fixtures and equipment..........     15,000          7            2,143
                                              --------                     -------
                                              $272,597                      11,673
                                              ========
Red Lion historical depreciation...........                                 10,176
                                                                           -------
  Pro forma adjustment for incremental
     depreciation..........................                                $ 1,497
                                                                           =======

(G) Represents the estimated incremental real estate taxes applicable to the Red Lion Hotels to be paid by the Boykin Operating Partnership. Historical real estate tax expense of the Red Lion Hotels has been increased on a pro forma basis based upon Boykin's estimates of property value reassessments of the Red Lion Hotels which will result from consummation of the Merger.

(H) Represents the elimination of historical management and incentive management fees applicable to the Red Lion Hotels as such expenses will be paid by the lessee.

(I) Represents (i) the elimination of the historical amounts of general and administrative expenses of the Red Lion Hotels, and (ii) the estimated incremental general and administrative expenses to be incurred by Boykin Operating Partnership with respect to the Red Lion Hotels.

(J) Represents (i) the elimination of the historical interest expense of the Red Lion Hotels, and (ii) estimated pro forma interest expense associated with Boykin's borrowings under a new credit facility and the fixed rate note.

                                                                1997
                                                              --------
Pro Forma As Adjusted credit facility borrowings............  $ 50,978
Interest rate...............................................      7.75%
                                                              --------
  Credit facility interest expense..........................     3,951
                                                              --------
Non-Use Fee:
  Total credit facility.....................................   250,000
  Pro forma borrowings against credit facility..............  (50,978)
                                                              --------
  Unused portion of credit facility.........................   199,022
  Non-use fee percentage....................................      0.25%
                                                              --------
  Non-use fee expense.......................................       498
                                                              --------
Fixed rate note.............................................   130,000
Interest rate...............................................      6.85%
                                                              --------
  Mortgage interest expense.................................     8,905
                                                              --------
Pro Forma As Adjusted interest expense......................    13,354
Less -- Red Lion historical interest expense................  (11,925)
Less -- Boykin historical non-usage fee expense
  adjustment................................................     (136)
                                                              --------
                                                              $  1,293
                                                              ========

(K) Represents (i) the elimination of the historical amortization of deferred financing costs of Red Lion and Boykin and (ii) amortization of deferred financing costs associated with Boykin's fixed rate note and the new credit facility. Pro forma deferred financing costs associated with the fixed rate note and the new credit facility are being amortized on a straight-line basis over the respective 10-year and 3-year terms.

                                                                  FIXED
                                                       CREDIT      RATE     1997
                                                      FACILITY     NOTE     TOTAL
                                                      --------    ------    -----
Deferred financing costs............................   $1,500     $1,950
Amortizable life....................................        3         10
                                                       ------     ------
                                                       $  500     $  195    $ 695
                                                       ======     ======
Historical amortization.............................                          890
                                                                            -----
Adjustment..........................................                        $(195)
                                                                            =====

(L) Represents minority interest in the net income of Boykin Operating Partnership associated with the Red Lion Hotels and related pro forma adjustments. Minority interest is calculated at approximately 8.0% for 1997.

(M) Represents the issuance of 3,110,048 Boykin Common Shares in connection with the Merger.

                           BOYKIN MANAGEMENT COMPANY

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

                                                       PRO FORMA
                                                        ADJ. FOR
                                                        PRE-RED                    HISTORICAL                   AS ADJUSTED
                                        HISTORICAL        LION        PRO FORMA     RED LION                     PRO FORMA
                                           BMC        ACQUISITIONS       BMC         HOTELS      ADJUSTMENTS        BMC
                                        ----------    ------------    ---------    ----------    -----------    -----------
                                           (A)            (B)                         (C)
REVENUES
  Rooms...............................   $72,751        $ 1,931       $ 74,682      $ 65,902      $     --       $140,584
  Food and beverage...................    30,229            907         31,136        38,382            --         69,518
  Other hotel revenue.................     7,568            370          7,938         6,074            --         14,012
                                         -------        -------       --------      --------      --------       --------
    Total hotel revenues..............   110,548          3,208        113,756       110,358            --        224,114
  Other revenue.......................     2,477             --          2,477            --            --          2,477
                                         -------        -------       --------      --------      --------       --------
    Total revenues....................   113,025          3,208        116,233       110,358            --        226,591
                                         -------        -------       --------      --------      --------       --------
EXPENSES:
  Departmental expenses of hotels --
    Rooms.............................    16,630            515         17,145        16,839            --         33,984
    Food and beverage.................    21,945            462         22,407        26,482            --         48,889
    Other.............................     3,867            288          4,155         3,995            --          8,150
  Cost of goods sold of non-hotel
    operations........................       619             --            619            --            --            619
  Percentage Lease expense............    34,834          1,090         35,924            --        29,464(D)      65,388
  Base management fee.................                       --             --            --         3,311(E)       3,311
  Incentive management fee............        --             --             --            --         5,573(E)       5,573
  General and administrative..........    13,232            364         13,596         8,991           428(F)      23,015
  Advertising and promotion...........     4,906            140          5,046         6,465            --         11,511
  Utilities...........................     4,550            322          4,872         3,371            --          8,243
  Franchisor royalties and other
    charges...........................     5,423             66          5,489            --            --          5,489
  Repairs and maintenance.............     5,163            298          5,461         4,215            --          9,676
  Depreciation and amortization.......        82             --             82            --            --             82
  Other...............................        93             --             93            --            --             93
                                         -------        -------       --------      --------      --------       --------
    Total expenses....................   111,344          3,545        114,889        70,358        38,776        224,023
                                         -------        -------       --------      --------      --------       --------
NET INCOME (LOSS).....................   $ 1,681        $  (337)      $  1,344      $ 40,000      $(38,776)      $  2,568
                                         =======        =======       ========      ========      ========       ========

     See the Notes to Pro Forma Condensed Consolidated Statement of Income.

                           BOYKIN MANAGEMENT COMPANY

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                    (UNAUDITED, DOLLAR AMOUNTS IN THOUSANDS)

(A) Represents the historical statement of income of Boykin Management Company for the period presented.

(B) Represents pro forma revenues and expenses associated with hotel properties acquired by Boykin in 1997 and leased to Boykin Management Company, assuming that Boykin Management Company leased and operated such properties commencing January 1, 1997. Following is the composition of the pro forma adjustments by hotel property.

                              1997                              PERCENTAGE                    ADVERTISING
                             MONTH               DEPARTMENTAL     LEASE       GENERAL AND         AND                   FRANCHISE
      HOTEL PROPERTY         LEASED   REVENUES     EXPENSES      EXPENSE     ADMINISTRATIVE    PROMOTION    UTILITIES     FEES
      --------------         ------   --------   ------------   ----------   --------------   -----------   ---------   ---------
Melbourne Hilton
  Oceanfront..............   March    $   777       $  322        $  246         $   49          $ 31        $   51         33
Holiday Inn Crabtree......   March        844          330           250             87            29            47         33
French Lick Springs
  Resort..................   April      1,587          613           594            228            80           224         --
                                      -------       ------        ------         ------          ----        ------       ----
                                      $ 3,208       $1,265        $1,090         $  364          $140        $  322       $ 66
                                      =======       ======        ======         ======          ====        ======       ====


                            REPAIRS AND
      HOTEL PROPERTY        MAINTENANCE
      --------------        -----------
Melbourne Hilton
  Oceanfront..............    $   33
Holiday Inn Crabtree......        68
French Lick Springs
  Resort..................       197
                              ------
                              $  298
                              ======

(C) Represents historical amounts of revenues and expenses for the Red Lion Hotels as derived from the historical consolidated financial statements of Red Lion for the period presented. Certain historical amounts of Red Lion have been reclassified to conform with Boykin's income statement classifications.

(D) Represents lease payments calculated on a pro forma basis by applying the rent provisions of the Red Lion Percentage Lease to the historical room, food and beverage and other revenues of the Red Lion Hotels. The rent formula utilized in computing the pro forma Red Lion Percentage Lease expense includes, for the calendar year 1997, an adjustment to reduce the threshold revenue amounts in the Red Lion Percentage Lease formulas by the 1.7% increase in the CPI for that year.

(E) Represents the historical amounts of base and incentive management fees expensed by Red Lion for the applicable period. Westboy, a wholly-owned subsidiary of Boykin Management Company, will assume all such obligations associated with the Old Management Agreement.

(F) Represents historical amounts of general liability insurance expense associated with the operation of the Red Lion Hotels and immaterial miscellaneous other general expenses incurred by Red Lion on a historical basis which will become the obligations of Westboy.

                      UNITHOLDER AND SHAREHOLDER PROPOSALS

     Red Lion has not historically held annual meetings of its unitholders because, under the Red Lion Partnership Agreement, the Red Lion General Partner is responsible for the management and administration of Red Lion. Whether or not the Merger is consummated, the 1998 annual meeting of the Boykin Shareholders is expected to be held on or about May 26, 1998.

     The deadline for receipt by the Secretary of Boykin of any proposal for consideration at the 1998 Boykin annual meeting was December 6, 1997. If any Boykin Common Shareholder, including Red Lion Unitholders receiving Boykin Common Shares in the Merger, intends to present a proposal for consideration at the 1999 Boykin annual meeting and wishes to have that proposal considered for inclusion in the proxy materials for that meeting, that holder must submit the proposal to the Secretary of Boykin in writing so as to be received at the executive offices of Boykin by December 10, 1998. Any such proposal must also meet the other requirements of the Commission relating to shareholders' proposals.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, the Red Lion Board and the Boykin Board know of no matter that will be presented for consideration at the Red Lion Special Meeting or the Boykin Special Meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matter properly comes before either meeting or any adjournment or postponement thereof and is voted on, the enclosed proxies will be considered to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to that matter. The persons named as proxies intend to vote or not vote in accordance with the recommendation of the respective managements of Boykin and Red Lion.

                                 LEGAL MATTERS

     Latham & Watkins, San Francisco, California, is expected to render the opinion to Red Lion referred to under the caption "Federal Income Tax Considerations--Federal Income Tax Consequences of the Merger to Red Lion Unitholders."

     The validity of the Boykin Common Shares to be issued in connection with the Merger as well as certain legal matters described under "Federal Income Tax Considerations" in the accompanying Joint Proxy Statement/Prospectus will be passed on for Boykin by Baker & Hostetler LLP, Cleveland, Ohio. Baker & Hostetler LLP provides legal services to Boykin and various Boykin affiliates. Albert T. Adams, a director of Boykin, is a partner in Baker & Hostetler LLP.

                                    EXPERTS

     The consolidated financial statements of Red Lion Inns Limited Partnership and its subsidiary limited partnership as of December 31, 1997 and 1996 and for each of the years in the two-year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Red Lion Inns Limited Partnership and its subsidiary limited partnership for the year ended December 31, 1995 included in Red Lion Inns Limited Partnership's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference herein, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The audited financial statements and schedule included in Boykin Lodging Company's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus, to the extent and for the periods indicated in their reports, have been audited by Arthur

Andersen LLP, independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The financial statements and schedule incorporated by reference in this Joint Proxy Statement/Prospectus, to the extent and for the periods indicated in their reports, have been audited by Rhea & Ivy P.L.C., independent public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     Red Lion and Boykin file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http://www.sec.gov."

     Boykin filed a Registration Statement on Form S-4 to register the issuance of the Boykin Common Shares in the Merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Boykin in addition to being a proxy statement of Boykin and Red Lion for the Special Meetings. As allowed by Commission rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

     The Commission allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about our companies and their finances.

            RED LION FILINGS WITH THE COMMISSION
                    (FILE NO. 001-9443)                                    PERIOD
            ------------------------------------                           ------
Annual Report on Form 10-K                                      Year ended December 31, 1997
Current Report on Form 8-K                                      Filed on January 7, 1998
Description of the Red Lion Units contained in its              April 6, 1987
Registration Statement on Form 8-A/A

             BOYKIN FILINGS WITH THE COMMISSION
                    (FILE NO. 001-11975)                                   PERIOD
             ----------------------------------                            ------
Annual Report on Form 10-K                                      Year ended December 31, 1997
Current Reports on Form 8-K and Form 8-K/A                      Filed on March 21, 1997,
                                                                April 22, 1997, June 2, 1997,
                                                                June 17, 1997 (two reports),
                                                                June 19, 1997, January 9,
                                                                1998, January 28, 1998,
                                                                February 5, 1998, February
                                                                18, 1998 and March 27, 1998
Description of the Boykin Common Shares contained in            October 23, 1997
Registration Statement on Form 8-A/A

     We are also incorporating by reference additional documents that we may file with the Commission between the date of this Joint Proxy
Statement/Prospectus and the dates of the Special Meetings of our shareholders and unitholders.

     Red Lion has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Red Lion and Boykin has supplied all such information relating to Boykin.

     If you are a Red Lion Unitholder or Boykin Common Shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Red Lion Unitholders and Boykin Shareholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

             RED LION DOCUMENTS                               BOYKIN DOCUMENTS
             ------------------                               ----------------
Red Lion Inns Limited Partnership               Boykin Lodging Company
410 North Street, Suite 700                     Guildhall Building, Suite 1500
Phoenix, Arizona 8500                           45 West Prospect Avenue
Attention: Anupam Narayan                       Cleveland, Ohio 44115
           Vice President of the                Attention: Paul A. O' Neil
           Red Lion General Partner                        Treasurer
Telephone: (602) 220-6666                       Telephone: (216) 430-1200

     If you would like to request documents from us, please do so by May 13, 1998 to receive them before the special meetings.

     You should rely only on the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated April 15, 1998. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than April 15, 1998, and neither the mailing of the Joint Proxy Statement/Prospectus to the Red Lion Unitholders and the Boykin Shareholders nor the issuance of Boykin Common Shares in the Merger creates any implication to the contrary.

                                    GLOSSARY

     "Acquired Hotels" means the ten hotels acquired by Boykin since the Boykin Initial Offering.

     "ADA" means the Americans with Disabilities Act.

     "affiliate" of any person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with that person.

     "Aggregate Merger Consideration" means the sum of (i) approximately $35.3 million and (ii) the value of the 3,110,048 Boykin Common Shares (based on the closing price of the Boykin Common Shares on the last trading day before the Effective Time) to be paid by Boykin to the Red Lion Unitholders and the Red Lion General Partner.

     "Allocation Schedule" means Schedule I to the Merger Agreement.

     "Amendments" means the amendments to the Red Lion Partnership Agreement and the Red Lion Operating Partnership Agreement that will facilitate the consummation of the transactions contemplated by the Merger Agreement and the Assignment Agreement.

     "AMEX" means the American Stock Exchange.

     "Assignment Agreement" means the Partnership Interest Assignment Agreement dated as of December 30, 1997 among the Red Lion General Partner, Boykin, the Boykin Operating Partnership and West Doughboy LLC, pursuant to which, among other things, the Red Lion General Partner will assign its general partnership interest in the Red Lion Operating Partnership to West Doughboy LLC.

     "Boykin" means Boykin Lodging Company, an Ohio corporation.

     "Boykin Articles" means the articles of incorporation of Boykin, as amended and restated.

     "Boykin Board" means the board of directors of Boykin.

     "Boykin broker non-votes" means Boykin Common Shares held in "street name" by a broker or nominee that indicates on a proxy that such broker or nominee does not have discretionary authority to vote on a particular matter.

     "Boykin Common Shares" means common shares, without par value, of Boykin.

     "Boykin Group Affiliates" means certain affiliates of Boykin and its predecessor entity.

     "Boykin Hotels" means the 19 hotels currently owned by Boykin containing an aggregate of 5,136 guest rooms and located in ten states.

     "Boykin Initial Hotels" means the nine hotels owned by Boykin at the time of the Boykin Initial Offering.

     "Boykin Initial Offering" means the initial public offering of Boykin Common Shares, in November 1996.

     "Boykin Management Company" means Boykin Management Company Limited Liability Company, an Ohio limited liability company, an affiliate of Boykin.

     "Boykin Operating Partnership" means Boykin Hotel Properties, L.P., an Ohio limited partnership.

     "Boykin Operating Partnership Agreement" means the partnership agreement of the Boykin Operating Partnership, as amended and restated.

     "Boykin Operating Partnership Units" means units of limited partnership interest in the Boykin Operating Partnership.

     "Boykin Percentage Leases" means the percentage leases for the Boykin
Hotels.

     "Boykin Shareholders" means holders of Boykin Common Shares.

     "Boykin Special Meeting" means the special meeting of the Boykin Shareholders to be held on May 20, 1998, at 9 a.m., Cleveland time, at the Shoreby Club, 40 Shoreby Drive, Bratenahl, Ohio 44108.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commission" means the United States Securities and Exchange Commission.

     "Counsel" means Baker & Hostetler LLP, counsel to Boykin.

     "CPI" means the U.S. City Average, All Items--Consumer Price Index for All Urban Consumers.

     "DGCL" means Delaware General Corporation Law.

     "DRULPA" means Delaware Revised Uniform Limited Partnership Act.

     "Doubletree" means Doubletree Corporation, a Delaware corporation.

     "Effective Time" means the effective time of the Merger.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "FFE" means furniture, fixtures and equipment.

     "Hotels" means the Boykin Hotels and the Red Lion Hotels.

     "Joint Proxy Statement/Prospectus" means this joint proxy statement/prospectus.

     "Legg Mason" means Legg Mason Wood Walker, Incorporated, one of the financial advisors to the Red Lion Special Committee.

     "Lehman Brothers" means Lehman Brothers Inc., financial advisor to Boykin.

     "Merger" means the merger of a partnership wholly owned by Boykin into Red Lion, in which Red Lion Unitholders will receive Boykin Common Shares and cash in exchange for the Red Lion Units that they own, and the Red Lion Operating Partnership will become an indirect subsidiary of Boykin.

     "Merger Agreement" means the Agreement and Plan of Merger dated as of December 30, 1997 among Boykin, the Boykin Operating Partnership, Boykin Acquisition Corporation I, Inc., an Ohio corporation and a wholly owned subsidiary of Boykin, Boykin Acquisition Corporation II, Inc., an Ohio corporation and a wholly owned subsidiary of Boykin, Boykin Acquisition Partnership, L.P., a Delaware limited partnership, Red Lion, the Red Lion General Partner and the Red Lion Operating Partnership.

     "Merger Proposals" means the proposals to be presented to the Red Lion Unitholders at the Red Lion Special Meeting to approve the Merger Agreement, the Assignment Agreement and the Amendments, and the transactions contemplated thereby.

     "Morgan Stanley" means Morgan Stanley Realty Incorporated, one of the financial advisors to the Red Lion Special Committee.

     "Net Merger Consideration" means ninety-nine percent of the Aggregate Merger Consideration, plus $987,901, to be allocated among the Red Lion Unitholders and the Red Lion General Partner, as general partner of Red Lion, in accordance with the Allocation Schedule.

     "1997 Relief Act" means the Taxpayer Relief Act of 1997.

     "NYSE" means the New York Stock Exchange.

     "Ohio Code" means Ohio Revised Code.

     "Old Management Agreement" means the Management Agreement dated as of April 6, 1987 between the Red Lion Operating Partnership and the Red Lion Manager, as amended.

     "Percentage Leases" means the Boykin Percentage Leases and the Red Lion Percentage Lease.

     "Promus" means Promus Hotel Corporation, a Delaware corporation.

     "PTPs" means publicly traded partnerships, as defined under the Code.

     "Red Lion" means Red Lion Inns Limited Partnership, a Delaware limited partnership.

     "Red Lion Board" means the Board of Directors of the Red Lion General Partner.

     "Red Lion broker non-votes" means Red Lion Units held in "street name" by a broker or nominee that indicates on a proxy that such broker or nominee does not have discretionary authority to vote on a particular manner.

     "Red Lion General Partner" means Red Lion Properties, Inc., a Delaware corporation, the general partner of Red Lion and the Red Lion Operating Partnership, and a wholly owned subsidiary of the Red Lion Manager.

     "Red Lion Hotels" means the 10 hotels, containing an aggregate of 3,062 guest rooms, owned by Red Lion through the Red Lion Operating Partnership.

     "Red Lion Management Agreement" means the Management Agreement dated as of January 1, 1998 between the Red Lion Manager and Westboy.

     "Red Lion Manager" means Red Lion Hotels, Inc., a Delaware corporation, the manager of the Red Lion Hotels, and a wholly owned subsidiary of Promus.

     "Red Lion Operating Partnership" means Red Lion Inns Operating L.P., a Delaware limited partnership and a wholly owned subsidiary of Red Lion.

     "Red Lion Operating Partnership Agreement" means the partnership agreement of the Red Lion Operating Partnership, as amended and restated.

     "Red Lion Owner Agreement" means the Owner Agreement dated as of January 1, 1998 among the Red Lion Operating Partnership, Westboy and the Red Lion Manager.

     "Red Lion Partnership Agreement" means the partnership agreement of Red Lion, as amended and restated.

     "Red Lion Percentage Lease" means the Percentage Lease Agreement dated as of January 1, 1998 between the Red Lion Operating Partnership and Westboy.

     "Red Lion Special Committee" means the special committee of two independent directors of the Red Lion Board.

     "Red Lion Special Meeting" means the special meeting of the Red Lion Unitholders to be held on May 20, 1998, at 10 a.m., Memphis time, at the Memphis Embassy Suites, 1022 Sandy Grove Road, Memphis, Tennessee 38120.

     "Red Lion Unit" means a unit of limited partnership interest in Red Lion.

     "Red Lion Unitholders" means holders of Red Lion Units.

     "REIT" means a real estate investment trust as defined in Sections 856 through 860 of the Code.

     "Revenue Act of 1987" means the Revenue Reconciliation Act of 1987.

     "REVPAR" means revenue per available room.

     "Sale Transaction" means a sale of the assets or business of Red Lion in a transaction designed to maximize value to the Red Lion Unitholders.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Share Issuance Proposal" means the proposal to be presented to the Boykin Shareholders at the Boykin Special Meeting to approve the issuance of 3,110,048 Boykin Common Shares in the Merger.

     "Special Distribution" means the special distribution to be declared by Red Lion and payable to the Red Lion Unitholders of record at the Effective Time in an amount such that the special distribution, plus the pre-Merger portion of the dividend on the Boykin Common Shares to be received by Red Lion Unitholders for the fiscal quarter in which the Merger occurs, will approximate a quarterly distribution at Red Lion's existing distribution rate prorated to the Effective Time.

     "Strategic Alternatives" means the strategic alternatives available to Red Lion evaluated by the Red Lion Special Committee.

     "Termination Agreement" means the Termination of Management Agreement dated as of December 31, 1997 between the Red Lion Operating Partnership and the Red Lion Manager, that terminated the Old Management Agreement.

     "Westboy" means Westboy LLC, an Ohio limited liability company, an affiliate of Boykin.

     "West Doughboy LLC" means West Doughboy LLC, an Ohio limited liability company, an affiliate of Boykin.

                                                                         ANNEX A
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                       RED LION INNS LIMITED PARTNERSHIP,

                           RED LION PROPERTIES, INC.,

                         RED LION INNS OPERATING L.P.,

                         BOYKIN HOTEL PROPERTIES, L.P.,

                            BOYKIN LODGING COMPANY,

                     BOYKIN ACQUISITION PARTNERSHIP, L.P.,

                     BOYKIN ACQUISITION CORPORATION I, INC.

                                      AND

                    BOYKIN ACQUISITION CORPORATION II, INC.

                         ------------------------------

                               DECEMBER 30, 1997

                         ------------------------------

================================================================================

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
                                   ARTICLE 1
                                   THE MERGER
     1.1  The Merger..................................................   A-2
     1.2  Closing; Effective Time.....................................   A-2
     1.3  Certificate and Agreement of Limited Partnership............   A-2
     1.4  Contribution Following the Effective Time...................   A-2

                                   ARTICLE 2
                      CONVERSION OF PARTNERSHIP INTERESTS
     2.1  Conversion of Company Units and General Partnership
          Interest....................................................   A-2
     2.2  Treasury Units..............................................   A-3
     2.3  Conversion of Interests in Merger Sub.......................   A-3
     2.4  Payment of GP Merger Consideration..........................   A-3
     2.5  Payment of Unit Merger Consideration........................   A-3
     2.6  Special Distribution........................................   A-4
     2.7  Fractional Shares...........................................   A-5

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                      OF THE COMPANY, THE GENERAL PARTNER
                         AND THE SUBSIDIARY PARTNERSHIP
     3.1  Existence and Power.........................................   A-5
     3.2  Authorized and Outstanding Company Units....................   A-5
     3.3  Authority; Binding Agreement................................   A-6
     3.4  No Conflict or Violation....................................   A-6
     3.5  Governmental Approvals......................................   A-7
     3.6  SEC Filings; Financial Statements...........................   A-7
     3.7  Absence of Certain Changes or Events........................   A-7
     3.8  Ownership of Certain Assets.................................   A-7
     3.9  Absence of Litigation.......................................   A-8
     3.10 Compliance..................................................   A-8
     3.11 Information Supplied........................................   A-8
     3.12 Condemnation Actions........................................   A-8
     3.13 Hazardous Materials.........................................   A-8
     3.14 Bankruptcy Matters..........................................   A-9
     3.15 Taxes.......................................................   A-9
     3.16 Finders and Investment Bankers..............................   A-9
     3.17 Opinions of Financial Advisors..............................   A-9
     3.18 Vote or Consent Required....................................   A-9
     3.19 Investigation by the Company, the General Partner and
          the Subsidiary Partnership..................................  A-10
     3.20 Absence of Undisclosed Liabilities..........................  A-10
     3.21 Contracts...................................................  A-10
     3.22 Work Stoppages..............................................  A-10
     3.23 Intangible Property.........................................  A-10
     3.24 Insurance...................................................  A-11
     3.25 Employees and Employee Benefit Plans........................  A-11
     3.26 No Ownership of Voting Stock................................  A-11
     3.27 Takeover Statutes...........................................  A-11
     3.28 General Partner Conduct.....................................  A-11

                                                                        PAGE
                                                                        ----
                                   ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF THE PARENT AND
                           THE OPERATING PARTNERSHIP
     4.1  Existence and Power.........................................  A-12
     4.2  Authorized and Outstanding Capital Shares of the Parent.....  A-12
     4.3  Authority; Binding Agreement................................  A-13
     4.4  No Conflict or Violation....................................  A-13
     4.5  Governmental Approvals......................................  A-13
     4.6  SEC Filings; Financial Statements...........................  A-14
     4.7  Absence of Certain Changes or Events........................  A-14
     4.8  Absence of Litigation.......................................  A-14
     4.9  Compliance..................................................  A-14
     4.10 Information Supplied........................................  A-15
     4.11 Finders and Investment Bankers..............................  A-15
     4.12 Sufficient Funds............................................  A-15
     4.13 Investigation by the Parent and the Operating Partnership...  A-15
     4.14 Taxes.......................................................  A-16
     4.15 Condemnation Actions........................................  A-16
     4.16 Hazardous Materials.........................................  A-16
     4.17 Bankruptcy Matters..........................................  A-16
     4.18 Vote or Consent Required....................................  A-17
     4.19 Opinion of Financial Advisor................................  A-17
     4.20 Takeover Statutes...........................................  A-17
     4.21 Newly Formed Subsidiaries...................................  A-17

                                   ARTICLE 5
                                   COVENANTS
     5.1  Conduct of Business of the Company..........................  A-17
     5.2  Conduct of Business of the Parent and the Operating
          Partnership.................................................  A-19
     5.3  Proxy Statement; Registration Statement.....................  A-20
     5.4  Access and Information......................................  A-21
     5.5  No Solicitation.............................................  A-22
     5.6  Reasonable Efforts; Additional Actions......................  A-23
     5.7  Notification of Certain Matters.............................  A-23
     5.8  Public Announcements........................................  A-23
     5.9  Indemnification; Directors and Officers Insurance...........  A-24
     5.10 Parent Shares Issued Free and Clear of Liens................  A-25
     5.11 Satisfaction of Certain Liabilities; Indemnity..............  A-25
     5.12 Tax Administration; Elections...............................  A-25
     5.13 Other Actions...............................................  A-25
     5.14 Allocation Indemnity........................................  A-25
     5.15 Amendment of the Company and the Subsidiary Partnership
          Agreements..................................................  A-25
     5.16 NYSE Listing of the Parent Shares...........................  A-25
     5.17 Books and Records...........................................  A-25
     5.18 Release.....................................................  A-26
     5.19 Dissolution.................................................  A-26
     5.20 Certain Income of the Company...............................  A-26

                                                                        PAGE
                                                                        ----
                                   ARTICLE 6
                                   CONDITIONS
     6.1  Conditions to Each Party's Obligations......................  A-26
     6.2  Conditions to Obligations of the Parent, the Operating
          Partnership,
          Newco I, Newco II and Merger Sub............................  A-27
     6.3  Conditions to Obligation of the Company.....................  A-27

                                   ARTICLE 7
                                  TERMINATION
     7.1  Termination.................................................  A-28
     7.2  Procedure for and Effect of Termination.....................  A-29

                                   ARTICLE 8
                                 MISCELLANEOUS
     8.1  Certain Definitions.........................................  A-30
     8.2  Amendment and Modification..................................  A-31
     8.3  Waiver of Compliance; Consents..............................  A-31
     8.4  Survival....................................................  A-31
     8.5  Notices.....................................................  A-31
     8.6  Assignment..................................................  A-32
     8.7  Expenses....................................................  A-33
     8.8  Governing Law...............................................  A-33
     8.9  Counterparts................................................  A-33
     8.10 Interpretation..............................................  A-33
     8.11 Entire Agreement............................................  A-33
     8.12 Third Party Beneficiaries...................................  A-33
     8.13 Enforcement.................................................  A-33
     8.14 Severability................................................  A-33
EXHIBITS:
Exhibit A    Assignment Agreement
Exhibit B    New Management Agreement
Exhibit C    Operating Lease
Exhibit D    Operating Lease Ancillary Agreement
Exhibit E    Owner Agreement
Exhibit F    Termination Agreement

SCHEDULES:
Schedule I   Allocation Schedule
Schedule II  Due Diligence Expenses

                             INDEX OF DEFINED TERMS
                                       IN
                          AGREEMENT AND PLAN OF MERGER

                            TERM                               SECTION
                            ----                               -------
Acquisition Proposal........................................         5.5
affiliate...................................................      8.1(a)
Agreement...................................................    Preamble
Allocation Schedule.........................................         2.1
Alternative Transaction.....................................       7.2.2
Assignment Agreement........................................ Recital (c)
Base Amount.................................................       7.2.2
BMCL........................................................       7.2.2
Break-Up Expenses...........................................       7.2.2
Break-Up Fee................................................       7.2.2
Break-Up Fee Tax Opinion....................................       7.2.2
Cash Consideration..........................................         2.1
Certificate of Merger.......................................         1.2
Certificates................................................       2.5.2
Closing.....................................................         1.2
Closing Date................................................         1.2
Code........................................................       7.2.2
Company.....................................................    Preamble
Company Confidentiality Agreement...........................       5.4.1
Company Credit Facility.....................................        4.12
Company Disclosure Letter...................................         3.2
Company 10-K's..............................................         3.6
Company 10-Q's..............................................         3.6
Company SEC Filings.........................................         3.6
Company Unitholders' Meeting................................        3.11
Company Units...............................................         2.1
Constituent Partnerships....................................    Preamble
Contracts...................................................         3.4
DRULPA...................................................... Recital (a)
Due Diligence Expenses......................................         8.7
Effective Time..............................................         1.2
Employees...................................................        3.25
Environmental Law...........................................        3.13
ERISA.......................................................        3.25
Exchange Act................................................         3.3
Exchange Agent..............................................       2.5.1
Exchange Fund...............................................       2.5.1
Filed Company SEC Filings...................................         3.7

                            TERM                               SECTION
                            ----                               -------
Filed Parent SEC Filings....................................         4.7
General Partner.............................................    Preamble
Governmental Entity.........................................         3.5
GP Assignee.................................................  Recital(c)
GP Interest.................................................         2.1
GP Merger Consideration.....................................         2.1
Ground Leases...............................................        3.21
Hazardous Materials.........................................        3.13
Hotels......................................................       3.8.2
Indemnitee..................................................       5.9.1
Intercompany Note...........................................      8.1(b)
IRS.........................................................       7.2.2
knowledge...................................................      8.1(c)
Legal Requirements..........................................         3.4
Lessee...................................................... Recital (e)
Liens.......................................................       3.8.1
Management Agreement........................................  Recital(d)
Manager.....................................................  Recital(d)
Manager Plans...............................................        3.25
Material Adverse Effect.....................................      8.1(d)
Merger...................................................... Recital (a)
Merger Consideration........................................         2.1
Merger Sub..................................................    Preamble
Newco I.....................................................    Preamble
Newco II....................................................    Preamble
New Management Agreement....................................      8.1(e)
NYSE........................................................        5.16
OGCL........................................................         4.2
Omaha Ground Lease..........................................        3.21
Operating Lease.............................................      8.1(f)
Operating Lease Ancillary Agreement.........................      8.1(g)
Operating Partnership.......................................    Preamble
Orders......................................................         3.9
Owner Agreement.............................................      8.1(h)
Parent......................................................    Preamble
Parent Confidentiality Agreement............................       5.4.2
Parent Disclosure Letter....................................         4.1
Parent Financial Advisor....................................        4.11
Parent Long Term Incentive Plan.............................      8.1(i)
Parent Preferred Shares.....................................         4.2
Parent Properties...........................................        4.15

                            TERM                               SECTION
                            ----                               -------
Parent Shareholders' Meeting................................        3.11
Parent Shares...............................................         2.1
Parent 10-K.................................................         4.6
Parent 10-Q's...............................................         4.6
Parent SEC Filings..........................................         4.6
person......................................................      8.1(j)
Proxy Statement.............................................         5.3
Qualifying Income...........................................       7.2.2
REIT Requirements...........................................       7.2.2
Registration Statement......................................        3.11
Releasee....................................................        5.18
Releasor....................................................        5.18
SEC.........................................................         3.6
Securities Act..............................................         3.5
Share Consideration.........................................         2.1
Special Committee........................................... Recital (a)
Special Committee Financial Advisors........................        3.16
Special Distribution........................................         2.6
Springfield Ground Lease....................................        3.21
subsidiary..................................................      8.1(k)
Subsidiary Assignment....................................... Recital (c)
Subsidiary Partnership......................................    Preamble
Surviving Partnership.......................................         1.1
Takeover Statute............................................        3.27
taxes.......................................................        3.15
Termination Agreement.......................................      8.1(l)
Transaction Documents.......................................      8.1(m)
Transaction Expenses........................................        4.12
Unit Merger Consideration...................................         2.1
Unitholder..................................................       2.5.2

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of December 30, 1997 (the "AGREEMENT") among Red Lion Inns Limited Partnership, a Delaware limited partnership (the "COMPANY"), Red Lion Inns Operating, L.P., a Delaware limited partnership which owns title to the Hotels (as defined below) and in which the Company owns a 99% limited partnership interest (the "SUBSIDIARY PARTNERSHIP"), Red Lion Properties, Inc., a Delaware corporation and the general partner of each of the Company and the Subsidiary Partnership (the "GENERAL PARTNER"), Boykin Hotel Properties, L.P., an Ohio limited partnership (the "OPERATING PARTNERSHIP"), Boykin Lodging Company, an Ohio corporation and the general partner of the Operating Partnership (the "PARENT"), Boykin Acquisition Corporation I, Inc., an Ohio corporation and wholly-owned subsidiary of the Parent ("NEWCO I"), Boykin Acquisition Corporation II, Inc., an Ohio corporation and wholly-owned subsidiary of the Parent ("NEWCO II"), and Boykin Acquisition Partnership, L.P., a Delaware limited partnership in which Newco I owns a 1% general partnership interest and Newco II owns a 99% limited partnership interest ("MERGER SUB"). Merger Sub and the Company are sometimes collectively referred to herein as the "CONSTITUENT PARTNERSHIPS."

                               R E C I T A L S :

     a. The Board of Directors of the Parent in its individual capacity, and as general partner of the Operating Partnership, the Board of Directors of Newco I in its individual capacity and as general partner of Merger Sub, the Board of Directors of Newco II in its individual capacity and as limited partner of Merger Sub, the Board of Directors of the General Partner in its individual capacity and the Board of Directors of the General Partner, together with the Special Committee thereof (the "SPECIAL COMMITTEE"), in the General Partner's capacity as general partner of each of the Company and the Subsidiary Partnership and on behalf of the Company in the Company's capacity as limited partner of the Subsidiary Partnership, have each approved this Agreement pursuant to which, among other things, Merger Sub will be merged with and into the Company (the "MERGER") on the terms and conditions contained herein and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "DRULPA").

     b. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

     c. Pursuant to a Partnership Interest Assignment Agreement (the "ASSIGNMENT AGREEMENT") of even date herewith among the General Partner, the Parent, the Operating Partnership and West Doughboy LLC, an Ohio limited liability company wholly owned by the Operating Partnership (the "GP ASSIGNEE"), a copy of which Assignment Agreement is annexed hereto as EXHIBIT A, simultaneously with the consummation of the Merger and the other transactions contemplated by this Agreement to occur on the Closing Date (as defined below), the General Partner shall assign to the GP Assignee (the "SUBSIDIARY ASSIGNMENT"), in exchange for the consideration and on the terms and conditions specified in the Assignment Agreement, the General Partner's 1% interest as general partner in the Subsidiary Partnership.

     d. Red Lion Hotels, Inc. (the "MANAGER") has consented to this Agreement, the Merger and the other transactions contemplated hereby and, subject to the provisions of the Notice and Waiver of even date herewith executed and delivered by the Manager (a copy of which has previously been delivered to the Parent or the Operating Partnership), has waived its rights set forth in Section 9.3(a) of the Management Agreement, dated April 6, 1987, between the Subsidiary Partnership and the Manager, as amended (the "MANAGEMENT AGREEMENT").

     e. Westboy LLC, an Ohio limited liability company (the "LESSEE"), has executed and delivered to the General Partner a letter of even date herewith pursuant to which the Lessee has agreed to enter into the Operating Lease (as defined below), the Termination Agreement (as defined below), the New Management Agreement (as defined below) and the Owner Agreement (as defined below), in each case not later than December 31, 1997, upon the execution and delivery of such agreements by the other parties thereto.

     NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below) and in accordance with the DRULPA, Merger Sub shall be merged with and into the Company which shall be the surviving partnership in the Merger (the "SURVIVING PARTNERSHIP"). At the Effective Time, the separate existence of Merger Sub shall cease and the other effects of the Merger shall be as set forth in Section 17-211 of the DRULPA.

     1.2 Closing; Effective Time. Subject to the provisions of Article 6, the closing of the Merger (the "CLOSING") shall take place in New York City at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, as soon as practicable but in no event later than 10:00 a.m. New York City time on the first business day after the date on which each of the conditions set forth in Article 6 has been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the Parent and the Operating Partnership, on the one hand, and the General Partner and the Company, on the other hand, may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE." At the Closing, the parties hereto shall cause a certificate of merger (the "CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DRULPA. The Merger shall become effective as of the date and time (the "EFFECTIVE TIME") of such filings or at such other time as may be specified in the Certificate of Merger.

     1.3 Certificate and Agreement of Limited Partnership. The agreement of limited partnership and the certificate of limited partnership of the Company, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the agreement of limited partnership and the certificate of limited partnership of the Surviving Partnership, until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

     1.4 Contribution Following the Effective Time. Immediately after the Effective Time, each of Newco I and Newco II intend to contribute to the Operating Partnership all of their respective partnership interests in the Surviving Partnership in exchange for partnership interests in the Operating Partnership.

                                   ARTICLE 2

                      CONVERSION OF PARTNERSHIP INTERESTS

     2.1 Conversion of Company Units and General Partnership Interest. The partnership units of the Company, representing limited partnership interests in the Company (collectively, the "COMPANY UNITS"), issued and outstanding immediately prior to the Effective Time (other than those held by the Company or the Subsidiary Partnership) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive a pro rata portion per Company Unit of the Unit Merger Consideration (as defined below). The General Partner's general partnership interest in the Company (the "GP INTEREST") shall, at the Effective Time, by virtue of the Merger and without any action of the General Partner be converted into the right to receive the GP Merger Consideration (as defined below). "UNIT MERGER CONSIDERATION" means that portion of the aggregate Cash Consideration (as defined below) and that portion of the aggregate Share Consideration (as defined below) allocated to the Unitholders (as defined below) pursuant to the allocation schedule attached to this Agreement as Schedule I (the "ALLOCATION SCHEDULE"). "GP MERGER CONSIDERATION"means that portion of the aggregate Cash Consideration and that portion of the aggregate Share Consideration allocated to the General Partner pursuant to the Allocation Schedule. "CASH CONSIDERATION" means an amount in cash equal to $35,305,000 minus the amount of cash required to be paid to the General Partner, in its capacity as general partner of the Subsidiary Partnership, pursuant to the Assignment Agreement. "SHARE CONSIDERATION" means that number of fully paid and nonassessable common shares, without par value, of the Parent ("PARENT SHARES") equal to 3,110,048 minus the number of Parent Shares required to be issued to the General Partner, in its capacity as general partner of the Subsidiary Partnership, under the Assignment Agreement. "MERGER CONSIDERATION"means the Cash Consideration plus the Share Consideration. Notwith-standing the foregoing, if between the date of this Agreement and the Effective Time the outstanding Company Units or Parent Shares shall have been changed into a different number of units or a different class or the percentage interest represented by the GP Interest shall have changed, by reason of any distribution, dividend, subdivision, reclassification, recapitalization, split, combination or exchange of Company Units or other partnership interests in the Company or Parent Shares, the Merger Consideration shall be correspondingly adjusted to reflect such distribution, dividend, subdivision, reclassification, recapitalization, split, combination or exchange.

     2.2 Treasury Units. Each Company Unit held by the Company or the Subsidiary Partnership immediately prior to the Effective Time, if any, shall, by virtue of the Merger, automatically be canceled and retired and cease to exist and no consideration shall be delivered in exchange therefor.

     2.3 Conversion of Interests in Merger Sub. Newco I's 1% general partnership interest in Merger Sub, by virtue of the Merger and without any action on the part of Newco I, shall be converted into a 1% general partnership interest in the Surviving Partnership and Newco II's 99% limited partnership interest in Merger Sub, by virtue of the Merger and without any action on the part of Newco II, shall be converted into a 99% limited partnership interest in the Surviving Partnership.

     2.4 Payment of GP Merger Consideration. Upon the Effective Time, the Parent shall deliver to the General Partner (i) a certificate representing the number of whole Parent Shares constituting the common share portion of the GP Merger Consideration (as determined pursuant to the Allocation Schedule), (ii) a payment of cash, in immediately available funds, constituting the cash portion of the GP Merger Consideration (as determined pursuant to the Allocation Schedule) and (iii) an amount of cash, in immediately available funds, sufficient to make the cash payment in respect of fractional Parent Shares otherwise issuable to the General Partner, as contemplated by Section 2.7.

     2.5 Payment of Unit Merger Consideration.

     2.5.1 Prior to the Closing Date, the Parent shall appoint National City Bank or another agent mutually acceptable to the Parent and the Company to act as exchange agent (the "EXCHANGE AGENT") for the Merger. At the Effective Time, the Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) certificates evidencing that number of Parent Shares constituting the Share Consideration portion of the Unit Merger Consideration (as determined pursuant to the Allocation Schedule), (ii) cash in the aggregate amount required to make the cash payments constituting the Cash Consideration portion of the Unit Merger Consideration (as determined pursuant to the Allocation Schedule), such aggregate sum being referred to as the "EXCHANGE FUND," and (iii) an amount of cash sufficient to enable the Exchange Agent to make the cash payments in respect of fractional Parent Shares otherwise issuable to Unitholders, as contemplated by Section 2.7.

     2.5.2 As soon as reasonably practicable following the Closing Date, the Parent shall instruct the Exchange Agent to mail to each holder (each a "UNITHOLDER") of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Units (collectively, the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing the Share Consideration portion of the Unit Merger Consideration and an amount in cash representing the Cash Consideration portion of the Unit Merger Consideration.

     2.5.3 After the Effective Time, each Unitholder shall surrender and deliver its Certificates to the Exchange Agent together with a duly completed and executed transmittal letter. Upon such surrender and delivery, each such Unitholder shall receive (i) a certificate representing the number of whole Parent Shares into which such Unitholder's Company Units have been converted pursuant to Section 2.1, (ii) a payment of cash constituting the portion of the Cash Consideration into which such Unitholder's Company Units have been converted pursuant to Section 2.1 and (iii) a payment of cash in lieu of any fractional Parent Share otherwise issuable to the Unitholder, as provided in
Section 2.7. No interest will be paid or accrued on the cash payable upon the surrender of the

Certificates. If the payment is to be made to a person other than the person in whose name a Certificate surrendered is registered, it shall be a condition of payment that (a) the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and (b) the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Parent that such tax has been paid or is not applicable. Until so surrendered and exchanged, each outstanding Certificate after the Effective Time shall be deemed for all purposes to evidence the right to receive the Unit Merger Consideration and the other cash payments described in this Section 2.5.3. No dividends with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any Certificate with respect to the Parent Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.7, in each case until the surrender of such Certificate in accordance with this Article 2.

     2.5.4 After the Effective Time, no transfer of Company Units shall be made, other than transfers of Company Units that have occurred prior to the Effective Time. In the event that, after the Effective Time, Certificates are presented to the Surviving Partnership, they shall be canceled and exchanged for the Unit Merger Consideration, the Special Distribution (as defined below) and the other cash consideration described in Section 2.5.3.

     2.5.5 Any Parent Shares or cash deposited with the Exchange Agent pursuant to Section 2.5.1 which remain undistributed to the former Unitholders for one year after the Effective Time shall be delivered to the Parent, upon demand, and any former Unitholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Parent for payment of their claims for any portion of the Unit Merger Consideration, any unpaid Special Distribution and any dividends, distributions or other payments with respect thereto.

     2.5.6 None of the General Partner, the Surviving Partnership, the Parent, the Subsidiary Partnership, the Operating Partnership, Newco I, Newco II and the Exchange Agent shall be liable to any person in respect of any Parent Shares comprising the Unit Merger Consideration or any cash payable pursuant to this
Article 2 delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.6 Special Distribution. Immediately prior to the Effective Time, the Company shall make a distribution described in this Section 2.6 (the "SPECIAL DISTRIBUTION") to its Unitholders and to the General Partner, the record date for which shall be the close of business on the last business day prior to the Effective Time. The Special Distribution shall have two components. The first component shall be equal to the amount of any distribution with respect to the Company Units and the GP Interest, calculated in accordance with the Company's most recent quarterly distribution rates for each and not yet paid by the Company in respect of each full fiscal quarter ended prior to the Closing Date. The second component shall be calculated and payable for any period of less than a full calendar quarter ending on the Closing Date. This component shall equal the sum of (a) the difference between (i) the Company's most recent quarterly distribution rates per Company Unit and with respect to the G.P. Interest and
(ii) the Parent's most recent quarterly dividend rate per Parent Share, such difference multiplied by the number of Parent Shares constituting the Share Consideration, plus (b) an amount payable with respect to the Company Units and the GP Interest calculated in accordance with the Company's most recent quarterly distribution rates for each and multiplied by 30%, and such sum shall be further multiplied by the number of days elapsed from the first day of such calendar quarter to the Closing Date and divided by 90. The amount of the second component shall be allocable between the General Partner and the Unitholders in the same percentage that the GP Merger Consideration bears to the Unit Merger Consideration. The portion of the Special Distribution payable to the Unitholders shall be paid by the Company immediately prior to the Effective Time. The portion of the Special Distribution payable to the General Partner shall be paid by the Company to the General Partner immediately prior to the Effective Time. To the extent that the Company does not have sufficient funds available to make the Special Distribution, the General Partner shall lend to the Company an amount of cash, in immediately available funds, necessary to make the Special Distribution as described in this Section 2.6, at an interest rate not to exceed the then applicable interest rate under the Company Credit Facility (as defined below) without any other fees and charges and any such loan shall be repaid in accordance with Section 5.11.

     2.7 Fractional Shares. No fractional Parent Shares shall be issued in the Merger and fractional shares shall not entitle the owner thereof to vote or to any rights of a shareholder of the Parent. In lieu of any fractional Parent Shares that a Unitholder would otherwise be entitled to receive as a result of the Merger such fractional Parent Shares shall be aggregated and if a fractional Parent Share results from such aggregation, such Unitholder shall receive an amount in cash determined by multiplying $25.63 by the fraction of a Parent Share which such Unitholder would otherwise have been entitled to by virtue of the Merger. In lieu of any fractional Parent Shares that the General Partner would otherwise be entitled to receive as a result of the Merger, the General Partner shall receive an amount in cash determined by multiplying $25.63 by the fraction of a Parent Share which the General Partner would otherwise have been entitled to by virtue of the Merger.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                      OF THE COMPANY, THE GENERAL PARTNER
                         AND THE SUBSIDIARY PARTNERSHIP

     Each of the Company, the General Partner and the Subsidiary Partnership represents and warrants to the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub, as follows:

     3.1 Existence and Power. Each of the Company, the General Partner and the Subsidiary Partnership is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company, the General Partner and the Subsidiary Partnership is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by the Company or the Subsidiary Partnership or the nature of the business conducted by the Company or the Subsidiary Partnership makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (as defined below) with respect to the Company. The Company has previously delivered or made available to the Parent correct and complete copies of the agreement of limited partnership and certificate of limited partnership, as currently in effect, of each of the Company and the Subsidiary Partnership, and of the certificate of incorporation and bylaws of the General Partner, as currently in effect. Section 3.1 to the Company Disclosure Letter (as defined below) sets forth each subsidiary of the Company and of the Subsidiary Partnership and the ownership interest therein of each of the Company and the Subsidiary Partnership. Except for the partnership interests in such subsidiaries, neither the Company nor the Subsidiary Partnership owns, directly or indirectly, any capital stock, partnership interest or other equity ownership interest in any person.

     3.2 Authorized and Outstanding Company Units. The Company is authorized to issue 4,940,000 Company Units. As of the date of this Agreement, 4,133,500 Company Units are issued and outstanding, which represent all of the limited partnership interests in the Company other than those held by the Company or the Subsidiary Partnership. As of the date of this Agreement, the GP Interest is the only outstanding general partnership interest in the Company. As of the date of this Agreement, except as set forth in this Section 3.2, no Company Units or other general or limited partnership interests or voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Units are duly authorized, validly issued, fully paid and, subject to the DRULPA, not subject to preemptive rights. The GP Interest is duly authorized, validly issued and, subject to the DRULPA, not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or any other security of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the General Partner or the Unitholders may vote. Except as set forth in Section
3.2 of the disclosure letter previously provided by the Company to the Parent (the "COMPANY DISCLOSURE LETTER") and as otherwise provided in this Agreement, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the General Partner or the Company is a party or by which the General Partner or the Company is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Company Units, additional partnership interests, voting securities or other ownership interests in the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.2 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire the GP Interest or any Company Units or other ownership interests in the Company or make any material investment (in the form of a loan, capital contribution or otherwise) in any person. All of the issued and outstanding limited partnership interests in the Subsidiary Partnership are owned by the Company and all of the issued and outstanding general partnership interests in the Subsidiary Partnership are owned by the General Partner. Except as provided in Section 3.2 of the Company Disclosure Letter and in this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the General Partner, the Company or the Subsidiary Partnership is a party or by which the General Partner, the Company or the Subsidiary Partnership is bound, obligating the Subsidiary Partnership to issue, deliver or sell, or cause to be issued, delivered or sold, additional partnership units of the Subsidiary Partnership, voting securities or other ownership interests in the Subsidiary Partnership or obligating the Subsidiary Partnership to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     3.3 Authority; Binding Agreement. Each of the General Partner, the Company and the Subsidiary Partnership has the full legal power and authority to execute and deliver this Agreement and the other Transaction Documents (as defined below) to which it is a party and, subject to the adoption of this Agreement and the other Transaction Documents by the Unitholders in accordance with the immediately succeeding sentence, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary partnership and corporate action, as the case may be, on the part of the Company, the Subsidiary Partnership and the General Partner to the extent it is a party hereto or thereto, subject to the adoption of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby by the Unitholders in accordance with the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the DRULPA, the rules and regulations of the American Stock Exchange, Inc. and the agreements of limited partnership of the Company and the Subsidiary Partnership. Each of this Agreement and the other Transaction Documents has been or will be duly and validly executed and delivered by the Company and the Subsidiary Partnership, to the extent it is a party hereto or thereto and, subject to the adoption of this Agreement and the other Transaction Documents and the approval of the transactions contemplated hereby and thereby by the Unitholders in accordance with the immediately preceding sentence, constitutes or will constitute a legal, valid and binding agreement of the Company and the Subsidiary Partnership, to the extent it is a party hereto or thereto, enforceable against the Company and the Subsidiary Partnership, to the extent it is a party hereto or thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer and similar laws now or hereafter in effect relating to or affecting creditors' rights generally and to general principles of equity.

     3.4 No Conflict or Violation.  Subject to (a) the items set forth in
Section 3.4 of the Company Disclosure Letter, (b) obtaining the requisite Unitholder approval and (c) making the filings and obtaining the approvals identified in Section 3.5, and except with respect to matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company, neither the execution and delivery by each of the General Partner, the Company and the Subsidiary Partnership of this Agreement or the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby and thereby will (i) contravene or conflict with or result in any breach of any provision of the certificate of limited partnership or the agreement of limited partnership of the Company or the Subsidiary Partnership or the certificate of incorporation or bylaws of the General Partner, (ii) require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation (collectively, "CONTRACTS") to which the Company or the Subsidiary Partnership is a party or by which they or any material portion of their properties or assets may be bound or (iii) violate any order, judgment, writ, injunction, determination, award, decree, law, statute, rule or regulation (collectively, "LEGAL REQUIREMENTS") applicable to the Company or the Subsidiary Partnership or any material portion of their properties or assets.

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

     3.5 Governmental Approvals. No consent, approval or authorization of or declaration or filing with any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (each, a "GOVERNMENTAL ENTITY") on the part of the Company or the Subsidiary Partnership that has not been obtained or made is required in connection with the execution or delivery by the General Partner, the Subsidiary Partnership or the Company of this Agreement or the other Transaction Documents to which it is a party or the consummation by the General Partner, the Subsidiary Partnership or the Company of the transactions contemplated hereby or thereby to which it is a party, other than (a) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (b) filings and other applicable requirements under the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, (c) filings, approvals or other actions or authorizations required under any applicable liquor license laws and regulations, (d) as may be required under state securities or "BLUE SKY" laws and (e) consents, approvals, authorizations, declarations or filings that (i) are set forth in Section 3.5 of the Company Disclosure Letter or (ii) if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Company or prevent the Company from consummating the transactions contemplated hereby.

     3.6 SEC Filings; Financial Statements. The Company has made all filings required to be made with the Securities and Exchange Commission (the "SEC") since December 31, 1995 and has delivered or made available to the Parent or the Operating Partnership correct and complete copies of the Company's (a) Annual Reports on Form 10-K for the years ended December 31, 1995 and December 31, 1996 (together, the "COMPANY 10-K'S"), as filed with the SEC and (b) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q (collectively, the "COMPANY 10-Q'S") and Current Reports on Form 8-K) filed by the Company with the SEC since December 31, 1995 (the items identified in clauses (a) and (b) (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) being referred to collectively as the "COMPANY SEC FILINGS"). As of their respective dates, the Company SEC Filings, taken together with all amendments thereto, comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included or incorporated by reference in the Company 10-K's and the Company 10-Q's (a) were prepared in accordance with generally accepted accounting principles in effect during the periods involved (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q under the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and (b) fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments).

     3.7 Absence of Certain Changes or Events. Except as (a) disclosed in the Company SEC Filings filed prior to the date hereof (the "FILED COMPANY SEC FILINGS"), (b) specifically contemplated by this Agreement or (c) set forth in
Section 3.7 of the Company Disclosure Letter, since September 30, 1997, there has not been any condition, event or occurrence that, individually or in the aggregate, has resulted in a Material Adverse Effect with respect to the Company.

     3.8 Ownership of Certain Assets.

     3.8.1 The General Partner is the sole general partner of the Subsidiary Partnership and owns a 1% general partnership interest therein. Except as set forth in Section 3.8.1 of the Company Disclosure Letter, the Company owns, as its sole assets, a ninety nine percent (99%) limited partnership interest in the Subsidiary Partnership, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "LIENS"), cash and cash equivalents derived from its ownership interest in the Subsidiary Partnership and rights arising from Contracts to which it is a party.

     3.8.2 The Subsidiary Partnership is the owner of good and marketable fee title to the hotels listed in Section 3.8.2A of the Company Disclosure Letter free and clear of all Liens or other title defects, except for

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

(a) such Liens or other title defects listed in Section 3.8.2B of the Company Disclosure Letter, (b) the hotels identified in Section 3.8.2C of the Company Disclosure Letter, the ownership by the Subsidiary Partnership of which is subject to the respective ground leases identified in such section of the Company Disclosure Letter (together with the hotels listed in Section 3.8.2A of the Company Disclosure Letter, the "Hotels") and (c) such Liens or other title defects that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company.

     3.9 Absence of Litigation. Except as disclosed in the Filed Company SEC Filings and as set forth in Section 3.9 of the Company Disclosure Letter, as of the date hereof there are no claims, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or the Subsidiary Partnership or any of their properties or assets, before any court or Governmental Entity that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Company. As of the date hereof, neither the Company nor the Subsidiary Partnership nor any portion of their properties or assets is subject to any order, judgment, injunction or decree (collectively, "ORDERS") of any court or Governmental Entity that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Company.

     3.10 Compliance. Except as disclosed in the Filed Company SEC Filings and as described in Section 3.10 of the Company Disclosure Letter, neither the Company nor the Subsidiary Partnership is in default or violation of any term, condition or provision of (a) its certificate of limited partnership or agreement of limited partnership, or (b) except with respect to matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company, (i) any Contracts to which it is a party or by which it or any material portion of the Company's and the Subsidiary Partnership's properties or assets may be bound or (ii) any Legal Requirements applicable to it or any material portion of the Company's and the Subsidiary Partnership's properties or assets, taken as a whole.

     3.11 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by the Parent in connection with the Merger (such registration statement, together with any amendments or supplements thereto, the "REGISTRATION STATEMENT") and (b) the Proxy Statement (as defined below) to be filed with the SEC by the Company and the Parent in connection with the meeting of the Unitholders (the "COMPANY UNITHOLDERS' MEETING") and the meeting of the shareholders of the Parent (the "PARENT SHAREHOLDERS' MEETING") to be conducted or held in connection with their respective approvals of the Merger, the Transaction Documents and the issuance of the Parent Shares in connection with the Merger, as the case may be, will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time the Proxy Statement is mailed to the Unitholders and the Parent shareholders, as the case may be, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     3.12 Condemnation Actions. Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the Company nor the Subsidiary Partnership has received any written notice of and neither of them has knowledge of any pending condemnation action of any nature with respect to any of the Hotels, other than any such actions that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company. If, between the date hereof and the Effective Time, the Company or the Subsidiary Partnership receives a written notice of or obtains knowledge of, any such pending condemnation action, the Company shall promptly notify the Parent of such notice or knowledge, and the Parent shall have the right to consult with the Company in the settlement of any such condemnation action.

     3.13 Hazardous Materials. Except as disclosed in the reports or studies regarding Hazardous Materials (as defined below) or Environmental Laws (as defined below) made available to the Parent in due diligence or in Section 3.13 of the Company Disclosure Letter, and except with respect to matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company, neither the Company nor the Subsidiary Partnership has received any written notice of

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

and neither of them has knowledge of, (a) any alleged violation of any Environmental Law with respect to any Hotel, which violation has not been previously remedied or (b) any investigation by any Governmental Entity with respect to the existence of any Hazardous Materials at any of the sites at which an investigation remains open. "HAZARDOUS MATERIALS" means any asbestos-containing materials, petroleum, urea formaldehyde, polychlorinated biphenyls (PCBs), and any materials, wastes, substances or chemicals that are deemed hazardous, toxic, a pollutant or a contaminant under any Environmental Law. "ENVIRONMENTAL LAW" means, collectively, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901, et seq.), any comparable law of any state in which any of the Hotels is located, and all other applicable laws and regulations relating to the protection of human health and safety, the environment, or hazardous or toxic substances or wastes, pollutants or contaminants.

     3.14 Bankruptcy Matters. Neither the Company nor the Subsidiary Partnership has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substan tially all of its assets, suffered the attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

     3.15 Taxes. Except as disclosed in Section 3.15 of the Company Disclosure Letter, each of the Company and the Subsidiary Partnership has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid all taxes required to be paid by it, other than in cases where the failure to pay such taxes, individually or in the aggregate, has not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company, and the financial statements included in the most recent Company 10-K reflect an adequate reserve for all material taxes payable by the Company or the Subsidiary Partnership for all taxable periods and portions thereof through the date of those financial statements. Except as disclosed in Section 3.15 of the Company Disclosure Letter, each of the Company and the Subsidiary Partnership has been, since its date of formation, and will be, through the date of Closing, treated as a partnership and not as an association taxable as a corporation for federal income tax purposes. As used in this Agreement (unless otherwise specified), "TAXES" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to tax with respect thereto.

     3.16 Finders and Investment Bankers. None of the General Partner, the Company, the Subsidiary Partnership and the Special Committee has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for each of Morgan Stanley Realty Inc. and Legg Mason Wood Walker, Incorporated (the "SPECIAL COMMITTEE FINANCIAL ADVISORS") which have been engaged as financial advisors to the Special Committee, or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to the Special Committee Financial Advisors, all of which fees have been or will be paid by the Company, except as otherwise provided in Section
5.11. The Company has previously delivered to the Parent copies of the engagement letters between the Special Committee and each of the Special Committee Financial Advisors.

     3.17 Opinions of Financial Advisors. The Special Committee has received the oral opinions of each of the Special Committee Financial Advisors and the written opinion of Legg Mason Wood Walker, Incorporated, a copy of which opinion has been delivered to the Parent, to the effect that, as of the date of this Agreement, the Unit Merger Consideration is fair to the Unitholders from a financial point of view. The written opinion of Morgan Stanley Realty Incorporated will be delivered to the Parent as soon as practicable after the date hereof following delivery of such written opinion to the Special Committee by Morgan Stanley Realty Incorporated.

     3.18 Vote or Consent Required. The affirmative vote or consent of a majority in interest of the Unitholders is the only vote or consent of Unitholders that is necessary (under applicable law or otherwise) to enable each of

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

the General Partner, the Company and the Subsidiary Partnership to enter into this Agreement and the other Transaction Documents to which it is a party and to perform their respective obligations hereunder and thereunder.

     3.19 Investigation by the Company, the General Partner and the Subsidiary Partnership. In entering into this Agreement, the Company, the General Partner and the Subsidiary Partnership:

          (a) acknowledge that, except as set forth in this Agreement and in the certificates and other documents and instruments to be delivered by the Parent and the Operating Partnership at the Closing, neither the Parent nor the Operating Partnership or any of their respective partners, directors, officers, employees, affiliates, subsidiaries, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company, the General Partner, the Subsidiary Partnership or their agents or representatives, and

          (b) agree, to the fullest extent permitted by law that, except as provided in this Agreement, neither the Parent nor the Operating Partnership or any of their respective partners, directors, officers, employees, shareholders, affiliates, subsidiaries, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Company, the General Partner or the Subsidiary Partnership on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Company, the General Partner or the Subsidiary Partnership.

     3.20 Absence of Undisclosed Liabilities. Except as reflected in the Filed Company SEC Filings or disclosed in Section 3.20 of the Company Disclosure Letter, neither the Company nor the Subsidiary Partnership has any liabilities or obligations of any nature, whether accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect with respect to the Company.

     3.21 Contracts. All the Contracts that are material to the business of the Company or the Subsidiary Partnership are described in Section 3.21 of the Company Disclosure Letter. The Subsidiary Partnership has a valid leasehold interest in the property demised under the Ground Lease dated May 1, 1973, as amended, between Charles P. Larson, Jr. and the Subsidiary Partnership, as assignee (the "SPRINGFIELD GROUND LEASE"), and the Ground Lease dated October 23, 1968, as amended, between First National Bank of Omaha and the Subsidiary Partnership, as assignee (the "OMAHA GROUND LEASE", and together with the Springfield Ground Lease, the "GROUND LEASES"), and such Ground Leases are in full force and effect in accordance with their terms. The Subsidiary Partnership is not in default under either Ground Lease and, to its, the Company's and the General Partner's knowledge, the other party to each Ground Lease is not in default under the Ground Lease to which it is a party, except for any such default that, in each case, individually or in the aggregate, has not resulted in or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company. The Subsidiary Partnership has not heretofore transferred, mortgaged or pledged its interest under either of the Ground Leases, except pursuant to the Company Credit Facility (as defined below).

     3.22 Work Stoppages. No strike, general work stoppage, general work slow down, general sick out, concerted refusal to work overtime or similar concerted conduct that is disruptive of work by the employees of the Manager exists or, to the knowledge of the Company or the Subsidiary Partnership, is imminent, which would reasonably be expected to have a Material Adverse Effect with respect to the Company.

     3.23 Intangible Property. Except with respect to matters that, individually or in the aggregate, have not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Company, the Company and the Subsidiary Partnership have the right to use all patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and rights necessary for the conduct of their respective businesses, and neither the Company nor the Subsidiary Partnership has knowledge of any claim of infringement by any other person with respect to any of the foregoing.

     3.24 Insurance. All of the insurance policies that are material to the business of the Company and the Subsidiary Partnership, taken as a whole, and all material claims thereunder are described in Section 3.24 of the Company Disclosure Letter.

     3.25 Employees and Employee Benefit Plans. (a) Neither the Company nor the Subsidiary Partnership directly employs any individuals or maintains any employee benefit plans. Pursuant to the Management Agreement, the Subsidiary Partnership retains the services of certain employees of the Manager (the "EMPLOYEES") and pays the Manager for all costs and expenses incurred by the Manager in respect of such Employees under the terms of Article II of the Management Agreement. Employee benefit plans maintained by the Manager in which Employees are participants are hereinafter referred to as "MANAGER PLANS."

          (b) (i) No Manager Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 412 of the Code (as defined below), or provides welfare benefits to former employees or beneficiaries or dependents thereof (other than as required under Section 4980 of the Code and any applicable state laws). None of the Company, the Subsidiary Partnership and the Manager (or any predecessors thereof) maintains, has maintained, contributes to or has contributed to a plan subject to Section 412 of the Code or Title IV of ERISA for the benefit of persons providing services to the Company or the Subsidiary Partnership within the five years preceding this year. No Manager Plan is a multiemployer plan (within the meaning of Sections 3(37) or 4003(a)(3) of ERISA or Section 414(f) of the Code).

             (ii) Each Manager Plan which is intended to be qualified under
        Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service regarding its qualified status.

             (iii) Each Manager Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with all applicable laws, including ERISA and the Code.

             (iv) Except where failure to do so would not result in a material liability to the Company, full payment has been made, in a timely manner, of all amounts which the Manager or any of its subsidiaries is required to pay under the terms of each of the Manager Plans. None of the Manager Plans nor any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived.

             (v) None of the Manager or the Company or the Subsidiary Partnership has engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Manager Plan.

     3.26 No Ownership of Voting Stock. Neither the Company nor the Subsidiary Partnership owns ten percent (10%) or more of the voting securities of any corporation or association taxable as a corporation for federal income tax purposes.

     3.27 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation enacted by any state (A "TAKEOVER STATUTE") applies to the Merger or the other transactions contemplated by this Agreement and the other Transaction Documents.

     3.28 General Partner Conduct. In connection with the discharge of its duties as general partner of the Company and the Subsidiary Partnership, the General Partner has not committed one or more acts or omissions constituting gross negligence or willful misconduct which, individually or in the aggregate, might reasonably be expected to result in a Material Adverse Effect with respect to the Company.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF THE
                      PARENT AND THE OPERATING PARTNERSHIP

     Each of the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II represents and warrants to the Company, the General Partner and the Subsidiary Partnership, as follows:

     4.1 Existence and Power. Each of the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II and each of their respective subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II and each of their respective subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership. The Parent has previously delivered or made available to the Company correct and complete copies of the articles of incorporation and code of regulations or by-laws for each of the Parent, Newco I and Newco II and the certificate of limited partnership and the agreement of limited partnership of each of the Operating Partnership and Merger Sub, as currently in effect.
Section 4.1 to the disclosure letter previously provided by the Parent to the Company (the "PARENT DISCLOSURE LETTER") sets forth each subsidiary and the ownership interest therein of each of the Parent and the Operating Partnership. Except for the capital stock of or other equity interests in such subsidiaries neither the Parent nor the Operating Partnership owns, directly or indirectly, any capital stock or other equity ownership interest, with a fair market value as of the date of this Agreement greater than $1,000,000 in any person.

     4.2 Authorized and Outstanding Capital Shares of the Parent. The Parent is authorized to issue 40,000,000 Parent Shares, and 10,000,000 preferred shares, without par value (THE "PARENT PREFERRED SHARES"). As of the date of this Agreement, 9,542,251 Parent Shares are issued and outstanding and no Parent Preferred Shares are issued or outstanding. All issued and outstanding Parent Shares have been duly authorized and are validly issued, fully paid, and, subject to the General Corporation Law of the State of Ohio (THE "OGCL"), nonassessable and not subject to preemptive rights. The Parent has reserved 603,500 Parent Shares for issuance upon the exercise of outstanding options to purchase Parent Shares. Except as set forth in this Section 4.2, no Parent Shares, other voting securities of the Parent or Parent Preferred Shares were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the Parent Shares. Upon issuance, each Parent Share issued to former Unitholders and the General Partner shall be (a) duly authorized, validly issued, fully paid and, subject to the OGCL, nonassessable and not subject to preemptive rights and (b) registered under the Securities Act. There are no bonds, debentures, notes or other indebtedness or any other securities of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Shares may vote. Except as otherwise disclosed in this Section 4.2, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Parent is a party or by which the Parent is bound, obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional Parent Shares, other voting securities, Parent Preferred Shares or other ownership interests of the Parent or obligating the Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any Parent Shares or other ownership interests in the Parent or make any material investment (in the form of a loan, capital contribution or otherwise) in any person. As of the date of this Agreement, all of the issued and outstanding common shares of each of Newco I and Newco II are owned by Parent. Immediately prior to the Effective Time, 850 common shares of Newco I and 850 common shares of Newco II are issued and outstanding, all of which shares shall be duly authorized, validly issued, fully paid and, subject to the OGCL, nonassessable and not subject to preemptive rights. As of the date of this Agreement, Newco I shall own a 1% general

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partnership interest in Merger Sub and Newco II shall own a 99% limited partnership interest in Merger Sub. As of the date of this Agreement, no other person shall own a partnership interest, general or limited, in Merger Sub.

     4.3 Authority; Binding Agreement. Each of the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II has the full legal power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and, subject to the adoption of this Agreement and the other Transaction Documents and the approval of the transactions contemplated hereby and thereby by the shareholders of the Parent in accordance with the immediately succeeding sentence, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and partnership action, as the case may be, on the part of each of the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II, to the extent it is a party hereto or thereto, subject to the adoption of this Agreement and the other Transaction Documents and the approval of the transactions contemplated hereby and thereby by the shareholders of the Parent in accordance with the Exchange Act, the OGCL, the rules and regulations of the New York Stock Exchange, Inc. (as defined below) and the articles of incorporation and code of regulations of the Parent. Each of this Agreement and the other Transaction Documents has been or will be duly and validly executed and delivered by the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II, to the extent it is a party hereto or thereto and, subject to the adoption of this Agreement and the other Transaction Documents and the approval of the transactions contemplated hereby and thereby by the shareholders of the Parent in accordance with the immediately preceding sentence, constitutes or will constitute a legal, valid and binding agreement of each of the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II, to the extent it is a party hereto or thereto, enforceable against each of the Parent, the Operating Partnership, Merger Sub, Newco I and Newco II, to the extent it is a party hereto or thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer and similar laws now or hereafter in effect relating to or affecting creditors' rights generally and to general principles of equity.

     4.4 No Conflict or Violation. Neither the execution and delivery by each of the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub of this Agreement or the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby and thereby will (a) contravene or conflict with or result in any breach of any provision of the certificate of limited partnership or the agreement of limited partnership of each of the Operating Partnership and Merger Sub or the articles of incorporation or code of regulations or by-laws of each of the Parent, Newco I and Newco II or (b) except with respect to matters that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership, (i) subject to obtaining the affirmative vote of a majority of the outstanding Parent Shares and except as set forth in Section 4.4 of the Parent Disclosure Letter and except for consents, approvals or notices which have been obtained or made or such conflicts, violations or defaults which have been properly waived by the appropriate party, require any consent, approval or notice under or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts to which the Parent, the Operating Partnership or any of their subsidiaries is a party or by which any of them or any material portion of their properties or assets may be bound or (ii) violate any Legal Requirements applicable to the Parent, the Operating Partnership or any of their subsidiaries or any material portion of their properties or assets.

     4.5 Governmental Approvals. No consent, approval or authorization of or declaration or filing with any Governmental Entity on the part of the Parent, the Operating Partnership or any of their subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Parent, the Operating Partnership, Newco I, Newco II or Merger Sub of this Agreement or the other Transaction Documents, to which it is a party, or the consummation by the Parent, the Operating Partnership, Newco I, Newco II or Merger Sub of the transactions contemplated hereby and thereby, to which it is a party, other than (a) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (b) filings and other applicable requirements under the Securities Act and the Exchange Act, (c) as may be required under state securities or "blue sky" laws,

                                      A-13
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(d) filings, approvals or other actions or authorizations required under any applicable liquor license laws and regulations and (e) consents, approvals, authorizations, declarations or filings that, if not obtained or made, could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership or prevent the Parent, the Operating Partnership, Newco I, Newco II or Merger Sub from consummating the transactions contemplated hereby.

     4.6 SEC Filings; Financial Statements. The Parent has made all filings required to be made with the SEC since December 31, 1996 and has delivered or made available to the Company correct and complete copies of its (a) Annual Report on Form 10-K for the year ended December 31, 1996 (the "PARENT 10-K"), as filed with the SEC, (b) proxy statements relating to all of the Parent's meetings of shareholders (whether annual or special) since December 31, 1996 and
(c) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q (collectively, the "PARENT 10-Q'S") and Current Reports on Form 8-K) filed by the Parent with the SEC since December 31, 1996 (the items identified in clauses (a), (b) and (c) (in each case including all exhibits and schedules thereto and documents incorporated by reference therein) being referred to collectively as the "PARENT SEC FILINGS"). As of their respective dates, the Parent SEC Filings, taken together with all amendments thereto, comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Parent included or incorporated by reference in the Parent 10-K and the Parent 10-Q's (a) have been prepared in accordance with generally accepted accounting principles in effect during the periods involved (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q under the rules and regulations of the SEC) (except as may be indicated in the notes to such financial statements) and (b) fairly present in all material respects the consolidated financial position of the Parent and the Operating Partnership at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

     4.7 Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Filings filed prior to the date hereof (the "FILED PARENT SEC FILINGS") or as specifically contemplated by this Agreement or as set forth in
Section 4.7 of the Parent Disclosure Letter, since September 30, 1997 there has not been any condition, event or occurrence that, individually or in the aggregate, has resulted in a Material Adverse Effect with respect to the Parent or the Operating Partnership.

     4.8 Absence of Litigation. Except as disclosed in the Filed Parent SEC Filings or as set forth in Section 4.8 of the Parent Disclosure Letter, as of the date hereof, there are no claims, actions or proceedings pending or, to the knowledge of the Parent or the Operating Partnership, threatened against the Parent or the Operating Partnership or any of their subsidiaries, or any of their respective properties or assets before any court or Governmental Entity that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership. As of the date hereof, neither the Parent or the Operating Partnership nor any portion of the Parent's and the Operating Partnership's properties or assets is subject to any Orders of any court or Governmental Entity, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership.

     4.9 Compliance. Except as disclosed in the Filed Parent SEC Filings, none of the Parent, the Operating Partnership and their subsidiaries is in default or violation of any term, condition or provision of (a) its certificate of limited partnership, partnership agreement, articles of incorporation, by-laws, code of regulations or other organizational documents, as the case may be, or (b) except with respect to matters that, individually or in the aggregate, have not had or would not reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership, (i) any Contracts to which the Parent or the Operating Partnership or any of their subsidiaries is a party or by which any of them or any material portion of their properties or assets may be bound or (ii) any Legal Requirements applicable to the Parent or the Operating Partnership or any of their subsidiaries or any material portion of their properties or assets.

     4.10 Information Supplied. None of the information supplied or to be supplied by the Parent, the Operating Partnership, Newco I , Newco II or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement to be filed with the SEC by the Parent and the Company in connection with the Company Unitholders' Meeting and the Parent Shareholders' Meeting will, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act or at the time the Proxy Statement is mailed to the Unitholders and the Parent's shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

     4.11 Finders and Investment Bankers. None of the Parent or the Operating Partnership or any of their subsidiaries has employed any investment banker, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for Lehman Brothers Inc. (the "PARENT FINANCIAL ADVISOR"), or incurred any liability for any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to the Parent Financial Advisor, all of which fees have been or will be paid by the Parent. The Parent has previously delivered to the Company a copy of the engagement letter between the Parent and the Parent Financial Advisor.

     4.12 Sufficient Funds. The Operating Partnership has or upon the Closing Date will have sufficient funds or financing available (through existing credit arrangements or otherwise) to (a) repay, in cash, all indebtedness outstanding under the credit facility provided for pursuant to the Second Amended and Restated Credit Agreement, dated April 2, 1996, between Canadian Imperial Bank of Commerce, as agent, and the Subsidiary Partnership (together with any interest rate hedging agreements entered into pursuant to Section 6.27 of such credit agreement, the "COMPANY CREDIT FACILITY"), plus unpaid interest accrued thereon, and any prepayment, breakage or other costs associated with repayment of amounts under or in connection with the termination of the Company Credit Facility on the Closing Date, as contemplated in Section 5.11, (b) pay, in cash, all amounts owed to the Manager by the Subsidiary Partnership pursuant to the Management Agreement and the Termination Agreement, as contemplated in Section 5.11, (c) repay all loans and other obligations owed by the Company to the General Partner and the Manager, as contemplated in Section 5.11, (d) pay all amounts required to be paid pursuant to the Assignment Agreement, (e) pay all fees, costs and expenses including, without limitation, fees and expenses of counsel for each of the Special Committee, the General Partner and the Company and of the Special Committee Financial Advisors incurred by the Company in connection with this Agreement, the Merger, the other transactions contemplated hereby, the Operating Lease and related matters (the amounts in clauses (a) through (e) collectively, the "TRANSACTION EXPENSES"), as contemplated in
Section 5.11 and (f) pay all amounts required to be paid in cash pursuant to
Article 2.

     4.13 Investigation by the Parent and the Operating Partnership. In entering into this Agreement, the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub:

          (a) acknowledge that, except as set forth in this Agreement and in the certificates and other documents and instruments to be delivered by the General Partner, the Company and the Subsidiary Partnership at the Closing, none of the General Partner, the Company, the Subsidiary Partnership or any of their respective partners, directors (including the Special Committee), officers, employees, affiliates, agents, advisors or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Parent, the Operating Partnership or their agents or representatives, and

          (b) agree, to the fullest extent permitted by law that, except as provided in this Agreement, none of the General Partner, the Company, the Subsidiary Partnership or any of their respective partners, directors (including the Special Committee), officers, employees, shareholders, affiliates, agents, advisors or representatives shall have any liability or responsibility whatsoever to the Parent or the Operating Partnership on any basis (including, without limitation, in contract or tort, under federal or state securities laws or

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

     otherwise) based upon any information provided or made available, or statements made, to the Parent or the Operating Partnership.

     4.14 Taxes.

     4.14.1 Each of the Parent, the Operating Partnership and their subsidiaries has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and has paid all taxes required to be paid by it other than cases where the failure to pay any such taxes, individually or in the aggregate, has not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership, and the financial statements contained in the most recent Parent 10-K reflect an adequate reserve for all material taxes payable by the Parent, the Operating Partnership or such subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since February 8, 1996, the Parent has incurred no liability for taxes under Section 857(b), 860(c) or 4981 of the Code (as defined below), and neither the Parent nor the Operating Partnership has incurred any liability for taxes other than in the ordinary course of business. Except as set forth in Section 4.14.1 of the Parent Disclosure Letter, to the knowledge of the Parent or the Operating Partnership, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding sentence will be imposed upon the Parent.

     4.14.2 The Parent has been, since its date of formation, and will be through the Closing Date, treated as a real estate investment trust within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a real estate investment trust for such years, (b) has operated since its date of formation, and intends to continue to operate, in such a manner as to qualify as a real estate investment trust and (c) has not taken or omitted to take any action which could result in a challenge to its status as a real estate investment trust, and to the Parent's knowledge, no such challenge is pending or threatened. The Operating Partnership has been since its date of formation, and will be, through the Closing Date, treated as a Partnership and not as an association taxable as a corporation for federal income tax purposes. The General Partner agrees that it will file the final tax returns of the Company for the taxable year of the Company that ends on the Closing Date as a result of the termination of the Company pursuant to Section 708(b)(1)(B) of the Code and the General Partner, the Company, and the Subsidiary Partnership agree, based on advice of competent tax counsel, that such final tax returns will in all respects reflect and be consistent with the treatment of the Merger as a transfer by the General Partner and each Unitholder of their interests in the Company to Parent in exchange for cash and Parent Shares. Parent, Newco I, Newco II, and Merger Sub agree to treat the Merger for tax purposes consistent with the treatment described herein.

     4.15 Condemnation Actions. Except as disclosed in Section 4.15 of the Parent Disclosure Letter, neither the Parent, the Operating Partnership nor any of their respective subsidiaries has received any written notice of and none of them has knowledge of any pending condemnation action of any nature with respect to any of the properties owned or leased by the Parent or the Operating Partnership or any of such subsidiaries (collectively, the "PARENT PROPERTIES") other than any such action that, individually or in the aggregate, has not resulted or would not reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership. If, between the date hereof and the Effective Time, the Parent, the Operating Partnership or any of such subsidiaries receives a written notice of or obtains knowledge of any such pending condemnation action, the Parent shall promptly notify the Company of such notice or knowledge.

     4.16 Hazardous Materials. Except as disclosed in Section 4.16 of the Parent Disclosure Letter and except with respect to matters that, individually or in the aggregate, have not had or would not reasonably be expected to result in a Material Adverse Effect with respect to the Parent or the Operating Partnership, none of the Parent, the Operating Partnership and their respective subsidiaries has received any written notice of and none of them has knowledge of (a) any alleged violation of any Environmental Law with respect to any such property, which violation has not been previously remedied or (b) any investigation by any Governmental Entity with respect to the existence of any Hazardous Materials at any of the sites at which an investigation remains open.

     4.17 Bankruptcy Matters. None of the Parent, the Operating Partnership or their respective subsidiaries has made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of all or substantially all of its assets, suffered the attachment or other judicial seizure of all or substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally.

     4.18 Vote or Consent Required. The affirmative votes of the holders of a majority of the outstanding Parent Shares is the only vote or consent of the holders of any class or series of capital stock of the Parent, Newco I or Newco II or partnership interests in the Operating Partnership or Merger Sub not previously obtained that is necessary (under applicable law or otherwise) to enable each of Parent, Newco I, Newco II, Merger Sub and the Operating Partnership to enter into and consummate this Agreement and the other Transaction Documents to which it is a party and perform their respective obligations hereunder and thereunder.

     4.19 Opinion of Financial Advisor. The Parent has received an opinion of the Parent Financial Advisor to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Parent from a financial point of view.

     4.20 Takeover Statutes. No Takeover Statute applies to the Merger or the other transactions contemplated by this Agreement and the other Transaction Documents.

     4.21 Newly Formed Subsidiaries. Each of Merger Sub, Newco I and Newco II is a newly formed, wholly-owned subsidiary of the Parent and, except for the activities incident to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, none of Newco I, Newco II and Merger Sub has engaged in any business activities of any type or kind whatsoever. Each of Newco I and Newco II is a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code.

                                   ARTICLE 5

                                   COVENANTS

     5.1 Conduct of Business of the Company. Except as contemplated by this Agreement and the other Transaction Documents (including, without limitation, as contemplated in the immediately succeeding sentence), during the period commencing on the date hereof and ending at the Effective Time, the Company shall, and the General Partner shall cause the Subsidiary Partnership to, conduct its operations in the ordinary course of business consistent with past practice and to use all commercially reasonable efforts to preserve intact its business organization and to maintain satisfactory relation ships with its customers and suppliers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, prior to the Effective Time, the Company will not, and the General Partner will cause the Subsidiary Partnership not to, without the prior written consent of the Parent or the Operating Partnership:

          (a) amend its certificate of limited partnership or agreement of limited partnership except as contemplated by Section 5.15 hereof;

          (b) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions or other rights or other agreements) any Company Units or other general or limited partnership interests of any class or any securities convertible into or exchangeable for partnership units or other general or limited partnership interests of any class in the Company or the Subsidiary Partnership;

          (c) split, combine or reclassify any Company Units or declare, pay or set aside for payment any distribution (other than (x) regularly scheduled quarterly distributions on the Company Units of $.55 per Company Unit and corresponding quarterly distributions on the GP Interest at the rate provided for in the Company's agreement of limited partnership, which shall be paid in the ordinary course of business, and (y) the Special Distribution) in respect of the Company Units or the GP Interest;

          (d) acquire, sell, lease or dispose of any assets (whether by merger, transfer of securities or otherwise) which in the aggregate are material to the Company and the Subsidiary Partnership taken as a whole;

          (e) (i) incur or assume any long-term or short-term debt or issue any debt securities except for (A) borrowings under existing lines of credit in the ordinary course of business consistent with past practice, (B) borrowings from the General Partner necessary to enable the Company or the Subsidiary Partnership to pay operating expenses incurred in the ordinary course of business, to make capital expenditures otherwise permitted under
     Section 5.1(f) and to make regularly scheduled distributions to Unitholders and the General Partner to the extent such distributions are permitted to be made under Section 5.1(c) and to make the Special Distribution; and (C) borrowings from the General Partner in amounts necessary to enable the Company or the Subsidiary Partnership to prepay the amount owed to any lender under the Company Credit Facility, so long as the interest rate charged by the General Partner in connection with such borrowings is equal to or lower than the interest rate that would have been applicable to the prepaid amount under the Company Credit Facility during the period in which such borrowings are made and remain outstanding; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than the Subsidiary Partnership), except in the ordinary course of business consistent with past practice in an amount not material to the Company and the Subsidiary Partnership taken as a whole; (iii) make any material loans, advances or capital contributions to, or investments in, any other person (other than the Subsidiary Partnership), other than in the ordinary course of business consistent with past practice; (iv) pledge or otherwise encumber any interests in the Subsidiary Partnership; or (v) mortgage or pledge any of its material tangible or intangible assets or voluntarily create any lien, charge, security interest or encumbrance of any kind with respect to any such asset securing an obligation or indebtedness in any one occurrence of $100,000 or more or, in the aggregate, in excess of $1,000,000;

          (f) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any material equity interest therein (other than purchases of marketable securities in the ordinary course of business);
     (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and the Subsidiary Partnership taken as a whole; (iii) other than capital expenditures provided for in the Company's 1997 and 1998 capital expenditures budgets (provided that substitution of budget line items shall be permitted so long as aggregate capital expenditures budgets are not exceeded), which budgets have been delivered or made available to the Parent, authorize any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $1,000,000, provided, however, that such limits may be exceeded if and to the extent such expenditures are required in order to comply with the law or in the event of an emergency at one or more of the Hotels that could result in significant harm to the affected property; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

          (g) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, winding up, merger, consolidation, restructuring, recapitalization or other reorganization;

          (h) materially change any of the accounting methods used by it unless required by generally accepted accounting principles, the SEC or applicable law;

          (i) settle or compromise any claim (including arbitration) or litigation, which after insurance reimbursement is material to the Company and the Subsidiary Partnership taken as a whole, without the prior written consent of the Parent, which consent will not be unreasonably withheld; or

          (j) authorize or enter into an agreement to do any of the foregoing. Notwithstanding anything to the contrary in this Section 5.1, the Company intends to and shall be permitted to take advantage of the grandfather extension under the Taxpayer Relief Act of 1997 for a publicly traded partnership by electing the application of Section 7704(g) of the Code and consenting to the application of the tax imposed by paragraph (3) of
     Section 7704(g) of the Code.

     5.2 Conduct of Business of the Parent and the Operating
Partnership. Except as contemplated by this Agreement and the other Transaction Documents, during the period commencing on the date hereof and ending at the Effective Time, each of the Parent and the Operating Partnership, Newco I, Newco II and Merger Sub shall, and shall cause its subsidiaries to, use all commercially reasonable efforts to preserve intact its business organization and to maintain satisfactory relationships with its customers, suppliers and employees and others having business relationships with it. Except as otherwise contemplated in this Agreement, prior to the Effective Time, neither the Parent nor the Operating Partnership will, or will permit its subsidiaries to, without the prior written consent of the Special Committee (acting on behalf of the General Partner):

          (a) amend its articles of incorporation, code of regulations, certificate of limited partnership, agreement of limited partnership or other governing or organizational documents;

          (b) except in connection with the Parent's Long Term Incentive Plan (as defined below) and options outstanding on the date hereof or as contemplated by the agreement of limited partnership of the Operating Partnership in respect of the issuance of Parent Shares in exchange for Operating Partnership Units, or in respect of the issuance of Operating Partnership Units in connection with the issuance of Parent Shares, or in connection with any conversion of the Intercompany Note (as defined below), authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions or other rights or other agreements) any capital stock or partnership units or interests, as the case may be, of any class or any securities convertible into or exchangeable for capital stock or partnership units or interests, as the case may be, of any class of the Parent or the Operating Partnership which represents (after giving effect to the exchange of any such partnership units for Parent Shares) more than 50% (prior to giving effect to the Merger) of the voting stock of the Parent on a fully diluted basis (after giving effect to the exchange of all currently outstanding Operating Partnership Units for shares of Parent Shares);

          (c) split, combine or reclassify any Parent Shares or declare, pay or set aside for payment any dividend (other than regularly scheduled quarterly dividends on the Parent Shares of $.45 per Parent Share, which shall be paid in the ordinary course of business) in respect of any Parent Shares or other interests in the Parent, or redeem, purchase or otherwise acquire any of its capital stock;

          (d) (i) incur or assume any long-term or short-term debt or issue any debt securities if such transaction would result in the ratio of net debt to market capitalization of the Parent and the Operating Partnership on a consolidated basis (but excluding for the purposes of such calculation the Intercompany Note) exceeding .45; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person or persons if such transaction would result in such ratio of net debt to market capitalization exceeding .45;

          (e) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any material equity interest therein (other than purchases of marketable securities in the ordinary course of business) or otherwise issue any equity securities or any securities convertible into or exchangeable for equity securities which, in any case, would require the approval of the Parent's shareholders;

          (f) effect any merger, consolidation or other business combination with any person in which such person will become, after the consummation of such transaction, the surviving entity of the transaction;

          (g) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, winding-up, merger, consolidation, restructuring, recapitalization or other reorganization;

          (h) take any action that would cause the representation set forth in
     Section 4.21 to become untrue at or prior to the Effective Time; or

          (i) authorize or enter into an agreement to do any of the foregoing.

     5.3 Proxy Statement; Registration Statement. As promptly as practicable after the execution of this Agreement, (a) the Company and the Parent shall prepare and file with the SEC (with appropriate requests for confidential treatment) under the Exchange Act a joint proxy statement/prospectus and a form of a proxy (such proxy statement/prospectus or joint proxy statement/prospectus, as the case may be, together with any amendments thereof or supplements thereto, in each case in the form or forms delivered to the Unitholders of the Company and the shareholders of the Parent, the "PROXY STATEMENT") relating to the solicitation of approval from the Unitholders and the shareholders of the Parent with respect to the Transaction Documents and the transactions contemplated hereby and thereby and (b) the Parent shall file with the SEC under the Securities Act the Registration Statement, in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Shares to be issued and distributed to the Unitholders and the General Partner pursuant to the Merger. The Parent and the Company will cause the Registration Statement and the Proxy Statement to comply in all material respects with the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of the Parent and the Company shall use all commercially reasonable efforts to have or cause the Registration Statement to become effective (including clearing the Proxy Statement with the SEC) as promptly as practicable thereafter, and shall take any and all actions required under any applicable federal or state securities or "blue sky" laws in connection with the issuance of shares of Parent Shares pursuant to the Merger. Without limiting the generality of the foregoing, each of the Parent and the Company agrees to use all commercially reasonable efforts, after consultation with the other such party, to respond as promptly as possible to any comments made by the SEC with respect to the Proxy Statement (including each preliminary version thereof) and the Registration Statement (including each amendment thereof and supplement thereto). Each of the Parent and the Company shall, and shall cause its respective representatives to, cooperate fully with the other such party with all information concerning it and its affiliates, directors, officers and stockholders as the other may reasonably request in connection with the preparation of the Proxy Statement and the Registration Statement. The Proxy Statement shall include the determination and recommendation of the (a) Board of Directors of the General Partner and the Special Committee and (b) the Board of Directors of the Parent, that the Unitholders and the shareholders of the Parent, respectively, vote in favor of the approval and adoption of the Merger, this Agreement, the other Transaction Documents, the transactions contemplated hereby and thereby and the issuance of the Parent Shares in connection with the Merger, as the case may be; provided, however, that the Board of Directors of the General Partner and the Special Committee may withdraw, modify or change such respective recommendation if any of them determines in good faith, based upon the advice of outside counsel, that making such recommendation, or the failure to so withdraw, modify or change its recommendation, or the failure to recommend any other offer or proposal, could reasonably be deemed to cause them to breach their fiduciary duties under applicable law. As promptly as practicable after the Registration Statement shall have become effective, the Company and the Parent shall cause the Proxy Statement to be mailed to the Unitholders and the shareholders of the Parent, respectively.

     5.3.1 Without limiting the generality of the foregoing, (a) the General Partner, the Company and the Subsidiary Partnership, on the one hand, and the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub, on the other hand, shall each notify the other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, and (b) the Company and the Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, the Proxy Statement or the Registration Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings.

     5.3.2 The information supplied by the General Partner, Company and the Subsidiary Partnership for inclusion or incorporation by reference in the Proxy Statement and the Registration Statement shall not (a) at the time the Registration Statement is declared effective, (b) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Unitholders and the shareholders of the Parent, (c) at the time of the (i) Company Unitholders' Meeting or (ii) the Parent Shareholders' Meeting, and (d) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the General Partner,

Company, the Subsidiary Partnership or any of their subsidiaries or affiliates or their respective officers or directors is discovered by the Company and the Subsidiary Partnership which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the General Partner, the Company or the Subsidiary Partnership shall promptly inform the Parent of such event or circumstance. The information supplied by the Parent, Newco I, Newco II, Merger Sub and the Operating Partnership for inclusion or incorporation by reference in the Proxy Statement and the Registration Statement shall not (w) at the time the Registration Statement is declared effective, (x) at the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Unitholders and the shareholders of the Parent, (y) at the time of (A) the Company Unitholders' Meeting or (B) the Parent Shareholders' Meeting and (z) at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which the are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Parent, Newco I, Newco II, Merger Sub, the Operating Partnership or any of their subsidiaries or affiliates or their respective officers or directors is discovered by the Parent, Newco I, Newco II, Merger Sub and the Operating Partnership which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Parent, Newco I, Newco II, Merger Sub or the Operating Partnership shall promptly inform the Company of such event or circumstance.

     5.3.3 As promptly as practicable after the date of this Agreement, the Company and the Board of Directors of the General Partner will (a) duly call and hold a special meeting of the Unitholders for the purpose of considering and voting upon the approval of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (which special meeting shall, to the extent feasible, be held on the same day or as soon as practicable after the date on which the Registration Statement becomes effective) and (b) use all commercially reasonable efforts to solicit from the Unitholders proxies in favor of such approvals and to secure the vote or consent of the Unitholders required by the DRULPA and the Company's agreement of limited partnership.

     5.3.4 As promptly as practicable after the date of this Agreement, the Parent and its Board of Directors will, (a) duly call and hold a special meeting of its shareholders for the purpose of considering and voting upon the approval of the issuance of the Parent Shares in connection with the Merger (which special meeting shall, to the extent feasible, be held on the same day or as soon as practicable after the date on which the Registration Statement becomes effective) and (b) use all commercially reasonable efforts to solicit from its shareholders proxies in favor of such approvals and to secure the vote or consent of shareholders required by the rules and regulations promulgated by the NYSE and the OGCL to effect the Merger. In connection with the preparation of the Proxy Statement and the Registration Statement, the Parent shall use reasonable efforts to cause to be delivered to the Company prior to the mailing of the Proxy Statement to the Unitholders and to include in the Proxy Statement, the opinion of independent counsel for the Parent dated the date of the Proxy Statement, that (i) the Parent was organized and has operated in conformity with the requirements for qualification as a real estate investment trust within the meaning of the Code since its date of formation and that, after giving effect to the Merger, the Parent's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code and (ii) the Operating Partnership has been since its date of formation, and continues to be, treated as of the date of the Proxy Statement, for federal income tax purposes, as a partnership and not as a corporation or an association taxable as a corporation.

     5.4 Access and Information.

     5.4.1 Between the date of this Agreement and the Effective Time, the Company shall afford each of the Parent and the Operating Partnership and its authorized representatives (including its accountants, financial advisors and legal counsel) reasonable access during normal business hours to all of the properties, personnel, Contracts, books and records of the Company and the Subsidiary Partnership and shall promptly deliver or make available to the Parent (a) a copy of each report, schedule and other document filed by the Company pursuant to the requirements of federal or state securities laws and (b) all other information concerning the business, the properties and assets of the Company and the Subsidiary Partnership as the Parent may from time to time reasonably request. Each of the Parent and the Operating Partnership and their subsidiaries shall hold, and shall cause its Representatives (as defined in the letter agreement dated July 17, 1997 (the "COMPANY CONFIDENTIALITY AGREEMENT") between the Company and the Parent) to hold, all Evaluation Material (as defined in the Company Confidentiality Agreement) in confidence in accordance with the terms of the Company Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, the Parent shall promptly return or destroy all Evaluation Material in accordance with the terms of the Company Confidentiality Agreement.

     5.4.2 Between the date of this Agreement and the Effective Time, each of the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub shall, and shall cause their respective subsidiaries to, afford the General Partner, the Company and their authorized representatives (including their accountants, financial advisors and legal counsel and those of the Special Committee) reasonable access during normal business hours to all of the properties, personnel, Contracts, books and records of the Parent, the Operating Partnership and their subsidiaries and shall promptly deliver or make available to the Company (a) a copy of each report, schedule and other document filed by the Parent pursuant to the requirements of federal or state securities laws and (b) all other information concerning the business, the properties and assets of the Parent, the Operating Partnership and their subsidiaries as the Company may from time to time reasonably request. The Company, the General Partner and the Subsidiary Partnership shall hold, and shall cause their Representatives (as defined in the letter agreement dated November 24, 1997 (the "PARENT CONFIDENTIALITY AGREEMENT") between the Parent and the General Partner) to hold, all Evaluation Material (as defined in the Parent Confidentiality Agreement) in confidence in accordance with the terms of the Parent Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, the Company shall promptly return to the Parent or the Operating Partnership or destroy all Evaluation Material in accordance with the terms of the Parent Confidentiality Agreement.

     5.5 No Solicitation. Except as otherwise contemplated by this Agreement, from and after the date hereof, the Company shall not, and the General Partner shall cause the Subsidiary Partnership not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than the Parent, the Operating Partnership, Newco I, Newco II, Merger Sub or any affiliate, associate or designee of the Parent or the Operating Partnership) concerning any proposal for an acquisition of all or substantially all of the business and properties or partnership units or interests of the Company or the Subsidiary Partnership, whether by merger, tender offer, purchase of assets or partnership units or otherwise (any such proposal made after the date hereof, including any renewal of any such proposal, or new proposal, made after the date hereof by a party (other than the Parent, the Operating Partnership, Newco I, Newco II, Merger Sub or any affiliate, associate or designee of the Parent or the Operating Partnership) that made any such proposal prior to the date hereof, an "ACQUISITION PROPOSAL"). As of the date of this Agreement, each of the Company, the General Partner and the Subsidiary Partnership hereby (a) represents that as of such date it and the Special Committee have (or immediately following the public announcement of the execution and delivery of this Agreement shall have) discontinued discussions or negotiations with all persons or groups (other than the Parent, the Operating Partnership, Newco I, Newco II, Merger Sub or any affiliate, associate or designee of the Parent or the Operating Partnership) with whom discussions or negotiations have previously been held concerning any proposal for an acquisition of all or substantially all of the business and properties or partnership units or interests of the Company or the Subsidiary Partnership, whether by merger, tender offer, purchase of assets or partnership units or otherwise, and (b) agrees not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide information to any such person or group concerning any proposal for an acquisition of all or substantially all of the business and properties or partnership units or interests of the Company or the Subsidiary Partnership, whether by merger, tender offer, purchase of assets or partnership units or otherwise other than in compliance with the provisions of this Section 5.5. Notwithstanding the foregoing, (i) the Board of Directors of the General Partner or the Special Committee may take, and disclose to the Unitholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer for Company Units and (ii) the Company, the General Partner and the Subsidiary Partnership may, directly or indirectly, furnish information and access and may participate in discussions and negotiate with any person or group concerning any Acquisition Proposal which the Board of Directors of the General Partner or the Special Committee determines in its good faith judgment, after consultation with its independent legal counsel, that it is necessary to do so in the exercise of its fiduciary obligations.

     5.6 Reasonable Efforts; Additional Actions.

     5.6.1 Upon the terms and subject to the conditions of this Agreement and the other Transaction Documents, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the other Transaction Documents, including using all commercially reasonable efforts to (a) obtain all consents, amendments to or waivers under the terms of any of the Company's, the Subsidiary Partnership's, the Parent's and the Operating Partnership's borrowing or other contractual arrangements or those of their respective subsidiaries, required for the transactions contemplated by this Agreement and the other Transaction Documents (other than consents, amendments or waivers the failure of which to obtain would not, individually or in the aggregate, result or reasonably be expected to result in a Material Adverse Effect with respect to the Company and the Subsidiary Partnership or the Parent and the Operating Partnership, as the case may be) including, but not limited to, the consent of the lessor under the Springfield Ground Lease to the execution and delivery of the Operating Lease by the Subsidiary Partnership; provided, however, that the failure to obtain such consent shall not be a breach of this Agreement or a failure of a condition to effect the Merger, (b) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the Securities Act, the Exchange Act, the DRULPA and applicable regulations of state liquor licensing authorities, (c) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (d) fulfill or cause the fulfillment of the conditions to Closing set forth in Article 6.

     5.6.2 If, at any time after the Effective Time, the Surviving Partnership shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Partnership the right, title or interest in, to or under any of the rights, the properties or assets of either of the Constituent Partnerships acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Partnership shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Partnerships or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Partnerships or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, the properties or assets in the Surviving Partnership or otherwise to carry out this Agreement.

     5.7 Notification of Certain Matters. The General Partner, the Company and the Subsidiary Partnership shall give notice to the Parent and the Operating Partnership, and the Parent, Newco I, Newco II, Merger Sub and the Operating Partnership shall give notice to the General Partner and the Company, promptly upon becoming aware of (a) any occurrence, or the failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     5.8 Public Announcements. The initial press release or releases with respect to the transactions contemplated by this Agreement shall be in the form agreed to by the Parent, on the one hand, and the General Partner and the Company, on the other hand. Thereafter, for as long as this Agreement is in effect, the Parent, Newco I, Newco II, Merger Sub and the Operating Partnership, on the one hand, and the Company, the General Partner and the Subsidiary Partnership, on the other hand, shall not issue or cause the publication of any press release or any other announce ment with respect to the Merger, this Agreement, the other Transaction Documents or the other transactions contemplated hereby or thereby without the consent of the other, except when such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirement.

     5.9 Indemnification; Directors and Officers Insurance.

     5.9.1 To the fullest extent permitted by law, the current members and any prior members of the Board of Directors of the General Partner and the current and prior officers of the General Partner (each individually, an "INDEMNITEE") shall each be indemnified and held harmless by each of the Parent and the Operating Partnership, jointly and severally, from and against any and all losses, claims, damages, liabilities, joint and several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of or in connection with his status as a director or officer of the General Partner or as a member of the Special Committee prior to the Effective Time (including, without limitation, in connection with the Merger and the other transactions contemplated by this Agreement), for a period of six years after the Effective Time if (a) the Indemnitee acted in good faith and in a manner he in good faith believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful and (b) the Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (a) or (b) above. The Parent and the Operating Partnership shall pay all reasonable expenses (including legal fees and expenses) that are incurred by an Indemnitee in enforcing this Section 5.9.

     5.9.2 To the fullest extent permitted by law, expenses (including legal fees and expenses of counsel selected by the Indemnitee) incurred by an Indemnitee in defending, investigating or participating as a third-party witness in connection with any claim, demand, action, suit or proceeding contemplated by
Section 5.9.1 shall, from time to time, be advanced by the Parent or the Operating Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Parent or the Operating Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined in a nonappealable adjudication that the Indemnitee is not entitled to be indemnified as authorized in this Section 5.9. An Indemnitee wishing to claim indemnification under this Section 5.9, upon learning of any such claim, demand, action, suit or proceeding, shall notify the Parent and the Operating Partnership thereof, provided that the failure to so notify shall not affect the obligations of the Parent and the Operating Partnership except to the extent such failure to notify materially prejudices the Parent. The Parent and the Operating Partnership shall not, without the prior written consent of the Indemnitee, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnitee an unconditional and irrevocable release from all liability in respect of such claim.

     5.9.3 The indemnification provided by this Section 5.9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, as to action in the Indemnitee's capacity as a director or officer of the General Partner or as a member of the Special Committee, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     5.9.4 Either the Parent or the Operating Partnership shall purchase and cause to be maintained in effect for a period of six years after the Effective Time, for the benefit of the directors and officers of the General Partner who are covered by directors and officers liability insurance policies maintained by the General Partner on the date of this Agreement, directors and officers liability insurance policies, covering matters arising out of or in connection with such person's status as a director or officer of the General Partner or as a member of the Special Committee prior to the Effective Time, of at least the same coverage as, and which contain terms and conditions that are not less advantageous to such directors and officers of the General Partner than, the directors' and officers' liability insurance policies maintained by the General Partner. On each anniversary of the Effective Time up to and including the sixth anniversary thereof, the Parent or the Operating Partnership shall deliver a certificate to each such director and officer certifying compliance with respect to the provisions of this Section 5.9.4.

     5.9.5 This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnitees and their respective heirs and legal representatives.

     5.10 Parent Shares Issued Free and Clear of Liens. The Parent hereby represents, warrants and covenants for the benefit of each Unitholder and the General Partner that all of the Parent Shares required to be issued to each Unitholder and the General Partner pursuant to this Agreement shall be duly authorized, validly issued and free and clear of any Liens.

     5.11 Satisfaction of Certain Liabilities; Indemnity. Upon the Effective Time, the Operating Partnership shall (a) pay to the Manager, in cash, all obligations then payable by the Subsidiary Partnership to the Manager under the Management Agreement or the Termination Agreement, including, without limitation, those obligations relating to the subjects of incentive and deferred compensation, (b) repay all loans and other obligations owed by the Company to the General Partner and the Manager (including, without limitation, any loan made in connection with the Special Distribution), (c) repay, in cash, all indebtedness outstanding under the Company Credit Facility together with unpaid interest accrued thereon, and any prepayment, breakage or other costs associated with repayment of amounts under or in connection with the termination of the Company Credit Facility, and (d) pay, in cash, all Transaction Expenses. The Parent and the Operating Partnership shall, as of the Effective Time, assume all of the indemnification obligations of the Company set forth in the Company's agreement of limited partnership.

     5.12 Tax Administration; Elections. The General Partner, as general partner of the Company, shall prepare and file on a timely basis all tax returns and reports relating to income of the Company for all taxable periods ending on or before the Closing Date in a manner consistent with prior years' tax returns of the Company using, to the extent permitted by law, consistent methods, conventions and elections to those previously used by the Company; provided, however, that the Company intends to take advantage of the grandfather extension under the Taxpayer Relief Act of 1997 for a publicly traded partnership by electing the application of Section 7704(g) of the Code and consenting to the application of the tax imposed by paragraph (3) of Section 7704(g) of the Code. The Parent and the Operating Partnership shall cooperate with the General Partner in connection with the preparation of such tax returns and reports.

     5.13 Other Actions. Each of the Company, the General Partner and the Subsidiary Partnership, on the one hand, and the Parent, Newco I, Newco II, Merger Sub and the Operating Partnership, on the other hand, shall not and shall cause its respective subsidiaries not to take any action (a) that would result in any of the representations and warranties of such party (without giving effect to the "knowledge" qualification) set forth in this agreement becoming untrue in any material respect or (b) that would impair in any material respect the ability of such party to consummate the transactions contemplated by this Agreement.

     5.14 Allocation Indemnity. If, after the closing of the transactions contemplated hereby, a court of competent jurisdiction pursuant to a binding and nonappealable final judgment determines that the allocation of the Merger Consideration provided for herein between the Unitholders, on the one hand, and the General Partner, on the other hand, is contrary to the allocation required under the Company's agreement of limited partnership, the General Partner shall indemnify the Parent and the Operating Partnership against all claims and costs of any nature incurred by the Parent or the Operating Partnership as a consequence thereof.

     5.15 Amendment of the Company and the Subsidiary Partnership
Agreements. Subject to the approval by the Unitholders, the General Partner, in its capacity as general partner of the Subsidiary Partnership, and the Company, as the limited partner of the Subsidiary Partnership, agree to amend the agreements of limited partnership of each of the Company and the Subsidiary Partnership in order to facilitate the transactions contemplated by this Agreement and the Assignment Agreement.

     5.16 NYSE Listing of the Parent Shares. The Parent shall use all commercially reasonable efforts to cause the Parent Shares to be issued in the Merger to be approved for listing on the New York Stock Exchange, Inc. (the "NYSE") (subject to official notice of issuance) prior to the Effective Time.

     5.17 Books and Records. After the Closing Date, the Parent, the Operating Partnership, the Subsidiary Partnership and the General Partner agree to, and to cause their respective subsidiaries to, cooperate with and make available to the other parties, during normal business hours, all books and records retained and remaining in existence after the Closing which are necessary in connection with the preparation of any tax returns or other reports, or any tax inquiry, audit, investigation or dispute with respect to the Company or the Subsidiary Partnership. The party requesting such books and records shall bear all out-of-pocket costs and expenses (including attorneys' fees and expenses) reasonably incurred in connection with providing such books and records, and shall maintain the confidentiality of all such information in accordance with Sections 5.4.1 and 5.4.2 of this Agreement.

     5.18 Release. Following consummation of the Merger, none of the General Partner, Doubletree Corporation, or any of their respective affiliates, predecessors or successors, or any directors, officers, stockholder or representative of such entities (each of the foregoing, a "Releasee") shall have any liability or obligation to the Company, the Subsidiary Partnership, the Parent, Operating Partnership or any of their affiliates (each of the foregoing, a "Releasor") in connection with or arising out of (i) the Amended and Restated Agreement of Limited Partnership of Red Lions Inns Limited Partnership, as amended, or the Amended and Restated Agreement of Limited Partnership of Red Lion Inns Operating L.P., as amended; (ii) their capacity as general partner or limited partner of the Company or the Subsidiary Partnership, or as an owner or controlling person of a general partner or limited partner, except in the case of clause (i) or clause (ii) of this Section 5.18, (A) as otherwise provided in
Section 5.14, and (B) for liabilities incurred by any Releasor after the date hereof to third parties arising out of fraud or willful misconduct by such Releasee, or (iii) any event or condition existing prior to the Effective Time related to the business, operations, assets, liabilities or employees of the Company or the Subsidiary Partnership, excluding in the case of this clause
(iii) any liability or obligation arising under any contractual obligation of the applicable Releasee to the applicable Releasor.

     5.19 Dissolution. None of the Parent, Newco I and Newco II shall, for at least six (6) months following the Closing Date, cause or take any action, corporate or otherwise, to cause the dissolution, liquidation or termination of existence of either Newco I or Newco II.

     5.20 Certain Income of the Company. For the period January 1, 1998 through the Closing Date, at least 91% of the gross income of the Company will be "qualifying income" within the meaning of Section 7704(d) of the Code.

                                   ARTICLE 6

                                   CONDITIONS

     6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

          (a) Unitholders/Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been (i) adopted and approved by the affirmative vote or consent of the Unitholders owning that number of Company Units required therefor under the agreement of limited partnership of the Company and applicable law; and (ii) adopted and approved by the affirmative vote of the shareholders of the Parent owning that number of Parent Shares required therefor under the Parent's articles of incorporation, code of regulations and other organizational documents, the rules and regulations of the NYSE and applicable law;

          (b) No Order. No Legal Requirements shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity that prohibit or prevent the consummation of the Merger;

          (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

          (d) Government and Regulatory Consents. (i) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made (as the case may be), except for the filings described in Section 1.2 and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a Material Adverse Effect with respect to the Parent after giving effect to the

     Merger or with respect to the consummation of the transactions contemplated hereby and (ii) such consents, authorizations, orders and approvals shall be subject to no conditions other than conditions that would not reasonably be expected to result in a Material Adverse Effect with respect to the Parent after giving effect to the Merger.

          (e) Subsidiary Assignment. The Subsidiary Assignment shall have been consummated as contemplated by the Assignment Agreement; and

          (f) Certain Agreements. The Operating Lease, the New Management Agreement, the Termination Agreement and the Owner Agreement shall each have been executed and delivered by the parties thereto and shall remain in full force and effect.

     6.2 Conditions to Obligations of the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub. The obligations of Merger Sub to effect the Merger and of each of the Parent, the Operating Partnership, Newco I and Newco II to perform its obligations under this Agreement required to be performed at Closing shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

          (a) Agreements and Covenants. The Company shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement on or prior to the Effective Time;

          (b) Representations and Warranties. The representations and warranties of the Company, the General Partner and the Subsidiary Partnership contained in this Agreement (x) that are not qualified as to materiality shall be true and correct in all material respects and (y) that are so qualified, shall be true and correct, in each case on and as of the Effective Time as if made on and as of such date (except to the extent that any such representation or warranty had by its terms been made as of a specific date in which case such representation or warranty shall have been true and correct as of such specific date);

          (c) Certificate. The Parent shall have received a certificate signed by an executive officer of the General Partner to the effect of Sections 6.2(a) and (b); and

          (d) Tax Opinions. The Parent and the Operating Partnership shall have received an opinion of Latham & Watkins, counsel for the Company and the Subsidiary Partnership, in form and substance reasonably satisfactory to the Parent (and subject to customary assumptions and qualifications), that each of the Company and the Subsidiary Partnership has been, since its date of formation, and will be, through the date of Closing, treated as a partnership and not as an association taxable as a corporation for federal income tax purposes. Such opinion shall state that the rent received by the Subsidiary Partnership from Westboy LLC is "qualifying income" for purposes of Section 7704(d) of the Code and that the client has represented that at least ninety percent (90%) or more of the Subsidiary Partnership gross income from January 1, 1998 through the Closing Date consists of such "qualifying income." Such opinion may not be based on (i) a lack of trading under Section 7704 of the Code or the regulations issued thereunder or (ii) the fact that the Company has made an election pursuant to Section 7704(g) of the Code or the regulations issued thereunder to protect its status as a partnership for federal income tax purposes.

     6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger and of the General Partner and the Subsidiary Partnership to perform its obligations under this Agreement required to be performed at Closing shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

          (a) Agreements and Covenants. Each of the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub shall have performed in all material respects the covenants and obligations required to be performed by it under this Agreement on or prior to the Effective Time;

          (b) Representations and Warranties. The representations and warranties of the Parent, the Operating Partnership, Newco I, Newco II and Merger Sub contained in this Agreement (x) that are not qualified as to materiality shall be true and correct in all material respects and (y) that are so qualified, shall be true and correct, in each case on and as of the Effective Time as if made on and as of such date (except to the extent that any such representation or warranty had by its terms been made as of a specific date in which case such representation or warranty shall have been true and correct as of such specific date);

          (c) Certificate. Company shall have received a certificate signed by an executive officer of the Parent to the effect of Sections 6.3 (a) and
     (b); and

          (d) Tax Opinion. The Company shall have received the opinion of Baker & Hostetler LLP, counsel for the Parent and the Operating Partnership, in form and substance reasonably satisfactory to it, that (i) commencing with its taxable year ended December 31, 1996, the Parent has met the requirements for qualification and taxation as a real estate investment trust and that, after giving effect to the Merger, the Parent's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Code and (ii) the Operating Partnership has been since February 8, 1996, and continues to be, treated for federal income tax purposes as a partnership, and not as a corporation or an association taxable as a corporation (in the case of (i) and (ii) above with customary assumptions and qualifications).

          (e) NYSE Listing of the Parent Shares. The NYSE shall have approved for listing (subject to official notice of issuance) the Parent Shares to be issued in the Merger.

                                   ARTICLE 7

                                  TERMINATION

     7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the filing of the Certificate of Merger, whether before or after its adoption by the Unitholders and the Parent's shareholders:

          (a) By the mutual written consent of the Board of Directors of each of the Parent and the General Partner;

          (b) By action of the Board of Directors of either the Parent or the General Partner:

             (i) if a court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable (provided that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used reasonable efforts to remove such injunction, order or decree); or

             (ii) if the Effective Time shall not have occurred on or before June 30, 1998, provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party the failure of which to fulfill materially any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

          (c) By the Board of Directors of either of the Parent or the General Partner, if the Unitholder approval referred to in Section 6.1(a) shall not have been obtained by reason of the failure to obtain the requisite vote or consent of the Unitholders pursuant to the Company Unitholders' Meeting;

          (d) By the Board of Directors of either of the Parent or the General Partner, if the Parent shareholder approval referred to in Section 6.1(a) shall not have been obtained by reason of the failure to obtain the requisite vote at the Parent Shareholders Meeting or any adjournment thereof;

          (e) By the General Partner, if the Company receives an Acquisition Proposal from any person or group and the Board of Directors of the General Partner (with participation by the Special Committee) determines that such Acquisition Proposal is more favorable to the Company and its Unitholders than the transactions contemplated by this Agreement;

          (f) By the Board of Directors of the Parent, if the General Partner Board or the Special Committee (i) shall have withdrawn, or modified or changed in a manner adverse to the Parent its approval or recommendation of this Agreement or the Merger or (ii) shall have recommended an Alternative Transaction

     (as defined below), or the Company shall have entered into an agreement in principle (or similar agreement) or definitive agreement providing for an Alternative Transaction with a person or entity other than the Parent;

          (g) By the Board of Directors of the Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company, the General Partner or the Subsidiary Partnership set forth in this Agreement, or if any representation or warranty of the Company, General Partner or the Subsidiary Partnership shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b) would be incapable of being satisfied by June 30, 1998 (as otherwise extended); or

          (h) By the General Partner, upon a breach of any representation, warranty, covenant or agreement on the part of Parent, Newco I, Newco II, Merger Sub or the Operating Partnership set forth in this Agreement, or if any representation or warranty of Parent, Newco I, Newco II, Merger Sub or the Operating Partnership shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b) would be incapable of being satisfied by June 30, 1998 (as otherwise extended).

     7.2 Procedure for and Effect of Termination.

          7.2.1 In the event that this Agreement is terminated and the Merger is abandoned by the Board of Directors of the Parent, on the one hand, or by the General Partner, on the other hand, pursuant to Section 7.1(a), (b),
     (c), (d), (g) or (h), written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without any further action. If this Agreement is terminated as provided in this Section 7.2.1, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except with respect to the willful breach by any party hereto and except as provided in Section 8.4; provided, however, that, if this Agreement is terminated pursuant to Section 7.1(g) or Section 7.1(h), the foregoing provisions of this sentence shall not relieve a party from liability for breach of contract based upon negligence in making any representation or warranty pursuant to this Agreement as of the date hereof.

          7.2.2 In the event that this Agreement is terminated by the General Partner pursuant to Section 7.1(e) or by the Board of Directors of the Parent pursuant to Section 7.1(f), the Company shall (a) reimburse the Parent and Boykin Management Company Limited Liability Company ("BMCL") in cash for all BreakUp Expenses (as defined below), and (b) if, in any case, a termination pursuant to Section 7.1(e) or pursuant to Section 7.1(f) if at the time of such withdrawal or change in recommendation an Acquisition Proposal has been made to the Company or publicly announced and within twelve months following termination the Company executes a definitive agreement providing for an Alternative Transaction, pay to the Parent a fee in an amount equal to the sum of the Break-Up Fee (as defined below). The "BREAK-UP FEE" shall be $5,500,000 payable to BMCL (which the parties specifically recognize as a third-party beneficiary of this Agreement) and Parent, allocated between them as BMCL and Parent agree (the amount agreed by Parent and BMCL to be received by Parent herein referred to as the "BASE AMOUNT") subject to compliance with the Code such that Parent shall not be entitled to receive more than the sum of (A) the maximum amount that can be paid to the Parent without causing it to fail to meet the requirements of sec.sec.856(c)(2) and (3) of the Internal Revenue Code of 1986, as amended (the "CODE"), determined as if the payment of such amount did not constitute income described in sec.sec.856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("QUALIFYING INCOME"), as determined by independent accountants to the Parent, plus (B) in the event the Parent receives a letter from outside counsel (the "BREAK-UP FEE TAX OPINION") indicating that the Parent has received a ruling from the Internal Revenue Service (the "IRS") holding that the Parent's receipt of the Base Amount would (i) constitute Qualifying Income, (ii) be excluded from gross income within the meaning of sec.sec.856(c)(2) and (3) of the Code (the "REIT REQUIREMENTS") or (iii) would merely be taxable income to Parent but would not adversely affect the REIT status of Parent, and that the receipt by the Parent of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above. The Company's obligation to pay the Break-Up Fee shall terminate eighteen months from the date of the termination of this Agreement. In the event that the Parent is not able to receive the full Base Amount, the Company shall place the unpaid amount in escrow and shall not release any portion thereof to the Parent unless and until the Company receives any one or combination of the following: (w) a letter from the Parent's independent accountants indicating the maximum amount that can be paid at that time to the Parent without causing the Parent to fail to meet the REIT Requirements or (x) a Break-Up Fee Tax Opinion, in which event the Company shall pay to the Parent the unpaid Base Amount. The "BREAK-UP EXPENSES" shall be an amount equal to the Parent's and BMCL's actual and documented out-of-pocket expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents, the Parent's and BMCL's due diligence related thereto, the preparation and filing of a registration statement, proxy materials and other materials contemplated by Section 5.3, and the performance of other obligations required to be performed pursuant to the terms of this Agreement but in no event in an amount greater than $1,000,000; provided, however, that if this Agreement is terminated by the Parent pursuant to Section 7.1(f)(i) and at the time of such withdrawal or change in recommendation no Acquisition Proposal has been made to the Company or publicly announced, "Breakup Expenses" shall mean the Parent's and BMCL'S actual and documented out-of-pocket expenses incurred in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents, the Parent's and BMCL's due diligence related thereto, the preparation and filing of a registration statement, proxy materials and other materials contemplated by Section 5.3, and the performance of other obligations required to be performed pursuant to the terms of this Agreement but in no event in an amount, in the aggregate, greater than $2,000,000. The term "ALTERNATIVE TRANSACTION" shall mean any transaction resulting from an Acquisition Proposal made or publicly announced after the date hereof and prior to or within twelve months after the termination of this Agreement pursuant to Section 7.1.

                                   ARTICLE 8

                                 MISCELLANEOUS

     8.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 8.1:

          (a) "affiliate," with respect to any person, shall mean any person controlling, controlled by or under common control with such first person;

          (b) "Intercompany Note" shall mean the Intercompany Convertible Note dated October 8, 1997, in the principal amount of $40,000,000, executed by Boykin Hotel Properties, L.P. in favor of Boykin Lodging Company.

          (c) "knowledge," with respect to (i) any corporation, shall mean the actual knowledge of any executive officer or director of such corporation and (ii) any partnership, shall mean the actual knowledge of any executive officer or director of its general partner;

          (d) "Material Adverse Effect," with respect to any person, shall mean a material adverse effect on or change in the financial condition, assets or results of operations of such person and its subsidiaries (including any subsidiary partnership) taken as a whole (without regard, however, to changes in conditions generally applicable to the hotel industry or general economic conditions globally, in the United States or in the geographical regions thereof in which such person conducts business, and any changes in the financial condition or results of operations or assets of such person and its subsidiaries, taken as a whole, that are caused primarily or substantially by such changes or events or as a result of the announcement of this Agreement and the transactions contemplated hereby, including the payment of any costs, expenses, fees or similar charges incurred by such person's contemplation, negotiation, execution or consummation of this Agreement or the transactions contemplated hereby);

          (e) "New Management Agreement" shall mean an agreement between the Lessee, as lessee, and the Manager, with respect to the operation of the Hotels, in the form attached hereto as Exhibit B;

          (f) "Operating Lease" shall mean an agreement between the Subsidiary Partnership, as lessor, and the Lessee, as lessee, with respect to the Hotels, in the form attached hereto as Exhibit C;

          (g) "Operating Lease Ancillary Agreement" shall mean an agreement among the Subsidiary Partnership, the Manager, and the Lessee, in the form attached hereto as Exhibit D;

          (h) "Owner Agreement" shall mean an agreement among the Subsidiary Partnership, the Manager and the Lessee in the form attached hereto as Exhibit E;

          (i) "Parent Long Term Incentive Plan" shall mean the incentive plan approved by the Board of Directors of the Parent on June 18, 1996;

          (j) "person" shall mean and include an individual, a company, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof;

          (k) "subsidiary," with respect to any person, shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity 50% or more of the total equity interest of which, is directly or indirectly owned by such person. For purposes of this Agreement, all references to "subsidiaries" of a person shall be deemed to mean "subsidiary" if such person has only one subsidiary;

          (l) "Termination Agreement" shall mean an agreement between the Manager and the Subsidiary Partnership in the form attached hereto as Exhibit F; and

          (m) "Transaction Documents" shall mean this Agreement, the Assignment Agreement, the Operating Lease, Operating Lease Ancillary Agreement, the New Management Agreement, the Owner Agreement, the Termination Agreement and all other agreements and documents evidencing the transactions contemplated hereby and thereby.

     8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by the Parent and the General Partner acting in its capacity as general partner of the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by the Unitholders pursuant to Section 5.3, no such amendment or modification shall (a) alter or change the amount or kind of the consideration to be delivered to the Unitholders or (b) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Unitholders.

     8.3 Waiver of Compliance; Consents. Any failure of the Parent, Newco I, Newco II, Merger Sub or the Operating Partnership, on the one hand, or the Company, the General Partner or the Subsidiary Partnership, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Parent or the members of the Special Committee and the Board of Directors of the General Partner acting on behalf of the General Partner in its capacities as general partner of the Company and the Subsidiary Partnership, as the case may be, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.

     8.4 Survival. None of the representations or warranties set forth in this Agreement, other than those set forth in Section 5.10, shall survive the Closing hereunder. Section 1.4, Article 2, Sections 3.19, 4.13, 5.6.2, 5.9, 5.10, 5.11,
5.12, 5.14, 5.17, 5.18, 5.19, 7.2 and Article 8 and any other covenant or agreement which contemplates performance after the Effective Time shall survive the consummation of the transactions contemplated hereby. Section 5.8, Section
7.2 and Article 8, and the second sentence of each of Sections 5.4.1 and 5.4.2 shall survive the termination of this Agreement pursuant to Section 7.1.

     8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopier (with a confirmed receipt thereof) or registered or certified mail (postage prepaid, return receipt requested), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to the Parent, the Operating Partnership Newco I, Newco II or Merger Sub, to:

          Boykin Lodging Company
          1500 Terminal Tower
          Cleveland, Ohio 44113
          Attention:  Robert W. Boykin
                    Chief Executive Officer
             Telecopier: (216) 241-1329

          with a copy to:

          Baker & Hostetler LLP
          3200 National City Center
          Cleveland, Ohio 44114
          Attention:  Albert T. Adams, Esq.
          Telecopier: (216) 696-0740

          (b) if to the Company or the Subsidiary Partnership, to:

          Special Committee of the Board of Directors of Red Lion Properties, Inc., as General Partner of
          Red Lion Inns Limited Partnership
          410 North 44th Street
          Suite 700
          Phoenix, AZ 85008
          Attention:  Mr. Robert M. Melzer
          Telecopier: (617) 737-0228

          and

          Paul, Weiss, Rifkind, Wharton & Garrison
          1285 Avenue of the Americas
          New York, New York 10019-6064
          Attention:  Toby S. Myerson, Esq.
          Telecopier: (212) 757-3990

          (c) if to the General Partner, to:

          Red Lion Properties, Inc.
          410 North 44th Street
          Suite 700
          Phoenix, AZ 85008
          Attention: Mr. Anupam Narayan
          Telecopier:  (602) 220-6602

          with a copy to:

          Latham & Watkins
          75 Willow Road
          Menlo Park, CA 94025
          Attention:  Peter F. Kerman, Esq.
          Telecopier: (415) 463-2600

     8.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

     8.7 Expenses. All fees, charges and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses, except for (a) the expenses described on Schedule II (the "DUE DILIGENCE EXPENSES"), for which the Company and its affiliates were reimbursed by the Parent upon the execution of this Agreement, (b) the payment of the Transaction Expenses by the Operating Partnership pursuant to Section 5.11 and (c) amounts payable to the Parent under
Section 7.2.2 if this Agreement is terminated pursuant to Section 7.1(e) or (f).

     8.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT THE MERGER OR OTHER TRANSACTIONS CONTEMPLATED HEREBY ARE REQUIRED TO BE GOVERNED BY THE DRULPA.

     8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.10 Interpretation. The Article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

     8.11 Entire Agreement. This Agreement (including the schedules, exhibits, documents or instruments referred to herein), the Company Confidentiality Letter, the Parent Confidentiality Letter and the other Transaction Documents embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

     8.12 Third Party Beneficiaries. Except for Sections 2.1, 2.3, 2.4, 5.3, 5.9, 5.10, 5.11, 5.18, 5.19 and 7.2, this Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

     8.13 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.14 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by a person duly authorized to do so as of the date first above written.

                                                          RED LION INNS LIMITED PARTNERSHIP

                                                          By  Red Lion Properties, Inc.,
                                                               its general partner

                                                          By /s/ ANUPAM NARAYAN
                                                          --------------------------------------------
                                                          Name:
                                                          Title:

                                                          RED LION PROPERTIES, INC.,

                                                          By /s/ ANUPAM NARAYAN
                                                          --------------------------------------------
                                                          Name:
                                                          Title:

                                                          RED LION INNS OPERATING L.P.

                                                          By  Red Lion Properties, Inc.,
                                                               its general partner

                                                          By /s/ ANUPAM NARAYAN
                                                          --------------------------------------------
                                                          Name:
                                                          Title:

                                                          BOYKIN LODGING COMPANY

                                                          By /s/ ROBERT W. BOYKIN
                                                          --------------------------------------------
                                                          Name: Robert W. Boykin
                                                          Title: President

                                                          BOYKIN HOTEL PROPERTIES, L.P.

                                                          By  Boykin Lodging Company,
                                                               its general partner

                                                          By /s/ ROBERT W. BOYKIN
                                                          --------------------------------------------
                                                          Name: Robert W. Boykin
                                                          Title: President

                                                          BOYKIN ACQUISITION PARTNERSHIP, L.P.

                                                          By  Boykin Acquisition Corporation I
                                                               its general partner

                                                          By /s/ ROBERT W. BOYKIN
                                                          --------------------------------------------
                                                          Name: Robert W. Boykin
                                                          Title: President

                                                          BOYKIN ACQUISITION
                                                          CORPORATION I, INC.

                                                          By /s/ ROBERT W. BOYKIN
                                                          --------------------------------------------
                                                          Name: Robert W. Boykin
                                                          Title: President

                                                          BOYKIN ACQUISITION
                                                          CORPORATION II, INC.

                                                          By /s/ ROBERT W. BOYKIN
                                                          --------------------------------------------
                                                          Name: Robert W. Boykin
                                                          Title: President

                                                         SCHEDULE I TO AGREEMENT
                                                        AND PLAN OF MERGER DATED
                                                         AS OF DECEMBER 30, 1997

                              ALLOCATION SCHEDULE

     On the Closing Date, the aggregate Merger Consideration shall be allocated between the General Partner, on the one hand, and the Unitholders, on the other hand, as follows:

     1. Prior to making such allocation, the aggregate value of the Merger Consideration (the "AGGREGATE CONSIDERATION VALUE") shall be calculated by adding (a) an amount equal to the aggregate Cash Consideration and (b) an amount equal to the aggregate value of the Share Consideration based on the closing price for Parent Shares on the NYSE Composite Tape, as printed in The Wall Street Journal (or if not printed therein, as printed in any other authoritative source), on the trading day prior to the Closing Date (the "CLOSING SHARE PRICE").

     2. The Aggregate Consideration Value calculated pursuant to paragraph 1 of this Schedule I shall be allocated between the General Partner, on the one hand, and the Unitholders, on the other hand, as follows (capitalized terms used in this paragraph 2 and not defined in the Agreement shall have the meanings defined in the Company's Amended and Restated Agreement of Limited Partnership (the "PARTNERSHIP AGREEMENT")):

          (a) first, 99% to the Unitholders and 1% to the General Partner until the Aggregate Consideration Value allocated to the Unitholders, when added to all prior distributions of Cash Flow Available for Distribution and all prior distributions of Sale or Refinancing Proceeds (other than distributions pursuant to Section 5.3(b) of the Partnership Agreement) made to the Unitholders and the Special Distribution and the amount of any dividend on the Parent Shares payable to the Unitholders that is attributable to any time period prior to the Effective Time, equals a 12% cumulative, non-compounded return on the aggregate weighted average balances of the Unitholders' aggregate Net Invested Capital outstanding from time to time prior to the Closing Date;

          (b) second, 99% to the Unitholders and 1% to the General Partner until the Aggregate Consideration Value allocated to the Unitholders, when added to all prior distributions to the Unitholders of Sale or Refinancing Proceeds (other than distributions made pursuant to Section 5.3(a) of the Partnership Agreement) equals the Unitholders' aggregate Net Invested Capital outstanding on the Closing Date; and

          (c) thereafter, with respect to any remaining Aggregate Consideration Value, 70.71% to the Unitholders and 29.29% to the General Partner; provided, however, that

          (d) the portion of the Aggregate Consideration Value allocated to the General Partner pursuant to the foregoing provisions of this paragraph 2 shall be reduced by $997,880 (which is an amount equal to the amount required to be contributed to the Company by the General Partner pursuant to Sections 4.1) and such amount shall be reallocated to the Unitholders and the General Partner pursuant to clauses (a), (b) and (c) of this paragraph 2, as applicable after giving effect to the allocation of the Aggregate Consideration Value as provided for in this paragraph 2, in the order of priority specified therein as if such amount had been included in the definition of Aggregate Consideration Value and provided, further, that

          (e) the portion of the Aggregate Consideration Value allocated to the General Partner pursuant to clauses (a), (b), (c) and (d) of this paragraph 2 shall be reduced by the amount, if any, that would be required to be contributed to the Company by the General Partner in order to restore to zero any negative balance in the General Partner's Capital Account pursuant to Section 14.3(b) of the Partnership Agreement if the Company were dissolved and liquidated as of the Closing Date (after giving effect to the reduction referred to in clause (d) of this paragraph 2 as if it were a contribution to the General Partner's Capital Account) and 100% of such amount shall be reallocated to the Unitholders.

     3. Following the allocation of Aggregate Consideration Value pursuant to paragraph 2 of this Schedule I, an allocation shall be made as follows:

          (a) An amount equal to the Share Percentage (as defined below) multiplied by the portion of the Aggregate Consideration Value allocated to the General Partner pursuant to paragraph 2 of this Schedule I shall be distributed in the form of Parent Shares (valued by reference to the Closing Share Price) to the General Partner in accordance with Section 2.4 of the Agreement;

          (b) An amount equal to the Cash Percentage (as defined below) multiplied by the portion of the Aggregate Consideration Value allocated to the General Partner pursuant to paragraph 2 of this Schedule I, shall be paid in cash to the General Partner in accordance with Section 2.4 of the Agreement;

          (c) An amount equal to the Share Percentage multiplied by the portion of the Aggregate Consideration Value allocated to the Unitholders pursuant to paragraph 2 of this Schedule I (the "UNITHOLDER AGGREGATE SHARE AMOUNT"), shall be delivered in the form of Parent Shares (valued by reference to the Closing Share Price) to the Exchange Agent and distributed to the Unitholders by the Exchange Agent in accordance with Section 2.5 of the Agreement, such that each Unitholder shall receive a number of Parent Shares for each of such Unitholder's Company Units equal to the quotient obtained by dividing (w) the Unitholder Aggregate Share Amount by (x) the number of Company Units outstanding on the Closing Date; and

          (d) An amount equal to the Cash Percentage multiplied by the portion of the Aggregate Consideration Value allocated to the Unitholders pursuant to paragraph 2 of this Schedule I (the "UNITHOLDER AGGREGATE CASH AMOUNT"), shall be delivered in cash to the Exchange Agent and paid to the Unitholders by the Exchange Agent in accordance with Section 2.5 of the Agreement, such that each Unitholder shall receive for each of such Unitholder's Company Units, an amount in cash equal to the quotient obtained by dividing (y) the Unitholder Aggregate Cash Amount by (z) the number of Company Units outstanding on the Closing Date.

      "SHARE PERCENTAGE" means the percentage obtained by dividing the aggregate value of the Share Consideration (determined by reference to the Closing Share Price) by the Aggregate Consideration Value.

      "CASH PERCENTAGE" means the percentage obtained by dividing the aggregate value of the Cash Consideration by the Aggregate Consideration Value.

                                                        SCHEDULE II TO AGREEMENT
                                                        AND PLAN OF MERGER DATED
                                                         AS OF DECEMBER 30, 1997

                             DUE DILIGENCE EXPENSES

Engineering and Environmental Report........................  $ 69,150.00
Property Surveys............................................  $ 41,020.37
                                                              -----------
Total.......................................................  $110,180.37
                                                              ===========

                                                                         ANNEX B
================================================================================

                   PARTNERSHIP INTEREST ASSIGNMENT AGREEMENT

                                     AMONG

                           RED LION PROPERTIES, INC.,

                         BOYKIN HOTEL PROPERTIES, L.P.,

                               WEST DOUGHBOY LLC

                                      AND

                             BOYKIN LODGING COMPANY

                         ------------------------------

                               DECEMBER 30, 1997

                         ------------------------------

================================================================================

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
                                        ARTICLE 1
                        ASSIGNMENT; SUBSTITUTION; INDEMNIFICATION
  SECTION 1.1          Interest....................................................  B-1
  SECTION 1.2          Consideration...............................................  B-1
  SECTION 1.3          Intent of Substitution......................................  B-1
  SECTION 1.4          Indemnification.............................................  B-2

                                        ARTICLE 2
                       Closing.....................................................  B-2

                                        ARTICLE 3
                              REPRESENTATIONS AND WARRANTIES
  SECTION 3.1          Mutual......................................................  B-2
  SECTION 3.2          Transferee..................................................  B-2
  SECTION 3.3          Transferor..................................................  B-3
  SECTION 3.4          Ownership...................................................  B-3

                                        ARTICLE 4
                                    CLOSING CONDITIONS
  SECTION 4.1          Mutual Conditions...........................................  B-3
                       Conditions to Obligations of Transferee, Operating
  SECTION 4.2          Partnership and Parent......................................  B-3
  SECTION 4.3          Conditions to Obligations of Transferor.....................  B-3

                                        ARTICLE 5
                                       TERMINATION
  SECTION 5.1          Termination.................................................  B-3
  SECTION 5.2          Effects of Termination......................................  B-3

                                        ARTICLE 6
                                      MISCELLANEOUS
  SECTION 6.1          Certain Definitions.........................................  B-4
  SECTION 6.2          Survival of Representations and Warranties..................  B-4
  SECTION 6.3          Further Assurances..........................................  B-4
  SECTION 6.4          Governing Law...............................................  B-4
  SECTION 6.5          Notices.....................................................  B-4
  SECTION 6.6          Waivers and Amendments; Remedies............................  B-5
  SECTION 6.7          Binding Effect; No Assignment; Third Party Beneficiary......  B-5
  SECTION 6.8          Headings....................................................  B-6
  SECTION 6.9          Counterparts................................................  B-6
  SECTION 6.10         Definitional Provisions.....................................  B-6
  SECTION 6.11         Severability................................................  B-6
  SECTION 6.12         Entire Agreement............................................  B-6

     PARTNERSHIP INTEREST ASSIGNMENT AGREEMENT, dated December 30, 1997, among BOYKIN HOTEL PROPERTIES, L.P., an Ohio limited partnership (the "OPERATING PARTNERSHIP"), WEST DOUGHBOY LLC, an Ohio limited liability company (the "Transferee"), BOYKIN LODGING COMPANY, an Ohio corporation (the "Parent"), and RED LION PROPERTIES, INC., a Delaware corporation (the "TRANSFEROR").

     a. The Parent, the Operating Partnership, the Transferor, Red Lion Inns Operating L.P., a Delaware limited partnership (the "SUBSIDIARY PARTNERSHIP"), Red Lion Inns Limited Partnership, a Delaware limited partnership (the "COMPANY"), Boykin Acquisition Partnership, L.P., a Delaware limited partnership ("Merger Sub"), Boykin Acquisition Corporation I, Inc., an Ohio corporation and Boykin Acquisition Corporation II, Inc. an Ohio corporation have entered into an Agreement and Plan of Merger of even date herewith (the "MERGER AGREEMENT"), pursuant to which, among other things, Merger Sub is expected to be merged (the "MERGER") with and into the Company.

     b. The Transferor is the beneficial and record owner of the 1% general partner partnership interest (the "INTEREST") in the Subsidiary Partnership. The Transferor wishes to assign the Interest to the Transferee, and the Operating Partnership wishes for the Transferee, and the Transferee wishes, to accept such assignment and assume all rights, obligations and liabilities of the Transferor with respect to the Interest as part of the transactions contemplated by the Merger Agreement, and concurrently with, the Merger and each of them intends concurrently therewith that the Transferee shall become a substitute general partner of the Subsidiary Partnership with respect to the Interest, subject to the terms of the Amended and Restated Agreement of Limited Partnership of the Subsidiary Partnership (the "PARTNERSHIP AGREEMENT") and this Agreement.

     c. Certain capitalized terms used herein are defined in Section 6.1. Capitalized terms used herein without definition and non-capitalized terms defined in the Merger Agreement and used herein shall have the meanings assigned to them in the Merger Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE 1

                   ASSIGNMENT; SUBSTITUTION; INDEMNIFICATION

     SECTION 1.1 Interest. Subject to the terms and conditions of this Agreement, upon the Effective Time, the Transferor shall sell, transfer, convey and assign and the Operating Partnership shall cause the Transferee to, and the Transferee shall, purchase, assume and accept the Interest in accordance with the Partnership Agreement, including Section 10.2 of the Partnership Agreement. The Operating Partnership shall at the Effective Time cause the Transferee to agree and the Transferee agrees to be bound by the terms of the Partnership Agreement. At the Effective Time, Transferee shall assume all obligations of the Transferor under the Partnership Agreement and the Transferor shall have no further obligations with respect thereto, except as and to the extent otherwise provided in the Merger Agreement.

     SECTION 1.2 Consideration. The consideration for the Interest shall be a number of Parent Shares with a value (based upon the Closing Share Price) equal to the product of the Share Percentage multiplied by the Assignment Consideration Value (with cash in lieu of any fraction of a Parent Share) plus
(b) an amount in cash equal to the product of the Cash Percentage multiplied by the Assignment Consideration Value (the "CONSIDERATION"). At the Closing (as defined in Article 2), the Operating Partnership shall cause the Transferee to, and the Transferee shall, deliver the cash portion of the Consideration by wire transfer in immediately available funds to an account previously designated by the Transferor and the Parent Share portion of the Consideration by physical delivery to the General Partner of a certificate representing that number of Parent Shares referred to in clause (a) above.

     SECTION 1.3 Intent of Substitution. In accordance with Section 11.2 of the Partnership Agreement, the Transferee shall succeed the Transferor as the general partner of the Subsidiary Partnership, and the Transferor shall have no further interest whatsoever in the Subsidiary Partnership. The Transferor hereby agrees and the

Operating Partnership hereby agrees to cause the Transferee to execute such other instruments, and take such other actions, as may be deemed necessary to admit the Transferee as a substitute general partner of the Subsidiary Partnership immediately prior to the withdrawal of the Transferor as the general partner of the Subsidiary Partnership.

     SECTION 1.4 Indemnification. If the Subsidiary Partnership at any time has a net worth that is less than $110,000,000.00 (the difference between the Subsidiary Partnership's net worth at that time and $110,000,000.00, the "NET WORTH SHORTFALL"), the Transferee and the Operating Partnership shall assume, to the extent of the Net Worth Shortfall and for so long as the Net Worth Shortfall exists, all of the indemnification obligations of the Subsidiary Partnership set forth in the Partnership Agreement. For purposes of this Section 1.4, the Subsidiary Partnership's "net worth" at any time means its net worth at that time calculated in accordance with generally accepted accounting principles, increased by the amount of the Subsidiary Partnership's accumulated depreciation and amortization at that time.

                                   ARTICLE 2

                                    CLOSING

     The closing of the purchase, assignment and assumption of the Interest (the "Closing") shall take place concurrently with, and at the same time and place as, the closing of the Merger.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Mutual.

     Each of the Operating Partnership, the Transferee and the Parent, on the one hand, and the Transferor, on the other hand, represents and warrants to the other as follows:

          (a) Organization. It is a partnership, limited liability company or a corporation (as the case may be) duly formed or organized, validly existing and in good standing under the laws of its jurisdiction of organization. It has all power and authority (corporate, partnership, limited liability company or otherwise) necessary to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby.

          (b) Authorization. The execution and delivery by it of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary actions (corporate, partnership, limited liability company or otherwise) on its part; subject, with respect to the Transferor, to obtaining the requisite approval of the Unitholders of the Merger Agreement, the other Transaction Documents and the transactions contemplated thereby, and with respect to the Parent, to obtaining the requisite approval of the shareholders of the Parent of the issuance of Parent Shares in connection with the Merger and this Agreement. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Agreement.

          (c) No Breach. The execution, delivery or performance by it of this Agreement will not violate any provision of its articles or certificate of incorporation or other instrument of organization or by-laws or similar governing regulations, each as amended to date.

     SECTION 3.2 Transferee. Each of the Operating Partnership, the Transferee and the Parent further represents and warrants to the Transferor that the Transferee shall be purchasing the Interest for its own account for investment and not with a view toward, or for resale in connection with, any distribution thereof. All of the Parent Shares required to be issued to the Transferor pursuant to this Agreement shall, when issued to the Transferor, be duly authorized, validly issued and free and clear of any Liens.

     SECTION 3.3 Transferor. The Transferor further represents and warrants to the Operating Partnership that it is the legal, beneficial and record owner of the Interest. At the Effective Time, the Transferor shall convey good and valid title to the Interest, free and clear of any Lien, to the Transferee.

     SECTION 3.4 Ownership. The Transferee is a wholly owned, direct or indirect, subsidiary of the Operating Partnership and no third person has a right of any kind to purchase an interest therein.

                                   ARTICLE 4

                               CLOSING CONDITIONS

     SECTION 4.1 Mutual Conditions. The obligations of each of the Operating Partnership, the Transferee, the Parent and the Transferor under this Agreement to enter into and complete the Closing are subject to the following conditions precedent:

          (a) Closing of the Merger. All of the conditions precedent to the Merger shall have been satisfied or waived and the Merger shall have been consummated.

          (b) Company Unitholders Approval. This Agreement and the transactions contemplated hereby shall have been adopted and approved by the affirmative vote or consent of the Unitholders owning that number of limited partnership units of the Company required therefor under the agreement of limited partnership of the Company and applicable laws.

          (c) Parent Shareholder Approval. The issuance of the Parent Shares in connection with the Merger and this Agreement shall have been approved by the affirmative vote of the shareholders of the Parent owning that number of Parent Shares required therefor under the Parent's articles of incorporation, code of regulations and other organizational documents, the rules and regulations of the NYSE and applicable law.

     SECTION 4.2 Conditions to Obligations of Transferee, Operating Partnership and Parent. The obligations of each the Operating Partnership, the Transferee and the Parent under this Agreement to enter into and complete the Closing are subject to the following condition precedent:

          (a) Representations. Each of the representations and warranties of the Transferor to the Transferee, the Parent and the Operating Partnership contained herein shall be true in all material respects with the same force and effect as though made on, at and as of the Effective Time. The Transferor shall have delivered to each of the Transferee, the Parent and the Operating Partnership a certificate, signed by an authorized representative and dated the Effective Time, to the foregoing effect.

     SECTION 4.3 Conditions to Obligations of Transferor. The obligations of the Transferor under this Agreement to enter into and complete the Closing are subject to the following condition precedent:

          (a) Representations. Each of the representations and warranties of the Transferee, the Operating Partnership and the Parent to the Transferor contained herein shall be true in all material respects with the same force and effect as though made on, at and as of the Effective Time. Each of the Transferee, the Operating Partnership and the Parent shall have delivered to the Transferor a certificate, signed by an authorized representative and dated the Effective Time, to the foregoing effect.

                                   ARTICLE 5

                                  TERMINATION

     SECTION 5.1 Termination. This Agreement shall terminate upon any termination of the Merger Agreement. This Agreement may be terminated prior to the Closing with the mutual written consent of the parties.

     SECTION 5.2 Effects of Termination. If this Agreement is terminated in accordance with Section 5.1 and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect; provided that nothing in this Section 5.2 shall relieve a party of any liability if the termination of this Agreement is caused by willful breach of such party; provided further, that if this Agreement is terminated because the Merger Agreement is terminated pursuant to Section 7.1(g) or 7.1(h) of the Merger Agreement, the foregoing provisions of this sentence shall not relieve a party from liability for breach of contract based upon negligence in making any representation or warranty pursuant to this Agreement as of the date hereof.

                                   ARTICLE 6

                                 MISCELLANEOUS

     SECTION 6.1 Certain Definitions.

     (a) "Aggregate Equity Value" shall mean an amount equal to the sum of (i) $35,305,000 and (ii) the value of 3,110,048 Parent Shares determined by reference to the Closing Share Price.

     (b) "Assignment Consideration Value" shall mean an amount, not to be less than zero, equal to (i) one percent (1%) of the Aggregate Equity Value minus
(ii) $987,901 which represents 99% of the Transferor's unpaid capital contribution to the Subsidiary Partnership.

     (c) "Cash Percentage" shall mean the percentage obtained by dividing $35,305,000 by the Aggregate Equity Value.

     (d) "Closing Share Price" shall have the meaning assigned to such term in
Schedule I to the Merger Agreement.

     (e) "Share Percentage" shall mean the percentage obtained by dividing the value of 3,110,048 Parent Shares (determined by reference to the Closing Share Price) by the Aggregate Equity Value.

     SECTION 6.2 Survival of Representations and Warranties. Section 3.3 shall survive the Closing of this Agreement. None of the other representations or warranties set forth herein shall survive the Closing.

     SECTION 6.3 Further Assurances. The parties to this Agreement agree to promptly execute, acknowledge, deliver, file or record such further certificates, amendments, instruments or documents, and to do all such other acts, as may be required by law or may be necessary or advisable to carry out the intents and purposes of this Agreement.

     SECTION 6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 6.5 Notices. All notices required or permitted to be given pursuant to this Agreement shall be given in the manner required by Section 8.5 of the Merger Agreement and shall be addressed as follows:

               if to the Transferor, to:

              Special Committee of the Board of Directors of
               Red Lion Properties, Inc.,
               as General Partner of
               Red Lion Inns Limited Partnership
               410 North 44th Street
               Suite 700
               Phoenix, AZ 85008
               Attention: Mr. Robert M. Melzer
               Telecopier: (617) 737-0228
               with a copy to:

              Paul, Weiss, Rifkind, Wharton & Garrison
               1285 Avenue of the Americas
               New York, New York 10019-6064
               Attention: Toby S. Myerson, Esq.
               Telecopier: (212) 757-3990

               and

              Red Lion Properties, Inc.,
               410 North 44th Street
               Suite 700
               Phoenix, AZ 85008
               Attention: Mr. Anupam Narayan
               Telecopier: (617) 737-0228

               with a copy to:

              Latham & Watkins
               75 Willow Road
               Menlo Park, California 94025
               Attention: Peter F. Kerman, Esq.
               Telecopier: (415) 463-2600

               if to the Transferee, the Operating Partnership or the Parent, to:

              Boykin Lodging Company
               1500 Terminal Tower
               Cleveland, Ohio 44113
               Attention: Robert W. Boykin
               Chief Executive Officer
               Telecopier: (216) 241-1329

               with a copy to:

              Baker & Hostetler LLP
               3200 National City Center
               Cleveland, Ohio 44114
               Attention: Albert T. Adams, Esq.
               Telecopier: (216) 696-0740

     SECTION 6.6 Waivers and Amendments; Remedies. This Agreement may be amended, superseded, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     SECTION 6.7 Binding Effect; No Assignment; Third Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives. This Agreement is not assignable except by operation of law. Except for the persons entitled to the benefits of Section 1.4, no person shall be, or be deemed to be, a third party beneficiary of this Agreement. Nothing expressed or implied in this Agreement is intended or shall be construed to give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

     SECTION 6.8 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

     SECTION 6.9 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

     SECTION 6.10 Definitional Provisions. The words "hereby," "hereof," "herein" and "hereunder," and words of like import, refer to this Agreement as a whole and not to any particular Section or Article hereof. The words "including" and "include" mean including without limiting the generality of any description preceding such term.

     SECTION 6.11 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     SECTION 6.12 Entire Agreement. This Agreement, the Company Confidentiality Letter, the Parent Confidentiality Letter and the other Transaction Documents embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                            RED LION PROPERTIES, INC.

                                            By /s/ ANUPAM NARAYAN

                                             -----------------------------------
                                             Name: Anupam Narayan
                                             Title:

                                            BOYKIN HOTEL PROPERTIES, L.P.

                                            By /s/ ROBERT W. BOYKIN

                                             -----------------------------------
                                             Name: Robert W. Boykin
                                             Title: President

                                            BOYKIN LODGING COMPANY

                                            By /s/ ROBERT W. BOYKIN

                                             -----------------------------------
                                             Name: Robert W. Boykin
                                             Title: President

                                            WEST DOUGHBOY LLC
                                            By: Boykin Management Company
                                              Limited Liability Company,
                                              its sole member

                                            By /s/ RONNIE A. COOK

                                             -----------------------------------
                                             Name: Ronnie A. Cook
                                             Title: President

                                                                         ANNEX C
================================================================================

                              AMENDED AND RESTATED

                      AGREEMENT OF LIMITED PARTNERSHIP OF

                       RED LION INNS LIMITED PARTNERSHIP

================================================================================

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                                     ARTICLE I
                               ORGANIZATIONAL MATTERS
     1.1.   Formation...................................................   C-1
     1.2.   Name........................................................   C-1
     1.3.   Registered Office: Principal Office.........................   C-1
     1.4.   Power of Attorney...........................................   C-1
     1.5.   Term........................................................   C-2
     1.6.   Organizational Limited Partner..............................   C-2

                                     ARTICLE II
                                    DEFINITIONS

                                    ARTICLE III
                                      PURPOSE

                                     ARTICLE IV
                               CAPITAL CONTRIBUTIONS
     4.1.   General Partner.............................................   C-7
     4.2.   Initial Limited Partners....................................   C-7
     4.3.   No Additional Units.........................................   C-8
     4.4.   No Preemptive Rights........................................   C-8
     4.5.   Capital Accounts............................................   C-8
     4.6.   Interest....................................................   C-8
     4.7.   No Withdrawal...............................................   C-8
     4.8.   Loans From Partners.........................................   C-8
     4.9.   No Fractional Units.........................................   C-8
     4.10.  Split and Combinations......................................   C-9

                                     ARTICLE V
                            ALLOCATIONS AND DISTRIBUTION
     5.1.   Allocations.................................................   C-9
     5.2.   Distribution of Cash Flow Available for Distribution........  C-11
     5.3.   Distributions of Sale or Refinancing Proceeds...............  C-11
     5.4.   Certain Payments Not Distributions..........................  C-11
     5.5.   Treatment of Distributions..................................  C-11

                                                                          PAGE
                                                                          ----
                                     ARTICLE VI
                        MANAGEMENT AND OPERATION OF BUSINESS
     6.1.   Management..................................................  C-12
     6.2.   Certificate of Limited Partnership..........................  C-12
     6.3.   Reliance by Third Parties...................................  C-13
     6.4.   Purchase of Sale of Units...................................  C-13
     6.5.   Compensation and Reimbursement of the General Partner.......  C-14
     6.6.   Outside Activities..........................................  C-14
     6.7.   Partnership Funds...........................................  C-15
     6.8.   Loans to or from the General Partner; Contracts and
            Affiliates..................................................  C-15
     6.9.   Indemnification of the General Partner......................  C-16
     6.10.  Liability of the General Partner............................  C-17
     6.11.  Resolution of Conflicts of Interest.........................  C-17
     6.12.  Other Matters Concerning the General Partner................  C-18
     6.13.  Title to Partnership Assets.................................  C-18
     6.14.  Assets of the General Partner...............................  C-18
     6.15.  Limitation on Certain Refinancings..........................  C-18

                                    ARTICLE VII
                     RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS
     7.1.   Limitation of Liability.....................................  C-18
     7.2.   Management of Business......................................  C-18
     7.3.   Outside Activities..........................................  C-18
     7.4.   Return of Capital...........................................  C-19
     7.5.   Rights of Limited Partners Relating to the Partnership......  C-19
     7.6.   Certain Redemptions of Units................................  C-19

                                    ARTICLE VIII
                       BOOKS, RECORDS, ACCOUNTING AND REPORTS
     8.1.   Records and Accounting......................................  C-20
     8.2.   Fiscal Year.................................................  C-20
     8.3.   Reports.....................................................  C-20
     8.4.   Other Information...........................................  C-21

                                     ARTICLE IX
                                    TAX MATTERS
     9.1.   Preparation of Tax Returns..................................  C-21
     9.2.   Tax Elections...............................................  C-21
     9.3.   Tax Controversies...........................................  C-21
     9.4.   Organizational Expenses.....................................  C-21
     9.5.   Taxation as a Partnership...................................  C-21
     9.6.   Opinions Regarding Taxation as a Partnership................  C-21
     9.7.   FIRPTA Withholding..........................................  C-22

                                     ARTICLE X
                              ISSUANCE OF CERTIFICATES
    10.1.   Issuance of Certificates....................................  C-22
    10.2.   Registration of Transfer and Exchange.......................  C-22
    10.3.   Mutilated, Destroyed, Lost or Stolen Certificates...........  C-22
    10.4.   Registered Owners...........................................  C-23

                                                                          PAGE
                                                                          ----
                                     ARTICLE XI
                               TRANSFER OF INTERESTS
    11.1.   Transfer....................................................  C-23
    11.2.   Transfer of Interests of the General Partner................  C-23
    11.3.   Transfer of Units...........................................  C-24
    11.4.   Restrictions on Transfer....................................  C-24
                                    ARTICLE XII
               ADMISSION OF INITIAL AND SUBSTITUTED LIMITED PARTNERS
    12.1.   Admission of Initial Limited Partners.......................  C-24
    12.2.   Admission of Substituted Limited Partners...................  C-24
    12.3.   Admission of Successor General Partner......................  C-25
    12.4.   Amendment of Agreement and Certificate of Limited
            Partnership.................................................  C-25
                                    ARTICLE XIII
                         WITHDRAWAL OR REMOVAL OF PARTNERS
    13.1.   Withdrawal or Removal of the General Partner................  C-25
    13.2.   Interest of Departing Partner and Successor.................  C-26
    13.3.   Withdrawal of Limited Partners..............................  C-26
                                    ARTICLE XIV
                            DISSOLUTION AND LIQUIDATION
    14.1.   Dissolution.................................................  C-27
    14.2.   Continuation of the Business of the Partnership after
            Dissolution.................................................  C-27
    14.3.   Liquidation.................................................  C-28
    14.4.   Distribution in Kind........................................  C-28
    14.5.   Cancellation of Certificate of Limited Partnership..........  C-29
    14.6.   Reasonable Time for Winding Up..............................  C-29
    14.7.   Return of Capital...........................................  C-29
    14.8.   No Capital Account Restoration..............................  C-29
    14.9.   Waiver of Partition.........................................  C-29
                                     ARTICLE XV
             AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE
    15.1.   Amendment to be Adopted Solely by General Partner...........  C-29
    15.2.   Amendment Procedures........................................  C-30
    15.3.   Amendment Requirements......................................  C-30
    15.4.   Meetings....................................................  C-30
    15.5.   Notice of a Meeting.........................................  C-30
    15.6.   Record Date.................................................  C-30
    15.7.   Adjournment.................................................  C-31
    15.8.   Waiver of Notice; Consent to Meeting; Approval of Minutes...  C-31
    15.9.   Quorum......................................................  C-31
    15.10.  Conduct of Meeting..........................................  C-31
    15.11.  Action Without a Meeting....................................  C-31
    15.12.  Voting and Other Rights.....................................  C-32

                                    ARTICLE XVI
                            PROHIBITIONS AND LIMITATIONS
    16.1.   General Prohibitions........................................  C-32

                                    ARTICLE XVII
                               RIGHT TO ACQUIRE UNITS
    17.1.   Right to Acquire Units......................................  C-33

                                                                          PAGE
                                                                          ----
                                   ARTICLE XVIII
                                 GENERAL PROVISIONS
    18.1.   Addresses and Notices.......................................  C-33
    18.2.   Title and Captions..........................................  C-34
    18.3.   Pronouns and Plurals........................................  C-34
    18.4.   Further Action..............................................  C-34
    18.5.   Binding Effect..............................................  C-34
    18.6.   Integration.................................................  C-34
    18.7.   Creditors...................................................  C-34
    18.8.   Waiver......................................................  C-34
    18.9.   Counterparts................................................  C-34
    18.10.  Applicable Law..............................................  C-34
    18.11.  Invalidity of Provisions....................................  C-34

            AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
                       RED LION INNS LIMITED PARTNERSHIP

     This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is entered into by and among Red Lion Properties, Inc., a Delaware corporation, as the General Partner, and H. Raymond Bingham as the Organizational Limited Partner, together with the Persons who become General Partners and Limited Partners of the Partnership, as provided herein. The Partnership was formed by the filing with the Secretary of State of the State of Delaware of a certificate of limited partnership on January 16, 1987. The General Partner and the Organizational Limited Partner now desire to amend and restate the limited partnership agreement of the Partnership in its entirety as follows:

                                   ARTICLE I.

                             ORGANIZATIONAL MATTERS

     1.1. Formation. The General Partner and the Organizational Limited Partner hereby form and continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Delaware Act. The Partnership Interest of any Partner shall be personal property for all purposes.

     1.2. Name. The name of the Partnership shall be "Red Lion Inns Limited Partnership". The Partnership's business may be conducted under the name of the Partnership or any other name or names deemed advisable by the General Partner, including the name of any General Partner or any Affiliate thereof. The words "Limited Partnership", "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time.

     1.3. Registered Office: Principal Office. The address of the registered office of the Partnership in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be 4001 Main Street, Vancouver, Washington 98663, or such other place as the General Partner may from time to time designate to the Partners. The Partnership may maintain offices at such other place or places as the General Partner deems advisable.

     1.4. Power of Attorney.

     (a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and Liquidator (and any successor to either thereof by merger, assignment, election or otherwise) and each of their officers with full power of substitution as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

          (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the General Partner or the Liquidator deems reasonable and appropriate or necessary to form, qualify, or continue the formation or qualification of, the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Partner pursuant to Article XII or Article XIII; and

          (ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, however, that when required by Section 15.3 or any other provision of this Agreement which establishes a percentage of the Limited Partners required to make any action, the General Partner or the Liquidator may exercise the power of attorney made in this subsection (ii) only after the necessary vote, consent or approval by a Majority Interest or other required percentage.

Nothing herein contained shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XV or as may be otherwise expressly provided for in this Agreement.

     (b) the foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of his Partnership Interest and shall extend to such Limited Partner's or Assignee's heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representations made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney.

     Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner's or the Liquidator's request therefor, such further designations, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

     1.5. Term. The Partnership shall continue in existence until the close of Partnership business on December 31, 2062, or until the earlier termination of the Partnership in accordance with the provisions of Article XIV.

     1.6. Organizational Limited Partner. In order to create the Partnership under the Delaware Act, the General Partner has made a contribution to the capital of the Partnership in the amount of $10 and has accepted a contribution to the capital of the Partnership in the amount of $990 from the Organizational Limited Partner for an interest in the Partnership, and the Organizational Limited Partner has been admitted to the Partnership as Limited Partner. As of the Commencement Date and the admission to the Partnership of the Initial Limited Partners, the interest in the Partnership of the Organizational Limited Partner shall be terminated, the amounts contributed by him and by the General Partner to the Partnership shall be refunded and the Organizational Limited Partner shall withdraw as a Limited Partner. Ninety-nine percent of any interest or other profit which may have resulted from the investment or other use of such amounts paid by the Organizational Limited Partner to the Partnership shall be allocated and distributed to the Organizational Limited Partner and the balance thereof shall be allocated and distributed to the General Partner. The interest in the Partnership of the Organizational Limited Partner is not transferable except by operation of law.

                                  ARTICLE II.

                                  DEFINITIONS

     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

     "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in the definition of "Affiliate", the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" means this Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

     "Assignee" means a Person to whom one or more Units have been transferred in a manner permitted under this Agreement and who has delivered a Transfer Application as required by this Agreement, but who has not become a Substituted Limited Partner.

     "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States or the states of Washington or New York shall not be regarded as a Business Day.

     "Capital Return Date" has the meaning specified in Section 5.3(a).

     "Capital Contribution" means any cash and cash equivalents which a Partner contributes to the Partnership pursuant to Section 4.1, 4.2, 6.5(c) or 13.2(c).

     "Capital Account" means the capital account maintained for a Partner pursuant to Section 4.5.

     "Cash Flow Available for Distribution" means with respect to a fiscal period, all cash receipts and funds received by the Partnership other than (1) Capital Contributions to the Partnership, (2) the proceeds of any borrowing by the Partnership or the Operating Partnership, (3) any amounts distributed to the Partnership as a result of any Sale or Refinancing of a Hotel, (4) working capital or other reserves of the Partnership, or (5) the proceeds of the liquidation of the Operating Partnership or the Partnership, less the sum of the following (except to the extent paid from the aforesaid funds or from funds withdrawn from reserves therefore):

          (i) all sums paid to lenders including, but not limited to, all principal and interest payments on mortgage loans and other indebtedness of the Partnerships (including all principal and interest payments on any loans by the General Partner or its Affiliates to the Partnerships) and, to the extent not associated with a Sale or Refinancing, origination fees and commitment fees;

          (ii) all cash expenditures made incident to the operation of the Partnerships' business, including, without limitation, those expenses of the General Partner and its Affiliates reimbursed by the Partnerships pursuant to the Partnership Agreements and all fees (including fees paid pursuant to the Management Agreement) and expense reimbursements payable to Red Lion;

          (iii) all cash contributed or advanced, whether for capital improvements to, or renovation of the Hotels; and

          (iv) such reserves as the General Partner in its sole discretion deems to be reasonably required for the proper operation of the Partnership's business.

     "Certificate" means a certificate issued by the Partnership, substantially in the form of Annex I to this Agreement, which is made a part hereof for all purposes, evidencing ownership of one or more Units.

     "Certificate of Limited Partnership" means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware pursuant to Section 6.2 as it may be amended and/or restated from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, and applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     "Commencement Date" means the first date on which any Units are sold to the Initial Limited Partners pursuant to the Underwriting Agreement.

     "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C.sec. 17-101, et seq., as it may be amended from time to time, and any successor to such Act.

     "Departing Partner" means a former General Partner, as of the effective date of any withdrawal or removal of such former General Partner pursuant to
Section 13.1.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor to such statute.

     "General Partner" means Red Lion Properties, Inc. or any of its successors in its capacity as general partner of the Partnership.

     "General Partner Interest Deductions" means any interest deductions allowable to the Partnership for federal income tax purposes in connection with the revolving credit facility described in Section 6.8(a).

     "Hotels" means the real property and improvements thereon acquired by the Partnership pursuant to the Purchase and Sale Agreement, and "Hotel" means any one of the Hotels.

     "Initial Limited Partner" means each Underwriter purchasing Units pursuant to the Underwriting Agreement and shown as such on the books and records of the Partnership.

     "Initial Offering" means the initial offering of Units to the public.

     "Initial Unit Price" means $20.00.

     "Limited Partner" means any Person who is a limited partner of the Partnership other than the Organizational Limited Partner (i.e., each Initial Limited Partner, each Substituted Limited Partner and any Departing Partner upon the conversion of its Partnership Interest or its interest in the Operating Partnership into Units pursuant to Section 13.2), and shown as a Limited Partner on the books and records of the Partnership and also means each initial transferee of an Initial Limited Partner.

     "Liquidation" means the Sale of the Partnership's interest in the Operating Partnership or the Sale of one or more Hotels that results in a liquidation of the Partnership.

     "Liquidator" means the Person (other than the General Partner) approved pursuant to Section 14.3 who performs the functions described therein.

     "Majority Interest" means the owners of more than 50% of the aggregate Percentage Interests of all Limited Partners.

     "Management Agreement" means the management agreement between the Operating Partnership and Red Lion providing for the management of the Hotels.

     "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

     "National Securities Exchange" means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act.

     "Net Agreed Value" means, in the case of any property distributed to a Partner by the Partnership pursuant to Sections 14.3 and 14.4, the Partnership's Carrying Value of such property at the time such property is distributed reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution.

     "Net Invested Capital" means, as of any date of determination, the Limited Partners' Capital Contributions less all distributions made prior to such date pursuant to Section 5.3(b).

     "Operating Partnership" means Red Lion Inns Operating L.P., the limited partnership established by the Operating Partnership Agreement.

     "Operating Partnership Agreement" means the limited partnership agreement pursuant to which the Operating Partnership is organized, as it may be amended or restated from time to time.

     "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner) acceptable to the General Partner.

     "Organizational Limited Partner" means H. Raymond Bingham, in his capacity as the organizational limited partner pursuant to this Agreement.

     "Outstanding" means the number of Units issued by the Partnership and shown on the Partnership's books and records to be outstanding, less any Units held by the Partnership or the Operating Partnership.

     "Partner" means a General Partner or a Limited Partner.

     "Partnership" means the limited partnership organized pursuant to this Agreement.

     "Partnership Interest" means the interest of a Partner in the Partnership.

     "Percentage Interest" means (a) as to the General Partner, 1% and (b) as to any Limited Partner or assignee, the product of (i) 99% multiplied by (ii) the number of such Partner's or Assignee's Units divided by the total of all Units Outstanding as of the date of such determination.

     "Person" means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

     "Priority Distribution" means, for each twelve-month period set forth below (the first of which periods shall begin on the first day of the first full calendar month following the Commencement Date), a dollar amount which, when multiplied by the number of Units Outstanding, bears the same relationship to the weighted average balance of the Limited Partners' Net Invested Capital for such period as do the amounts set forth below (multiplied by the number of Units Outstanding) to the amounts contributed by the Limited Partners pursuant to
Section 4.2:

                    TWELVE-MONTH PERIOD
                    -------------------
First.......................................................   $2.00
Second......................................................   $2.05
Third.......................................................   $2.10
Fourth......................................................   $2.15
Fifth and thereafter........................................   $2.20

     "Proportionate Share" means, with respect to any Limited Partner or Assignee, the number of such Person's Units divided by the total of all Units Outstanding as of the date of such determination.

     "Purchase and Sale Agreement" means that agreement among Red Lion, the Partnership and the Operating Partnership wherein, among other things, Red Lion sells the Hotels to the Operating Partnership for cash.

     "Purchase Date" means the date determined by the General Partner as the date for purchase of all Outstanding Units (other than Units owned by the General Partner and its Affiliates) pursuant to Section 17.1(b).

     "Purchase Funds" means an amount in cash equal to the aggregate Purchase Price of all Units subject to purchase on the Purchase Date in accordance with
Section 17.1.

     "Purchase Price" means an amount per Unit equal to the greater of (a) the highest cash price paid by the General Partner or any Affiliate thereof for any Unit purchased during the 90 days immediately prior to the date on which the notice described in Section 17.1(b) is first mailed, if any such purchase occurred during such period, or (b)(i) if the Units are listed or admitted to trading on one or more National Securities Exchanges, the average of the last reported sale prices per Unit regular way or, in case no such reported sale has taken place on any such day, the average of the last reported bid and asked prices per Unit regular way, in either case on the principal National Securities Exchange on which the Units are listed or admitted to trading, for the 30 trading days immediately preceding the date of the mailing of such notice, (ii) if the Units are not listed or admitted to trading on a National Securities Exchange but are quoted by NASDAQ, the average of the closing bid per Unit for the 30 trading days immediately preceding the date of the mailing of such notice, as furnished by the National Quotation Bureau Incorporated or such other nationally recognized quotation service as may be selected by the General Partner for such purpose if said Bureau is not at the time furnishing quotations, or (iii) if the Units are not listed for trading on a National Securities Exchange or quoted by NASDAQ, an amount equal to the fair market value of a Unit as of the date of the mailing of such notice, as determined by the General Partner using any reasonable method of valuation.

     "Recapture Income" means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership that does not constitute capital gain for federal income tax purposes because such gain represents the recapture of deductions previously taken with respect to such property or assets.

     "Record Date" means the date established by the General Partner for determining (a) the identity of Limited Partners entitled to notice of or to vote at any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any other lawful action of Limited Partners, or
(b) the identity of Record Holders entitled to receive any report or distribution.

     "Record Holder" means the Limited Partner or Assignee in whose name the Unit is registered on the books of a Transfer Agent, as of the close of business on a particular Business Day.

     "Red Lion" means RL Acquisition Company, a California limited partnership.

     "Redeemable Units" means any Units for which a notice of redemption has been given, and not withdrawn, pursuant to Section 7.6.

     "Refinancing" means any borrowing incurred or made to recapitalize the Partnership's or the Operating Partnership's equity investment in, or to refinance any loan used to finance the purchase of or secured by, any Hotel.

     "Sale" means the sale, exchange, involuntary conversion (other than a casualty followed by reconstruction), condemnation or other disposition of property by the Partnership or the Operating Partnership, except for dispositions of inventory items and personal property in the ordinary course of business in connection with the replacement of such property.

     "Sale or Refinancing Proceeds" means the net cash proceeds received by the Partnership or distributed to the Partnership from the Operating Partnership from or as a result of any Sale or Refinancing of any Hotel or the liquidation of the Operating Partnership or the Sale of the limited partnership interest in the Operating Partnership in connection with a liquidation of the Partnership after deducting (i) any expenses incurred in connection therewith (ii) any amounts applied by the General Partner in its sole and absolute discretion toward the payment of any indebtedness (including indebtedness to the General Partner) and other obligations of the Partnership or the Operating Partnership, including payments of principal and interest on mortgages, (iii) all amounts then payable pursuant to the Management Agreement, (iv) the payment of any other expenses and (v) the establishment of any reserves deemed necessary by the General Partner in its sole and absolute discretion. If the proceeds of any Sale or Refinancing are paid in more than one installment, each such installment shall be treated as a separate Sale or Refinancing for purposes of this definition.

     "Securities Act" means the Securities Act of 1933, as amended, and any successor to such statute.

     "Substituted Limited Partner" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 12.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

     "Taxable Income" or "Taxable Loss" means the taxable income or taxable loss of the Partnership (including the Partnership's share of any taxable income or loss from the Operating Partnership) under the Code, including, without limitation, each item of Partnership income, gain, loss, deduction or credit (including any credit recapture), as determined in accordance with such methods of accounting as are permitted by the Code and selected by the General Partner. Taxable Income and Taxable Loss shall be computed by excluding therefrom General Partner Interest Deductions and any gross income allocated pursuant to Section 5.1(h).

     "Transfer Agent" means any bank, trust company or other Person appointed by the Partnership to act as transfer agent for the Units.

     "Transfer Application" has the meaning specified in Section 10.2(b).

     "Underwriter" means a Person named as an underwriter in the Underwriter Agreement who purchases Units pursuant thereto.

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     "Underwriting Agreement" means the Purchase Agreement dated April 7, 1987 among Red Lion, the Partnerships and the Underwriters providing for the purchase of Units by such Underwriters.

     "Unit" means a Partnership Interest of a Limited Partner or Assignee in the Partnership representing such fractional part of the Partnership Interests of all the Limited Partners and Assignees as shall be determined by the General Partner pursuant to Section 4.3 in connection with the issuance of Partnership Interests to the Initial Limited Partners; provided that each Unit at any time outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners and Assignees as each other Unit.

     "Unit Price" of a Unit means, as of any date of determination, (a) if the Units are listed or admitted to trading on one or more National Securities Exchanges, the average of the last reported sale prices per Unit regular way or, in case no such reported sale has taken place on any such day, the average of the last reported bid and asked prices per Unit regular way, in either case on the principal National Securities Exchange on which the Units are listed or admitted to trading, for the four trading days immediately preceding the date of determination, (b) if the Units are not listed or admitted to trading on a National Securities Exchange but are quoted by NASDAQ, the average of the closing bid per Unit for the four trading days immediately preceding such date of determination, as furnished by the National Quotation Bureau Incorporated or such other nationally recognized quotation service as may be selected by the General Partner for such purpose if said Bureau is not at the time furnishing quotations, or (c) if the Units are not listed for trading on a National Securities Exchange or quoted by NASDAQ, an amount equal to the fair market value of a Unit as of such date of determination, as determined by the General Partner using any reasonable method of valuation.

                                  ARTICLE III.

                                    PURPOSE

     The purpose and business of the Partnership shall be any business which may lawfully be conducted by a limited partnership organized pursuant to the Delaware Act, including primarily, but without limitation, the acquisition, management, operation and disposition of the Hotels; the operation of a chain of lodging facilities; the carrying on of any business relating thereto or arising therefrom; the entering into of any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing, including the ownership of a limited partner's interest in the Operating Partnership; and anything incidental or necessary to the foregoing.

                                  ARTICLE IV.

                             CAPITAL CONTRIBUTIONS

     4.1. General Partner. Immediately prior to the earlier of (i) the first date on which its contribution could be required pursuant to Section 14.3(b) or
(ii) the time it becomes a Departing Partner, the General Partner shall contribute to the Partnership cash and cash equivalents in an amount equal to 1.01% of the total Capital Contributions to the Partnership made pursuant to
Section 4.2.

     4.2. Initial Limited Partners. The Initial Limited Partners shall be issued Units by the Partnership and shall be admitted to the Partnership as Limited Partners in exchange for their Capital Contributions, as follows:

          (a) On the Commencement Date, each Underwriter shall contribute to the Partnership in cash the amount of the Initial Unit Price multiplied by the number of Units specified in the Underwriting Agreement to be purchased by such Underwriter on the "Closing Date," as such term is used in the Underwriting Agreement.

          (b) If the Underwriters exercise the over-allotment option granted in the Underwriting agreement to purchase additional Units, each Underwriter shall contribute to the Partnership in cash on the "Date of Second Delivery" (as such term is used in the Underwriting Agreement) the amount of the Initial Unit Price multiplied by the number of Units purchased by such Underwriter pursuant to the exercise of such option.

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     4.3. No Additional Units.  Except as permitted by Sections 4.2, 4.10 and
13.2, no additional Units shall be issued by the Partnership.

     4.4. No Preemptive Rights. No Partner shall have any preemptive right with respect to (a) additional Capital Contributions; (b) issuance of sale of Units, whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such unissued Units or Units held in treasury; (d) issuance of any right of, subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities; or
(e) issuance or sale of any other securities that may be issued or sold by the Partnership.

     4.5. Capital Accounts.

          (a) The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 4.5(b) and allocated to such Partner pursuant to Section 5.1 and decreased by (iii) the amount of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (iv) all items of Partnership deduction and loss computed in accordance with
     Section 4.5(b) and allocated to such Partner pursuant to Section 5.1.

          (b) For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided that:

             (i) Solely for purposes of the application of the provisions of this Agreement, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Operating Partnership Agreement) of all property owned by the Operating Partnership.

             (ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 5.1.

             (iii) If in any taxable year the Partnership has in effect in election under Section 754 of the Code, capital accounts shall be adjusted in accordance with Treasury Regulation Section
        1.704-1(b)(2)(iv)(m).

     4.6. Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

     4.7. No Withdrawal. A Partner shall not be entitled to withdraw any part of his Capital Contribution or his Capital Account or to receive any distribution from the Partnership, except as provided in Sections 1.6, 5.2 and 5.3, and Articles XIII and XIV.

     4.8. Loans From Partners. Loans by a Partner to the Partnership shall not be considered Capital Contributions. If any Partner or Assignee shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such advances shall not result in any increase in the amount of the Capital Account of such Partner or Assignee. The amounts of any such advances shall be a debt of the Partnership to such Partner or Assignee and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances are made.

     4.9. No Fractional Units. No fractional Units shall be issued by the Partnership.

     4.10. Split and Combinations.

          (a) The General Partner may make a distribution in Units to all Record Holders or may effect a subdivision or combination of Units, but in each case only on a pro rata basis so that, after such distribution, subdivision or combination, each Partner and Assignee shall, subject to Section 4.10(d), have the same Percentage Interest in the Partnership as before such distribution, subdivision or combination.

          (b) Whenever such a distribution, subdivision or combination is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice of the distribution, subdivision or combination at least 20 days prior to such Record Date to each Record Holder as of the date ten days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Units to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the correctness of such a calculation.

          (c) Promptly following any such distribution, subdivision or combination, the General Partner may cause Certificates to be issued to the Record Holders of Units as of the applicable Record Date representing the new number of Units held by such Record Holder, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such distribution, subdivision or combination; provided, however, that in the event any such distribution, subdivision or combination results in a smaller total number of Units Outstanding, the General Partner shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

          (d) The Partnership shall not be required to issue fractional Units upon any distribution, subdivision or combination of Units. In the event any distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 4.10(d), each fractional Unit shall be rounded to the nearest whole Unit.

                                   ARTICLE V.

                         ALLOCATIONS AND DISTRIBUTIONS

     5.1. Allocations.

          (a) For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, except as otherwise provided in this Section 5.1, Taxable Income and Taxable Loss (and each item thereof) (computed in accordance with Section 4.5(b)) shall be allocated as follows and, for purposes of Articles IV and V and Section 14.3(b), an Assignee shall be deemed to be a Limited Partner:

             (i) General Partner Interest Deductions shall be allocated to the General Partner.

             (ii) Taxable Loss and nondeductible items shall be allocated to the Partners in accordance with their Percentage Interests; provided that any Taxable Loss otherwise allocable to a Limited Partner which would result in a deficit balance in such Limited Partner's Capital Account in excess of such Limited Partner's share of minimum gain (as defined below) shall be allocated to the General Partner.

             (iii) Taxable Income shall be allocated as follows:

                (A) First, to the General Partner until the cumulative Taxable Income so allocated equals the cumulative Taxable Loss previously allocated to the General Partner pursuant to the proviso contained at the end of Section 5.1(a)(ii);

                (B) Second, to the Partners, pro rata in proportion to cumulative Taxable Loss and nondeductible items previously allocated, up to the amount of such Taxable Loss and nondeductible items;

                (C) Third, to the Partners in accordance with their Percentage Interests until the cumulative Taxable Income so allocated equals the sum of all prior and concurrent distributions pursuant to Sections 5.2(a) and 5.3(a);

                (D) Fourth, to the Partners pro rata in proportion to the cumulative prior and concurrent distributions pursuant to Sections 5.2(b) (to the extent any such distributions were not taken into account in determining the allocations pursuant to Section 5.1(a)(iii)(C)) and 5.3(c) until the cumulative Taxable Income so allocated equals the amount of all such distributions. If distributions were made pursuant to Section 5.2(b) or 5.3(c) in more than one prior fiscal year, the allocation required by this Section 5.1(a)(iii)(D) shall be made on a year-by-year basis and shall begin with the earliest fiscal year; and

                (E) Thereafter, 70.71% to the Limited Partners in accordance with their Proportionate Shares and 29.29% to the General Partner.

          (b) Notwithstanding Sections 5.1(a)(ii) and (iii), if the General Partner's interest in the Partnership has been converted into Units pursuant to Section 13.2(b), Taxable Income and Loss shall, beginning with the month following the effective date of such conversion, be allocated to the Partners in accordance with their Percentage Interests.

          (c) If any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or
     1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate a deficit in its Capital Account created by such adjustments, allocations or distributions as quickly as possible. This Section 5.1(b) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3).

          (d) If any Partner's Capital Account has a deficit balance resulting in whole or in part from allocations of loss or deduction attributable to nonrecourse debt which is secured by Partnership property, which deficit balance exceeds such Partner's share of minimum gain (as defined blow), then income and gain shall first be allocated to such Partner in an amount equal to such excess. For purposes of this Section 5.1(d), "minimum gain" means the excess of the outstanding principal balance of nonrecourse debt which is secured by Partnership property over the Partnership's adjusted tax basis of such property. This Section 5.1(c) is intended to comply with the requirements of Treasury Regulation Section 1.704-1(b)(4)(iv), and is to be interpreted, if possible, to comply with the requirements of such regulation as finally promulgated. The General Partner shall have complete discretion to amend the provisions of this Agreement if such amendment would not have a material adverse effect on the Limited Partners and if, in the opinion of counsel, such amendment is advisable for purposes of Treasury Regulation Section 1.704-1(b)(4)(iv).

          (e) Any Recapture Income resulting from the sale or other taxable disposition of any Partnership asset shall be allocated, to the extent possible, among the Partners in the same proportions that the deductions directly or indirectly giving rise to such Recapture Income were allocated.

          (f) All items of income, gain, loss, deduction, credit and basis allocation recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code and, where appropriate, to provide only Partners recognizing gain on Partnership distributions covered by Section 734 of the Code with the federal income tax benefits attributable to the increased basis in Partnership property resulting from any election under Section 754 of the Code.

          (g) Each item of Partnership income, gain, loss, deduction and credit shall, for federal income tax purposes, be, beginning at the earlier of (x) the end of the first full calendar month following the month in which the Commencement Date occurs or (y) the last day of the calendar month in which both the Commencement Date and the Date of Second Delivery occur, determined on a monthly interim-closing-of-the-books basis and shall be allocated to the Record Holders as of the close of business on the last day of the month. The General Partner may revise, alter or otherwise modify such method of determination and allocation as it determines necessary to comply with Section 706 of the Code and regulations or rulings promulgated thereunder.

          (h) If any fees deducted for federal income tax purposes by the Partnership are recharacterized by a final determination of the Internal Revenue Service as nondeductible distributions to the General Partner, then, notwithstanding all other allocation provisions, gross income shall be allocated to the General Partner (for the year(s) of adjustment) in an amount equal to the fees recharacterized.

          (i) If cumulative Taxable Income exceeds the cumulative cash distributions as of the end of any taxable year, the allocation under
     Section 5.1(a)(iii)(E) shall be applicable. However, to the extent the first cash distributions thereafter are not in proportion to such allocation, then an adjusting allocation of Taxable Income or Taxable Loss shall be made as soon as possible that equalizes the allocation of cumulative Taxable Income with cumulative cash distributions as to each of the Partners.

     5.2. Distribution of Cash Flow Available for Distribution.

     The General Partner shall cause the Partnership to distribute Cash Flow Available for Distribution and the proceeds of any borrowings pursuant to the revolving credit facility provided by the General Partner pursuant to Section 6.8(a) with respect to each fiscal year of the Partnership not less often than quarterly. Such distributions shall be made as follows:

          (a) First, to the Partners in accordance with their Percentage Interests until the Limited Partners have received from all distributions of Cash Available for Distribution during such year an amount equal to 12% non-compounded, non-cumulative return on the weighted average balances of their Net Invested Capital outstanding from time to time in such year; and

          (b) Thereafter, 70.71% to the Limited Partners in accordance with their Proportionate Shares and 29.29% to the General Partner.

     5.3. Distributions of Sale or Refinancing Proceeds. The General Partner shall cause the Partnership to distribute Sale or Refinancing Proceeds as follows:

          (a) First, to the Partners in accordance with their Percentage Interests until the amount so distributed to the Limited Partners, when added to all prior distributions of Cash Flow Available for Distribution made and all prior distributions of Sale or Refinancing Proceeds (other than distributions pursuant to Section 5.3(b)) equals a 12% cumulative, non-compounded return on the weighted average balances of their Net Invested Capital outstanding from time to time prior to the Capital Return Date; and

          (b) Second, to the Partners in accordance with their Percentage Interests until such time as the amount so distributed to the Limited Partners, when added to all prior distributions to them of Sale or Refinancing Proceeds (other than distributions pursuant to Section 5.3(a)) pursuant to this Section 5.3(b), equals their Net Invested Capital (the "Capital Return Date");

          (c) Thereafter, 70.71% to the Limited Partners in accordance with their Proportionate Shares and 29.29% to the General Partner.

     5.4. Certain Payments Not Distributions.  Any amounts paid pursuant to
Section 6.5 shall not be deemed to be distributions for purposes of this Agreement.

     5.5. Treatment of Distributions. Distributions by the Partnership shall be considered advances or drawings against the Partners' distributive shares of income, gain, loss and deduction, which distributive shares shall be determined at the close of the Partnership's taxable year.

                                  ARTICLE VI.

                      MANAGEMENT AND OPERATION OF BUSINESS

     6.1. Management.

     (a) The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any right of control or management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it (x) to conduct the business of the Partnership, including, without limitation, (i) the making of any expenditures, the borrowing of money, the guaranteeing of indebtedness and other liabilities, the issuance of evidences of indebtedness, and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership; (ii) the acquisition, disposition (subject to any prior approval which may be required by Section 16.1), mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership and the merger of the Partnership with or into another entity subject to any prior approval which may be required by
Section 16.1; (iii) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Partnership, the lending of funds to other Persons and the repayment of obligations of the Partnership; (iv) the negotiation and execution on any terms deemed desirable in its sole discretion and the performance of any contracts, conveyances or other instruments that it considers useful or necessary to the conduct of the Partnership operations or the implementation of its powers under this Agreement; (v) the distribution of Partnership cash; (vi) the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (vii) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary; (viii) the formation of any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the Operating Partnership); (ix) the control for any matters affecting the right and obligations of the Partnership, including the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; (x) the purchase, sale or other acquisition or disposition of Units at such times and on such terms as it deems to be in the best interests of the Partnership and the Partners; (xi) the lending or borrowing of money, the assumption or guarantee of or other contracting for indebtedness and other liabilities, the issuance of evidences of indebtedness and the securing of same by mortgage, deed of trust or other lien or encumbrance, the bringing and defending of actions at law or in equity and the indemnification of any Person against liabilities and contingencies to the extent permitted by law; and (xii) to enter into listing agreements with the American Stock Exchange and any other securities exchange and to delist some or all of the Units from, or request that trading be suspended on, any such exchange and (y) in connection with the Partnership's participation in the Operating Partnership as the limited partner (including, without limitation, the contribution to the Operating Partnership of the Partnership's assets and properties and the loan of Partnership funds to the Operating Partnership and any Affiliate thereof permitted herein).

     (b) Each of the Partners hereby approves, ratifies and confirms the execution, delivery and performance of the Purchase and Sale Agreement and the Operating Partnership Agreement and agrees that the General Partner is authorized to execute, deliver and perform the other agreements, acts, transactions and matters contemplated therein on behalf of the Partnership without any further act, approval or vote of the Partners of the Partnership, notwithstanding any other provision of this Agreement or the Operating Partnership Agreement, the Delaware Act or any applicable law, rule or regulation. The participation by the General Partner in any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners under this Agreement or under applicable law.

     6.2. Certificate of Limited Partnership. The General Partner shall file a Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware as required by the Delaware Act and shall cause to be filed such other certificates or documents as may be determined by the General Partner to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business. To the extent that the General Partner in its sole discretion determines such action to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) under the laws of the State of Delaware or any other state in which the Partnership may elect to do business. Subject to applicable law, the General Partner may omit from the Certificate of the Limited Partnership of the Partnership filed with the Secretary of State of Delaware and from any other certificates or documents filed in any other state in order to quality the Partnership to do business therein, and from all amendments thereto, the names and addresses of the Limited Partners and information relating to the Capital Contributions and shares of profits and compensation of the Limited Partners, or state such information in the aggregate rather than with respect to each individual Limited Partner. Subject to the terms of Section 7.5(a), the General Partner shall not be required to deliver or mail a copy of the Certificate of Limited Partnership or any amendment thereto to any Limited Partner.

     6.3. Reliance by Third Parties. Notwithstanding any other provision of this Agreement to the contrary, no lender or purchaser, including any purchaser of property from the Partnership or any other Person dealing with the Partnership, shall be required to look to the application of proceeds hereunder or to verify any representation by the General Partner as to the extent of the interest in the assets of the Partnership that the General Partner is entitled to encumber, sell or otherwise use, and any such lender or purchaser shall be entitled to rely exclusively on the representations of the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner as if it were the sole party in interest therein, both legally and beneficially. Each Limited Partner and Assignee hereby waives any and all defenses or other remedies that may be available against such lender, purchaser or other Person to contest, negate or disaffirm any action of the General Partner in connection with any sale or financing. In no event shall any Person dealing with the General Partner or the General Partner's representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner's representative; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or the General Partner's representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and
(c) the General Partner or the General Partner's representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

     6.4. Purchase or Sale of Units.

     (a) The General Partner may cause the Partnership to purchase or otherwise acquire (or may purchase or otherwise acquire on behalf of the Partnership) Units. As long as such Units are held by the Partnership or the Operating Partnership, such Units shall not be considered Outstanding for any purpose, except as otherwise provided therein. The General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Units for its own account.

     (b) At any time from time to time, the General Partner (including the General Partner in its capacity as a Departing Partner) or any Affiliate thereof shall have the right to cause the Partnership, upon the request of such Person, to file with the Securities and Exchange Commission as promptly as practicable after receiving such request, and to use all reasonable efforts to cause to become effective, a registration statement under the Securities Act registering all or a portion of the Units then owned by such Person and included in such request for offer and sale. In connection with any registration pursuant to the preceding sentence, the Partnership shall promptly prepare and file such documents as may be necessary to register or qualify the Units subject to such registration under the securities laws of such states as such Person shall reasonably request and do any and all other acts and things which may reasonably be necessary or advisable to enable such Person to consummate a public sale of such Units in such states. Registrations effected under this Section 6.4(b) shall be effected at the expense of the Partnership (except for underwriting discounts and commissions). If offered in an underwriting, the Partnership shall provide indemnification, opinions and other assurances to the underwriters in form and substance reasonably satisfactory to such underwriters.

     6.5. Compensation and Reimbursement of the General Partner.

     (a) Except as provided in this Section 6.5 and elsewhere in this Agreement or in the Operating Partnership Agreement, the General Partner shall not be compensated for its services as General Partner to the Partnership.

     (b) The General Partner shall be reimbursed for all expenses, disbursements and advances incurred or made in connection with the organization of the Partnership and the Operating Partnership, the initial offering of Units to the public, the qualification of the Partnership, the Operating Partnership and the General Partners to do business, and any subsequent offerings of securities by the Partnership.

     (c) Except as provided below, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for all normal, ongoing direct expenses it incurs or makes on behalf of the Partnership (including amounts paid to any Person to perform services to the Partnership) and for that portion of its General Partner's and its Affiliates' in-house legal and accounting costs and expenses, telephone, secretarial, aircraft, travel and entertainment expenses, office rent and other office expenses, salaries, fees and other compensation expenses of employees, officers and directors, other administrative expenses and other expenses necessary or appropriate to the conduct of the Partnership's business and allocable to the Partnership. The General Partner shall determine the expenses which are allocable to the Partnership in any reasonable manner. Such reimbursement shall be in addition to any reimbursement to the General Partners as a result of indemnification pursuant to Section 6.9. Notwithstanding the foregoing, no such reimbursement shall be made for such expenses incurred prior to the last day of the third twelve-month period described in the definition of "Priority Distribution." Rather, for such periods, the General Partner shall receive a fee of $325,000 for each such twelve-month period for performing or causing to be performed the services described in this Section 6.5(c). Such fee is payable without regard to the Partnership's income and is intended to be a "guaranteed payment" under Section 707(c) of the Code. In addition, the General Partner shall be reimbursed for all extraordinary expenses. Notwithstanding the foregoing, if the General partner is not then an Affiliate of Red Lion, the normal, ongoing expense reimbursement described above shall, after the expiration of the third twelve-month period, be limited to an amount equal to
 1/8% of the Operating Partnership's gross revenues.

     (d) The General Partner in its sole discretion and without the approval of the Limited Partners may propose and adopt fringe benefit plans, for the benefit of employees of the General Partner, the Partnership, the Operating Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership or the Operating Partnership.

     6.6. Outside Activities.

     (a) The General Partner shall be entitled to and may have interests and engage in activities without having or incurring any obligation to offer any interest in such properties or activities to the Partnership, the Operating Partnership or any Partner, and no other provision of this Agreement shall be deemed to prohibit any such Person from conducting such other businesses and other activities. Neither the Partnership, the Operating Partnership nor any of the Partners shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of the General Partner.

     (b) Any Affiliate of the General Partner and any director, officer, partner or employee of the General Partner or any Affiliate of the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership and may engage in any other business and activities, including business interests and activities in direct competition with the Partnership and the Operating Partnership for their own account and for the account of others, and may own interests in the same properties as those in which the Partnership or the Operating Partnership owns an interest, without having or incurring any obligation to offer any interest in such properties, businesses or activities to the Partnership, the Operating Partnership or any Partner, and no other provision of this Agreement shall be deemed to prohibit any such Person from conducting such other businesses and other activities. Neither the Partnership, the Operating Partnership nor any of the Partners shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of any Affiliate of the General Partner or any director, officer, partner or employee of the General Partner or an Affiliate of the General Partner. The General Partner and any other Persons affiliated with the General Partner may acquire Units, in addition to those acquired by any of such Persons on the Commencement Date, and shall be entitled to exercise all rights of an Assignee or Limited Partner, as applicable, relating to such Units.

     6.7. Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designated by the General Partner, provided that the funds of the Partnership will not be commingled with funds of any other Person. The General Partner may use the funds of the Partnership as compensating balances for its benefit, provided that such funds do not directly or indirectly secure, and are not otherwise at risk on account of, any indebtedness or other obligation of the General Partner or any director, officer, partner, employee or Affiliate thereof. Nothing in this Section 6.7 shall be deemed to prohibit or limit in any manner the right of the Partnership to lend funds to the General Partner or any Affiliate thereof pursuant to Section 6.8(b). All withdrawals from or charges against such accounts shall be made by the General Partner or by its officers or agents. Funds of the Partnership may be invested as determined by the General Partner, except in connection with acts otherwise prohibited by this Agreement.

     6.8. Loans to or from the General Partner; Contracts and Affiliates.

     (a) The General Partner or any Affiliate thereof may lend to the Partnership funds needed by the Partnership for such periods of time as the General Partner may determine; provided, however, that the General Partner or such Affiliate may not charge the Partnership interest at a rate greater than the rate (including points or other financing charges or fees) that would be charged the Partnership (without reference to the General Partner's financial abilities or guaranties) by unrelated lenders on comparable loans. The Partnership shall reimburse the General Partner or any Affiliate of the General Partner, as the case may be, for any costs incurred by it in connection with the borrowing of funds obtained by the General Partner or such Affiliate and loaned to the Partnership. In addition to the foregoing, the General Partner shall, through the last day of the third twelve-month period described in the definition of "Priority Distribution," make available for the Partnership, an unsecured, interest-free, revolving line of credit in the aggregate principal amount of Four Million Dollars ($4,000,000) at any one time outstanding, solely for the purpose of providing funds to make distributions pursuant to Section 5.2(a) up to the amount of the Priority Distribution for such period, to the extent Cash Flow Available for Distribution is otherwise insufficient. Such obligation to make such revolving line of credit available shall terminate upon withdrawal or removal of the General Partner. Amounts outstanding under such revolving line of credit shall, except as set forth in the following sentence, be repaid only if, and to the extent that, as of each anniversary date of the commencement of the Partnership's operations. Cash Flow Available for Distribution (excluding for this purpose any subtraction therefrom for repayments of the revolving line of credit provided for in this Section 6.8(a)) exceeds the Priority Distributions for the preceding twelve-month period. Amounts outstanding under such facility shall also be repaid to the extent of Sale or Refinancing Proceeds (excluding for this purpose any subtraction therefrom for revolving line of credit payments hereunder).

     (b) The Partnership may lend or contribute funds to the Operating Partnership on terms and conditions established in the sole discretion of the General Partner. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of the Operating Partnership or any other Person.

     (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services for the Partnership. Any service rendered to the Partnership by the General Partner or any such Affiliate shall be on terms that are fair and reasonable to the Partnership and are, in the aggregate, no less favorable than those which could be obtained from unaffiliated third parties for comparable quality; provided that the conditions of this Section 6.8(c) expressly shall be deemed to be satisfied with respect to the fees payable pursuant to the Management Agreement. The provisions of Section 6.5 shall apply to the rendering of services described in this Section 6.8(c).

     (d) The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with applicable law as the General Partner deems appropriate.

     (e) Except as otherwise provided in Section 6.8(f), neither the General Partner nor any Affiliate thereof shall sell, transfer or convey any property to, or purchase any property from the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership and are, in the aggregate, no less favorable than those which could be obtained from unaffiliated third parties for comparable quality; provided that the conditions of this Section 6.8(e) expressly shall be deemed to be satisfied as to the transactions effected pursuant to the Management Agreement and the Purchase and Sale Agreement.

     (f) Any Sale of a Hotel or of the Partnership's interest in the Operating Partnership to the General Partner or an Affiliate of the General Partner (including Sales made pursuant to a right of first refusal or similar arrangement) shall be subject to the prior approval of a majority of the outside directors of the General Partners and, notwithstanding anything to the contrary in Section 6.11, shall be subject to the General Partner's determination that such a Sale is in the best interest of the Partnership.

     6.9. Indemnification of the General Partner.

     (a) To the fullest extent permitted by law, the General Partner, its Affiliates and their respective directors, officers, partners, employees and agents (individually, an "Indemnitee") shall each be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint and several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise be reason of its status as
(x) the General Partner or an Affiliate thereof or (y) a director, officer, partner, employee or agent of the General Partner or an Affiliate thereof or (z) a Person serving at the request of the Partnership in another entity in a similar capacity, which relate to or arise out of the Partnership, its property, business or affairs, including, without limitation, the Initial Offering, regardless of whether the Indemnitee continues to be the General Partner or an Affiliate thereof or a director, officer, partner, employee or agent of the General Partner or an Affiliate thereof at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it in good faith believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had not reasonable cause to believe its conduct was unlawful, and (ii) the Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in (i) or (ii) above. Any indemnification pursuant to this
Section 6.9 shall be made only out of the assets of the Partnership.

     (b) To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.9.

     (c) The indemnification provided by this Section 6.9 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee's capacity as the General Partner or an Affiliate thereof or as a director, officer, partner, agent or employee of the General Partner or an Affiliate thereof and to action in any other capacity (including, without limitation, any capacity under the Underwriting Agreement and the Purchase and Sale Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     (d) The Partnership may purchase and maintain insurance on behalf of the General Partner and such other Persons as the General Partner shall determine against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

     (e) For purposes of this Section 6.9, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan, excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines" within the meaning of Section 6.9(a); and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

     (f) In no event may an Indemnitee subject the Limited Partners or Assignees to personal liability by reason of these indemnification provisions.

     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.9 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (h) The provisions of this Section 6.9 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

     6.10. Liability of the General Partner.

     (a) Neither the General Partner nor the partners or shareholders, directors, officers, employees or agents of the General Partner shall be liable to the Partnership, Limited Partners, Assignees or to any Persons who have acquired interests in the Units, whether as Limited Partners, Assignees or otherwise, for errors in judgment or for any acts or omissions taken in good faith.

     (b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

     6.11. Resolution of Conflicts of Interest.

     (a) Unless otherwise expressly provided in this Agreement or the Operating Partnership Agreement, (i) whenever a conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Operating Partnership, any Limited Partner or any Assignee, on the other hand, or (ii) whenever this Agreement, the Operating Partnership Agreement or any other agreement contemplated herein or therein provides that the General Partner shall act in a manner which is, or provide terms which are, fair and/or reasonable to the Partnership, the Operating Partnership, any Limited Partner or any Assignee, the General Partner shall resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles, and in the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement, the Operating Partnership Agreement or any other agreement contemplated herein or therein.

     (b) Whenever in this Agreement or the Operating Partnership Agreement the General Partner is permitted or required to make a decision (i) in its "sole discretion" or "discretion" with "complete discretion" or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership, the Operating Partnership, the Limited Partners or the Assignees, or (ii) in its "good faith" or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Operating Partnership Agreement or any other agreement contemplated herein or therein.

     (c) Notwithstanding the foregoing, the General Partner shall not cause the Partnership or the Operating Partnership to give consent under Section 9.1(a) of the Management Agreement unless the General Partner determines that such consent is in the best interests of the Partnership.

     (d) The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as the limited partner of the Operating Partnership, to approve of similar actions by the general partner of the Operating Partnership.

     6.12. Other Matters Concerning the General Partner.

     (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

     (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and not to constitute gross negligence or willful or wanton misconduct.

     6.13. Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner shall be held in trust by the General Partner for the use and benefit of the Partnership in accordance with the terms or provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held.

     6.14. Assets of the General Partner. The General Partner covenants and agrees that so long as it is the general partner of the Partnership, it will use all reasonable efforts to maintain net assets (exclusive of its interest in, and receivables from, the Partnership) in an amount equal to 10% of the Limited Partners' Capital Contributions.

     6.15. Limitation on Certain Refinancings. Prior to the last day of the original term of the initial Partnership mortgage loan secured by the Hotels, the General Partner will not use any proceeds of a Refinancing to pay deferred Incentive Management Fees pursuant to the Management Agreement or to pay amounts outstanding under the line of credit provided pursuant to Section 6.8(a) unless an equal amount of such proceeds is distributed to the Limited Partners pursuant to Section 5.3.

                                  ARTICLE VII.

                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

     7.1. Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as provided in this Agreement or in the Delaware Act.

     7.2. Management of Business. No Limited Partner (other than a General Partner, an Affiliate thereof or their directors, officers, partners, employees or agents in their capacity as such) shall take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by a director, officer, partner, employee or agent of the General Partner or an Affiliate thereof in its capacity as such shall not affect, impair or eliminate the limitations on the liability of any Limited Partner under this Agreement.

     7.3. Outside Activities. A Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership or the Operating Partnership. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

     7.4. Return of Capital. No Limited Partner shall be entitled to the withdrawal or return of his Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. No Limited Partner shall have priority over any other Limited Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

     7.5. Rights of Limited Partners Relating to the Partnership. In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 7.5(b), the Limited Partners shall have the following rights relating to the Partnership:

          (a) Each Limited Partner shall have the right for a proper purpose reasonably related to such Limited Partner's interest as a limited partner in the Partnership, upon reasonable demand and at such Limited Partner's own expense:

             (i) to obtain true and full information regarding the status of the business financial condition of the Partnership;

             (ii) promptly after becoming available to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

             (iii) to have furnished to him, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

             (iv) to obtain true and full information regarding the amount of cash contributed by each Partner and which each Partner has agreed to contribute in the future, and the date upon which each Partner became a Partner;

             (v) to have furnished to him, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

             (vi) to inspect and copy any of the Partnership's books and records and obtain such other information regarding the affairs of the Partnership as is just and reasonable.

          (b) Notwithstanding the other provisions hereof, the General Partner may keep confidential from the Record Holders for such period of time as the General Partner deems reasonable, any information which the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or which the Partnership is required by law or by agreements with third parties to keep confidential.

     7.6. Certain Redemptions of Units. Liquor licensing authorities in certain states where the Operating Partnership will do business have the authority to take disciplinary action, including, without limitation, suspension or revocation of any liquor license held by the Operating Partnership, and imposition of fines ("Disciplinary Action"). If the General Partner determines that the Partnership or the Operating Partnership is threatened with Disciplinary Action by reason of a Limited Partner or Assignee (a "Unitholder") failing to provide information to such liquor authorities with respect to such Unitholder's suitability or qualification to hold Units or that such Unitholder has been found by such liquor authorities unsuitable to hold Units, the Partnership may, unless such Unitholder disposes of its Units and provide evidence of such disposition satisfactory to the General Partner so as to eliminate the threat of Disciplinary Action, redeem the Partnership Interest of such Unitholder as follows:

             (i) The General Partner shall not later than the thirtieth day before the date fixed for redemption, give notice of redemption to such Unitholder, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Units (which (x) may include any or all Units owned beneficially and of record by the Unitholder in question, (y) may merely specify that the Redeemable Units include all Units so owned and (z) may require the Unitholder to supply information as to the number of Units so owned and the price paid therefor), the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Units, and that on and after the date fixed for redemption no further allocations or distributions to which the Unitholder would otherwise be entitled in respect of the Redeemable Units will accrue or be made.

             (ii) The redemption price shall be the lower of the Unit Price (the date of determination of which shall be the date fixed for redemption and the number of trading days in the definition thereof being 30 rather than 4) or the lowest price paid for any Units owned by the Unitholder in question multiplied in either case by the number of Redeemable Units. The redemption price shall be paid, in the sole discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at a fluctuating rate per annum equal to 2% less than the fluctuating per annum rate of interest from time to time announced by United States National Bank of Oregon as its prime rate, and payable in twenty equal annual installments of principal, together with accrued interest, commencing one year after the redemption date; provided that the Partnership may defer any payment otherwise required (other than at final maturity) to the extent that, if such payment were made, Cash Flow Available for Distribution for the year in which such payment is due would, in the opinion of the General Partner, be insufficient to make the maximum distribution required pursuant to Section 5.2(a) for such year.

             (iii) Upon surrender by or on behalf of the Unitholder, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the former Unitholder or his duly authorized representative shall be entitled to receive the payment therefor. No interest will be paid on amounts of cash set aside for payments hereunder after the redemption date.

             (iv) After the redemption date, whether or not payment has been made therefor, the Redeemable Units shall no longer be issued and Outstanding and shall not longer be entitled to any allocations or distributions to which the Unitholder would otherwise be entitled.

                                 ARTICLE VIII.

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

     8.1. Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 7.5(a). Any records maintained by the Partnership in the regular course of its business including the record of the holders of Units, books of account and records of Partnership proceedings, may be kept on or be in the form of punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the General Partner.

     8.2. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

     8.3. Reports.

          (a) As soon as practicable, but in no event later than 90 days after the close of each fiscal year, the General Partner shall cause to be mailed to each Record Holder of a Unit as of the last day of that fiscal year an annual report containing financial statements of the Partnership for the fiscal year, presented in accordance with generally accepted accounting principles, such statements to be audited by a firm of independent public accountants selected by the General Partner.

          (b) As soon as practicable, but in no event later than 75 days after the close of each calendar quarter, except the last calendar quarter of each fiscal year, the General Partner shall cause to be mailed to each Record Holder of a Unit as of the last day of that calendar quarter a report containing unaudited financial statements of the Partnership.

     8.4. Other Information. The General Partner may release such information concerning the operations of the Partnership to such sources as is customary in the industry or required by law or regulation of any regulatory body.

                                  ARTICLE IX.

                                  TAX MATTERS

     9.1. Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items necessary for federal and state income tax purposes and shall use all reasonable efforts to furnish to Record Holders within 75 days of the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the cash or accrual method of accounting for federal income tax purposes, as the General Partner shall determine in its sole discretion. The taxable year of the Partnership shall be the calendar year, unless the General Partner shall determine otherwise in its sole discretion.

     9.2. Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election pursuant to the Code. The General Partner may, in its sole discretion, make the election under Section 754 of the Code in accordance with applicable regulations thereunder; provided, that, except with respect to periods ending on or before December 31, 1987, the General Partner shall make such election on behalf of the Partnership and the Operating Partnership if the Unit Price (determined by substituting sixty (60) trading days commencing on or after January 1, 1988 for four (4) trading days in the definition thereof) at any time shall exceed 125% of the Initial Unit Price; provided, further, that the General Partner shall not be required to make such election if it determines, in its sole and absolute discretion, that as a result of changes in federal income tax laws or regulations after the date hereof, the making of such election would not result in a significant advantage to the Limited Partners and Assignees. The General Partner shall have the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners and Assignees.

     9.3. Tax Controversies. Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

     9.4. Organizational Expenses. The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

     9.5. Taxation as a Partnership. No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

     9.6. Opinions Regarding Taxation as a Partnership. Notwithstanding any other provision of this Agreement, the requirement, as a condition to any action proposed to be taken under this Agreement, that the Partnership be furnished an Opinion of Counsel to the effect that the proposed transaction would not result in the Partnership ceasing to be treated as a partnership for federal income tax purposes shall not be applicable if the Partnership is at such time treated in all material respects as other than a partnership is currently treated for federal income tax purposes.

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     9.7. FIRPTA Withholding.

     (a) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under Section 1445 of the Code with regard to (i) the sale of "United States real property interests" (as defined in the Code), (ii) the distribution of cash or property to any Partner who is a "foreign person" (as defined in Treasury Regulation Section 1.1445-2T(b)(2)(i)(c)), or (iii) the transfer of Units.

     (b) In its sole and absolute discretion and as provided for in Treasury Regulations under Section 1445 of the Code, the General Partner may elect to withhold a portion of any distribution made to Partners and Assignees who are "foreign persons" or who fail to provide to the Partnership an appropriate certificate in accordance with the applicable provisions of such Treasury Regulations.

                                   ARTICLE X.

                            ISSUANCE OF CERTIFICATES

     10.1. Issuance of Certificates. Upon the issuance of Units, the General Partner shall cause the Partnership to issue one or more Certificates in the name of each Limited Partner evidencing the number of Units so issued. Upon the transfer of a Unit in accordance with the terms of this Agreement, the General Partner shall cause the Partnership to issue a replacement Certificate, according to such procedures as the General Partner may establish.

     10.2. Registration of Transfer and Exchange.

     (a) The Partnership will cause to be kept a register (the "Unit Register") in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the Partnership will provide for the registration of Units and the transfer of such Units. The Transfer Agent is hereby appointed registrar for the purpose of registering Units and transfer of such Units as herein provided. Upon surrender for registration of transfer or exchange of any Certificate, and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder's instructions, one or more new Certificates evidencing the same aggregate number of Units as did the Certificate so surrendered.

     (b) Every Certificate surrendered for registration of transfer shall be duly accepted on the reverse side thereof or be accompanied by a written instrument of acceptance to the same effect in form satisfactory to the General Partner or the Transfer Agent, as the case may be (a "Transfer Application"), duly executed, in either case, by the transferee or such transferee's attorney duly authorized in writing. As a condition to the issuance of any new Certificate under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

     10.3. Mutilated, Destroyed, Lost or Stolen Certificates.

     (a) If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute and the Transfer Agent shall countersign and deliver in exchange therefor a new Certificate evidencing the same number of Units as did the Certificate so surrendered.

     (b) If there shall be delivered to the General Partner and the Transfer Agent (i) evidence to their satisfaction of the destruction, loss or theft of any Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, in the absence of notice to the General Partner of the Transfer Agent that such Certificate has been acquired by a bona fide purchaser, the General Partner on behalf of the Partnership shall execute and upon its request the Transfer Agent shall countersign and deliver, in exchange for and in lieu of any such destroyed, lost or stolen Certificate, a new Certificate evidencing the same number of Units as did the Certificate so destroyed, lost or stolen.

     (c) As a condition to the issuance of any new Certificate under this
Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) connected therewith.

     10.4. Registered Owners. The Partnership shall be entitled to treat the Record Holder as the Limited Partner or Assignee in fact of any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any stock exchange on which the Units are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing) is acting as a nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Persons on the other hand, such representative Person (a) shall be the Limited Partner or Assignee (as the case may be) of record and beneficially,
(b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the obligations of a Limited Partner or Assignee (as the case may be) hereunder and as provided herein.

                                  ARTICLE XI.

                             TRANSFER OF INTERESTS

     11.1. Transfer.

     (a) The term "transfer", when used in this Article XI with respect to a Partnership Interest, shall be deemed to refer to a transaction by which the General Partner assigns its Partnership Interest as the General Partner to another Person or by which the holder of a Unit assigns the Partnership Interest evidenced thereby to another Person who is or becomes an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition.

     (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article XI. Any transfer or purported transfer of any Partnership Interest not made in accordance with this Article XI shall be null and void.

     11.2. Transfer of Interests of the General Partner.

     (a) The General Partner may not transfer all or any part of its Partnership Interest as the General Partner unless (i) a Majority Interest approves of such transfer and of the admission of such transferee as a General Partner, (ii) the transferee satisfies and agrees to assume and be bound by the provisions of this Agreement, including Section 6.14 and (iii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of the limited partner in the Operating Partnership or cause the Partnership or the Operating Partnership to cease to be treated as a partnership for federal income tax purposes; provided, however, that any transfer by the General Partner of all of its Partnership Interest as general partner shall constitute a withdrawal for purposes of, and shall be effected by the General Partner only if not prohibited by, Section 13.1(a).

     (b) Subject to compliance with Section 11.2(a)(ii), neither Sections 11.2(a)(i), 11.2(a)(iii) nor any other provision of this Agreement shall be construed to prevent (and all Partners hereby expressly consent to) (i) the transfer by the General Partner of all or any part of its Partnership Interest to an Affiliate of the General Partner; (ii) the transfer by the General Partner of its Partnership Interest upon its merger or consolidation with or into any other Person or the transfer by it of all or substantially all of its assets to another Person; and, in the case of either clause (i) or (ii), the assumption of the rights and duties of the General Partner by such Person; provided, in the case of either clause (i) or (ii), such Person furnishes to the Partnership an Opinion of Counsel that such transfer, merger, consolidation or assumption will not result in a loss of limited liability of any Limited Partner or of the limited partner in the Operating Partnership or result in the Partnership or the Operating Partnership ceasing to be treated as a partnership for federal income tax purposes; (iii) the transfer by the General Partner of any part of its interest in items of Partnership income, gain, losses, deductions, credits, distributions or surplus, so long as the General Partner retains an interest of at least 1% in each such item; or (iv) the General Partner's mortgaging, pledging, hypothecating or granting a security interest in all or any part of its Partnership Interest (in which case the General Partner shall continue to be the General Partner). In the case of a transfer pursuant to clause (i) or (ii) of this Section 11.2(b), the transferee shall be admitted to the Partnership as a General Partner immediately prior to the transfer of the General Partner's Partnership Interest, and the transferee shall continue the business and operations of the Partnership without dissolution.

     (c) The General Partner agrees that for so long as Red Lion is the manager pursuant to the Management Agreement, the General Partner will be an Affiliate of Red Lion.

     11.3. Transfer of Units. Any Units, including Units held by the General Partner, may be transferred.

     (a) Until admitted as a Substituted Limited Partner pursuant to Article XII, the Record Holder of a Certificate shall be an Assignee in respect of such Units.

     (b) Each distribution in respect of Units shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holders thereof as of the Record Date set for the distribution. Such payment shall constitute full payment and satisfaction of the Partnership's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

     11.4. Restrictions on Transfer. Notwithstanding the other provisions of this Article XI, no transfer of any Unit or the Partnership Interest of any Limited Partner in the Partnership shall be made if such transfer (a) would violate the then applicable federal and state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (b) would result in the Partnership ceasing to be treated as a partnership for federal income tax purposes or (c) would affect the Partnership's existence or qualification as a limited partnership under the Delaware Act.

                                  ARTICLE XII.

             ADMISSION OF INITIAL AND SUBSTITUTED LIMITED PARTNERS

     12.1. Admission of Initial Limited Partners. On or before the Commencement Date, the General Partner shall admit the Initial Limited Partners to the Partnership. Each such party shall execute a counterpart of this Agreement (either individually or by its attorney or agent) and thereby agree to be bound by the terms hereof as a Limited Partner. Notwithstanding anything to the contrary in Section 12.2, the initial transferee of an Initial Limited Partner shall be admitted as a substitute limited partner, and such initial transferee's payment to his transferor for such Units constitutes his agreement to the terms and conditions of this Agreement, authority to the General Partner to execute this Agreement on his behalf and the granting of the power of attorney set forth in Section 1.4.

     12.2. Admission of Substituted Limited Partners.

     (a) A Limited Partner or Assignee shall have the power to give the transferee of such Person's Units the right to seek admission as a Substituted Limited Partner subject to the conditions of and in the manner permitted under this Agreement. By transfer of Unit, the transferor is deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of and in the manner permitted under this Agreement. A transferor of a Certificate shall only have the authority to convey to a purchaser or other transferee who does not execute and deliver the Transfer Application, however, (i) the right to negotiate such Unit to a purchaser or other transferee and (ii) the right to transfer the right to request admission as a Substituted Limited Partner to such purchaser or other transferee in respect of the transferred Units. Each transferee of a Certificate (including any Person, such as a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, acquiring such Unit for the account of another Person) who executes a Transfer Application shall be deemed to have applied to become a Substituted Limited Partner with respect to Units transferred to such Person accepting such Transfer. Such transferee shall become a Substituted Limited Partner at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner's sole discretion, and when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Units that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Units on any matter, vote such Units at the written direction of the Assignee who is the Record Holder of such Units. If no such written direction is received, such Units will not be voted. An Assignee shall have no other rights of a Limited Partner.

     (b) The admission of an Assignee as a Substituted Limited Partner shall be effected without the consent of any of the Partners other than the General Partner.

     12.3. Admission of Successor General Partner. A successor General Partner selected pursuant to Section 13.1 or the transferee of or successor to all or any part of the Partnership Interest of the General Partner pursuant to Section
11.2 who is proposed to be admitted as a General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 13.1 or the transfer pursuant to Section 11.2; provided, however, that no withdrawal or removal can occur, and no such successor shall be admitted to the Partnership, until the successor has complied with Section 11.2(a)(ii). Any such successor shall carry on the business of the Partnership.

     12.4. Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any successor General Partner, the General Partner shall take all steps necessary and appropriate to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 1.4.

                                 ARTICLE XIII.

                       WITHDRAWAL OR REMOVAL OF PARTNERS

     13.1. Withdrawal or Removal of the General Partner.

     (a) The General Partner covenants and agrees that it will not withdraw as the General Partner of the Partnership for the term of the Partnership, subject to its right to transfer its Partnership Interest as General Partner pursuant to section 11.2(b)(i) or 11.2(b)(ii) to an Affiliate of the General Partner or transferee that assumes the rights and duties of the General Partner under this Agreement. Except for transfers permitted by Section 11.2(b), any transfer by the General Partner of all of its Partnership Interest as the General Partner pursuant to Section 11.2(a) shall constitute the withdrawal of the General Partner for purposes of this Section 13.1(a). The withdrawal of the General Partner shall also constitute the withdrawal of the general partner of the Operating Partnership. Notwithstanding the foregoing, if the General Partner withdraws, a Majority Interest may, prior to such withdrawal, elect a successor General Partner. The Person so elected shall automatically become the successor general partner of the Operating Partnership. If no successor General Partner is elected, the Partnership shall be dissolved pursuant to Section 14.1. If a successor General Partner is elected, it shall be admitted immediately prior to the withdrawal of the General Partner and shall continue the business and operations of the Partnership without dissolution.

     (b) The General Partner may be removed only upon the affirmative votes of owners of at least (i) 75% of the Percentage Interests, if such removal is not for cause or (ii) 60% of the Percentage Interests, if such removal is for cause. As used in this Article XIII, "cause" means that a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful and wanton misconduct. Any such action for removal of the General Partner must also provide for the election of a new General Partner. Such removal shall be effective immediately subsequent to the admission of the successor General Partner pursuant to Article XII. The removal of the General Partner shall also constitute the removal of the general partner of the Operating Partnership, as provided in the Operating Partnership Agreement. The Person elected as successor General Partner shall automatically become the successor general partner of the Operating Partnership. The right to remove the General Partner shall not exist or be exercised unless the Partnership has received an Opinion of Counsel that the removal of the General Partner and the selection of a successor General Partner will not result in the loss of limited liability of any Limited Partner or of the limited partner of the

Operating Partnership or the cessation of treatment of the Partnership or the Operating Partnership as a partnership for federal income tax purposes.

     13.2. Interest of Departing Partner and Successor.

     (a) If the General Partner is not removed for cause, the Departing Partner shall, at its option exercisable prior to the effective date of the departure of such Departing Partner, promptly receive from its successor in exchange for its Partnership Interest as the General Partner an amount in cash equal to the fair market value of the Departing Partner's Partnership Interest as the General Partner herein, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed for cause, its successor shall have the option described in the immediately preceding sentence, and the Departing Partner shall not have such option. If the successor acquires its Partnership Interest as General Partner, such successor must also acquire at such time the partnership interest of the Departing Partner as the general partner in the Operating Partnership (together with the Departing Partner's Partnership Interest as General Partner, the "Combined Interest"), for an amount in cash equal to the fair market value of such Combined Interest, determined as of the effective date of its departure. Subject to Section 13.2(b), the Departing Partner shall, as of the effective date of its departure, cease to share in any allocations or distributions with respect to its Partnership Interest as the General Partner. For purposes of this Section 13.2, the fair market value of the Departing Partner's Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then such firm shall be designated by the independent investment banking firm or other independent expert selected by each of the Departing Partner and its successor. In making its determination, such independent investment banking firm or other independent expert shall consider the Unit Price, the value of the Partnership's assets, the rights and obligations of the General Partner and other factors it may deem relevant.

     (b) If the Departing Partner's Combined Interest is not acquired pursuant to Section 13.2(a), the Departing Partner shall become a Limited Partner, and its Combined Interest shall be converted into Units, without any reduction in such Partnership Interest (subject to proportionate dilution by reason of the admission of its successor). The number of Units into which the Combined Interest of such Departing Partner shall be converted shall be equal to the number which results from dividing the fair market value (determined as provided in Section 13.2(a)) of the Departing Partner's Combined Interest (immediately before such departure) by the Unit Price (immediately before such departure).

     This Agreement shall be amended to reflect any event described in Section 13.2(a) or (b), and any successor General Partner covenants so to amend.

     (c) If the option described in Section 13.2(a) above is not exercised by the party entitled to do so, the successor to a Departing Partner shall at the effective date of its admission to the Partnership contribute to the capital of the Partnership cash in an amount such that its Capital Account, after giving effect to such contribution, shall be equal to that percentage of the Capital Accounts of all Partners that is equal to its Percentage Interest as a General Partner. In such event, such successor shall be entitled to such Percentage Interest, as the case may be, of all Partnership allocations and distributions.

     13.3. Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner's Units becomes a Record Holder, such Limited Partner shall cease to be a Limited Partner with respect to the Units so transferred. No Limited Partner shall be entitled to receive any distribution from the Partnership for any reason or upon any event except as expressly set forth in Articles V and XIV.

                                  ARTICLE XIV.

                          DISSOLUTION AND LIQUIDATION

     14.1. Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or by the admission of substituted or additional General Partners in accordance with the terms of this Agreement. Upon the removal, withdrawal or resignation of any General Partner, any remaining General Partner and any substituted General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and its affairs shall be wound up, upon:

          (a) the expiration of its term as provided in Section 1.5;

          (b) the withdrawal or removal of the General Partner, or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer pursuant to Section 11.2 or withdrawal or removal following selection by a Majority Interest of a successor pursuant to
     Section 13.1);

          (c) an election to dissolve the Partnership by the General Partner that is approved by the affirmative vote of a Majority Interest; or

          (d) the bankruptcy or the dissolution of the General Partner.

provided, however, that the Partnership shall not be dissolved upon an event described in Section 14.1(b) or (d) if within 90 days after such event, all Partners agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner.

     For purposes of this Section 14.1, bankruptcy of the General Partner shall be deemed to have occurred when (u) it commences a voluntary proceeding, or files an answer in any involuntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (v) it is adjudged a bankrupt or insolvent, or has entered against it a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect, (w) it executes and delivers a general assignment for the benefit of its creditors, (x) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in clause (u) above, (y) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or any substantial part of its properties, or (z)(1) any proceeding of the nature described in clause (u) above has not been dismissed 120 days after the commencement thereof, (2) the appointment without its consent or acquiescence of a trustee, receiver or liquidator appointed pursuant to clause (y) above has not been vacated or stayed within 90 days of such appointment, or (3) such appointment is not vacated within 90 days after the expiration of any such stay.

     14.2. Continuation of the Business of the Partnership after Dissolution. Upon dissolution of the Partnership in accordance with Section 14.1(b) or (d), and a failure of all Partners to agree to continue the business of the Partnership and appoint a successor General Partner as provided in
Section 14.1, then within an additional 90 days, a Majority Interest may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new partnership on terms identical to those set forth in this Agreement and having as a general partner a Person elected by a Majority Interest. Upon any such election by a Majority Interest, all Partners shall bee bound thereby and shall be deemed to have consented thereto. Unless such an election is made within 180 days after dissolution, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is made within 180 days after dissolution, then:

          (a) the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIV;

          (b) if the successor general partner is not the former General Partner, then the interest of the former General Partner shall be treated thenceforth as the interest of a limited partner and converted into Units in the manner provided in Section 13.2(b); and

          (c) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into a new partnership agreement and certificate of limited partnership, and the successor general partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4;

provided that the right of a Majority Interest to select a successor general partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership nor the reconstituted Partnership would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

     14.3. Liquidation. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 14.2, the General Partner, or, in the event the General Partner has been dissolved or removed, become bankrupt as defined in
Section 14.1 or withdrawn from the Partnership, a liquidator or liquidating committee approved by a Majority Interest, shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a Majority Interest. The Liquidator shall agree not to resign at any time without 15 days' prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by a Majority Interest. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by a Majority Interest. The right to approve a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XIV, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 16.1(a)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein. The General Partner or the Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

          (a) the payment to creditors of the Partnership, including Partners, in order of priority provided by law; and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to be appropriate for such purposes; and

          (b) to the Partners in accordance with the positive balances in their respective Capital Accounts; provided that the General Partner shall contribute to the Partnership cash in an amount sufficient to restore to zero any negative balance in its Capital Account by the end of the taxable year of Liquidation or 90 days after the date of Liquidation, whichever is later.

     14.4. Distribution in Kind. Notwithstanding the provisions of Section 14.3 which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the General Partner or the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners) and/or may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of
Section 14.3(b), undivided interests in such Partnership assets as the General Partner or the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such condition relating to the disposition and management of such properties as the General Partner or the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. The General Partner or the Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

     14.5. Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership property as provided in Sections
14.3 and 14.4, the Partnership shall be terminated, and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be cancelled and such other actions as may be necessary to terminate the Partnership shall be taken.

     14.6. Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 14.3 in order to minimize any losses otherwise attendant upon such winding up.

     14.7. Return of Capital. The General Partner shall not be personally liable for the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

     14.8. No Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

     14.9. Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

                                  ARTICLE XV.

           AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

     15.1. Amendment to be Adopted Solely by General Partner. Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Partners), without the approval of any Limited Partner or Assignee, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

          (a) a change in the name of the Partnership or the location of the principal place of business of the Partnership;

          (b) admission, substitution or termination of Partners in accordance with this Agreement;

          (c) a change that the General Partner in its sole discretion has determined to be reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will continue to be treated as a partnership for federal income tax purposes, including, without limitation, conversion of the Partnership into a real estate investment trust;

          (d) a change (i) that in the sole discretion of the General Partner does not adversely affect the Limited Partners in any material respect,
     (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or that is necessary or desirable to facilitate the trading of the Units (including, without limitation, the division of Outstanding Units into different classes in order to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any securities exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the Limited Partners, or (iii) that is required or contemplated by this Agreement;

          (e) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

          (f) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone; or

          (g) any other amendments similar to the foregoing.

     15.2. Amendment Procedures. Except as provided in Sections 15.1 and 15.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments of this Agreement may be proposed by the General Partner or by Limited Partners owning 25% or more of the Units. In either case, the proposal shall contain the text of the proposed amendment. If an amendment is proposed, the General Partner shall seek the written approval of the requisite Percentage Interests or call a meeting of the Limited Partners to consider and vote on such proposed amendment. A proposed amendment shall be effective upon its approval by a Majority Interest unless a greater percentage is required by this Agreement. The General Partner shall notify all Partners upon final adoption of any proposed amendment.

     15.3. Amendment Requirements.

     (a) Notwithstanding the provisions of Sections 15.1 and 15.2, no provision of this Agreement which establishes a Percentage Interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect which would have the effect of reducing such voting requirement, unless such is approved by written consent or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced. This Section 15.3(a) shall only be amended with the approval by written consent or affirmative vote of Partners whose aggregate Percentage Interests constitute at least 95% of the aggregate Percentage Interests of the Partners.

     (b) Notwithstanding the provisions of Sections 15.1 and 15.2, no amendment to this Agreement may (i) enlarge the obligations of any Partner, (ii) modify the fees and compensation payable to the General Partner or any of its Affiliates by the Partnership or the Operating Partnership, (iii) change Section 14.1(a) or (c), (iv) restrict in any way any action by or rights of the General Partner as set forth in this Agreement or (v) except as set forth in Section 14.1(c), give any Person the right to dissolve the Partnership.

     15.4. Meetings. All acts of Limited Partners to be taken hereunder shall be taken in the manner provided in this Article XV. Meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning at least 20% of the aggregate Percentage Interests; provided, however, that the right of Limited Partners to call a meeting shall not be deemed a right to propose amendments to this Agreement. Any Limited Partner calling a meeting shall specify the number of Units as to which the Limited Partner is exercising the right to call a meeting and only those specified Units shall be counted for the purpose of determining whether the required 20% standard of the preceding sentence has been met. Limited Partners shall call a meeting by delivering to the General Partner one or more calls in writing stating that the signing Limited Partners wish to call a meeting and indicating the general or specific purposes for which the meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to subject the Limited Partners to unlimited liability.

     15.5. Notice of a Meeting.  Notice of a meeting called pursuant to Section
15.4 shall be given to the Record Holders in writing either personally or by mail or other means of written communication in accordance with Section 18.1. The notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication.

     15.6. Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 15.11, the General Partner may set a Record Date, which shall not be less than ten days nor more than 60 days before the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any stock exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such stock exchange shall govern).

     15.7. Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XV.

     15.8. Waiver of Notice; Consent to Meeting; Approval of Minutes. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, are as valid as though had at a meeting duly held after regular all and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Limited Partners entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All waivers, consents and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meeting.

     15.9. Quorum. A Majority Interest represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners. Notwithstanding anything elsewhere provided in this Agreement to the contrary, the Limited Partners shall be entitled to vote on, consent to or approve of matters only as provided in Sections 11.2, 13.1, 14.1, 14.2, 14.3, 15.2, 15.3, 15.4, 15.11 and 16.1 and as
submitted to them by the General Partner. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners whose Percentage Interests represent a majority of the Percentage Interests entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a higher percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners owning such higher percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the requisite percentage of interests of Limited Partners specified in this Agreement. In the absence of quorum, any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of a majority of the Percentage Interests represented either in person or by proxy, but no other business may be transacted, except as provided in Section 15.7.

     15.10. Conduct of Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including, without limitation, the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 15.4, the conduct of voting, the validity and effect of any proxies, and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting, in either case including, without limitation, a Partner or a director or officer of the General Partner. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

     15.11. Action Without a Meeting. Any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Partners owning not less than the minimum Percentage Interests that would be necessary to authorize or take such action at a meeting at which all the Partners were present and voted. Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time, not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partner, the Partnership shall be deemed to have failed to receive a ballot for the Units which were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until
(a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with Partnership, and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to subject the Limited Partners to unlimited liability, (ii) will not jeopardize the status of the Partnership as a partnership under applicable tax laws and regulations, and (iii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

     15.12. Voting and Other Rights.

     (a) Only those Record Holders of Units on the Record Date set pursuant to
Section 15.6 shall be entitled to notice of, and, subject to Section 12.2(a), to vote at, a meeting of Limited Partners or to act with respect to matters as to which approvals are solicited.

     (b) With respect to Units that are held for Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such broker, dealer or other agent shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of and at the direction of, the Person on whose behalf such broker, dealer or other agent is holding such Units, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 15.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 10.4.

     (c) A General Partner that is also a Limited Partner may vote its Percentage Interests, including those represented by Units, on any matter submitted to the Limited Partners for consideration in such manner as it in its sole discretion shall determine.

                                  ARTICLE XVI.

                          PROHIBITIONS AND LIMITATIONS

     16.1. General Prohibitions. Without the prior approval of a Majority Interest, the General Partner shall not:

          (a) sell or exchange all or substantially all of the assets of the Partnership in a single transaction or a series of related transactions or cause the Partnership to merge with or into any entity (other than the Operating Partnership); or

          (b) acting on behalf of the Partnership:

             (i) approve of amendments to the Operating Partnership Agreement that would adversely affect the Partnership as the limited partner of the Operating Partnership in any material respect;

             (ii) except as expressly permitted in Section 11.2(c), elect a successor general partner of the Operating Partnership; or

             (iii) approve of the sale of all or substantially all of the assets of the Operating Partnership in a single transaction, a series of related transactions or pursuant to a plan of liquidation.

                                 ARTICLE XVII.

                             RIGHT TO ACQUIRE UNITS

     17.1. Right to Acquire Units.

     (a) Notwithstanding the provisions of Section 13.1(a) or any other provision of this Agreement, in the event less than 10% of the total Percentage Interests are held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of the Outstanding Units held by Persons other than the General Partner and its Affiliates, at the Purchase Price.

     (b) In the event the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise such right to purchase Units pursuant to
Section 17.1(a), the General Partner shall deliver to the Transfer Agent written notice of such election to purchase (hereinafter in this Section 17.1 called the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Units at least 10, but not more than 60 days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published in daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the Purchase Price and state that the General Partner, its Affiliates or the Partnership, as the case may be, elects to purchase such Units, upon surrender thereof in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which the Units are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Units at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given whether or not the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount equal to the Purchase Funds. If the Notice of Election to Purchase shall have been duly given as aforesaid at least ten days prior to the Purchase Date, and if on or prior to the Purchase Date the Purchase Funds shall have been deposited with the Transfer Agent in trust for the benefit of the holders of Units subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate for Units, shall not have been surrendered for purchase, all rights of the holders of such Units (including, without limitation, any rights pursuant to Articles IV, V and XIV) shall thereupon cease, except the right to receive the Purchase Price therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Units shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Units from and after the Purchase Date and shall have all rights as the owner of such Units (including, without limitation, all rights as owner of such Units pursuant to Articles IV, V and
XIV).

     (c) At any time from and after the Purchase Date, a holder of an Outstanding Unit subject to purchase as provided in this Section 17.1 may surrender his Certificate evidencing such Unit to the Transfer Agent in exchange for payment of the Purchase Price therefor, without interest thereon.

                                 ARTICLE XVIII.

                               GENERAL PROVISIONS

     18.1. Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or sent to a Partner hereunder shall be deemed conclusively to have been given or sent, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon mailing of such notice, payment or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon mailing of such notice, payment or report to the Record Holder of such Unit at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless, of any claim of any Person who may have an interest in such Unit or the Partnership Interest of the General Partner by reason of an assignment or otherwise. An affidavit or certificate of mailing of any notice, payment or report in accordance with the provisions of this Section 18.1 executed by the General Partner, the Transfer Agent, the registrar of Units or the mailing organization shall be prima facie evidence of the giving or sending of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or sent without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Limited Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or sending of such notice, payment or report to the other Limited Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 1.3. The Partnership and the General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by them to be genuine.

     18.2. Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

     18.3. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

     18.4. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

     18.5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto an their heirs, executors, administrators, successors, legal representatives and permitted assigns.

     18.6. Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

     18.7. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

     18.8. Waiver. No failure by any party to insist upon the strict performance or any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

     18.9. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

     18.10. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

     18.11. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Date: April 7, 1987

                                          GENERAL PARTNER:

                                          Red Lion Properties, Inc.
                                          4001 Main Street
                                          Vancouver, Washington 98663

                                          By: /s/ H. RAYMOND BINGHAM
                                            ------------------------------------

                                          ORGANIZATIONAL LIMITED PARTNER:

                                          H. Raymond Bingham
                                          c/o Red Lion Properties, Inc.
                                          4001 Main Street
                                          Vancouver, Washington 98663

                                          By: /s/ H. RAYMOND BINGHAM
                                            ------------------------------------

                                          LIMITED PARTNERS:

                                          All Limited Partners now and hereafter
                                          admitted as limited partners of the
                                          Partnership, pursuant to Powers of
                                          Attorney and authorizations now and
                                          hereafter executed in favor of, and
                                          granted and delivered to, the General
                                          Partner

                                          By: Red Lion Properties, Inc.

                                          By: /s/ H. RAYMOND BINGHAM
                                            ------------------------------------

                                                                         ANNEX D
================================================================================

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                          RED LION INNS OPERATING L.P.

================================================================================

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
                                   ARTICLE I
                             ORGANIZATIONAL MATTERS
     1.1  Formation...................................................   D-1
     1.2  Name........................................................   D-1
     1.3  Registered Office; Principal Office.........................   D-1
     1.4  Power of Attorney...........................................   D-1
     1.5  Term........................................................   D-2

                                   ARTICLE II
          Definitions.................................................   D-2

                                  ARTICLE III
          Purpose.....................................................   D-4

                                   ARTICLE IV
                             CAPITAL CONTRIBUTIONS
     4.1  General Partner.............................................   D-4
     4.2  Limited Partner.............................................   D-5
     4.3  No Preemptive Rights........................................   D-5
     4.4  Capital Accounts............................................   D-5
     4.5  Interest....................................................   D-5
     4.6  No Withdrawal...............................................   D-5
     4.7  Loans From Partners.........................................   D-5

                                   ARTICLE V
                         ALLOCATIONS AND DISTRIBUTIONS
     5.1  Allocations.................................................   D-5
     5.2  Distributions...............................................   D-6

                                   ARTICLE VI
                      MANAGEMENT AND OPERATION OF BUSINESS
     6.1  Management..................................................   D-6
     6.2  Certificate of Limited Partnership..........................   D-7
     6.3  Reliance by Third Parties...................................   D-7
     6.4  Compensation and Reimbursement of the General Partner.......   D-8
     6.5  Outside Activities..........................................   D-8
     6.6  Partnership Funds...........................................   D-9
     6.7  Loans to or from the General Partner; Contracts with
          Affiliates..................................................   D-9
     6.8  Indemnification of the General Partner......................  D-10
     6.9  Liability of the General Partner............................  D-11
     6.10 Resolution of Conflicts of Interest.........................  D-11
     6.11 Other Matters Concerning the General Partner................  D-11
     6.12 Title to Partnership Assets.................................  D-12
     6.13 Assets of General Partner...................................  D-12

                                                                        PAGE
                                                                        ----
                                  ARTICLE VII
                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNER
     7.1. Limitation of Liability.....................................  D-12
     7.2  Management of Business......................................  D-12
     7.3  Return of Capital...........................................  D-12
     7.4  Rights of Limited Partner Relating to the Partnership.......  D-12

                                  ARTICLE VIII
                     BOOKS, RECORDS, ACCOUNTING AND REPORTS
     8.1  Records and Accounting......................................  D-13
     8.2  Fiscal Year.................................................  D-13
     8.3  Reports.....................................................  D-13
     8.4  Other Information...........................................  D-13

                                   ARTICLE IX
                                  TAX MATTERS
     9.1  Preparation of Tax Returns..................................  D-13
     9.2  Tax Elections...............................................  D-14
     9.3  Tax Controversies...........................................  D-14
     9.4  Organizational Expenses.....................................  D-14
     9.5  Taxation as a Partnership...................................  D-14
     9.6  Opinions Regarding Taxation as a Partnership................  D-14

                                   ARTICLE X
                             TRANSFER OF INTERESTS
    10.1  Transfer....................................................  D-14
    10.2  Transfer of Interest of General Partner.....................  D-14
    10.3  Transfer of Interest of Limited Partner.....................  D-15

                                   ARTICLE XI
                       ADMISSION OF SUBSTITUTED PARTNERS
    11.1  Admission of Successor Limited Partner......................  D-15
    11.2  Admission of Successor General Partner......................  D-15
    11.3  Amendment of Agreement and of Certificate of Limited
          Partnership.................................................  D-15

                                  ARTICLE XII
             WITHDRAWAL OR REMOVAL OF THE MANAGING GENERAL PARTNER
    12.1  Withdrawal or Removal of General Partner....................  D-15
    12.2  Interest of Departing Partner and Successor.................  D-15

                                  ARTICLE XIII
                          DISSOLUTION AND LIQUIDATION
    13.1  Dissolution.................................................  D-16
    13.2  Continuation of the Business of the Partnership after
          Dissolution.................................................  D-16
    13.3  Liquidation.................................................  D-17
    13.4  Distribution in Kind........................................  D-17
    13.5  Cancellation of Certificate of Limited Partnership..........  D-18
    13.6  Reasonable Time for Winding Up..............................  D-18
    13.7  Return of Capital...........................................  D-18
    13.8  Waiver of Partition.........................................  D-18

                                                                        PAGE
                                                                        ----
                                  ARTICLE XIV
                       AMENDMENT OF PARTNERSHIP AGREEMENT
    14.1  Amendment to be Adopted Solely by General Partner...........  D-18
    14.2  Amendment Procedures........................................  D-19

                                   ARTICLE XV
                          PROHIBITIONS AND LIMITATIONS
    15.1  General Prohibitions........................................  D-19

                                  ARTICLE XVI
                               GENERAL PROVISIONS
    16.1  Addresses and Notices.......................................  D-19
    16.2  Titles and Captions.........................................  D-19
    16.3  Pronouns and Plurals........................................  D-19
    16.4  Further Action..............................................  D-19
    16.5  Binding Effect..............................................  D-19
    16.6  Integration.................................................  D-19
    16.7  Creditors...................................................  D-19
    16.8  Waiver......................................................  D-19
    16.9  Counterparts................................................  D-19
    16.10 Applicable Law..............................................  D-19
    16.11 Invalidity of Provisions....................................  D-20

             AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                          RED LION INNS OPERATING L.P.

     This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is entered into by and between Red Lion Properties, Inc., a Delaware corporation, as the General Partner and Red Lion Inns Limited Partnership as the Limited Partner.

     The Partnership was formed by the filing of the certificate of limited partnership on January 16, 1987. The General Partner and the Limited Partner now desire to amend and restate the limited partnership agreement of the Partnership in its entirety as follows.

                                   ARTICLE I.

                             ORGANIZATIONAL MATTERS

     1.1. Formation. The General Partner and the Limited Partner hereby form and continue the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Delaware Act. The Partnership Interest of any Partner shall be personal property for all purposes.

     1.2. Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, Red Lion Inns Operating L.P. The Partnership's business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate. The words "Limited Partnership," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time.

     1.3. Registered Office; Principal Office. The address of the registered office of the Partnership in the State of Delaware shall be Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be 4001 Main Street, Vancouver, Washington 98663, or such other place as the General Partner from time to time designate to the Partners. The Partnership may maintain offices at such other place or places as the General Partner deems advisable.

     1.4. Power of Attorney.

     (a) Each Partner hereby constitutes and appoints the General Partner and the Liquidator (and any successor to either thereof by merger, assignment, election or otherwise) with full power of substitution as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

          (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the General Partner or the Liquidator deems reasonable and appropriate or necessary to form, qualify, or continue the qualification of, the Partnership as a limited partnership (or a partnership in which limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner or the Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Partner pursuant to Article XII or Article XIII; and

          (ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement and/or appropriate or necessary, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, however, that when the consent or approval of the Limited Partner is required by
     Section 14.2, the General Partner or the Liquidator may exercise the power of attorney made in this subsection (ii) only after obtaining the necessary consent or approval by the Limited Partner. Nothing herein contained shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIV or as may be otherwise expressly provided for in this Agreement.

     (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Partner and the transfer of all or any portion of its Partnership Interest and shall extend to such Partner's heirs, successors, assigns and personal representatives. Each such Partner hereby agrees to be bound by any representations made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney. Each Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner's or the Liquidator's request therefor, such further designations, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

     1.5. Term. The Partnership shall continue in existence until the close of Partnership business on December 31, 2062, or until the earlier termination of the Partnership in accordance with the provisions of Article XIII.

                                  ARTICLE II.

                                  DEFINITIONS

     The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

     "Affiliate" means any person that directly or indirectly controls, is controlled by, or is under common control with the Person in question. As used in the definition of "Affiliate," the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     "Agreement" means this Amended and Restated Agreement of Limited Partnership, as it may be amended, supplemented or restated from time to time.

     "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the Government of the United States or the states of Washington or New York shall not be regarded as a Business Day.

     "Capital Account" means the capital account maintained for a Partner pursuant to Section 4.4

     "Capital Contribution" means any cash and cash equivalents which a Partner contributes to the Partnership pursuant to Section 4.1 or 4.2.

     "Cash Flow Available for Distribution" means with respect to a fiscal period, all cash receipts and funds received by the Partnership other than (1) Capital Contributions to the Partnership, (2) the proceeds of any borrowing by the Partnership, (3) any amounts distributed to the Partnership as a result of any Sale or Refinancing of a Hotel, (4) working capital or other reserves of the Partnership, or (5) the proceeds of the liquidation of the Partnership, less the sum of the following (except to the extend paid from the aforesaid funds or from the funds withdrawn from reserves therefor):

          (i) all sums paid to lenders including, but not limited to, all principal and interest payments on mortgage loans and other indebtedness of the Partnerships (including all principal and interest payments on any loans by the General Partner or its Affiliates to the Partnerships) and, to the extent not associated with the Sale or Refinancing, origination fees and commitment fees;

          (ii) all cash expenditures made incident to the operation of the Partnerships' business, including, without limitation, those expenses of the General Partner and its Affiliates reimbursed by the Partnership pursuant to this Agreement and the Red Lion Partnership Agreements and all fees (including fees paid pursuant to the Management Agreement) and expense reimbursements payable to Red Lion;

          (iii) all cash contributed or advanced, whether for capital improvements to, or renovation of, the Hotels; and

          (iv) such reserves as the General Partner in its sole discretion deems to be reasonably required for the proper operation of the Partnership's business.

     "Certificate of Limited Partnership" means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware pursuant to Section 6.2, as it may be amended and/or restated from time to time.

     "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, and applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

     "Commencement Date" has the meaning specified in the Red Lion Partnership Agreement.

     "Delaware Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. sec.17-101, et seq., as it may be amended from time to time, and any successor to such Act.

     "Departing Partner" means a former General Partner, as of the effective date of any withdrawal or removal of such former General Partner pursuant to section 12.1 or 12.2.

     "General Partner" means Red Lion Properties, Inc., in its capacity as general partner of the Partnership, or its successors, who shall for all purposes be the general partner of the Partnership.

     "Limited Partner" means Red Lions Inns Limited Partnership, a limited partnership organized under the Delaware Act, or its successor.

     "Hotels" has the meaning specified in the Red Lion Partnership Agreement.

     "Initial Offering" means the initial offering of Units in the Limited Partner to the public.

     "Liquidation" means the Sale of one or more Hotels that results in a liquidation of the Partnership.

     "Liquidator" has the meaning specified in Section 13.3.

     "Management Agreement" means the management agreement between the Partnership and Red Lion providing for the management of the Hotels.

     "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

     "National Securities Exchange" means an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended.

     "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner) acceptable to the General Partner.

     "Partner" means the General Partner or the Limited Partner.

     "Partnership" means the limited partnership formed pursuant to this Agreement.

     "Partnership Interest" means the interest of a Partner in the Partnership.

     "Percentage Interest" means (a) as to the General Partner, 1% and (b) as to the Limited Partner, 99%.

     "Person" means an individual or a corporation, partnership, trust, unincorporated organization, association or other party.

     "Purchase and Sale Agreement" means that agreement among Red Lion, the Partnership and the Limited Partner pursuant to which, among other things, Red Lion sells the Hotels to the Partnership for cash.

     "Recapture Income" means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership that does not constitute capital gain for federal income tax purposes because such gain represents the recapture of deductions previously taken with respect to such property or assets.

     "Red Lion" means RL Acquisition Company, a California limited partnership.

     "Red Lion Partnership Agreement" means the limited partnership agreement pursuant to which Red Lion Inns Limited Partnership was formed, as it may be amended or restated from time to time.

     "Refinancing" means any borrowing incurred or made to recapitalized the Partnership's equity investment in, or to refinance any loan used to finance the purchase of or secured by, any Hotel.

     "Sale" means the sale, exchange, involuntary conversion (other than a casualty followed by reconstruction), condemnation or other disposition of property by the Partnership, except for dispositions of inventory items and personal property in the ordinary course of business in connection with the replacement of such property.

     "Sale or Refinancing Proceeds" means the net cash proceeds received by the Partnership from or as a result of any Sale or Refinancing of any Hotel after deducting (i) any expenses incurred in connection therewith, (ii) any amounts applied by the General Partner in its sole and absolute discretion toward the payment of any indebtedness (including indebtedness to the General Partner) and other obligations of the Partnership, including payments of principal and interest on mortgages, (iii) all amounts then payable pursuant to the Management Agreement, (iv) the payment of any other expenses and (v) the establishment of any reserves deemed necessary by the General Partner in its sole and absolute discretion. If the proceeds of any Sale or Refinancing are paid in more than one installment, each such installment shall be treated as a separate Sale or Refinancing for purposes of this definition.

     "Securities Act" means the Securities Act of 1933, as amended, and any successor to such statute.

     "Unit" means a unit of limited partners' interest in the Limited Partner.

     "Unit Price" has the meaning specified in the Red Lion Partnership
Agreement

                                  ARTICLE III.

                                    PURPOSE

     The purpose and business of the Partnership shall be any business which may lawfully be conducted by a limited partnership organized pursuant to the Delaware Act, including primarily, but without limitation, the acquisition, management, operation and disposition of the Hotels; the operation of a chain of hotels; the carrying on of any business relating thereto or arising therefrom; the entering into of any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing; and anything incidental or necessary to the foregoing.

                                  ARTICLE IV.

                             CAPITAL CONTRIBUTIONS

     4.1. General Partner. Immediately prior to the earlier of (i) the first date on which a contribution could be required pursuant to Section 13.3(b) or
(ii) the time it becomes a Departing Partner, the General Partner shall contribute to the Partnership cash and cash equivalents in an amount equal to 1.01% of the total Capital Contributions to the Partnership made pursuant to
Section 4.2.

     4.2. Limited Partner. On or before the Commencement Date, the Limited Partner shall contribute to the Partnership the cash contributed to it on such date by its limited partners.

     4.3. No Preemptive Rights. No Partner shall have any preemptive right with respect to (a) additional Capital Contributions; (b) issuance or sale of limited partners' interests in the Partnership; (c) issuance of any obligations, evidences of indebtedness or other securities of the Partnership convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such limited partners' interests in the Partnership; (d) issuance of any right of, subscription to or right to receive, or any warrant or option for the purchase of, any of the foregoing securities; or (e) issuance or sale of any other securities that may be issued or sold by the Partnership.

     4.4. Capital Accounts.

     (a) The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by such Partner to the Partnership pursuant to this Agreement and (ii) all items of Partnership pursuant to this Agreement and
(ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 4.4(b) and allocated to such Partner pursuant to Section 5.1 and decreased by (iii) the amount of all actual and deemed distributions of cash or property made to such Partner pursuant to this Agreement and (iv) all items of Partnership deduction and loss computed in accordance with Section 4.4(b) and allocated to such Partner pursuant to Section 5.1.

     (b) For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided that if in any taxable year the Partnership has in effect an election under Section 754 of the code, capital accounts shall be adjusted in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m).

     4.5. Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners' Capital Accounts.

     4.6. No Withdrawal. A Partner shall not be entitled to withdraw any part of its Capital Contribution or its Capital Accounts or to receive any distribution from the Partnership, except as provided in Section 5.2 and Articles XII and XIII.

     4.7. Loans From Partners. Loans by a Partner to the Partnership shall not be considered Capital Contributions. If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by it to the capital of the Partnership, the making of such advances shall not result in any increase in the amount of the Capital Account of such Partner. The amounts of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances are made.

                                   ARTICLE V.

                         ALLOCATIONS AND DISTRIBUTIONS

     5.1. Allocations.

     (a) For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, except as otherwise provided in this
Section 5.1, each item of income, gain and loss and deduction (computed in accordance with Section 4.4(b)) shall be allocated to the Partners in accordance with their respective Percentage Interests.

     (b) If any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6),
items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate a deficit in its Capital Account created by such adjustments, allocations or distributions as quickly as possible.

This Section 5.1(b) is intended to constitute a "qualified income offset" within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(3).

     (c) If any Partner's Capital Account has a deficit balance resulting in whole or in part from allocations of loss or deduction attributable to nonrecourse debt which is secured by Partnership property, which deficit balance exceeds such Partner's share of minimum gain (as defined below), then income and gain shall first be allocated to such Partner in an amount equal to such excess. For purposes of this Section 5.1(c), "minimum gain" means the excess of the outstanding principal balance of nonrecourse debt which is secured by Partnership property over the Partnership's adjusted tax basis of such property. This Section 5.1(c) is intended to comply with the requirements of Treasury Regulation 1.704-1(b)(4)(iv) and is to be interpreted, if possible, to comply with the requirements of such regulation as finally promulgated. The General Partner shall have complete discretion to amend the provisions of this Agreement, if such an amendment would not have a material adverse effect on the Limited Partner and if, in the opinion of counsel, such amendment is advisable for purposes of Treasury Regulation Section 1.704-1(b)(4)(iv).

     (d) All items of income, gain, loss, deduction, credit and basis allocation recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code and, where appropriate, to provide only Partners recognizing gain on Partnership distributions covered by Section 734 of the Code with the federal income tax benefits attributable to the increased basis in Partnership property resulting from any election under Section 754 of the Code.

     (e) Each item of Partnership income, gain, loss, deduction and credit shall, for federal income tax purposes, be determined on a monthly interim-closing-of-the-books basis and shall be allocated to the Partners who own Partnership Interests as of the close of business on the last day of the month. The General Partner may revise, alter or otherwise modify such methods of determination and allocation as it determines necessary to comply with Section 706 of the Code and regulations or rulings promulgated thereunder.

     5.2. Distributions.

     (a) The General Partner shall cause the Partnership to distribute Cash Flow Available for Distribution within 45 days after the end of each calendar quarter to the Partners in accordance with their Percentage Interests. The General Partner shall cause the Partnership to distribute Sale or Refinancing Proceeds as soon as practicable after receipt thereof, to the Partners in accordance with their Percentage Interests.

     (b) Any amounts paid pursuant to Section 6.4 shall not be deemed to be distributions for purposes of this Agreement.

                                  ARTICLE VI.

                      MANAGEMENT AND OPERATION OF BUSINESS

     6.1. Management.

     (a) The General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and the Limited Partner shall not have any right of control or management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provisions of this Agreement, the General Partner shall have full power and authority to do all things deemed necessary or desirable by it to conduct the business of the Partnership, including, without limitation, (i) the making of any expenditures, the borrowing of money, the guaranteeing of indebtedness and other liabilities, the issuance of evidences of indebtedness, and the incurring of any obligations it deems necessary for the conduct of the activities of the Partnership; (ii) the acquisition, disposition (subject to any prior approval which may be required by Section 15.1), mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership and the merger of the Partnership with or into another entity (subject to any prior approval which may be required by Section 15.1); (iii) the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose and on any terms it sees fit, including, without limitation, the financing of the conduct of the operations of the Partnership, the lending of funds to other Persons and the repayment of obligations of the Partnership; (iv) the negotiation and execution on any terms deemed desirable in its sole discretion and the performance of any contracts, conveyances or other instruments that it considers useful or necessary to conduct of the Partnership operations or the implementation of its powers under this Agreement; (v) the distribution of Partnership cash; (vi) the selection and dismissal of employees and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring; (vii) the maintenance of such insurance for the benefit of the Partnership and the Partners as it deems necessary; (viii) the formation of any further limited or general partnerships, joint ventures or other relationships that it deems desirable; (ix) the control of any matters affecting the rights and obligations of the Partnership, including the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; (x) the purchase, sale or other acquisition or disposition of Units at such times and on such terms as it deems to be in the best interests of the Partnership and the Partners; and (xi) the lending or borrowing of money, the assumption or guarantee of or other contracting for indebtedness and other liabilities, the issuance of evidences of indebtedness and the securing of same by mortgage, deed of trust or other lien or encumbrance, the bringing and defending of actions at law or in equity and the indemnification of any person against liabilities and contingencies to the extent permitted by law.

     (b) Each of the Partners agrees that the General Partner is authorized to execute, deliver and perform the other agreements, acts, transactions and matters described in the registration statement pursuant to which limited partnership interests in the Limited Partner were offered and sold on behalf of the Partnership without any further act, approval or vote of the Partners of the Partnership, notwithstanding any other provision of this Agreement, the Delaware Act or any applicable law, rule or regulation. The participation by the General Partner in any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners under this Agreement or under applicable law.

     6.2. Certificate of Limited Partnership. The General Partner shall file a Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware as required by the Delaware Act and shall cause to be filed under such other certificates or documents as may be determined by the General Partner to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the Limited Partner has limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business. To the extent that the General Partner in its sole discretion determines such action to be reasonable and necessary or appropriate, the General Partner shall file amendments to the Certificate of Limited Partnership and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the Limited Partner has limited liability) under the laws of the State of Delaware or any other state in which the Partnership may elect to do business. Subject to applicable law, the General Partner may omit from the Certificate of the Limited Partnership of the Partnership filed with the Secretary of State of Delaware and from any other certificates or documents filed in any other state in order to qualify the Partnership to do business therein, and from all amendments thereto, the name and address of the Limited Partner and information relating to the Capital Contributions and share of profits and compensation of the Limited Partner. Subject to the terms of Section 7.4(a), the General Partner shall not be required to deliver or mail a copy of the Certificate of Limited Partnership or any amendment thereto to the Limited Partner.

     6.3. Reliance by Third Parties. Notwithstanding any other provision of this Agreement to the contrary, no lender or purchaser, including any purchaser of property from the Partnership or any other Person dealing with the Partnership, shall be required to look to the application of proceeds hereunder or to verify any representation by the General Partner as to the extent of the interest in the assets of the Partnership that the General Partner is entitled to encumber, sell or otherwise use, and any such lender or purchaser shall be entitled to rely exclusively on the representations of the General Partner as to its authority to enter into such financing or sale arrangements and shall be entitled to deal with the General Partner as if it were the sole party in interest therein, both legally and beneficially. The Limited Partner hereby waives any and all defenses or other remedies that may be available against such lender, purchaser or other Person to contest, negate or disaffirm any action of the General Partner in connection with any sale or financing. In no event shall any Person dealing with the General Partner or the General Partner's representative with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or the General Partner's representative; and every contract, agreement, deed, mortgage, security agreement, promissory note or other instrument or document executed by the General Partner or the General Partner's representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and/or delivery thereof this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and
(c) the General Partner or the General Partners' representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

     6.4. Compensation and Reimbursement of the General Partner.

     (a) Except as provided in this Section 6.4 and elsewhere in this Agreement or in the Red Lion Partnership Agreement, the General Partner shall not be compensated for its services as General Partner to the Partnership.

     (b) The General Partner shall be reimbursed for all expenses, disbursements and advances incurred or made in connection with the organization of the Partnership, the qualification of the Partnership and the General Partner to do business, and any subsequent offerings of securities by the Partnership.

     (c) Except as provided below, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for all direct expenses it incurs or makes on behalf of the Partnership (including amounts paid to any Person to perform services to the Partnership) and for that portion of the General Partner's and its Affiliates' in-house legal and accounting costs and expenses, telephone, secretarial, aircraft, travel and entertainment expenses, office rent and other office expenses, salaries, fees and other compensation expenses of employees, officers and directors, other administrative expenses and other expenses necessary or appropriate to the conduct of the Partnership's business and allocable to the Partnership. The General Partner shall determine the expenses which are allocable to the Partnership in any reasonable manner. Such reimbursements shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 6.8. No such reimbursement shall be made for expenses incurred prior to the last day of the thirty-sixty full calendar month after the Commencement Date. Rather, the General Partner shall receive a fee described in the Red Lion Partnership Agreement for performing such services during such period. After such period, and notwithstanding the foregoing, if the General Partner is not then an Affiliate of Red Lion, the expense reimbursement described above shall be limited to an amount which, when added to any similar expense reimbursement made to the Red Lion Partnership Agreement, equals 3/8 percent of the Partnership's gross revenues.

     (d) The General Partner in its sole discretion and without the approval of the Limited Partner may propose and adopt fringe benefit plans, including plans involving the issuance of Units for the benefit of employees of the General Partner, the Partnership or any Affiliate in respect of services performed, directly or indirectly, for the benefit of the Partnership.

     6.5. Outside Activities.

     (a) The General Partner shall be entitled to and may have interests and engage in activities without having or incurring any obligation to offer any interest in such properties or activities to the Partnership or any partner, and no other provisions of this Agreement shall be deemed to prohibit any such Person from conducting such other businesses and other activities. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of the General Partner.

     (b) Any Affiliate of the General Partner and any director, officer, partner or employee of the General Partner or any Affiliate of the General Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership and may engage in any other business and activities,
                                       D-8
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including business interests and activities in direct competition with the
Partnership and the Limited Partner for their own account and for the account of others, and may own interests in the same properties as those in which the Partnership or the Limited Partner owns an interest, without having or incurring any obligation to offer any interest in such properties, businesses or activities to the Partnership or any Partner, and no other provision of this Agreement shall be deemed to prohibit any such Person from conducting such other businesses and other activities. Neither the Partnership nor any of the Partners shall have any rights by virtue of this Agreement or the partnership relationship created hereby in any business ventures of any Affiliates of the General Partner or any director, officer, partner of employee of the General Partner or an Affiliate of the General Partner. The General Partner and any other Persons affiliated with the General Partner may acquire Units, in addition to those acquired by any of such Persons on the Commencement Date, and shall be entitled to exercise all rights of a limited partner of the Limited Partner, as applicable, relating to such Units.

     6.6. Partnership Funds. The funds of the Partnership shall be deposited in such account or accounts as are designated by the General Partner, provided that the funds of the Partnership will not be commingled with fund of any other Person. The General Partner may use the funds of the Partnership as compensating balances for its benefit, provided that such funds do not directly or indirectly secure, and are not otherwise at risk on account of, any indebtedness or other obligation of the General Partner or any director, officer, partner, employee or Affiliates thereof. Nothing in this Section 6.6 shall be deemed to prohibit or limit in any manner the right of the Partnership to lend funds to the General Partner or any Affiliate thereof pursuant to Section 6.7(b). All withdrawals from or charges against such accounts shall be made by the General Partner or by its officers or agents. Funds of the Partnership may be invested as determined by the General Partner, except in connection with acts otherwise prohibited by this Agreement.

     6.7. Loans to or from the General Partner; Contracts with Affiliates.

     (a) The General Partner or any Affiliate thereof may lend to the Partnership funds needed by the Partnership for such periods of time as the General Partner may determine; provided, however, that the General Partner or such Affiliate may not charge the Partnership interest at a rate greater than the rate (including points or other financing charges or fees) that would be charged the Partnership (without reference to the General Partner's financial abilities or guarantees) by unrelated lenders on comparable loans. The Partnership shall reimburse the General Partner or any Affiliate, as the case may be, for any costs incurred by it in connection with the borrowing of funds obtained by the General Partner or such Affiliate and loaned to the Partnership.

     (b) The Partnership may lend or contribute funds to the Limited Partner on terms and conditions established in the sole discretion of the General Partner. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of the Limited Partner or any other Person. The Partnership may also lend funds to the General Partner or any Affiliate thereof; provided, however, that the Partnership may not charge interest at a rate less than the rate (including points or other financing charges or fees) that would be charged the General Partner or such Affiliate (without reference to third parties' financial abilities or guaranties) by unrelated lenders on comparable loans.

     (c) The General Partner may itself, or may enter into an agreement with an Affiliate to, render services for the Partnership. Any service rendered to the Partnership by the General Partner or any such Affiliate shall be on terms that are fair and reasonable to the Partnership and are, in the aggregate, no less favorable than those which could be obtained from unaffiliated third parties for comparable quality; provided that the provisions of this Section 6.7(c) shall be deemed to be satisfied with respect to the fees payable pursuant to the Management Agreement. The provisions of Section 6.4 shall apply to the rendering of services described in this Section 6.7(d).

     (d) The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with applicable law as the General Partner deems appropriate.

     (e) Neither the General Partner nor any Affiliate thereof shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership and are, in the aggregate, no less favorable than those which could be obtained from unaffiliated third parties for comparable quality; provided that the conditions of this Section 6.7(f) expressly shall be deemed to be satisfied as to the transactions effected pursuant to the Management Agreement and the Purchase and Sale Agreement or effected pursuant to Sections 4.1 and 4.2 of this Agreement.

     (f) Any Sale of a Hotel to the General Partner or an Affiliate of the General Partner (including Sales made pursuant to a right of first refusal or similar arrangement) shall be subject to the prior approval of a majority of the outside directors of the General Partner and, notwithstanding anything to the contrary in Section 6.10, shall be subject to the General Partner's determination that such a Sale is in the best interest of the Partnership.

     6.8. Indemnification of the General Partner.

     (a) To the fullest extent permitted by law, the General Partner, its Affiliates and their respective directors, officers, partners, employees and agents (individually, an "Indemnitee") shall each be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint and several, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of its status as
(x) the General Partner or an Affiliate thereof or (y) a director, officer, partner, employee or agent of the General Partner or an Affiliate or (z) a Person serving at a request of the Partnership in another entity in a similar capacity, which relate to or arise out of the Partnership, its property, business or affairs, including, without limitation, the Initial Offering, regardless of whether the Indemnitee continues to be the General Partner or an Affiliate or a director, officer, partner, employee or agent of the General Partner or an Affiliate thereof at the time any such liability or expense is paid or incurred, if (i) the Indemnitee acted in good faith and in a manner it in good faith believed to be in, or not opposed to, the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful, and (ii) the Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre, or its equivalent, shall not, of itself, create a presumption that the Indemnitee acted in a manner contrary to that specified in
(i) or (ii) above. Any indemnification pursuant to this Section 6.8 shall be made only out of the assets of the Partnership.

     (b) To the fullest extent permitted by law, expenses (including legal fees) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.8.

     (c) The indemnification provided by this Section 6.8 shall be in addition to any rights to which an Indemnitee may be entitled under any agreement, vote of the Partners, as a matter of law or otherwise, both as to action in the Indemnitee's capacity as the General Partner or an Affiliate or as a director, officer, partner, agent or employee of the General Partner or an Affiliate and to action in any other capacity (including, without limitation, any capacity under the Underwriting Agreement and the Conveyance Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

     (d) The Partnership may purchase and maintain insurance on behalf of the General Partner and such other Persons as the General Partner shall determine against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnity such Person against such liability under the provisions of this Agreement.

     (e) For purposes of this Section 6.8, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it or its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines" within the meaning of Section 6.8(a) and action taken or omitted by it with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

     (f) In no event may an Indemnitee subject the Limited Partner to personal liability by reason of these indemnification provisions.

     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.8 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

     (h) The provisions of this Section 6.8 are for the benefit of the Indemnitees and shall not be deemed to create any rights for the benefit of any other Persons.

     6.9. Liability of the General Partner.

     (a) Neither the General Partner nor the partners or shareholders, directors, officers, employees or agents of the General Partner shall be liable to the Partnership, the Limited Partner or to any Persons who have acquired interests in the Units, whether as limited partners in the Limited Partner or otherwise, for errors in judgment or for any acts or omissions taken in good faith.

     (b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon its hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

     6.10. Resolution of Conflicts of Interest.

     (a) Unless otherwise expressly provided in this Agreement or the Red Lion Partnership Agreement, (i) whenever a conflict of interest exists or arises between the General partner or any of its Affiliates, on the one hand, and the Partnership or the Limited Partner, on the other hand, or (ii) whenever this Agreement, the Red Lion Partnership Agreement or any other agreement contemplated herein or therein provides that the General Partner shall act in a manner which is, or provide terms which are, fair and/or reasonable to the Partnership or the Limited Partner, the General Partner shall resolve such conflict of interest, take such action or provide such terms considering, in each case, the relative interests of each party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles, and in the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement, the Red Lion Partnership Agreement or any other agreement contemplated herein or therein.

     (b) Whenever in this Agreement or the Red Lion Partnership Agreement the General Partner is permitted or required to make a decision (i) in its "sole discretion" or "direction", with "complete discretion" or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partner, or (ii) in its "good faith" or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Red Lion Partnership Agreement or any other agreement contemplated herein or therein.

     6.11. Other Matters Concerning the General Partner.

     (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

     (b) The General Partner may consult with legal counsel, accounts, appraiser, management consultants, investment bankers, and other consultants and advisers selected by it, and any opinion of such Persons as to matters which the General Partner believes to be within such Persons' professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by the General Partner hereunder in good faith and in accordance with such opinion.

     6.12. Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner shall be held in trust by the General Partner for the use and benefit of the Partnership in accordance with the terms or provisions of this Agreement. All Partnership assets shall be recorded as a property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held.

     6.13. Assets of General Partner. The General Partner covenants and agrees that so long as it is the general partner of the Partnership, it will use all reasonable efforts to maintain net assets (exclusive of its interest in, and receivables from, the Partnership) in an amount equal to 10% of the Limited Partner's Capital Contributions.

                                  ARTICLE VII.

                   RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

     7.1. Limitation of Liability. The Limited Partner shall have no liability under this Agreement except as provided in this Agreement or in the Delaware Act.

     7.2. Management of Business. The Limited Partner (other than the General Partner, an Affiliate or their directors, officers, general partners, employees or agents in their capacity as such) shall not take part in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by a director, officer, general partner, employee or agent of the General Partner or Affiliate in its capacity as such shall not affect, impair or eliminate the limitations on the liability of any Limited Partner under this Agreement.

     7.3. Return of Capital. The Limited Partner shall not be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.

     7.4. Rights of Limited Partner Relating to the Partnership. In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 7.4(b), the Limited Partner shall have the following rights relating to the Partnership:

          (a) The Limited Partner shall have the right for a proper purpose reasonable related to its interest as a limited partner in the Partnership, upon reasonable demand and at its own expense:

             (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

             (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local income tax returns for each year;

             (iii) to have furnished to him, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

             (iv) to obtain true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or other consideration contributed by each Partner and which each Partner has agreed to contribute in the future, and the date upon which each Partner became a Partner;

             (v) to have furnished to him, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed; and

             (vi) to inspect and copy any of the Partnership's books and records and obtains such other information regarding the affairs of the Partnership as is just and reasonable.

          (b) Notwithstanding the other provisions hereof, the General Partner may keep confidential from the Limited Partner for such period of time as the General Partner deems reasonable, any information which the General Partner reasonably believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business or which the Partnership is required by law or by agreements with third parties to keep confidential.

                                 ARTICLE VIII.

                     BOOKS, RECORDS, ACCOUNTING AND REPORTS

     8.1. Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business including, without limitation, all books and records necessary to provide to the Limited Partner any information, lists and copies of documents required to be provided pursuant to Section 7.4(a). Any records maintained by the Partnership in the regular course of its business including the record of the holders of Partnership Interests, books of account and records of Partnership proceedings, may be kept on or be in the form of punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles. All decisions as to accounting matters, except as specifically provided to the contrary herein, shall be made by the General Partner.

     8.2. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

     8.3. Reports.

     (a) As soon as practicable, but in no event later than 90 days after the close of each fiscal year, the General Partner shall cause to be delivered to the Limited Partner as of the last day of that fiscal year reports containing financial statements of the Partnership for its fiscal year, presented in accordance with generally accepted accounting principles, including a balance sheet, a statement of income, a statement of Partners' equity and a statement of changes in financial position, such statements to be audited by a firm of independent public accountants selected by the General Partner.

     (b) As soon as practicable, but in no event later than 45 days after the close of each calendar quarter, except the last calendar quarter of each fiscal year, the General Partner shall cause to be delivered to the Limited partner as of the last day of that calendar quarter a report containing such financial information for that calendar quarter as the General Partner deems appropriate.

     8.4. Other Information. The General Partner may release such information concerning the operations of the Partnership to such sources as is customary in the industry or required by law or regulation of any regulatory body.

                                  ARTICLE IX.

                                  TAX MATTERS

     9.1. Preparation of Tax Returns. The Managing General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items necessary for federal and state income tax purposes and shall use all reasonable efforts to furnish to Partners within 75 days of the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the cash or accrual method of accounting for federal income tax purposes, as the General Partner shall determine in its sole discretion. The taxable year of the Partnership shall be the calendar year, unless the General Partner shall determine otherwise in its sole discretion.

     9.2. Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole discretion, determine whether to make any available election pursuant to the Code. The General Partner may, in its sole discretion, make the election under Section 754 of the Code in accordance with applicable regulations thereunder and shall make such election, if any, concurrently with the making of such an election by the Limited Partner. Any such election shall be subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partner.

     9.3. Tax Controversies. Subject to the provisions hereof, the General Partner is designated the Tax Matters Partner (as defined in Section 6231 of the Code), and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

     9.4. Organizational Expenses. The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a 60-month period as provided in Section 709 of the Code.

     9.5. Taxation as a Partnership. No election shall be made by the Partnership or any Partner for the Partnership to be excluded from the application of any of the provisions of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

     9.6. Opinions Regarding Taxation as a Partnership. Notwithstanding any other provision of this Agreement, the requirement, as a condition to any action proposed to be taken under this Agreement, that the Partnership be furnished an Opinion of Counsel to the effect that the proposed transaction would not result in the Partnership ceasing to be treated as a partnership for federal income tax purposes shall not be applicable if the Partnership is at such time treated in all material respects as an association taxable as a corporation for federal income tax purposes.

                                   ARTICLE X.

                             TRANSFER OF INTERESTS

     10.1. Transfer.

     (a) The term "transfer", when used in this Article X with respect to a Partnership Interest, includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition.

     (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article X. Any transfer or purported transfer of any Partnership Interest not made in accordance with this Article X shall be null and void.

     10.2. Transfer of Interest of General Partner. The General Partner may not transfer all or any part of its Partnership Interests as the General Partner except that if the General Partner transfers to any Person its partnership interest as general partner of the Limited Partner, such General Partner shall transfer its Partnership Interest as the general partner of the Partnership to such Person. The Limited Partner hereby consents to any such transfer. The transferee of all of the Partnership Interest of the General Partner pursuant to this Section 10.2 shall be admitted to the Partnership as the General Partner immediately prior to the effective date of transfer of the General Partner's Partnership Interest, and such transferee shall continue the business and operations of the Partnership without dissolution. In addition to the foregoing, the General Partner agrees that, so long as Red Lion is the manager pursuant to the Management Agreement, the General Partner will be an Affiliate of Red Lion.

     10.3. Transfer of Interests of Limited Partner. The Limited Partner may not transfer all or any part of its Partnership Interest as the Limited Partner except that a successor of the Limited Partner may succeed to its Partnership Interest as the Limited Partner in the Partnership.

                                  ARTICLE XI.

                       ADMISSION OF SUBSTITUTED PARTNERS

     11.1. Admission of Successor Limited Partner. The successor to the Partnership Interest of the Limited Partner shall be admitted to the Partnership as a Limited Partner upon furnishing to the General Partner (a) acceptance in form satisfactory to the General Partner of all the terms and conditions of this Agreement and (b) such other documents or instruments as may be required in order to effect its admission as a Limited Partner.

     11.2. Admission of Successor General Partner. A successor General Partner selected pursuant to Section 12.1 or the transferee of or successor to the entire Partnership Interest of the General Partner pursuant to Section 10.2 shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 12.1.

     11.3. Amendment of Agreement and of Certificate of Limited
Partnership. For the admission to the Partnership of any successor Partner, the General Partner shall take all steps necessary and appropriate to prepare and file as soon as practical an amendment of this Agreement and, if required by law, the Certificate of Limited Partnership and may for this purpose exercise the power of attorney granted pursuant to Section 1.4.

                                  ARTICLE XII.

             WITHDRAWAL OR REMOVAL OF THE MANAGING GENERAL PARTNER

     12.1. Withdrawal or Removal of General Partner. The General Partner shall automatically withdraw from the Partnership or be removed as General Partner if; and only if, it withdraws from, or is removed as the general partner of, the Limited Partner. Such withdrawal or removal shall be effective at the same time as is its withdrawal or removal as general partner of the Limited Partner. The Partners agree that the approval of a successor managing general partner of the Limited Partner shall constitute approval by each Partner of such successor as the successor General Partner of the Partnership. If no successor General Partner is selected, the Partnership shall be dissolved pursuant to Section
13.1. If a successor General Partner is approved, it shall be admitted immediately prior to the withdrawal of the General Partner and shall continue the business and operations of the Partnership without dissolution.

     12.2. Interest of Departing Partner and Successor.

     (a) A Departing Partner departing as a result of withdrawal or removal pursuant to Section 13.1 of the Red Lion Partnership Agreement may, at either its option or that of its successor, depending upon whether a removal is for cause (as defined in the Red Lion Partnership Agreement), receive from its successor in exchange for its Partnership Interest as General Partner an amount in cash equal to the fair market value of the Departing Partner's Partnership Interest as General Partner herein, determined as of the effective date of its departure in the manner specified in the Red Lion Partnership Agreement. If the opinion is exercised by the party entitled to do so, the Departing Partner shall, as of the effective date of its departure, cease to share in any allocations or distributions with respect to its Partnership Interest as General Partner.

     (b) If the option described in subsection (a) is not exercised by the party entitled to do so, the Departing Partner shall become a limited partner with respect to its Partnership Interest as the General Partner hereunder and shall be entitled to such allocations and distributions (including liquidating distributions) as are herein provided with respect to its Partnership Interest as the General Partner (subject to proportionate dilution by reason of the admission of its successor), but otherwise shall be entitled to such rights and subject to such obligations as is a limited partner hereunder. The Departing Partner's interest in the Partnership shall be transferred to the Limited Partner in exchange for interests in the Limited Partner pursuant to Section 13.2(b) of the Red Lion Partnership Agreement. This Agreement will be amended to reflect such change.

     (c) If the option described in Section 12.2(a) is not exercised, the successor shall at the effective date of its admission to the Partnership contribute to the capital of the Partnership cash and property having a Net Agreed Value such that its Capital Account, after giving effect to such contribution, shall be equal to that percentage of the Capital Accounts of all Partners that is equal to its Percentage Interest as General Partner. In such event, such successor shall be entitled to such Percentage Interest of all Partnership allocations and distributions.

                                 ARTICLE XIII.

                          DISSOLUTION AND LIQUIDATION

     13.1. Dissolution. The Partnership shall not be dissolved by the admission of additional or substituted partners in accordance with the terms of this Agreement. The Partnership shall dissolve, and its affairs shall be wound up, upon:

          (a) the expiration of its term as provided in Section 1.5;

          (b) the withdrawal or removal of the General Partner, or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer pursuant to Section 10.2 or withdrawal or removal following selection of a successor pursuant to Section 12.1);

          (c) an election to dissolve the Partnership given to the General Partner by the Limited Partner;

          (d) the bankruptcy or the dissolution of the General Partner; or

          (e) dissolution of the Limited Partner, unless the Limited Partner is reconstituted thereafter in accordance with the Red Lion Partnership Agreement;

provided, however, that the Partnership shall not be dissolved upon an event described in Section 13.1(b) or (d) if within 90 days after such event, all Partners agree in writing to continue the business of the Partnership and to the appointment of a successor General Partner.

For purposes of this Section 13.1, bankruptcy of the General Partner shall be deemed to have occurred when (u) it commences a voluntary proceeding, or files an answer in any involuntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (v) it is adjudged a bankrupt or insolvent, or has entered against it a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect, (w) it executes an delivers a general assignment for the benefit of its creditors, (x) it files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the nature described in clause (u) above, (y) it seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for it or for all or any substantial part of its properties, or (z)(1) any proceeding of the nature described in clause (u) above has not been dismissed 120 days after the commencement thereof, (2) the appointment without its consent or acquiescence of a trustee, receiver or liquidator appointed pursuant to clause (y) above has not been vacated or stayed within 90 days of such appointment, or (3) such appointment is not vacated within 90 days after the expiration of any such stay.

     13.2. Continuation of the Business of the Partnership after Dissolution. Upon dissolution of the Partnership in accordance with Section 13.1(b) or (d), and a failure of all Partners to agree to continue the business of the Partnership and appoint a successor General Partner as provided in
Section 13.1, then within an additional 90 days, the remaining Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new partnership on terms identical to those set forth in this Agreement and having as a managing general partner a Person elected by the remaining Partners. Upon any such election, all Partners shall be bound thereby and shall be deemed to have consented thereto. Unless such an election is made within 180 days after dissolution, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is made within 180 days after dissolution, then:

          (a) the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIII;

          (b) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated thenceforth as the interest of a limited partner in the Limited Partner and converted into Units in the manner provided in Section 13.3(b)(i) of the Red Lion Partnership Agreement; and

          (c) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4

     13.3. Liquidation. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 13.2, the General Partner, or, in the event the General Partner has been dissolved or removed, become bankrupt as defined in
Section 13.1 or withdrawn form the Partnership, a liquidator or liquidating committee approved by the Limited Partner, shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by a Majority Interest. The Liquidator shall agree not to resign at any time without 15 days' prior written notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by the Limited Partner. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the Limited Partner. The right to appoint a successor or substitute Liquidator in the manner provided herein shall be recurring and continuing for so long as the functions and services of the Liquidator are authorized to continue under the provisions hereof, and every reference herein to the Liquidator will be deemed to refer also to any such successor or substitute Liquidator appointed in the manner herein provided. Except as expressly provided in this Article XIII, the Liquidator appointed in the manner provided shall have and may exercise, without further authorization or approval of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 16.1(a)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for an during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein. The Liquidator shall liquidate the assets of the Partnership, and apply and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of applicable law:

          (a) the payment to creditors of the Partnership, including Partners, in order of priority provided by law; and the creation of a reserve of cash or other assets of the Partnership for contingent liabilities in an amount, if any, determined by the Liquidator to be appropriate for such purposes; and

          (b) to the Partners in accordance with the positive balances in their respective Capital Accounts; provided, that the General Partner shall contribute to the Partnership cash in an amount sufficient to restore to zero any negative balance in its Capital account by the end of the taxable year of Liquidation or 90 days after the date of Liquidation, whichever is later.

     13.4. Distribution in Kind. Notwithstanding the provisions of Section 13.3 which require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership's assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (other than those to Partners) and/or may, in its absolute discretion, distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.3(b), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

     13.5. Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership property as provided in Section
13.3 and 13.4, the Partnership shall be terminated, and the Liquidator (or the General Partner and Limited Partner if necessary) shall cause the cancellation of the Certificate of Limited Partnership and all qualifications of the Partnership as foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

     13.6. Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.3 in order to minimize any losses otherwise attendant upon such winding up.

     13.7. Return of Capital. No General Partner shall be personally liable for the return of the Capital Contributions of the Limited Partner, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

     13.8. Waiver of Partition. Each Partner hereby waives any right to partition of the Partnership property.

                                  ARTICLE XIV.

                       AMENDMENT OF PARTNERSHIP AGREEMENT

     14.1. Amendment to be Adopted Solely by General Partner. The General Partner (pursuant to its powers of attorney from the Limited Partner), without the consent of the Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

          (a) a change in the name of the Partnership or the location of the principal place of business of the Partnership;

          (b) a change that the General Partner in its sole discretion has determined to be reasonable and necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partner has limited liability under the laws of any state or that is necessary or advisable in the opinion of the General Partner to ensure that the Partnership will not be treated as an association taxable as a corporation for federal income tax purposes, including, without limitation, conversion of the Partnership into a real estate investment trust;

          (c) a change (i) that in the sole discretion of the General Partner does not adversely affect the Limited Partner in any material respect, (ii) that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or that is necessary or desirable to facilitate the trading of the Units (including, without limitation, the division of outstanding Units into different classes in order to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any securities exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the Limited Partner, or (iii) that is required or contemplated by this Agreement;

          (d) an amendment that is necessary, in the opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

          (e) an amendment to this Agreement that is necessary to conform this Agreement to any amendments made in the Red Lion Partnership Agreement; or

          (f) any other amendments similar to the foregoing.

     14.2. Amendment Procedures. Except as provided in Section 14.1, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments of this Agreement may be proposed by the General Partner or by the Limited Partner. Subject to Section 14.1, any proposed amendment shall be effective only upon the approval of the Limited Partner. In addition, no amendment that would increase the duties or liabilities of the General Partner or change the General Partner's Percentage Interest may be made without its consent, and no amendment that would increase the duties or liabilities, decrease the rights, of the General Partner, in its separate capacity, may be made without the consent of the General Partner.

                                  ARTICLE XV.

                          PROHIBITIONS AND LIMITATIONS

     15.1. General Prohibitions. Without the prior approval of the Limited Partner, the General Partner shall not sell or exchange all or substantially all of the assets of the Partnership in a single transaction or a series of related transactions or cause the Partnership to merge with or into any entity other than the Limited Partner.

                                  ARTICLE XVI.

                               GENERAL PROVISIONS

     16.1. Addresses and Notices. The address of each partner for all purposes shall be the address set forth on the signature page of this Agreement or such other address of which each other Partner has received written notice. Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent to the Partner at such address by first class mail or by other means of written communication.

     16.2. Titles and Captions. All article or section titles or caption in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

     16.3. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

     16.4. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

     16.5. Binding Effect. This agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

     16.6. Integration. This agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

     16.7. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

     16.8. Waiver. No failure by any party to insist upon strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

     16.9. Counterparts. This Agreement be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto independently of the signature of any other party.

     16.10. Applicable Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

     16.11. Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Date: April 7, 1987

                                          GENERAL PARTNER:

                                          Red Lion Properties, Inc.
                                          4001 Main Street
                                          Vancouver, Washington 98663

                                          By: /s/ H. RAYMOND BINGHAM
                                            ------------------------------------

                                          LIMITED PARTNER:

                                          Red Lion Inns Limited Partnership
                                          4001 Main Street
                                          Vancouver, Washington 98663

                                          By: Red Lion Properties, Inc.
                                            general partner

                                          By: /s/ H. RAYMOND BINGHAM
                                            ------------------------------------

                                                                         ANNEX E

                                FIRST AMENDMENT
                          TO THE AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                       RED LION INNS LIMITED PARTNERSHIP

     This First Amendment ("First Amendment") to the Amended and Restated Agreement of Limited Partnership of Red Lion Inns Limited Partnership, a Delaware limited partnership (the "Partnership"), is dated as of
               , 1998. All terms used herein unless otherwise defined shall have the meanings set forth in that certain Amended and Restated Agreement of Limited Partnership of Red Lion Inns Limited Partnership dated as of April 7, 1987 (the "Partnership Agreement").

                               R E C I T A L S :

     A. Reference is made to an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 30, 1997 by and among the Partnership, Red Lion Inns Operating L.P., a Delaware limited partnership (the "Subsidiary Partnership"), Red Lion Properties, Inc., a Delaware corporation (the "General Partner"), Boykin Hotel Properties, L.P., an Ohio limited partnership ("Boykin LP"), Boykin Lodging Company, an Ohio corporation and the general partner of Boykin LP ("Parent"), Boykin Acquisition Corporation I, Inc., an Ohio corporation and a wholly owned subsidiary of Parent, Boykin Acquisition Corporation II, Inc., an Ohio corporation and a wholly owned subsidiary of Parent, and Boykin Acquisition Partnership, L.P., a Delaware limited partnership ("Merger Sub"), Merger Sub will be merged with and into the Partnership (the "Merger") on the terms and conditions contained in the Merger Agreement and in accordance with Delaware Revised Uniform Limited Partnership Act.

     B. Reference is made to a Partnership Interest Assignment Agreement (the "Assignment Agreement") among the General Partner, Boykin LP, the Parent and West Doughboy LLC, an Ohio limited liability company and a wholly owned subsidiary of Boykin LP ("Doughboy"), pursuant to which the General Partner will sell and assign, and Doughboy will purchase and assume, the General Partner's general partnership interest in the Subsidiary Partnership.

     C. The unitholders of the Partnership have approved the Merger Agreement and the Assignment Agreement and the other Transaction Documents (as defined in the Merger Agreement) and the transactions contemplated thereby.

     D. Section 12.4 of the Partnership Agreement authorizes the General Partner to take all necessary action to effect the admission of a successor general partner of the Partnership.

     NOW, THEREFORE, BE IT RESOLVED, that:

     A. Section 11.2(c) of the Partnership Agreement shall be deleted in its entirety and shall be of no force and effect.

     B. The third sentence of Section 13.2(a) of the Partnership Agreement shall be amended and restated in its entirety as follows:

     "If the successor acquires its Partnership Interest as General Partner, such successor or its Affiliates must also acquire at such time the partnership interest of the Departing Partner as the general partner in the Operating Partnership (together with the Departing Partner's Partnership Interest as the General Partner, the "Combined Interest"), for an amount in cash equal to the fair market value (less any amount of such cash reallocated to the Limited Partners in accordance with the Partnership Agreement) of such Combined Interest, determined as of the effective date of its departure."

                                            RED LION PROPERTIES, INC.
                                            as the sole general partner of
                                            Red Lion Inns Limited Partnership

                                            By: -----------------------------

                                                Name: -----------------------

                                                Title: ----------------------

                                FIRST AMENDMENT
                          TO THE AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                          RED LION INNS OPERATING L.P.

     This First Amendment ("First Amendment") to the Amended and Restated Agreement of Limited Partnership of Red Lion Inns Operating L.P., a Delaware
limited partnership (the "Partnership"), is dated as of             , 1998 and
is entered into by and between Red Lion Properties, Inc., a Delaware corporation, in its capacity as the sole general partner of the Partnership (the "General Partner") and Red Lion Inns Limited Partnership, a Delaware limited partnership, in its capacity as the sole limited partner of the Partnership (the "Limited Partner"). All terms used herein unless otherwise defined shall have the meanings set forth in that certain Amended and Restated Agreement of Limited Partnership of Red Lion Inns Operating L.P. dated as of April 7, 1987 (the "Partnership Agreement").

                               R E C I T A L S :

     A. Reference is made to an Agreement and Plan of Merger (the "Merger Agreement") dated as of December 30, 1997 by and among the Partnership, the Limited Partner, the General Partner, Boykin Hotel Properties, L.P., an Ohio limited partnership ("Boykin LP"), Boykin Lodging Company, an Ohio corporation and the general partner of Boykin LP ("Parent"), Boykin Acquisition Corporation I, Inc., an Ohio corporation and a wholly owned subsidiary of Parent, Boykin Acquisition Corporation II, Inc., an Ohio corporation and a wholly owned subsidiary of Parent, and Boykin Acquisition Partnership, L.P., a Delaware limited partnership ("Merger Sub"), Merger Sub will be merged with and into the Limited Partner (the "Merger") on the terms and conditions contained in the Merger Agreement and in accordance with Delaware Revised Uniform Limited Partnership Act.

     B. Reference is made to a Partnership Interest Assignment Agreement (the "Assignment Agreement") among the General Partner, Boykin LP, the Parent and West Doughboy LLC, an Ohio limited liability company and a wholly owned subsidiary of Boykin LP ("Doughboy"), pursuant to which the General Partner will sell and assign, and Doughboy will purchase and assume, the General Partner's general partnership interest in the Partnership.

     C. The unitholders of the Limited Partner have approved the Merger Agreement and the Assignment Agreement and the other Transaction Documents (as defined in the Merger Agreement) and the transactions contemplated thereby.

     D. Section 11.3 of the Partnership Agreement authorizes the General Partner to take all necessary action to effect the admission of a successor general partner of the Partnership.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners hereby amend the Partnership Agreement as set forth below.

                                   AGREEMENT

     I. The following definitions contained in Article II of the Partnership are hereby amended and restated in its entirety as follows:

     "General Partner" means West Doughboy LLC, an Ohio limited liability company, in its capacity as general partner of the Partnership, or its successor, who shall be for all purposes be the general partner of the Partnership."

     "Management Agreement" means the management agreement between the Partnership or a lessee of the Partnership and Red Lion, providing for the management of the Hotels.

     "Red Lion" means Red Lion Hotels, Inc., a Delaware corporation.

     II. Section 10.2 of the Partnership Agreement is hereby amended and restated in its entirety to read as follows:

     "The General Partner may not transfer all or any part of its Partnership Interest as the General Partner except that if the General Partner transfers, including by merger or otherwise, to any Person its partnership interest as general partner of the Limited Partner, such General Partner shall transfer its Partnership Interest to such Person or any Affiliates of such Person. The Limited Partner hereby consents to any such transfer. The transferee of all of the Partnership Interest of the General Partner pursuant to this Section 10.2 shall be admitted to the Partnership as the General Partner immediately prior to the effective date of transfer of the General Partner's Partnership Interest, and such transferee shall continue the business and operations of the Partnership without dissolution."

     III. Section 12.1 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

     "The General Partner may withdraw from the Partnership or may be removed as General Partner if, it withdraws from, or is removed as the general partner of, the Limited Partner. Such withdrawal or removal shall be effective at the same time as is its withdrawal or removal as general partner of the Limited Partner. The Partners agree that the approval of a successor managing general partner of the Limited Partner shall constitute approval by each Partner of such successor or its Affiliates as the successor General Partner of the Partnership. If no successor General Partner is selected, the Partnership shall be dissolved pursuant to Section 13.1. If a successor General Partner is approved, it shall be admitted immediately prior to the withdrawal of the General Partner and shall continue the business and operations of the Partnership without dissolution."

     IN WITNESS WHEREOF, the Partners have caused this First Amendment to be duly executed by their respective and duly authorized representatives as of the date first written above.

                                            RED LION PROPERTIES, INC.
                                            as the sole general partner of
                                            Red Lion Inns Operating L.P.

                                            By: -----------------------------

                                                Name: -----------------------

                                                Title: ----------------------

                                            RED LION INNS LIMITED PARTNERSHIP
                                            as the sole limited partner of
                                            Red Lion Inns Operating L.P.

                                               By: RED LION PROPERTIES, INC.,
                                                its general partner


                                            By: -----------------------------

                                                Name: -----------------------

                                                Title: ----------------------

                                                                         ANNEX F

MORGAN STANLEY

                                                        MORGAN STANLEY REALTY
                                                        INCORPORATED
                                                        1585 BROADWAY
                                                        NEW YORK, NEW YORK 10036
                                                        (212) 761-4700

                                                        December 30, 1997

Special Committee
of the Board of Directors
of Red Lion Properties, Inc.
as General Partner of
Red Lion Inns Limited Partnership

Board of Directors
of Red Lion Properties, Inc.
as General Partner of
Red Lion Inns Limited Partnership

     Re:  RED LION INNS LIMITED PARTNERSHIP

Gentlemen:

We understand that Red Lion Inns Limited Partnership (the "Company") and certain of its affiliates and Boykin Lodging Company (the "Purchaser") and certain of its affiliates have entered into an Agreement and Plan of Merger dated as of December 30, 1997 (the "Merger Agreement") which provides, among other things, for the merger (the "Merger") of a subsidiary of the Purchaser with and into the Company. We further understand based on financial information and calculations from Red Lion Properties, Inc., the general partner of the Company, (1) that pursuant to the Merger, the holders of partnership units ("Unitholders") representing limited partnership interests in the Company ("Company Units") will receive, in the aggregate, merger consideration consisting of a combination of cash and common shares of the Purchaser (the "Merger Consideration") and (2) that, assuming a $25.50 per share price of the Purchaser's common shares at the time of the closing of the Merger and closing of the Merger as of March 31, 1998, the Merger Consideration will have an aggregate value of approximately $26.23 per Company Unit as determined pursuant to the Merger Agreement and the other agreements and schedules referred to therein, including the Allocation Schedule and the Assignment Agreement (as such terms are defined in the Merger Agreement). Finally, we understand that the Merger Agreement also contemplates certain other transactions, including without limitation, the lease of certain real properties and assets owned by Red Lion Inns Operating L.P. (in which the Company owns a 99% limited partnership interest) to an affiliate of the Purchaser on the terms and conditions set forth in the percentage lease to be entered into as of January 1, 1998 (the "Lease"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the consideration to be received by the Unitholders pursuant to the Merger Agreement as of the date hereof is fair from a financial point of view to such Unitholders.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of the Company and the Purchaser;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and the Purchaser prepared by the respective managements of the Company and the Purchaser;

Special Committee and the Board of Directors
December 30, 1997                                                 MORGAN STANLEY
Page 2

          (iii) analyzed certain financial projections prepared by the respective managements of the Company and the Purchaser;

          (iv) discussed the past and current operations and financial condition and the prospects of the Company and the Purchaser with respective managements of the Company and the Purchaser;

          (v) reviewed the reported prices and trading activity for the Company Units and the common shares of the Purchaser;

          (vi) compared the financial performance of the Company and the prices and trading activity of the Company Units with that of certain other comparable publicly-traded companies and their securities;

          (vii) compared the financial performance of the Purchaser and the prices and trading activity of the common shares of the Purchaser with that of certain other comparable publicly-traded companies and their securities;

          (viii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

          (ix) participated in discussions and negotiations among representatives of the Company, Purchaser and certain other parties and their financial and legal advisors;

          (x) reviewed execution copies of the Merger Agreement including the Allocation Schedule and certain related documents including the Lease and the Assignment Agreement; and

          (xi) performed such other analyses as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Purchaser. We have not assumed responsibility for making and have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. We have assumed with your consent that the transactions described in the Merger Agreement will be consummated on the terms set forth therein. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have acted as financial advisor to the Special Committee of the Board of Directors of Red Lion Properties, Inc. on behalf of Red Lion Properties, Inc. in its capacity as the general partner of the Company in connection with this transaction and will receive a fee for our services. In addition, Morgan Stanley Realty Incorporated and its affiliates have provided certain financial advisory and financing services for the Company, the Purchaser and their respective affiliates (including Doubletree Hotels Corporation) and have received fees in connection therewith.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of Red Lion Properties, Inc. and the Board of Directors of Red Lion Properties, Inc. in its capacity as the general partner of the Company and, except for inclusion of this letter in its entirety in a joint proxy statement/prospectus of the Purchaser and the Company relating to the Merger, the Merger Agreement and the issuance of common shares of the Purchaser in the Merger, may not be used for any other purpose without our prior written consent. In addition, we express no opinion or recommendation to any Unitholder as to how such Unitholder should vote at the Unitholders' meeting to be held in connection with the Merger.

Special Committee and the Board of Directors
December 30, 1997                                                 MORGAN STANLEY
Page 3

Based on the foregoing, we are of the opinion on the date hereof that the consideration to be received by the Unitholders pursuant to the Merger Agreement is fair from a financial point of view to such Unitholders other than the Purchaser and its affiliates.

                                            Very truly yours,

                                            MORGAN STANLEY REALTY INCORPORATED

                                            By: /s/ JACKSON HSIEH

                                              ----------------------------------
                                              Jackson Hsieh
                                              Principal

                                                                         ANNEX G

LEGG MASON LOGO
              CORPORATE FINANCE

              Legg Mason Wood Walker, Incorporated
              111 South Calvert Street, P.O. Box 1476, Baltimore, MD 21203-1476 410-539-0000 Fax: 410-539-4508

              Member New York Stock Exchange, Inc./Member SIPC

                                                        December 30, 1997

Special Committee of the Board of Directors and the Board of Directors Red Lion Properties, Inc., as General Partner of
Red Lion Inns Limited Partnership
4100 North 44th Street
Suite 700
Phoenix, AZ 85008

Members of the Special Committee and the Board of Directors:

     You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the consideration (the "Limited Partner Consideration") to be paid by Boykin Lodging Company (the "Acquiror") to the limited partners (the "Limited Partners") of Red Lion Inns Limited Partnership (the "Partnership") in the Merger (as defined below). Under the terms of an agreement and plan of merger (the "Merger Agreement"), among the Partnership, Red Lion Properties, Inc. (the "General Partner"), Red Lion Inns Operating L.P., the Acquiror, Boykin Properties, L.P., and certain other affiliates of the Acquiror, a limited partnership that is a subsidiary of the Acquiror will merge with and into the Partnership and in connection therewith (i) the General Partner and the Limited Partners will receive aggregate merger consideration consisting of a number of common shares of the Acquiror and an amount of cash, both as determined pursuant to the Merger Agreement (the "Merger Consideration") and (ii) each unit representing a limited partnership interest in the Partnership will be converted into the right to receive a portion of the Merger Consideration as specified in the Merger Agreement and Schedule I thereto; such transaction is hereafter referred to as the "Merger." The Merger Agreement also contemplates certain other transactions, including, but not limited to, the lease of the hotels owned by Red Lion Inns Operating L.P. (in which the Partnership owns a 99% limited partnership interest) to an affiliate of the Acquiror on the terms and conditions set forth in a lease to be entered into as of January 1, 1998 (the "Lease").

     In connection with our opinion, we have, among other things:

          (i) reviewed and analyzed execution copies of the Merger Agreement, including Schedule I thereto, the Assignment Agreement (as defined in the Merger Agreement) and the Lease;

          (ii) reviewed and analyzed the audited financial statements and the related filings on forms 10-Q and 10-K of the Partnership for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997;

          (iii) reviewed and analyzed the audited financial statements and the related filings on forms 10-Q and 10-K of the Acquiror for the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997;

          (iv) reviewed and analyzed certain internal information concerning the business and operations of the Partnership furnished to us by management of the Partnership, including cash flow projections and operating budgets;

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Special Committee of the Board of Directors
December 30, 1997
Page 2
          (v) reviewed and analyzed certain internal information concerning the business and operations of the Acquiror furnished to us by management of the Acquiror, including cash flow projections and operating budgets;

          (vi) reviewed and analyzed certain publicly available information concerning the Partnership and the Acquiror;

          (vii) reviewed and analyzed certain publicly available financial and stock market data and operating statistics relating to the Partnership and compared them with similar information of the Acquiror and selected public companies that we deemed relevant to our inquiry;

          (viii) reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we deemed relevant to our inquiry;

          (ix) held meetings and discussions with certain directors, officers and employees of the Partnership and the Acquiror concerning the operations, financial condition and future prospects of the Partnership, the Acquiror and Boykin Properties, L.P.; and

          (x) conducted such other financial studies, analyses and investigations, including visits to certain properties owned by the Partnership and by Acquiror, and considered such other information as we deemed appropriate.

     In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by or on behalf of the General Partner, the Limited Partners, the Partnership or the Acquiror and we have further relied upon the assurances of management that they are unaware of any facts that would make the information provided to us incomplete or misleading. Legg Mason assumed that the financial forecasts (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the managements of the General Partner, the Partnership and the Acquiror as to the future performance of the Partnership and the Acquiror. Legg Mason has relied on these forecasts and does not in any respect assume any responsibility for the accuracy or completeness thereof. Legg Mason also assumed, with the consent of the General Partner, the Partnership and the Acquiror that any material liabilities (contingent or otherwise, known or unknown) of the Partnership or the Acquiror are as set forth in the respective financial statements of the Partnership and the Acquiror. Legg Mason also assumed the accuracy of the financial information provided by the General Partner which Legg Mason utilized in its calculations of allocations pursuant to Schedule I of the Merger Agreement. Legg Mason has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership or the Acquiror, nor has Legg Mason been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us on the date hereof. Furthermore, Legg Mason has expressed no opinion as to the price or trading range at which the shares of the Acquiror will trade in the future. We were not requested to, nor did we, solicit the interest of any other party in acquiring interests in the Partnership or its assets.

     We have acted as financial advisor to the Special Committee of the Board of Directors (the "Board") of the General Partner (the "Special Committee") and will receive a fee for our services. It is understood that this letter is for the information of the Special Committee and the Board in their evaluation of the Merger and our opinion does not constitute a recommendation to the General Partner or any Limited Partner as to how such partner should vote on the Merger. Additionally, our opinion does not compare the relative merits of the Merger with those of any other transaction or business strategy which were or might have been considered by the Special Committee as alternatives to the Merger. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason;

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Special Committee of the Board of Directors
December 30, 1997
Page 3
provided that this opinion may be included in its entirety in any joint proxy statement/prospectus of the Partnership and the Acquiror filed with the Securities and Exchange Commission and distributed to the Limited Partners and the shareholders of the Acquiror in connection with the transactions related thereto.

     It should be noted that in rendering this opinion with respect to the fairness to the Limited Partners of the Limited Partner Consideration to be received by them, Legg Mason has neither addressed, nor are we rendering any opinion with respect to, the fairness of any other aspect of the Merger, including any consideration to be received by the General Partner, the allocation of the Merger Consideration between the General Partner and any of the Limited Partners, the tax effect of any aspect of the Merger, or any other matters with respect to any specific individual partner or class of partners.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Limited Partner Consideration to be received by the Limited Partners in the Merger pursuant to the Merger Agreement is fair to them, from a financial point of view.

                                          Very truly yours,

                                          /s/ Legg Mason Wood Walker,
                                          Incorporated

                                          Legg Mason Wood Walker, Incorporated

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

                                                                         ANNEX H

                                LEHMAN BROTHERS

                                                               December 30, 1997

Board of Directors
Boykin Lodging Company
50 Public Square
1500 Terminal Tower
Cleveland, Ohio 44113-225

Members of the Board:

     We understand that Boykin Lodging Company (the "Company") and its affiliates (collectively, "Boykin") propose to enter into an agreement with Red Lion Inns Limited Partnership ("Red Lion") pursuant to which Boykin Acquisition Partnership, L.P., a wholly owned subsidiary of the Company will be merged with and into Red Lion, which in turn will be contributed to Boykin Hotel Properties, L.P., for consideration of $35.305 million of cash and 3,110,048 Boykin common shares (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated as of December 30, 1997 (the "Agreement") by and among Red Lion, Red Lion Properties, Inc., Red Lion Inns Operating L.P., Boykin Hotel Properties, L.P., the Company, Boykin Acquisition Partnership, L.P., Boykin Acquisition Corporation I, Inc. and Boykin Acquisition Corporation II, Inc.

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning Boykin and Red Lion that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Boykin and Red Lion furnished to us by the Company, (4) a trading history of the Company's common shares from December 30, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Red Lion with those of other companies that we deemed relevant, (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant, and (8) a limited physical inspection of certain of the properties of Red Lion. In addition, we have had discussions with the management of the Company and Red Lion concerning their respective businesses, operations, assets, properties, liabilities, financial conditions and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, Red Lion and the combined company following consummation of the Proposed Transaction (the "Combined Company"), upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company, Red Lion and the Combined Company and that the Company and Red Lion would perform, and the Combined Company will perform, substantially in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of the properties of Red Lion and have not made or obtained any evaluations or

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

appraisals of the assets or liabilities of the Company or Red Lion. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be paid by the Company in the Proposed Transaction is fair to the Company.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past (including acting as lead managing underwriter in connection with its initial public offering and acting as lead arranger of the Company's line of credit) and have received customary fees for such services. We also may be assisting the Company in arranging the financing required for the consummation of the Proposed Transaction and would be paid customary fees for such services. In the ordinary course of our business, we actively trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to how the shareholders of the Company should vote with respect to the Proposed Transaction.

                                            Very truly yours,

                                            LEHMAN BROTHERS

                                       H-2